Registration No. 333-186429
                                                   1940 Act No. 811-05903

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                   Amendment No. 2  to Form S-6

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF UNIT
      INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

A. Exact name of trust:

                             FT 4070

B. Name of depositor:

                      FIRST TRUST PORTFOLIOS L.P.

C. Complete address of depositor's principal executive offices:

120 East Liberty Drive

                     Wheaton, Illinois  60187

D. Name and complete address of agents for service:

                                       Copy to:

    JAMES A. BOWEN                     ERIC F. FESS
    c/o First Trust Portfolios L.P.    c/o Chapman and Cutler LLP
    120 East Liberty Drive             111 West Monroe Street
    Wheaton, Illinois  60187           Chicago, Illinois 60603

E.  Title of Securities Being Registered:

     An indefinite number of Units pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended


F.  Approximate date of proposed sale to public:

     As soon as practicable after the effective date of the Registration Statement.

|XX| Check box if it is proposed that this filing will become effective on March 28, 2013 at 2:00 p.m. pursuant to Rule 487.


                  Dow(R) Target 5 2Q '13 - Term 7/9/14
                Dow(R) Target Dvd. 2Q '13 - Term 7/9/14
                 Global Target 15 2Q '13 - Term 7/9/14
                Nasdaq(R) Target 15 2Q '13 - Term 7/9/14
              NYSE(R) Intl. Target 25 2Q '13 - Term 7/9/14
                   S&P Target 24 2Q '13 - Term 7/9/14
                S&P Target SMid 60 2Q '13 - Term 7/9/14
                Target Divsd. Dvd. 2Q '13 - Term 7/9/14
             Target Dvd. Multi-Strat. 2Q '13 - Term 7/9/14
                 Target Dbl. Play 2Q '13 - Term 7/9/14
                  Target Focus 4 2Q '13 - Term 7/9/14
                  Target Focus 5 2Q '13 - Term 7/9/14
            Target Global Dvd. Leaders 2Q '13 - Term 7/9/14
                   Target Growth 2Q '13 - Term 7/9/14
                   Target Triad 2Q '13 - Term 7/9/14
                    Target VIP 2Q '13 - Term 7/9/14
              Value Line(R) Target 25 2Q '13 - Term 7/9/14

                                FT 4070

FT 4070 is a series of a unit investment trust, the FT Series. FT 4070 consists of 17 separate portfolios listed above (each, a "Trust," and collectively, the "Trusts"). Each Trust invests in a portfolio of common stocks ("Securities") selected by applying a specialized strategy. Each Trust seeks above-average total return.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            FIRST TRUST(R)

                             1-800-621-1675


             The date of this prospectus is March 28, 2013

                           Table of Contents

Summary of Essential Information ...................................   3
Fee Table ..........................................................   9
Report of Independent Registered Public Accounting Firm ............  13
Statements of Net Assets ...........................................  14
Schedules of Investments ...........................................  20
The FT Series ......................................................  55
Portfolios .........................................................  56
Risk Factors .......................................................  65
Hypothetical Performance Information ...............................  70
Public Offering ....................................................  76
Distribution of Units ..............................................  78
The Sponsor's Profits ..............................................  80
The Secondary Market ...............................................  80
How We Purchase Units ..............................................  80
Expenses and Charges ...............................................  80
Tax Status .........................................................  81
Retirement Plans ...................................................  88
Rights of Unit Holders .............................................  88
Income and Capital Distributions ...................................  88
Redeeming Your Units ...............................................  89
Investing in a New Trust ...........................................  91
Removing Securities from a Trust ...................................  91
Amending or Terminating the Indenture ..............................  92
Information on the Sponsor, Trustee,
   FTPS Unit Servicing Agent and Evaluator .........................  93
Other Information ..................................................  94

                    Summary of Essential Information

                                FT 4070



                   At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.


                                                                            The Dow(R)       The Dow(R)          Global
                                                                              Target 5     Target Dividend     Target 15
                                                                           Portfolio, 2nd   Portfolio, 2nd   Portfolio, 2nd
                                                                            Quarter 2013     Quarter 2013     Quarter 2013
                                                                               Series           Series           Series
                                                                           ______________   ______________   ______________
Initial Number of Units (1)                                                       15,259           16,314           14,840
Fractional Undivided Interest in the Trust per Unit (1)                         1/15,259         1/16,314         1/14,840
Public Offering Price:
Public Offering Price per Unit (2)                                          $     10.000     $     10.000     $     10.000
   Less Initial Sales Charge per Unit (3)                                          (.100)           (.100)           (.100)
                                                                            ____________     ____________     ____________
Aggregate Offering Price Evaluation of Securities per Unit (4)                     9.900            9.900            9.900
   Less Deferred Sales Charge per Unit (3)                                         (.145)           (.145)           (.145)
                                                                            ____________     ____________     ____________
Redemption Price per Unit (5)                                                      9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)                              (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                                           (.039)           (.029)           (.039)
                                                                            ____________     ____________     ____________
Net Asset Value per Unit                                                    $      9.666     $      9.676     $      9.666
                                                                            ============     ============     ============
Tax Status (6)                                                             Grantor Trust    Grantor Trust    Grantor Trust
Distribution Frequency (7)                                                    Monthly          Monthly          Monthly
Initial Distribution Date (7)                                              April 25, 2013   April 25, 2013   April 25, 2013
Estimated Net Annual Distribution per Unit (8)                              $      .3399     $      .3594     $      .4640
Cash CUSIP Number                                                             30276S 250       30276S 300       30276S 359
Reinvestment CUSIP Number                                                     30276S 268       30276S 318       30276S 367
Fee Accounts Cash CUSIP Number                                                30276S 276       30276S 326       30276S 375
Fee Accounts Reinvestment CUSIP Number                                        30276S 284       30276S 334       30276S 383
FTPS CUSIP Number                                                             30276S 292       30276S 342       30276S 391
Pricing Line Product Code                                                         083795           083907           083800
Ticker Symbol                                                                     FMYHGX           FMLIBX           FLKGSX



HTML Mapping Table
First Settlement Date                                        April 3, 2013
Mandatory Termination Date (9)                               July 9, 2014

____________

See "Notes to Summary of Essential Information" on page 8.


                    Summary of Essential Information

                                FT 4070


                   At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.


                                                                             NYSE(R)
                                                           Nasdaq(R)      International         S&P                S&P
                                                           Target 15        Target 25         Target 24       Target SMid 60
                                                        Portfolio, 2nd    Portfolio, 2nd   Portfolio, 2nd     Portfolio, 2nd
                                                          Quarter 2013     Quarter 2013     Quarter 2013       Quarter 2013
                                                            Series            Series           Series             Series
                                                        ______________    ______________   ______________     ______________
Initial Number of Units (1)                                    16,259            13,010           16,193             17,501
Fractional Undivided Interest in the Trust per Unit (1)      1/16,259          1/13,010         1/16,193           1/17,501
Public Offering Price:
Public Offering Price per Unit (2)                       $     10.000      $     10.000     $     10.000       $     10.000
   Less Initial Sales Charge per Unit (3)                       (.100)            (.100)           (.100)             (.100)
                                                         ____________      ____________     ____________       ____________
Aggregate Offering Price Evaluation of Securities per           9.900             9.900            9.900              9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                      (.145)            (.145)           (.145)             (.145)
                                                         ____________      ____________     ____________       ____________
Redemption Price per Unit (5)                                   9.755             9.755            9.755              9.755
    Less Creation and Development Fee per Unit (3)(5)           (.050)            (.050)           (.050)             (.050)
    Less Organization Costs per Unit (5)                        (.039)            (.039)           (.039)             (.039)
                                                         ____________      ____________     ____________       ____________
Net Asset Value per Unit                                 $      9.666      $      9.666     $      9.666       $      9.666
                                                         ============      ============     ============       ============
Tax Status (6)                                           Grantor Trust         RIC         Grantor Trust           RIC
Distribution Frequency (7)                                  Monthly          Monthly          Monthly          Semi-Annual
Initial Distribution Date (7)                           April 25, 2013    April 25, 2013   April 25, 2013     June 25, 2013
Estimated Net Annual Distribution per Unit (8)           $      .0278      $      .3018     $      .1593       $      .0938
Cash CUSIP Number                                          30276S 409        30276S 458       30276S 508         30277S 101
Reinvestment CUSIP Number                                  30276S 417        30276S 466       30276S 516         30277S 119
Fee Accounts Cash CUSIP Number                             30276S 425        30276S 474       30276S 524         30277S 127
Fee Accounts Reinvestment CUSIP Number                     30276S 433        30276S 482       30276S 532         30277S 135
FTPS CUSIP Number                                          30276S 441        30276S 490       30276S 540         30277S 143
Pricing Line Product Code                                      083912            083917           083805             083937
Ticker Symbol                                                  FAINLX            FWMPRX           FSPROX             FCLOEX



First Settlement Date                                        April 3, 2013
Mandatory Termination Date (9)                               July 9, 2014

____________

See "Notes to Summary of Essential Information" on page 8.

                    Summary of Essential Information

                                FT 4070



                   At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.


                                                            Target
                                                         Diversified     Target Dividend   Target Double
                                                           Dividend       Multi-Strategy        Play         Target Focus Four
                                                        Portfolio, 2nd    Portfolio, 2nd   Portfolio, 2nd     Portfolio, 2nd
                                                         Quarter 2013      Quarter 2013     Quarter 2013       Quarter 2013
                                                            Series            Series           Series             Series
                                                        ______________    ______________   ______________     ______________
Initial Number of Units (1)                                    17,760            32,740           16,214             29,010
Fractional Undivided Interest in the Trust per Unit (1)      1/17,760          1/32,740         1/16,214           1/29,010
Public Offering Price:
Public Offering Price per Unit (2)                       $     10.000      $     10.000     $     10.000       $     10.000
   Less Initial Sales Charge per Unit (3)                       (.100)            (.100)           (.100)             (.100)
                                                         ____________      ____________     ____________       ____________
Aggregate Offering Price Evaluation of Securities per           9.900             9.900            9.900              9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                      (.145)            (.145)           (.145)             (.145)
                                                         ____________      ____________     ____________       ____________
Redemption Price per Unit (5)                                   9.755             9.755            9.755              9.755
    Less Creation and Development Fee per Unit (3)(5)           (.050)            (.050)           (.050)             (.050)
    Less Organization Costs per Unit (5)                        (.020)            (.039)           (.039)             (.019)
                                                         ____________      ____________     ____________       ____________
Net Asset Value per Unit                                 $      9.685      $      9.666     $      9.666       $      9.686
                                                         ============      ============     ============       ============
Tax Status (6)                                               RIC               RIC              RIC                RIC
Distribution Frequency (7)                                 Monthly           Monthly          Monthly          Semi-Annual
Initial Distribution Date (7)                           April 25, 2013    April 25, 2013   April 25, 2013     June 25, 2013
Estimated Net Annual Distribution per Unit (8)           $      .3267      $      .3833     $      .2067       $      .1816
Cash CUSIP Number                                          30276S 557        30276S 607       30276S 656         30277S 150
Reinvestment CUSIP Number                                  30276S 565        30276S 615       30276S 664         30277S 168
Fee Accounts Cash CUSIP Number                             30276S 573        30276S 623       30276S 672         30277S 176
Fee Accounts Reinvestment CUSIP Number                     30276S 581        30276S 631       30276S 680         30277S 184
FTPS CUSIP Number                                          30276S 599        30276S 649       30276S 698         30277S 192
Pricing Line Product Code                                      083922            083856           083927             083942
Ticker Symbol                                                  FTEAHX            FCNKLX           FHELAX             FTUDYX

First Settlement Date                                         April 3, 2013
Mandatory Termination Date (9)                                July 9, 2014

____________

See "Notes to Summary of Essential Information" on page 8.

                    Summary of Essential Information

                                FT 4070


                   At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                               Target       Target Global        Target
                                                                             Focus Five    Dividend Leaders      Growth
                                                                           Portfolio, 2nd   Portfolio, 2nd   Portfolio, 2nd
                                                                            Quarter 2013     Quarter 2013     Quarter 2013
                                                                               Series           Series           Series
                                                                           ______________   ______________   ______________
Initial Number of Units (1)                                                       28,077           14,355           17,964
Fractional Undivided Interest in the Trust per Unit (1)                         1/28,077         1/14,355         1/17,964
Public Offering Price:
Public Offering Price per Unit (2)                                          $     10.000     $     10.000     $     10.000
   Less Initial Sales Charge per Unit (3)                                          (.100)           (.100)           (.100)
                                                                            ____________     ____________     ____________
Aggregate Offering Price Evaluation of Securities per Unit (4)                     9.900            9.900            9.900
   Less Deferred Sales Charge per Unit (3)                                         (.145)           (.145)           (.145)
                                                                            ____________     ____________     ____________
Redemption Price per Unit (5)                                                      9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)                              (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                                           (.039)           (.011)           (.039)
                                                                            ____________     ____________     ____________
Net Asset Value per Unit                                                    $      9.666     $      9.694     $      9.666
                                                                            ============     ============     ============
Tax Status (6)                                                                  RIC              RIC              RIC
Distribution Frequency (7)                                                  Semi-Annual        Monthly        Semi-Annual
Initial Distribution Date (7)                                              June 25, 2013    April 25, 2013   June 25, 2013
Estimated Net Annual Distribution per Unit (8)                              $      .1610     $      .5170     $      .0851
Cash CUSIP Number                                                             30277S 200       30276S 706       30277S 259
Reinvestment CUSIP Number                                                     30277S 218       30276S 714       30277S 267
Fee Accounts Cash CUSIP Number                                                30277S 226       30276S 722       30277S 275
Fee Accounts Reinvestment CUSIP Number                                        30277S 234       30276S 730       30277S 283
FTPS CUSIP Number                                                             30277S 242       30276S 748       30277S 291
Pricing Line Product Code                                                         083810           083861           083866
Ticker Symbol                                                                     FCHENX           FOIAMX           FTHINX



First Settlement Date                                         April 3, 2013
Mandatory Termination Date (9)                                July 9, 2014

____________

See "Notes to Summary of Essential Information" on page 8.


                    Summary of Essential Information

                                FT 4070


                   At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York Mellon
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.


                                                                                                             Value Line(R)
                                                                            Target Triad      Target VIP       Target 25
                                                                           Portfolio, 2nd   Portfolio, 2nd   Portfolio, 2nd
                                                                            Quarter 2013     Quarter 2013     Quarter 2013
                                                                               Series           Series           Series
                                                                           ______________   ______________   ______________
Initial Number of Units (1)                                                       29,931           41,378           12,371
Fractional Undivided Interest in the Trust per Unit (1)                         1/29,931         1/41,378         1/12,371
Public Offering Price:
Public Offering Price per Unit (2)                                          $     10.000     $     10.000     $     10.000
   Less Initial Sales Charge per Unit (3)                                          (.100)           (.100)           (.100)
                                                                            ____________     ____________     ____________
Aggregate Offering Price Evaluation of Securities per Unit (4)                     9.900            9.900            9.900
   Less Deferred Sales Charge per Unit (3)                                         (.145)           (.145)           (.145)
                                                                            ____________     ____________     ____________
Redemption Price per Unit (5)                                                      9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)                              (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                                           (.022)           (.019)           (.025)
                                                                            ____________     ____________     ____________
Net Asset Value per Unit                                                    $      9.683     $      9.686     $      9.680
                                                                            ============     ============     ============

Tax Status (6)                                                                  RIC              RIC         Grantor Trust
Distribution Frequency (7)                                                  Semi-Annual      Semi-Annual        Monthly
Initial Distribution Date (7)                                              June 25, 2013    June 25, 2013    April 25, 2013
Estimated Net Annual Distribution per Unit (8)                              $      .1793     $      .1550     $      .0569
Cash CUSIP Number                                                             30277S 309       30277S 358       30276S 755
Reinvestment CUSIP Number                                                     30277S 317       30277S 366       30276S 763
Fee Accounts Cash CUSIP Number                                                30277S 325       30277S 374       30276S 771
Fee Accounts Reinvestment CUSIP Number                                        30277S 333       30277S 382       30276S 789
FTPS CUSIP Number                                                             30277S 341       30277S 390       30276S 797
Pricing Line Product Code                                                         083871           083947           083932
Ticker Symbol                                                                     FHBATX           FILIRX           FONEPX

First Settlement Date                                         April 3, 2013
Mandatory Termination Date (9)                                July 9, 2014

____________

See "Notes to Summary of Essential Information" on page 8.

Page 7

               NOTES TO SUMMARY OF ESSENTIAL INFORMATION

(1) As of the Evaluation Time on April 1, 2013, we may adjust the number of Units of a Trust so that the Public Offering Price per Unit will equal approximately $10.00. If we make such an adjustment, the fractional undivided interest per Unit will vary from the amounts indicated above.

(2) The Public Offering Price shown above reflects the value of the Securities on the business day prior to the Initial Date of Deposit. No investor will purchase Units at this price. The price you pay for your Units will be based on their valuation at the Evaluation Time on the date you purchase your Units. On the Initial Date of Deposit, the Public Offering Price per Unit will not include any accumulated dividends on the Securities. After this date, a pro rata share of any accumulated dividends on the Securities will be included.

(3) You will pay a maximum sales charge of 2.95% of the Public Offering Price per Unit (equivalent to 2.98% of the net amount invested) which consists of an initial sales charge, a deferred sales charge and a creation and development fee. The sales charges are described in the "Fee Table."

(4) Each listed Security is valued at its last closing sale price on the relevant stock exchange at the Evaluation Time on the business day prior to the Initial Date of Deposit. If a Security is not listed, or if no closing sale price exists, it is generally valued at its closing ask price on such date. See "Public Offering-The Value of the Securities." The value of foreign Securities trading in non-U.S. currencies is determined by converting the value of such Securities to their U.S. dollar equivalent based on the currency exchange rate for the currency in which a Security is generally denominated at the Evaluation Time on the business day prior to the Initial Date of Deposit. Evaluations for purposes of determining the purchase, sale or redemption price of Units are made as of the close of trading on the New York Stock Exchange ("NYSE") (generally 4:00 p.m. Eastern time) on each day on which it is open (the "Evaluation Time").

(5) The creation and development fee and estimated organization costs per Unit will be deducted from the assets of a Trust at the end of the initial offering period. If Units are redeemed prior to the close of the initial offering period, these fees will not be deducted from the redemption proceeds. See "Redeeming Your Units."

(6) See "Tax Status."

(7) For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month. However, the Trustee will not distribute money if the aggregate amount in the Income and Capital Accounts, exclusive of sale proceeds, equals less than 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. Sale proceeds will be distributed if the amount available for distribution equals at least $1.00 per 100 Units. For Trusts that intend to qualify as regulated investment companies ("RICs") and that make monthly distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. However, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year. For all Trusts, upon termination of a Trust, amounts in the Income and Capital Accounts will be distributed to remaining Unit holders.

(8) We base our estimate of the dividends a Trust will receive from the Securities by annualizing the most recent dividends declared by the issuers of the Securities (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend). There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time. Due to this, and various other factors, actual dividends received from the Securities may be less than their most recent annualized dividends. In this case, the actual net annual distribution you receive will be less than the estimated amount set forth above. The actual net annual distribution per Unit you receive will also vary from that set forth above with changes in a Trust's fees and expenses, currency exchange rates, foreign withholding and with the sale of Securities. See "Fee Table" and "Expenses and Charges."

(9) See "Amending or Terminating the Indenture."

                               Fee Table

This Fee Table describes the fees and expenses that you may, directly or indirectly, pay if you buy and hold Units of a Trust. See "Public
Offering" and "Expenses and Charges." Although the Trusts have a term of approximately 15 months and are unit investment trusts rather than mutual funds, this information allows you to compare fees.

                                                               The Dow(R)                       The Dow(R)
                                                           Target 5 Portfolio            Target Dividend Portfolio
                                                         2nd Quarter 2013 Series          2nd Quarter 2013 Series
                                                         -----------------------          -----------------------
                                                                     Amount                             Amount
                                                                     per Unit                           per Unit
                                                                     --------                           --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                                 1.00%(a)     $.100                1.00%(a)      $.100
   Deferred sales charge                                1.45%(b)     $.145                1.45%(b)      $.145
   Creation and development fee                         0.50%(c)     $.050                0.50%(c)      $.050
                                                        -----        ------               -----         ------
   Maximum sales charge
   (including creation and development fee)             2.95%        $.295                2.95%         $.295
                                                        =====        ======               =====         ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                         .390%(d)     $.0390               .290%(d)      $.0290
                                                        =====        ======               =====         ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
       administrative, evaluation and
       FTPS Unit servicing fees                         .060%        $.0060               .060%         $.0060
   Trustee's fee and other operating expenses           .144%(f)     $.0144               .144%(f)      $.0144
                                                        -----        ------               -----         ------
   Total                                                .204%        $.0204               .204%         $.0204
                                                        =====        ======               =====         ======

                                                          Global                 Nasdaq(R) Target 15        NYSE(R) International
                                                     Target 15 Portfolio             Portfolio                Target 25 Portfolio
                                                   2nd Quarter 2013 Series     2nd Quarter 2013 Series     2nd Quarter 2013 Series
                                                   -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======
ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .390%(d)     $.0390         .390%(d)     $.0390         .390%(d)     $.0390
                                                   =====        ======         =====        ======         =====        ======
ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
       administrative, evaluation
       and FTPS Unit servicing fees                .060%        $.0060         .060%        $.0060         .060%        $.0060
   Trustee's fee and other operating expenses      .214%(f)     $.0214         .154%(f)     $.0154         .167%(f)     $.0167
                                                   -----        ------         -----        ------         -----        ------
   Total                                           .274%        $.0274         .214%        $.0214         .227%        $.0227
                                                   =====        ======         =====        ======         =====        ======

                                                       S&P Target 24             S&P Target SMid 60          Target Diversified
                                                         Portfolio                   Portfolio               Dividend Portfolio
                                                   2nd Quarter 2013 Series     2nd Quarter 2013 Series     2nd Quarter 2013 Series
                                                   -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======
ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .390%(d)     $.0390         .390%(d)     $.0390         .200%(d)     $.0200
                                                   =====        ======         =====        ======         =====        ======
ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
      administrative, evaluation
      and FTPS Unit servicing fees                 .060%        $.0060         .060%        $.0060         .060%        $.0060
   Trustee's fee and other operating expenses      .164%(f)     $.0164         .172%(f)     $.0172         .127%(f)     $.0127
                                                   -----        ------         -----        ------         -----        ------
   Total                                           .224%        $.0224         .232%        $.0232         .187%        $.0187
                                                   =====        ======         =====        ======         =====        ======

                                                     Target Dividend             Target Double Play           Target Focus Four
                                                  Multi-Strategy Portfolio           Portfolio                    Portfolio
                                                  2nd Quarter 2013 Series      2nd Quarter 2013 Series     2nd Quarter 2013 Series
                                                  -----------------------      -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======
ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .390%(d)     $.0390         .390%(d)     $.0390         .190%(d)     $.0190
                                                   =====        ======         =====        ======         =====        ======
ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
       administrative, evaluation
       and FTPS Unit servicing fees                .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .442%(f)     $.0442         .192%(f)     $.0192         .195%(f)     $.0195
                                                   -----        ------         -----        ------         -----        ------
Total                                              .502%        $.0502         .252%        $.0252         .255%        $.0255
                                                   =====        ======         =====        ======         =====        ======

                                                     Target Focus Five         Target Global Dividend          Target Growth
                                                         Portfolio                Leaders Portfolio              Portfolio
                                                   2nd Quarter 2013 Series     2nd Quarter 2013 Series     2nd Quarter 2013 Series
                                                   -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======
ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .390%(d)     $.0390         .110%(d)     $.0110         .390%(d)     $.0390
                                                   =====        ======         =====        ======         =====        ======
ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
       administrative, evaluation
       and FTPS Unit servicing fees                .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .544%(f)     $.0544         .127%(f)     $.0127         .127%(f)     $.0127
                                                   -----        ------         -----        ------         -----        ------
Total                                              .604%        $.0604         .187%        $.0187         .187%        $.0187
                                                   =====        ======         =====        ======         =====        ======

                                                        Target Triad                 Target VIP                 Value Line(R)
                                                          Portfolio                   Portfolio              Target 25 Portfolio
                                                   2nd Quarter 2013 Series     2nd Quarter 2013 Series     2nd Quarter 2013 Series
                                                   -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
   Initial sales charge                            1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
   Deferred sales charge                           1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
   Creation and development fee                    0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
   Maximum sales charge
   (including creation and development fee)        2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======
ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
   Estimated organization costs                    .220%(d)     $.0220         .190%(d)     $.0190         .250%(d)     $.0250
                                                   =====        ======         =====        ======         =====        ======
ESTIMATED ANNUAL TRUST OPERATING EXPENSES(e)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
   Portfolio supervision, bookkeeping,
       administrative, evaluation
       and FTPS Unit servicing fees                .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .131%(f)     $.0131         .332%(f)     $.0332         .214%(f)     $.0214
                                                   -----        ------         -----        ------         -----        ------
Total                                              .191%        $.0191         .392%        $.0392         .274%        $.0274
                                                   =====        ======         =====        ======         =====        ======

                                Example

This example is intended to help you compare the cost of investing in a Trust with the cost of investing in other investment products. The example assumes that you invest $10,000 in a Trust, the principal amount and distributions are rolled every 15 months into a New Trust and you are subject to a reduced transactional sales charge. The example also assumes a 5% return on your investment each year and that your Trust's, and each New Trust's, operating expenses stay the same. The example does not take into consideration transaction fees which may be charged by certain broker/dealers for processing redemption requests. Although your actual costs may vary, based on these assumptions your costs, assuming you roll your proceeds from one trust to the next for the periods shown, would be:


                                                                            1 Year     3 Years    5 Years    10 Years
                                                                            ______     _______    _______    ________
The Dow(R) Target 5 Portfolio, 2nd Quarter 2013 Series                      $ 354      $ 877      $ 1,170    $ 2,403
The Dow(R) Target Dividend  Portfolio, 2nd Quarter 2013 Series                344        847        1,131      2,322
Global Target 15 Portfolio, 2nd Quarter 2013 Series                           361        898        1,205      2,475
Nasdaq(R) Target 15 Portfolio, 2nd Quarter 2013 Series                        355        880        1,175      2,413
NYSE(R) International Target 25 Portfolio, 2nd Quarter 2013 Series            357        884        1,182      2,427
S&P Target 24 Portfolio, 2nd Quarter 2013 Series                              356        883        1,180      2,424
S&P Target SMid 60 Portfolio, 2nd Quarter 2013 Series                         357        885        1,184      2,432
Target Diversified Dividend Portfolio, 2nd Quarter 2013 Series                334        815        1,086      2,232
Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2013 Series             384        965        1,320      2,704
Target Double Play Portfolio, 2nd Quarter 2013 Series                         359        891        1,194      2,452
Target Focus Four Portfolio, 2nd Quarter 2013 Series                          340        833        1,117      2,294
Target Focus Five Portfolio, 2nd Quarter 2013 Series                          394        996        1,370      2,806
Target Global Dividend Leaders Portfolio, 2nd Quarter 2013 Series             325        788        1,050      2,158
Target Growth Portfolio, 2nd Quarter 2013 Series                              353        872        1,162      2,386
Target Triad Portfolio, 2nd Quarter 2013 Series                               336        822        1,096      2,252
Target VIP Portfolio, 2nd Quarter 2013 Series                                 353        873        1,186      2,435
Value Line(R) Target 25 Portfolio, 2nd Quarter 2013 Series                    347        856        1,150      2,362

If you elect not to roll your proceeds from one trust to the next, your costs will be limited by the number of years your proceeds are invested, as set forth above.

_____________

(a) The combination of the initial and deferred sales charge comprises what we refer to as the "transactional sales charge." The initial sales charge is actually equal to the difference between the maximum sales charge of 2.95% and the sum of any remaining deferred sales charge and creation and development fee.

(b) The deferred sales charge is a fixed dollar amount equal to $.145 per Unit which, as a percentage of the Public Offering Price, will vary over time. The deferred sales charge will be deducted in three monthly installments commencing July 19, 2013.

(c) The creation and development fee compensates the Sponsor for creating and developing the Trusts. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period, which is expected to be approximately three months from the Initial Date of Deposit. If the price you pay for your Units exceeds $10 per Unit, the creation and development fee will be less than 0.50%; if the price you pay for your Units is less than $10 per Unit, the creation and development fee will exceed 0.50%.

(d) Estimated organization costs will be deducted from the assets of each Trust at the end of the initial offering period. Estimated organization costs are assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(e) Each of the fees listed herein is assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(f) Other operating expenses for certain Trusts include estimated per Unit costs associated with a license fee as described in "Expenses and Charges," but do not include brokerage costs and other portfolio transaction fees for any of the Trusts. In certain circumstances the Trusts may incur additional expenses not set forth above. See "Expenses and Charges."

                         Report of Independent

                   Registered Public Accounting Firm


The Sponsor, First Trust Portfolios L.P., and Unit Holders
FT 4070


We have audited the accompanying statements of net assets, including the schedules of investments, of FT 4070, comprising Dow(R) Target 5 2Q '13 -
 Term 7/9/14 (The Dow(R) Target 5 Portfolio, 2nd Quarter 2013 Series); Dow(R) Target Dvd. 2Q '13 - Term 7/9/14 (The Dow(R) Target Dividend Portfolio, 2nd Quarter 2013 Series); Global Target 15 2Q '13 - Term 7/9/14 (Global Target 15 Portfolio, 2nd Quarter 2013 Series); Nasdaq(R) Target 15 2Q '13 - Term 7/9/14 (Nasdaq(R) Target 15 Portfolio, 2nd Quarter 2013 Series); NYSE(R) Intl. Target 25 2Q '13 - Term 7/9/14 (NYSE(R) International Target 25 Portfolio, 2nd Quarter 2013 Series);
S&P Target 24 2Q '13 - Term 7/9/14 (S&P Target 24 Portfolio, 2nd Quarter 2013 Series); S&P Target SMid 60 2Q '13 - Term 7/9/14 (S&P Target SMid
60 Portfolio, 2nd Quarter 2013 Series); Target Divsd. Dvd. 2Q '13 - Term 7/9/14 (Target Diversified Dividend Portfolio, 2nd Quarter 2013 Series); Target Dvd. Multi-Strat. 2Q '13 - Term 7/9/14 (Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2013 Series); Target Dbl. Play 2Q '13 - Term 7/9/14 (Target Double Play Portfolio, 2nd Quarter 2013 Series); Target Focus 4 2Q '13 - Term 7/9/14 (Target Focus Four Portfolio, 2nd Quarter 2013 Series); Target Focus 5 2Q '13 - Term 7/9/14 (Target Focus Five Portfolio, 2nd Quarter 2013 Series); Target Global Dvd. Leaders 2Q '13 - Term 7/9/14 (Target Global Dividend Leaders Portfolio, 2nd Quarter 2013 Series); Target Growth 2Q '13 - Term 7/9/14 (Target Growth Portfolio, 2nd Quarter 2013 Series); Target Triad 2Q '13 - Term 7/9/14 (Target Triad Portfolio, 2nd Quarter 2013 Series); Target VIP 2Q '13 - Term 7/9/14 (Target VIP Portfolio, 2nd Quarter 2013 Series); and Value Line(R) Target 25 2Q '13 - Term 7/9/14 (Value Line(R) Target 25 Portfolio, 2nd Quarter 2013 Series) (collectively, the "Trusts"), as of the opening of business on March 28, 2013 (Initial Date of Deposit). These statements of net assets are the responsibility of the Trusts' Sponsor. Our responsibility is to express an opinion on these statements of net assets based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of net assets are free of material misstatement. The Trusts are not required to have, nor were we engaged to perform, an audit of the Trusts' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trusts' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of net assets, assessing the accounting principles used and significant estimates made by the Trusts' Sponsor, as well as evaluating the overall presentation of the statement of net assets. Our procedures included confirmation of the irrevocable letter of credit held by The Bank of New York Mellon, the Trustee, and allocated among the Trusts for the purchase of Securities, as shown in the statements of net assets, as of the opening of business on March 28, 2013, by correspondence with the Trustee. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of net assets referred to above present fairly, in all material respects, the financial position of FT 4070, comprising the above-mentioned Trusts, as of the opening of business on March 28, 2013 (Initial Date of Deposit), in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP


Chicago, Illinois
March 28, 2013

                            Statements of Net Assets

                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                  The Dow(R)           The Dow(R) Target    Global Target 15
                                                                  Target 5 Portfolio   Dividend Portfolio   Portfolio
                                                                  2nd Quarter          2nd Quarter          2nd Quarter
                                                                  2013 Series          2013 Series          2013 Series
                                                                  __________________   __________________   ________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                  $151,068             $161,512             $146,920
Less liability for reimbursement to Sponsor
   for organization costs (3)                                         (595)                (473)                (579)
Less liability for deferred sales charge (4)                        (2,213)              (2,366)              (2,152)
Less liability for creation and development fee (5)                   (763)                (816)                (742)
                                                                  ________             ________             ________
Net assets                                                        $147,497             $157,857             $143,447
                                                                  ========             ========             ========
Units outstanding                                                   15,259               16,314               14,840
Net asset value per Unit (6)                                      $  9.666             $  9.676             $  9.666

ANALYSIS OF NET ASSETS
Cost to investors (7)                                             $152,593             $163,143             $148,404
Less maximum sales charge (7)                                       (4,501)              (4,813)              (4,378)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                         (595)                (473)                (579)
                                                                  ________             ________             ________
Net assets                                                        $147,497             $157,857             $143,447
                                                                  ========             ========             ========

__________

See "Notes to Statements of Net Assets" on page 19.


                            Statements of Net Assets

                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                     Nasdaq(R)          NYSE(R)              S&P                S&P
                                                     Target 15          International        Target 24          Target SMid 60
                                                     Portfolio          Target 25 Portfolio  Portfolio          Portfolio
                                                     2nd Quarter        2nd Quarter          2nd Quarter        2nd Quarter
                                                     2013 Series        2013 Series          2013 Series        2013 Series
                                                     ___________        ___________________  _____________      _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                     $160,965           $128,802             $160,308           $173,261
Less liability for reimbursement to Sponsor
   for organization costs (3)                            (634)              (507)                (632)              (683)
Less liability for deferred sales charge (4)           (2,358)            (1,886)              (2,348)            (2,538)
Less liability for creation and development fee          (813)              (650)                (810)              (875)
(5)
                                                     ________           ________             ________           ________
Net assets                                           $157,160           $125,759             $156,518           $169,165
                                                     ========           ========             ========           ========
Units outstanding                                      16,259             13,010               16,193             17,501
Net asset value per Unit (6)                         $  9.666           $  9.666             $  9.666           $  9.666

ANALYSIS OF NET ASSETS
Cost to investors (7)                                $162,590           $130,104             $161,927           $175,011
Less maximum sales charge (7)                          (4,796)            (3,838)              (4,777)            (5,163)
Less estimated reimbursement to Sponsor
   for organization costs (3)                            (634)              (507)                (632)              (683)
                                                     ________           ________             ________           ________
Net assets                                           $157,160           $125,759             $156,518           $169,165
                                                     ========           ========             ========           ========

__________

See "Notes to Statements of Net Assets" on page 19.


                            Statements of Net Assets

                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                        Target Dividend    Target
                                                  Target Diversified    Multi-Strategy     Double Play     Target Focus Four
                                                  Dividend Portfolio    Portfolio          Portfolio       Portfolio
                                                  2nd Quarter           2nd Quarter        2nd Quarter     2nd Quarter
                                                  2013 Series           2013 Series        2013 Series     2013 Series
                                                  _________________    _____________       _____________   __________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                  $175,824              $324,123           $160,521        $287,196
Less liability for reimbursement to Sponsor
   for organization costs (3)                         (355)               (1,277)              (632)           (551)
Less liability for deferred sales charge (4)        (2,575)               (4,747)            (2,351)         (4,206)
Less liability for creation and development fee       (888)               (1,637)              (811)         (1,450)
(5)
                                                  ________              ________           ________        ________
Net assets                                        $172,006              $316,462           $156,727        $280,989
                                                  ========              ========           ========        ========
Units outstanding                                   17,760                32,740             16,214          29,010
Net asset value per Unit (6)                      $  9.685              $  9.666             $9.666          $9.686

ANALYSIS OF NET ASSETS
Cost to investors (7)                             $177,600              $327,397           $162,142        $290,098
Less maximum sales charge (7)                       (5,239)               (9,658)            (4,783)         (8,558)
Less estimated reimbursement to Sponsor
   for organization costs (3)                         (355)               (1,277)              (632)           (551)
                                                  ________              ________           ________        ________
Net assets                                        $172,006              $316,462           $156,727        $280,989
                                                  ========              ========           ========        ========

__________

See "Notes to Statements of Net Assets" on page 19.


                            Statements of Net Assets

                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013




                                                                      Target            Target Global
                                                                      Focus Five        Dividend Leaders   Target
                                                                      Portfolio         Portfolio          Growth Portfolio
                                                                      2nd Quarter       2nd Quarter        2nd Quarter
                                                                      2013 Series       2013 Series        2013 Series
                                                                      ___________       ________________   ________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                      $277,967          $142,118           $177,843
Less liability for reimbursement to Sponsor
   for organization costs (3)                                           (1,095)             (158)              (701)
Less liability for deferred sales charge (4)                            (4,071)           (2,081)            (2,605)
Less liability for creation and development fee (5)                     (1,404)             (718)              (898)
                                                                      ________          ________           ________
Net assets                                                            $271,397          $139,161           $173,639
                                                                      ========          ========           ========
Units outstanding                                                       28,077            14,355             17,964
Net asset value per Unit (6)                                          $  9.666            $9.694             $9.666

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                 $280,775          $143,554           $179,639
Less maximum sales charge (7)                                           (8,283)           (4,235)            (5,299)
Less estimated reimbursement to Sponsor
   for organization costs (3)                                           (1,095)             (158)              (701)
                                                                      ________          ________           ________
Net assets                                                            $271,397          $139,161           $173,639
                                                                      ========          ========           ========

__________

See "Notes to Statements of Net Assets" on page 19.


                            Statements of Net Assets

                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                                                           Value Line(R)
                                                                     Target Triad       Target VIP         Target 25
                                                                     Portfolio          Portfolio          Portfolio
                                                                     2nd Quarter        2nd Quarter        2nd Quarter
                                                                     2013 Series        2013 Series        2013 Series
                                                                     ____________       ___________        _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                                     $296,321           $409,644           $122,472
Less liability for reimbursement to Sponsor
   for organization costs (3)                                            (658)              (786)              (309)
Less liability for deferred sales charge (4)                           (4,340)            (6,000)            (1,794)
Less liability for creation and development fee (5)                    (1,497)            (2,069)              (619)
                                                                     ________           ________           ________
Net assets                                                           $289,826           $400,789           $119,750
                                                                     ========           ========           ========
Units outstanding                                                      29,931             41,378             12,371
Net asset value per Unit (6)                                         $  9.683           $  9.686           $  9.680

ANALYSIS OF NET ASSETS
Cost to investors (7)                                                $299,314           $413,782           $123,708
Less maximum sales charge (7)                                          (8,830)           (12,207)            (3,649)
Less estimated reimbursement to Sponsor for organization costs (3)       (658)              (786)              (309)
                                                                     ________           ________           ________
Net assets                                                           $289,826           $400,789           $119,750
                                                                     ========           ========           ========

__________

See "Notes to Statements of Net Assets" on page 19.

Page 18

                    NOTES TO STATEMENTS OF NET ASSETS

The Sponsor is responsible for the preparation of financial statements in accordance with accounting principles generally accepted in the United States which require the Sponsor to make estimates and assumptions that affect amounts reported herein. Actual results could differ from those estimates.

(1) Each Trust invests in a diversified portfolio of common stocks. Aggregate cost of the Securities listed under "Schedule of Investments" for each Trust is based on their aggregate underlying value. Each Trust has a Mandatory Termination Date of July 9, 2014.

(2) An irrevocable letter of credit for approximately $4,900,000, issued by The Bank of New York Mellon (approximately $200,000 has been allocated to each of The Dow(R) Target 5 Portfolio, 2nd Quarter 2013 Series; The Dow(R) Target Dividend Portfolio, 2nd Quarter 2013 Series; Global Target 15 Portfolio, 2nd Quarter 2013 Series; Nasdaq(R) Target 15 Portfolio, 2nd Quarter 2013 Series; NYSE(R) International Target 25 Portfolio, 2nd Quarter 2013 Series; S&P Target 24 Portfolio, 2nd Quarter 2013 Series; S&P Target SMid 60 Portfolio, 2nd Quarter 2013 Series; Target Diversified Dividend Portfolio, 2nd Quarter 2013 Series; Target Double Play Portfolio, 2nd Quarter 2013 Series; Target Global Dividend Leaders Portfolio, 2nd Quarter 2013 Series; Target Growth Portfolio, 2nd Quarter 2013 Series; and Value Line(R) Target 25 Portfolio, 2nd Quarter 2013 Series; and approximately $500,000 has been allocated to each of Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2013 Series; Target Focus Four Portfolio, 2nd Quarter 2013 Series; Target Focus Five Portfolio, 2nd Quarter 2013 Series; Target Triad Portfolio, 2nd Quarter 2013 Series; and Target VIP Portfolio, 2nd Quarter 2013 Series), has been deposited with the Trustee as collateral, covering the monies necessary for the purchase of the Securities according to their purchase contracts.

(3) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing the Trusts. The estimated organization costs range from $.0110 to $.0390 per Unit for the Trusts. A payment will be made at the end of the initial offering period to an account maintained by the Trustee from which the obligation of the investors to the Sponsor will be satisfied. To the extent that actual organization costs of a Trust are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of such Trust.

(4) Represents the amount of mandatory deferred sales charge distributions of $.145 per Unit, payable to the Sponsor in three approximately equal monthly installments beginning on July 19, 2013 and on the twentieth day of each month thereafter (or if such date is not a business day, on the preceding business day) through September 20, 2013. If Unit holders redeem Units before September 20, 2013 they will have to pay the remaining amount of the deferred sales charge applicable to such Units when they redeem them.

(5) The creation and development fee ($.050 per Unit for each Trust) is payable by a Trust on behalf of Unit holders out of assets of a Trust at the end of a Trust's initial offering period. If Units are redeemed prior to the close of the initial offering period, the fee will not be deducted from the proceeds.

(6) Net asset value per Unit is calculated by dividing a Trust's net assets by the number of Units outstanding. This figure includes organization costs and the creation and development fee, which will only be assessed to Units outstanding at the close of the initial offering period.

(7) The aggregate cost to investors in a Trust includes a maximum sales charge (comprised of an initial and a deferred sales charge and the creation and development fee) computed at the rate of 2.95% of the Public Offering Price (equivalent to 2.98% of the net amount invested, exclusive of the deferred sales charge and the creation and development fee), assuming no reduction of the maximum sales charge as set forth under "Public Offering."

                            Schedule of Investments

             The Dow(R) Target 5 Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                Percentage
                                                                of Aggregate    Number    Market     Cost of         Current
Ticker Symbol and                                               Offering        of        Value per  Securities to   Dividend
Name of Issuer of Securities (1)                                Price           Shares    Share      the Trust (2)   Yield (3)
_______________________________                                 ____________    ______    _________  ______________  _________
COMMON STOCKS (100%):
Health Care (20%):
PFE      Pfizer Inc.                                             20%            1,055     $ 28.64    $ 30,215         3.35%
Industrials (20%):
GE       General Electric Company                                20%            1,308       23.10      30,215         3.29%
Information Technology (40%):
INTC     Intel Corporation                                       20%            1,384       21.83      30,213         4.12%
MSFT     Microsoft Corporation                                   20%            1,065       28.37      30,214         3.24%
Telecommunication Services (20%):
T        AT&T Inc.                                               20%              825       36.62      30,211         4.92%
                                                                ____                                 ________
              Total Investments                                 100%                                 $151,068
                                                                ====                                 ========

___________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

         The Dow(R) Target Dividend Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                Percentage
                                                                of Aggregate    Number    Market      Cost of        Current
Ticker Symbol and                                               Offering        of        Value per   Securities to  Dividend
Name of Issuer of Securities (1)                                Price           Shares    Share       the Trust (2)  Yield (3)
_______________________________________                         ____________   _______    _________   _____________  _________
COMMON STOCKS (100%):
Consumer Staples (5%):
UVV       Universal Corporation                                   5%              143     $ 56.46     $ 8,074         3.54%
Energy (5%):
COP       ConocoPhillips                                          5%              134       60.38       8,091         4.37%
Financials (50%):
ALL       The Allstate Corporation                                5%              166       48.67       8,079         2.05%
BBT       BB&T Corporation                                        5%              258       31.28       8,070         2.94%
CINF      Cincinnati Financial Corporation                        5%              172       46.89       8,065         3.48%
FNB       F.N.B. Corporation                                      5%              682       11.84       8,075         4.05%
FNFG      First Niagara Financial Group, Inc.                     5%              915        8.83       8,079         3.62%
FMER      FirstMerit Corporation                                  5%              488       16.54       8,072         3.87%
NYCB      New York Community Bancorp, Inc.                        5%              564       14.32       8,077         6.98%
PBCT      People's United Financial Inc.                          5%              602       13.41       8,073         4.77%
TRMK      Trustmark Corporation                                   5%              325       24.85       8,076         3.70%
UBSI      United Bankshares, Inc.                                 5%              305       26.47       8,073         4.68%
Materials (5%):
CMC       Commercial Metals Company                               5%              497       16.26       8,081         2.95%
Telecommunication Services (5%):
CTL       CenturyLink, Inc.                                       5%              230       35.12       8,078         6.15%
Utilities (30%):
GAS       AGL Resources Inc.                                      5%              195       41.42       8,077         4.54%
BKH       Black Hills Corporation                                 5%              183       44.08       8,067         3.45%
EIX       Edison International                                    5%              160       50.39       8,062         2.68%
TEG       Integrys Energy Group, Inc.                             5%              141       57.39       8,092         4.74%
NI        NiSource Inc.                                           5%              281       28.77       8,084         3.34%
PNW       Pinnacle West Capital Corporation                       5%              141       57.21       8,067         3.81%
                                                                ____                                 ________
               Total Investments                                100%                                 $161,512
                                                                ====                                 ========

______________________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

              Global Target 15 Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                   Percentage                          Cost of
                                                                   of Aggregate   Number    Market     Securities   Current
Ticker Symbol and                                                  Offering       of        Value per  to the       Dividend
Name of Issuer of Securities (1)(4)(5)                             Price          Shares    Share      Trust (2)    Yield (3)
______________________________________                             ____________   ______    ________   __________   _________
COMMON STOCKS (100.00%):
China (27.30%):
3988 HK       Bank of China Ltd. #                                   6.87%        21,639    $    0.47   $ 10,090      6.03%
939 HK        China Construction Bank #                              6.78%        12,079         0.82      9,957      5.22%
386 HK        China Petroleum and Chemical Corporation (Sinopec) #   6.87%         8,612         1.17     10,094      4.11%
1398 HK       Industrial and Commercial Bank of China Ltd. #         6.78%        14,200         0.70      9,968      5.47%
Hong Kong (6.73%):
267 HK        CITIC Pacific Limited #                                6.73%         7,682         1.29      9,894      4.50%
United Kingdom (33.27%):
LAD LN        Ladbrokes Plc #                                        6.59%         2,865         3.38      9,689      4.57%
EMG LN        Man Group Plc #                                        6.50%         6,974         1.37      9,551     17.65%
RSA LN        RSA Insurance Group Plc #                              6.72%         5,625         1.75      9,868      7.00%
TSCO LN       Tesco Plc #                                            6.80%         1,750         5.71      9,997      4.34%
VOD LN        Vodafone Group Plc #                                   6.66%         3,479         2.81      9,787      5.82%
United States (32.70%):
T             AT&T Inc.                                              6.56%           263        36.62      9,631      4.92%
GE            General Electric Company                               6.51%           414        23.10      9,563      3.29%
INTC          Intel Corporation                                      6.51%           438        21.83      9,562      4.12%
MSFT          Microsoft Corporation                                  6.57%           340        28.37      9,646      3.24%
PFE           Pfizer Inc.                                            6.55%           336        28.64      9,623      3.35%
                                                                   _______                              ________
                      Total Investments                            100.00%                              $146,920
                                                                   =======                              ========

_____________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

             Nasdaq(R) Target 15 Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                       At the Opening of Business on the
                     Initial Date of Deposit-March 28, 2013



                                                                        Percentage                   Market      Cost of
Ticker Symbol and                                                       of Aggregate     Number      Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price   of Shares   Share       the Trust (2)
___________________________________                                     ______________   _________   _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (33.24%):
DISCA      Discovery Communications Inc. *                                  3.32%             68    $  78.59        $  5,344
LBTYA      Liberty Global, Inc. *                                           2.92%             65       72.35           4,702
NWSA       News Corporation (Class A)                                      13.32%            709       30.23          21,433
SIRI       Sirius XM Radio Inc. *                                           5.83%          3,047        3.08           9,385
VIAB       Viacom Inc. (Class B)                                            7.85%            206       61.36          12,640
Health Care (44.77%):
CELG       Celgene Corporation *                                           13.58%            193      113.24          21,855
GILD       Gilead Sciences, Inc. *                                         20.07%            677       47.72          32,306
LIFE       Life Technologies Corporation *                                  3.15%             79       64.12           5,065
MYL        Mylan, Inc. *                                                    3.30%            185       28.74           5,317
REGN       Regeneron Pharmaceuticals, Inc. *                                4.67%             44      170.90           7,520
Information Technology (21.99%):
LLTC       Linear Technology Corporation                                    2.55%            108       37.95           4,099
STX        Seagate Technology +                                             3.71%            163       36.68           5,979
SYMC       Symantec Corporation *                                           4.88%            320       24.53           7,850
WDC        Western Digital Corporation                                      3.36%            108       50.14           5,415
YHOO       Yahoo! Inc. *                                                    7.49%            511       23.59          12,055
                                                                          _______                                   ________
                Total Investments                                         100.00%                                   $160,965
                                                                          =======                                   ========

___________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

       NYSE(R) International Target 25 Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


    At the Opening of Business on the Initial Date of Deposit-March 28, 2013



                                                                          Percentage
                                                                          of Aggregate    Number    Market      Cost of
Ticker Symbol and                                                         Offering        of        Value per   Securities to
Name of Issuer of Securities (1)(4)(5) +                                  Price           Shares    Share       the Trust (2)
________________________________________                                  ____________    ______    _________   _____________
COMMON STOCKS (100%):
Brazil (8%):
PBR       Petroleo Brasileiro S.A. (ADR)                                    4%            308       $  16.75    $  5,159
VALE      Vale S.A. (ADR)                                                   4%            296          17.40       5,150
Canada (12%):
CNQ       Canadian Natural Resources Ltd.                                   4%            160          32.14       5,143
SU        Suncor Energy, Inc.                                               4%            172          29.89       5,141
TCK       Teck Resources Limited (Class B)                                  4%            182          28.30       5,151
China (8%):
SNP       China Petroleum and Chemical Corporation (Sinopec) (ADR)          4%             44         117.19       5,156
PTR       PetroChina Company Limited (ADR)                                  4%             39         131.94       5,146
France (8%):
FTE       France Telecom S.A. (ADR)                                         4%            509          10.13       5,156
TOT       Total S.A. (ADR)                                                  4%            107          48.19       5,156
Germany (4%):
DB        Deutsche Bank AG                                                  4%            132          39.07       5,157
Hong Kong (4%):
CHU       China Unicom Ltd. (ADR)                                           4%            376          13.69       5,148
Italy (4%):
E         Eni SpA (ADR)                                                     4%            114          45.18       5,151
Japan (20%):
MTU       Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR)                 4%            865           5.96       5,155
MFG       Mizuho Financial Group, Inc. (ADR)                                4%          1,184           4.35       5,150
NTT       Nippon Telegraph and Telephone Corporation (ADR)                  4%            236          21.81       5,147
DCM       NTT DoCoMo, Inc. (ADR)                                            4%            337          15.28       5,149
SMFG      Sumitomo Mitsui Financial Group, Inc. (ADR)                       4%            632           8.15       5,151
The Netherlands (8%):
ING       ING Groep N.V. (ADR) *                                            4%            713           7.23       5,155
VIP       VimpelCom Ltd. (ADR)                                              4%            437          11.80       5,157
Norway (4%):
STO       StatoilHydro ASA (ADR)                                            4%            211          24.40       5,148
South Korea (8%):
PKX       POSCO (ADR)                                                       4%             70          73.80       5,166
SHG       Shinhan Financial Group Co., Ltd. (ADR)                           4%            145          35.55       5,155
United Kingdom (12%):
AV        Aviva Plc (ADR)                                                   4%            567           9.09       5,154
BP        BP Plc (ADR)                                                      4%            122          42.26       5,156
RDS/A     Royal Dutch Shell Plc (ADR)                                       4%             79          65.13       5,145
                                                                          ____                                  ________
           Total Investments                                              100%                                  $128,802
                                                                          ====                                  ========

______________________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

                S&P Target 24 Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                       At the Opening of Business on the
                     Initial Date of Deposit-March 28, 2013



                                                                     Percentage
                                                                     of Aggregate    Number      Market        Cost of
Ticker Symbol and                                                    Offering        of          Value per     Securities to
Name of Issuer of Securities (1)(4)                                  Price           Shares      Share         the Trust (2)
___________________________________                                  ___________     ______      _________     _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (12.20%):
AZO       AutoZone, Inc. *                                             5.90%            24       $  393.94     $  9,455
HRB       H&R Block, Inc.                                              3.27%           180           29.16        5,249
SNI       Scripps Networks Interactive, Inc.                           3.03%            76           63.97        4,862
Consumer Staples (12.70%):
CCE       Coca-Cola Enterprises Inc.                                   0.60%            26           37.09          964
CL        Colgate-Palmolive Company                                    3.20%            44          116.72        5,136
PM        Philip Morris International Inc.                             8.90%           155           92.00       14,260
Energy (11.52%):
CVX       Chevron Corporation                                          9.90%           132          120.19       15,865
MPC       Marathon Petroleum Corporation                               1.29%            23           89.67        2,062
TSO       Tesoro Corporation                                           0.33%             9           57.96          522
Financials (16.70%):
AON       Aon Plc +                                                    4.37%           114           61.50        7,011
DFS       Discover Financial Services                                  5.05%           180           44.98        8,096
BEN       Franklin Resources, Inc.                                     7.28%            78          149.57       11,666
Health Care (13.00%):
ABBV      AbbVie Inc.                                                  6.66%           266           40.15       10,680
BDX       Becton, Dickinson and Company                                1.90%            32           95.16        3,045
BIIB      Biogen Idec Inc. *                                           4.44%            39          182.68        7,125
Industrials (10.72%):
FLS       Flowserve Corporation                                        2.06%            20          165.22        3,304
ITW       Illinois Tool Works Inc.                                     7.30%           193           60.62       11,700
RHI       Robert Half International Inc.                               1.36%            59           37.03        2,185
Information Technology (19.51%):
MA        MasterCard, Inc.                                            12.08%            36          538.03       19,369
STX       Seagate Technology +                                         2.47%           108           36.68        3,961
YHOO      Yahoo! Inc. *                                                4.96%           337           23.59        7,950
Materials (3.65%):
CF        CF Industries Holdings, Inc.                                 0.48%             4          191.76          767
MON       Monsanto Company                                             2.43%            37          105.12        3,889
SHW       The Sherwin-Williams Company                                 0.74%             7          169.28        1,185
                                                                     _______                                   ________
               Total Investments                                     100.00%                                   $160,308
                                                                     =======                                   ========

______________________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

             S&P Target SMid 60 Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                       Percentage
                                                                       of Aggregate    Number     Market      Cost of
Ticker Symbol and                                                      Offering        of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                    Price           Shares     Share       the Trust (2)
___________________________________                                    ____________    ______     _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (5.55%):
BYD       Boyd Gaming Corporation *                                    1.11%           222        $ 8.66       $1,922
SSP       The E.W. Scripps Company *                                   1.11%           160         12.03        1,925
PBY       The Pep Boys-Manny, Moe & Jack *                             1.11%           164         11.77        1,930
RCII      Rent-A-Center, Inc.                                          2.22%           104         36.98        3,846
Consumer Staples (7.78%):
AOI       Alliance One International, Inc. *                           1.11%           495          3.89        1,926
POST      Post Holdings, Inc. *                                        2.23%            91         42.48        3,866
SENEA     Seneca Foods Corp. *                                         1.11%            58         33.26        1,929
SPTN      Spartan Stores, Inc.                                         1.11%           109         17.63        1,922
UVV       Universal Corporation                                        2.22%            68         56.46        3,839
Energy (11.12%):
BBG       Bill Barrett Corporation *                                   2.22%           190         20.28        3,853
EXH       Exterran Holdings Inc. *                                     1.12%            71         27.26        1,935
PTEN      Patterson-UTI Energy, Inc.                                   2.22%           160         24.03        3,845
PES       Pioneer Energy Services Corp. *                              1.11%           231          8.32        1,922
SPN       Superior Energy Services, Inc. *                             2.22%           148         26.00        3,848
TDW       Tidewater Inc.                                               2.23%            76         50.76        3,858
Financials (36.69%):
Y         Alleghany Corporation *                                      2.23%            10        386.40        3,864
AFG       American Financial Group, Inc.                               2.21%            81         47.28        3,830
AHL       Aspen Insurance Holdings Ltd. +                              2.22%           100         38.41        3,841
ASBC      Associated Banc-Corp                                         2.22%           253         15.22        3,851
BKMU      Bank Mutual Corporation                                      1.11%           345          5.58        1,925
BANR      Banner Corporation                                           1.12%            61         31.65        1,931
CDR       Cedar Realty Trust Inc. (6)                                  1.11%           315          6.12        1,928
RE        Everest Re Group, Ltd. +                                     2.22%            30        128.44        3,853
FAF       First American Financial Corporation                         2.22%           154         24.98        3,847
FBP       First BanCorp. +*                                            1.11%           306          6.30        1,928
HCC       HCC Insurance Holdings, Inc.                                 2.23%            93         41.51        3,860
MBFI      MB Financial, Inc.                                           1.11%            80         24.04        1,923
NAVG      The Navigators Group, Inc. *                                 1.11%            33         58.43        1,928
PJC       Piper Jaffray Companies, Inc. *                              1.11%            56         34.28        1,920
PL        Protective Life Corporation                                  2.23%           108         35.78        3,864
SFG       StanCorp Financial Group, Inc.                               2.22%            90         42.75        3,847
STC       Stewart Information Services Corporation                     1.12%            76         25.49        1,937
SNV       Synovus Financial Corp.                                      2.22%         1,380          2.79        3,850
UFCS      United Fire Group, Inc.                                      1.11%            76         25.35        1,927
WRB       W.R. Berkley Corporation                                     2.23%            88         43.93        3,866
WBS       Webster Financial Corporation                                2.23%           159         24.25        3,856


                       Schedule of Investments (cont'd.)

             S&P Target SMid 60 Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                       Percentage
                                                                       of Aggregate    Number     Market     Cost of
Ticker Symbol and                                                      Offering        of         Value per  Securities to
Name of Issuer of Securities (1)(4)                                    Price           Shares     Share      the Trust (2)
___________________________________                                    ____________    ______     _________  _____________
Health Care (6.64%):
AFFX     Affymetrix, Inc. *                                            1.11%           408        $ 4.72     $  1,926
AMED     Amedisys, Inc. *                                              1.11%           167         11.51        1,922
KND      Kindred Healthcare, Inc. *                                    1.11%           178         10.81        1,924
LPNT     LifePoint Hospitals, Inc. *                                   2.21%            79         48.50        3,831
MGLN     Magellan Health Services, Inc. *                              1.10%            40         47.64        1,906
Industrials (7.77%):
ABFS     Arkansas Best Corporation                                     1.11%           163         11.81        1,925
JBLU     JetBlue Airways Corporation *                                 2.22%           558          6.90        3,850
NCI      Navigant Consulting, Inc. *                                   1.11%           146         13.15        1,920
SKYW     SkyWest, Inc.                                                 1.11%           120         16.03        1,924
URS      URS Corporation                                               2.22%            82         47.00        3,854
Information Technology (13.35%):
AOL      AOL, Inc. *                                                   2.22%            98         39.20        3,842
BBOX     Black Box Corporation                                         1.12%            86         22.48        1,933
BRKS     Brooks Automation Inc.                                        1.11%           190         10.15        1,928
CBR      CIBER, Inc. *                                                 1.11%           417          4.62        1,926
IM       Ingram Micro Inc. *                                           2.23%           196         19.67        3,855
NSIT     Insight Enterprises, Inc. *                                   1.12%            94         20.56        1,933
KLIC     Kulicke & Soffa Industries, Inc. *                            1.11%           171         11.29        1,931
SNX      SYNNEX Corporation *                                          1.11%            47         40.88        1,921
VSH      Vishay Intertechnology, Inc. *                                2.22%           282         13.64        3,846
Materials (4.44%):
CMC      Commercial Metals Company                                     2.22%           237         16.26        3,854
RS       Reliance Steel & Aluminum Co.                                 2.22%            54         71.09        3,839
Utilities (6.66%):
GXP      Great Plains Energy Incorporated                              2.22%           168         22.90        3,847
NVE      NV Energy Inc.                                                2.22%           192         20.02        3,844
WR       Westar Energy, Inc.                                           2.22%           117         32.80        3,838
                                                                     _______                                 ________
              Total Investments                                      100.00%                                 $173,261
                                                                     =======                                 ========

______________________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

         Target Diversified Dividend Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                       Percentage
                                                                       of Aggregate     Number     Market      Cost of
Ticker Symbol and                                                      Offering         of         Value per   Securities to
Name of Issuer of Securities (1)(4)                                    Price            Shares     Share       the Trust (2)
___________________________________                                    ____________     ______     _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (10.01%):
CCL         Carnival Corporation +                                      2.51%           131        $ 33.63      $ 4,405
GCI         Gannett Co., Inc.                                           2.50%           201          21.87        4,396
MDP         Meredith Corporation                                        2.50%           114          38.61        4,401
SPLS        Staples, Inc.                                               2.50%           329          13.36        4,395
Consumer Staples (10.00%):
ADM         Archer-Daniels-Midland Company                              2.49%           133          32.97        4,385
TAP         Molson Coors Brewing Company                                2.51%            91          48.49        4,413
SWY         Safeway Inc.                                                2.50%           167          26.35        4,400
UVV         Universal Corporation                                       2.50%            78          56.46        4,404
Energy (9.98%):
COP         ConocoPhillips                                              2.51%            73          60.38        4,408
ESV         Ensco Plc +                                                 2.49%            73          60.01        4,381
HFC         HollyFrontier Corporation                                   2.49%            85          51.55        4,382
OXY         Occidental Petroleum Corporation                            2.49%            56          78.13        4,375
Financials (10.00%):
BLX         Banco Latinoamericano de Comercio Exterior S.A. +           2.50%           178          24.72        4,400
HMN         Horace Mann Educators Corporation                           2.50%           211          20.80        4,389
JPM         JPMorgan Chase & Co.                                        2.50%            92          47.77        4,395
WFC         Wells Fargo & Company                                       2.50%           119          36.98        4,401
Health Care (10.00%):
CAH         Cardinal Health, Inc.                                       2.49%           105          41.71        4,380
OMI         Owens & Minor, Inc.                                         2.51%           136          32.39        4,405
QSII        Quality Systems, Inc.                                       2.50%           245          17.97        4,403
DGX         Quest Diagnostics Incorporated                              2.50%            78          56.40        4,399
Industrials (10.00%):
AYR         Aircastle Ltd. +                                            2.50%           330          13.33        4,399
LLL         L-3 Communications Holdings, Inc.                           2.51%            55          80.16        4,409
NOC         Northrop Grumman Corporation                                2.50%            63          69.90        4,404
TGH         Textainer Group Holdings Limited +                          2.49%           111          39.45        4,379


                       Schedule of Investments (cont'd.)

         Target Diversified Dividend Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                      Percentage
                                                                      of Aggregate     Number      Market      Cost of
Ticker Symbol and                                                     Offering         of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price            Shares      Share       the Trust (2)
___________________________________                                   ____________     ______      _________   _____________
Information Technology (10.00%):
CA          CA Inc.                                                     2.50%           176        $ 25.01     $  4,402
GLW         Corning Incorporated                                        2.50%           334          13.15        4,392
HRS         Harris Corporation                                          2.50%            97          45.29        4,393
INTC        Intel Corporation                                           2.50%           201          21.83        4,388
Materials (9.99%):
IAG         IAMGOLD Corporation +                                       2.50%           605           7.26        4,392
NEM         Newmont Mining Corporation                                  2.49%           105          41.74        4,383
PAAS        Pan American Silver Corporation +                           2.50%           265          16.57        4,391
SCHN        Schnitzer Steel Industries, Inc.                            2.50%           164          26.83        4,400
Telecommunication Services (10.01%):
T           AT&T Inc.                                                   2.50%           120          36.62        4,394
BCE         BCE Inc. +                                                  2.50%            95          46.31        4,399
TDS         Telephone and Data Systems, Inc.                            2.50%           209          21.00        4,389
VZ          Verizon Communications Inc.                                 2.51%            90          48.94        4,405
Utilities (10.01%):
AVA         Avista Corporation                                          2.50%           162          27.15        4,398
ETR         Entergy Corporation                                         2.51%            70          62.94        4,406
NVE         NV Energy Inc.                                              2.51%           220          20.02        4,404
PEG         Public Service Enterprise Group Incorporated                2.49%           130          33.69        4,380
                                                                      _______                                  ________
            Total Investments                                         100.00%                                  $175,824
                                                                      =======                                  ========

______________________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

       Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


At the Opening of Business on the Initial Date of Deposit-March 28, 2013



                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares      Share       the Trust (2)
___________________________________                                     ____________   ______      _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (4.14%):
CCL         Carnival Corporation +                                       0.62%             60       $ 33.63      $  2,018
GCI         Gannett Co., Inc.                                            0.63%             93         21.87         2,034
LAD LN      Ladbrokes Plc #                                              1.64%          1,575          3.38         5,326
MDP         Meredith Corporation                                         0.62%             52         38.61         2,008
SPLS        Staples, Inc.                                                0.63%            152         13.36         2,031
Consumer Staples (5.46%):
ADM         Archer-Daniels-Midland Company                               0.62%             61         32.97         2,011
TAP         Molson Coors Brewing Company                                 0.63%             42         48.49         2,037
SWY         Safeway Inc.                                                 0.63%             77         26.35         2,029
TSCO LN     Tesco Plc #                                                  1.70%            962          5.71         5,495
UVV         Universal Corporation                                        1.88%            108         56.46         6,098
Energy (9.21%):
BP/ LN      BP Plc #                                                     1.26%            582          7.01         4,079
386 HK      China Petroleum and Chemical Corporation (Sinopec) #         1.71%          4,737          1.17         5,552
COP         ConocoPhillips                                               1.88%            101         60.38         6,098
ENI IM      Eni SpA #                                                    1.24%            178         22.52         4,008
ESV         Ensco Plc +                                                  0.63%             34         60.01         2,040
HFC         HollyFrontier Corporation                                    0.62%             39         51.55         2,010
OXY         Occidental Petroleum Corporation                             0.63%             26         78.13         2,031
FP FP       Total S.A. #                                                 1.24%             84         47.82         4,017
Financials (25.84%):
ALL         The Allstate Corporation                                     1.25%             83         48.67         4,040
CS FP       AXA S.A. #                                                   1.23%            231         17.19         3,971
BLX         Banco Latinoamericano de Comercio Exterior S.A. +            0.63%             82         24.72         2,027
3988 HK     Bank of China Ltd. #                                         1.71%         11,902          0.47         5,550
BBT         BB&T Corporation                                             1.25%            130         31.28         4,066
939 HK      China Construction Bank #                                    1.69%          6,643          0.82         5,476
CINF        Cincinnati Financial Corporation                             1.24%             86         46.89         4,033
FNB         F.N.B. Corporation                                           1.25%            342         11.84         4,049
FNFG        First Niagara Financial Group, Inc.                          1.25%            459          8.83         4,053
FMER        FirstMerit Corporation                                       1.25%            245         16.54         4,052
HMN         Horace Mann Educators Corporation                            0.62%             97         20.80         2,018
1398 HK     Industrial and Commercial Bank of China Ltd. #               1.69%          7,810          0.70         5,483
JPM         JPMorgan Chase & Co.                                         0.62%             42         47.77         2,006
EMG LN      Man Group Plc #                                              1.62%          3,836          1.37         5,253


                       Schedule of Investments (cont'd.)

       Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


    At the Opening of Business on the Initial Date of Deposit-March 28, 2013



                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares      Share       the Trust (2)
___________________________________                                     ____________   ______      _________   _____________
Financials (cont'd.):
NYCB        New York Community Bancorp, Inc.                               1.25%          283       $ 14.32      $  4,053
PBCT        People's United Financial Inc.                                 1.25%          302         13.41         4,050
RSA LN      RSA Insurance Group Plc #                                      1.67%        3,094          1.75         5,428
SWEDA SS    Swedbank AB #                                                  1.24%          180         22.42         4,035
TRMK        Trustmark Corporation                                          1.25%          163         24.85         4,051
UBSI        United Bankshares, Inc.                                        1.25%          153         26.47         4,050
WFC         Wells Fargo & Company                                          0.63%           55         36.98         2,034
Health Care (6.69%):
AZN LN      AstraZeneca Plc #                                              1.26%           83         49.12         4,077
CAH         Cardinal Health, Inc.                                          0.63%           49         41.71         2,044
GSK LN      GlaxoSmithKline Plc #                                          1.28%          179         23.09         4,134
OMI         Owens & Minor, Inc.                                            0.63%           63         32.39         2,041
PFE         Pfizer Inc.                                                    1.63%          185         28.64         5,298
QSII        Quality Systems, Inc.                                          0.63%          113         17.97         2,031
DGX         Quest Diagnostics Incorporated                                 0.63%           36         56.40         2,030
Industrials (5.83%):
AYR         Aircastle Ltd. +                                               0.63%          152         13.33         2,026
267 HK      CITIC Pacific Limited #                                        1.68%        4,225          1.29         5,442
GE          General Electric Company                                       1.65%          232         23.10         5,359
LLL         L-3 Communications Holdings, Inc.                              0.62%           25         80.16         2,004
NOC         Northrop Grumman Corporation                                   0.63%           29         69.90         2,027
TGH         Textainer Group Holdings Limited +                             0.62%           51         39.45         2,012
Information Technology (5.85%):
CA          CA Inc.                                                        0.63%           81         25.01         2,026
GLW         Corning Incorporated                                           0.62%          154         13.15         2,025
HRS         Harris Corporation                                             0.63%           45         45.29         2,038
INTC        Intel Corporation                                              2.31%          343         21.83         7,487
MSFT        Microsoft Corporation                                          1.66%          190         28.37         5,390
Materials (5.01%):
CMC         Commercial Metals Company                                      1.25%          249         16.26         4,049
IAG         IAMGOLD Corporation +                                          0.63%          279          7.26         2,026
LYB         LyondellBasell Industries NV +                                 1.25%           64         63.37         4,056
NEM         Newmont Mining Corporation                                     0.63%           49         41.74         2,045
PAAS        Pan American Silver Corporation +                              0.62%          122         16.57         2,022
SCHN        Schnitzer Steel Industries, Inc.                               0.63%           76         26.83         2,039


                       Schedule of Investments (cont'd.)

       Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


    At the Opening of Business on the Initial Date of Deposit-March 28, 2013



                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                     Price          Shares      Share       the Trust (2)
___________________________________                                     ____________   ______      _________   _____________
Telecommunication Services (13.28%):
T           AT&T Inc.                                                      2.31%          205      $  36.62      $  7,507
BCE         BCE Inc. +                                                     0.63%           44         46.31         2,038
CTL         CenturyLink, Inc.                                              1.25%          115         35.12         4,039
DTE GY      Deutsche Telekom AG #                                          1.23%          381         10.49         3,996
FTE FP      France Telecom S.A. #                                          1.21%          390         10.10         3,938
TDS         Telephone and Data Systems, Inc.                               0.62%           96         21.00         2,016
TLSN SS     TeliaSonera AB #                                               1.25%          570          7.11         4,055
VZ          Verizon Communications Inc.                                    0.62%           41         48.94         2,006
VIV FP      Vivendi S.A. #                                                 1.25%          197         20.51         4,041
VOD LN      Vodafone Group Plc #                                           2.91%        3,348          2.81         9,418
Utilities (18.69%):
GAS         AGL Resources Inc.                                             1.25%           98         41.42         4,059
AVA         Avista Corporation                                             0.63%           75         27.15         2,036
BKH         Black Hills Corporation                                        1.25%           92         44.08         4,055
EOAN GY     E.ON SE #                                                      1.25%          235         17.18         4,037
EDF FP      EDF SA (Electricite de France) #                               1.23%          208         19.25         4,003
EIX         Edison International                                           1.24%           80         50.39         4,031
ENEL IM     Enel SpA #                                                     1.24%        1,238          3.24         4,016
ETR         Entergy Corporation                                            0.62%           32         62.94         2,014
GSZ FP      GDF Suez #                                                     1.24%          210         19.16         4,023
TEG         Integrys Energy Group, Inc.                                    1.26%           71         57.39         4,075
NG/ LN      National Grid Plc #                                            1.26%          359         11.36         4,078
NI          NiSource Inc.                                                  1.25%          141         28.77         4,057
NVE         NV Energy Inc.                                                 0.62%          101         20.02         2,022
PNW         Pinnacle West Capital Corporation                              1.25%           71         57.21         4,062
PEG         Public Service Enterprise Group Incorporated                   0.62%           60         33.69         2,021
RWE GY      RWE AG #                                                       1.23%          109         36.68         3,998
SSE LN      SSE Plc #                                                      1.25%          181         22.40         4,054
                                                                         _______                                 ________
                 Total Investments                                       100.00%                                 $324,123
                                                                         =======                                 ========

______________________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

             Target Double Play Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                       At the Opening of Business on the
                     Initial Date of Deposit-March 28, 2013



                                                                        Percentage        Number     Market      Cost of
Ticker Symbol and                                                       of Aggregate      of         Value per   Securities to
Name of Issuer of Securities (1)                                        Offering Price    Shares     Share       the Trust (2)
________________________________                                        ______________    ______     _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (14.98%):
BGFV     Big 5 Sporting Goods Corp.                                        0.50%           52       $ 15.55      $    809
BC       Brunswick Corporation                                             1.04%           49         34.05         1,668
CSV      Carriage Services, Inc.                                           0.50%           38         21.12           803
CONN     Conn's, Inc. *                                                    0.50%           23         35.05           806
DHI      D.R. Horton, Inc.                                                 2.64%          174         24.39         4,244
HVT      Haverty Furniture Companies, Inc.                                 0.50%           39         20.60           803
KKD      Krispy Kreme Doughnuts Inc. *                                     0.50%           56         14.42           807
MHK      Mohawk Industries, Inc. *                                         2.66%           38        112.50         4,275
NLS      The Nautilus Group, Inc. *                                        0.50%          107          7.51           804
SPF      Standard Pacific Corp. *                                          0.63%          115          8.79         1,011
TUP      Tupperware Brands Corporation                                     1.47%           29         81.59         2,366
WHR      Whirlpool Corporation                                             3.04%           42        116.23         4,882
WGO      Winnebago Industries, Inc. *                                      0.50%           37         21.87           809
Consumer Staples (4.03%):
FLO      Flowers Foods, Inc.                                               1.53%           75         32.66         2,449
UVV      Universal Corporation                                             2.50%           71         56.46         4,009
Energy (10.95%):
COP      ConocoPhillips                                                    2.52%           67         60.38         4,045
VLO      Valero Energy Corporation                                         8.43%          301         44.95        13,530
Financials (25.00%):
ALL      The Allstate Corporation                                          2.49%           82         48.67         3,991
BBT      BB&T Corporation                                                  2.50%          128         31.28         4,004
CINF     Cincinnati Financial Corporation                                  2.51%           86         46.89         4,032
FNB      F.N.B. Corporation                                                2.50%          339         11.84         4,014
FNFG     First Niagara Financial Group, Inc.                               2.50%          454          8.83         4,009
FMER     FirstMerit Corporation                                            2.50%          243         16.54         4,019
NYCB     New York Community Bancorp, Inc.                                  2.50%          280         14.32         4,010
PBCT     People's United Financial Inc.                                    2.50%          299         13.41         4,010
TRMK     Trustmark Corporation                                             2.49%          161         24.85         4,001
UBSI     United Bankshares, Inc.                                           2.51%          152         26.47         4,023
Health Care (12.99%):
AHS      AMN Healthcare Services, Inc. *                                   0.50%           51         15.76           804
CELG     Celgene Corporation *                                            12.49%          177        113.24        20,043
Industrials (7.02%):
FLS      Flowserve Corporation                                             2.68%           26        165.22         4,296
HTZ      Hertz Global Holdings, Inc. *                                     2.91%          211         22.11         4,665
MTW      The Manitowoc Company, Inc.                                       0.93%           72         20.66         1,487
SCS      Steelcase Inc.                                                    0.50%           54         14.98           809
Information Technology (3.06%):
CSC      Computer Sciences Corporation                                     2.56%           84         48.94         4,111
EFII     Electronics for Imaging, Inc. *                                   0.50%           31         25.96           805


                       Schedule of Investments (cont'd.)

             Target Double Play Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                       At the Opening of Business on the
                     Initial Date of Deposit-March 28, 2013



                                                                        Percentage        Number     Market      Cost of
Ticker Symbol and                                                       of Aggregate      of         Value per   Securities to
Name of Issuer of Securities (1)                                        Offering Price    Shares     Share       the Trust (2)
________________________________                                        ______________    ______     _________   _____________
Materials (4.47%):
AXLL     Axiall Corporation                                                1.47%           39        $ 60.53     $  2,361
CMC      Commercial Metals Company                                         2.50%          247          16.26        4,016
TG       Tredegar Corporation                                              0.50%           28          28.78          806
Telecommunication Services (2.50%):
CTL      CenturyLink, Inc.                                                 2.50%          114          35.12        4,004
Utilities (15.00%):
GAS      AGL Resources Inc.                                                2.50%           97          41.42        4,018
BKH      Black Hills Corporation                                           2.50%           91          44.08        4,011
EIX      Edison International                                              2.51%           80          50.39        4,031
TEG      Integrys Energy Group, Inc.                                       2.50%           70          57.39        4,017
NI       NiSource Inc.                                                     2.49%          139          28.77        3,999
PNW      Pinnacle West Capital Corporation                                 2.50%           70          57.21        4,005
                                                                         _______                                 ________
              Total Investments                                          100.00%                                 $160,521
                                                                         =======                                 ========

______________________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

              Target Focus Four Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                       At the Opening of Business on the
                     Initial Date of Deposit-March 28, 2013



                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price           Shares      Share       the Trust (2)
___________________________________                                   ____________    ______      _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (10.72%):
BGFV     Big 5 Sporting Goods Corp.                                     0.30%           56        $  15.55    $   871
BYD      Boyd Gaming Corporation *                                      0.33%          110            8.66        953
BC       Brunswick Corporation                                          0.63%           53           34.05      1,805
CSV      Carriage Services, Inc.                                        0.30%           41           21.12        866
CONN     Conn's, Inc. *                                                 0.31%           25           35.05        876
DHI      D.R. Horton, Inc.                                              1.58%          186           24.39      4,536
SSP      The E.W. Scripps Company *                                     0.34%           80           12.03        962
HVT      Haverty Furniture Companies, Inc.                              0.30%           42           20.60        865
KKD      Krispy Kreme Doughnuts Inc. *                                  0.30%           60           14.42        865
MHK      Mohawk Industries, Inc. *                                      1.61%           41          112.50      4,612
NLS      The Nautilus Group, Inc. *                                     0.30%          115            7.51        864
PBY      The Pep Boys-Manny, Moe & Jack *                               0.33%           81           11.77        953
RCII     Rent-A-Center, Inc.                                            0.67%           52           36.98      1,923
SPF      Standard Pacific Corp. *                                       0.38%          123            8.79      1,081
TUP      Tupperware Brands Corporation                                  0.91%           32           81.59      2,611
WHR      Whirlpool Corporation                                          1.82%           45          116.23      5,230
WGO      Winnebago Industries, Inc. *                                   0.31%           40           21.87        875
Consumer Staples (4.74%):
AOI      Alliance One International, Inc. *                             0.33%          246            3.89        957
FLO      Flowers Foods, Inc.                                            0.91%           80           32.66      2,613
POST     Post Holdings, Inc. *                                          0.67%           45           42.48      1,912
SENEA    Seneca Foods Corp. *                                           0.34%           29           33.26        964
SPTN     Spartan Stores, Inc.                                           0.33%           54           17.63        952
UVV      Universal Corporation                                          2.16%          110           56.46      6,211
Energy (13.90%):
BBG      Bill Barrett Corporation *                                     0.66%           94           20.28      1,906
BP       BP Plc (ADR) +                                                 0.40%           27           42.26      1,141
CNQ      Canadian Natural Resources Ltd. +                              0.40%           36           32.14      1,157
SNP      China Petroleum and Chemical Corporation (Sinopec) (ADR) +     0.41%           10          117.19      1,172
COP      ConocoPhillips                                                 1.49%           71           60.38      4,287
E        Eni SpA (ADR) +                                                0.39%           25           45.18      1,129
EXH      Exterran Holdings Inc. *                                       0.33%           35           27.26        954
PTEN     Patterson-UTI Energy, Inc.                                     0.67%           80           24.03      1,922


                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                       At the Opening of Business on the
                     Initial Date of Deposit-March 28, 2013



                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price           Shares      Share       the Trust (2)
___________________________________                                   ____________    ______      _________   _____________
Energy (cont'd):
PTR      PetroChina Company Limited (ADR) +                             0.41%            9        $ 131.94    $  1,187
PBR      Petroleo Brasileiro S.A. (ADR) +                               0.40%           69           16.75       1,156
PES      Pioneer Energy Services Corp. *                                0.33%          115            8.32         957
RDS/A    Royal Dutch Shell Plc (ADR) +                                  0.41%           18           65.13       1,172
STO      StatoilHydro ASA (ADR) +                                       0.40%           47           24.40       1,147
SU       Suncor Energy, Inc. +                                          0.40%           38           29.89       1,136
SPN      Superior Energy Services, Inc. *                               0.67%           74           26.00       1,924
TDW      Tidewater Inc.                                                 0.67%           38           50.76       1,929
TOT      Total S.A. (ADR) +                                             0.40%           24           48.19       1,157
VLO      Valero Energy Corporation                                      5.06%          323           44.95      14,519
Financials (28.79%):
Y        Alleghany Corporation *                                        0.67%            5          386.40       1,932
ALL      The Allstate Corporation                                       1.49%           88           48.67       4,283
AFG      American Financial Group, Inc.                                 0.66%           40           47.28       1,891
AHL      Aspen Insurance Holdings Ltd. +                                0.67%           50           38.41       1,920
ASBC     Associated Banc-Corp                                           0.67%          126           15.22       1,918
AV       Aviva Plc (ADR) +                                              0.40%          126            9.09       1,145
BKMU     Bank Mutual Corporation                                        0.33%          171            5.58         954
BANR     Banner Corporation                                             0.33%           30           31.65         949
BBT      BB&T Corporation                                               1.50%          138           31.28       4,317
CDR      Cedar Realty Trust Inc. (6)                                    0.33%          156            6.12         955
CINF     Cincinnati Financial Corporation                               1.50%           92           46.89       4,314
DB       Deutsche Bank AG +                                             0.40%           29           39.07       1,133
RE       Everest Re Group, Ltd. +                                       0.67%           15          128.44       1,927
FNB      F.N.B. Corporation                                             1.50%          363           11.84       4,298
FAF      First American Financial Corporation                           0.67%           77           24.98       1,923
FBP      First BanCorp. +*                                              0.33%          152            6.30         958
FNFG     First Niagara Financial Group, Inc.                            1.50%          487            8.83       4,300
FMER     FirstMerit Corporation                                         1.50%          260           16.54       4,300
HCC      HCC Insurance Holdings, Inc.                                   0.67%           46           41.51       1,909
ING      ING Groep N.V. (ADR) +*                                        0.40%          159            7.23       1,150
MBFI     MB Financial, Inc.                                             0.34%           40           24.04         962
MTU      Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR) +            0.40%          193            5.96       1,150
MFG      Mizuho Financial Group, Inc. (ADR) +                           0.40%          264            4.35       1,148


                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                       At the Opening of Business on the
                     Initial Date of Deposit-March 28, 2013



                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price           Shares      Share       the Trust (2)
___________________________________                                   ____________    ______      _________   _____________
Financials (cont'd):
NAVG     The Navigators Group, Inc. *                                   0.33%           16        $ 58.43     $     935
NYCB     New York Community Bancorp, Inc.                               1.50%          301          14.32         4,310
PBCT     People's United Financial Inc.                                 1.50%          321          13.41         4,305
PJC      Piper Jaffray Companies, Inc. *                                0.33%           28          34.28           960
PL       Protective Life Corporation                                    0.66%           53          35.78         1,896
SHG      Shinhan Financial Group Co., Ltd. (ADR) +                      0.40%           32          35.55         1,138
SFG      StanCorp Financial Group, Inc.                                 0.67%           45          42.75         1,924
STC      Stewart Information Services Corporation                       0.33%           37          25.49           943
SMFG     Sumitomo Mitsui Financial Group, Inc. (ADR) +                  0.40%          141           8.15         1,149
SNV      Synovus Financial Corp.                                        0.67%          686           2.79         1,914
TRMK     Trustmark Corporation                                          1.50%          173          24.85         4,299
UBSI     United Bankshares, Inc.                                        1.50%          163          26.47         4,315
UFCS     United Fire Group, Inc.                                        0.34%           38          25.35           963
WRB      W.R. Berkley Corporation                                       0.66%           43          43.93         1,889
WBS      Webster Financial Corporation                                  0.67%           79          24.25         1,916
Health Care (9.77%):
AFFX     Affymetrix, Inc. *                                             0.33%          203           4.72           958
AMED     Amedisys, Inc. *                                               0.33%           83          11.51           955
AHS      AMN Healthcare Services, Inc. *                                0.30%           55          15.76           867
CELG     Celgene Corporation *                                          7.49%          190         113.24        21,516
KND      Kindred Healthcare, Inc. *                                     0.33%           88          10.81           951
LPNT     LifePoint Hospitals, Inc. *                                    0.66%           39          48.50         1,891
MGLN     Magellan Health Services, Inc. *                               0.33%           20          47.64           953
Industrials (6.56%):
ABFS     Arkansas Best Corporation                                      0.33%           81          11.81           957
FLS      Flowserve Corporation                                          1.61%           28         165.22         4,626
HTZ      Hertz Global Holdings, Inc. *                                  1.75%          227          22.11         5,019
JBLU     JetBlue Airways Corporation *                                  0.67%          277           6.90         1,911
MTW      The Manitowoc Company, Inc.                                    0.56%           78          20.66         1,611
NCI      Navigant Consulting, Inc. *                                    0.33%           73          13.15           960
SKYW     SkyWest, Inc.                                                  0.34%           60          16.03           962
SCS      Steelcase Inc.                                                 0.30%           58          14.98           869
URS      URS Corporation                                                0.67%           41          47.00         1,927


                       Schedule of Investments (cont'd.)

              Target Focus Four Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                       At the Opening of Business on the
                     Initial Date of Deposit-March 28, 2013



                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price           Shares      Share       the Trust (2)
___________________________________                                   ____________    ______      _________   _____________
Information Technology (5.83%):
AOL      AOL, Inc. *                                                    0.67%           49        $  39.20    $   1,921
BBOX     Black Box Corporation                                          0.34%           43           22.48          967
BRKS     Brooks Automation Inc.                                         0.33%           94           10.15          954
CBR      CIBER, Inc. *                                                  0.33%          207            4.62          956
CSC      Computer Sciences Corporation                                  1.53%           90           48.94        4,405
EFII     Electronics for Imaging, Inc. *                                0.31%           34           25.96          883
IM       Ingram Micro Inc. *                                            0.66%           97           19.67        1,908
NSIT     Insight Enterprises, Inc. *                                    0.33%           46           20.56          946
KLIC     Kulicke & Soffa Industries, Inc. *                             0.33%           85           11.29          960
SNX      SYNNEX Corporation *                                           0.33%           23           40.88          940
VSH      Vishay Intertechnology, Inc. *                                 0.67%          140           13.64        1,910
Materials (5.21%):
AXLL     Axiall Corporation                                             0.86%           41           60.53        2,482
CMC      Commercial Metals Company                                      2.17%          383           16.26        6,228
PKX      POSCO (ADR) +                                                  0.41%           16           73.80        1,181
RS       Reliance Steel & Aluminum Co.                                  0.67%           27           71.09        1,919
TCK      Teck Resources Limited (Class B) +                             0.40%           41           28.30        1,160
TG       Tredegar Corporation                                           0.30%           30           28.78          863
VALE     Vale S.A. (ADR) +                                              0.40%           66           17.40        1,148
Telecommunication Services (3.50%):
CTL      CenturyLink, Inc.                                              1.50%          123           35.12        4,320
CHU      China Unicom Ltd. (ADR) +                                      0.40%           84           13.69        1,150
FTE      France Telecom S.A. (ADR) +                                    0.40%          113           10.13        1,145
NTT      Nippon Telegraph and Telephone Corporation (ADR) +             0.40%           53           21.81        1,156
DCM      NTT DoCoMo, Inc. (ADR) +                                       0.40%           75           15.28        1,146
VIP      VimpelCom Ltd. (ADR) +                                         0.40%           97           11.80        1,145
Utilities (10.98%):
GAS      AGL Resources Inc.                                             1.50%          104           41.42        4,308
BKH      Black Hills Corporation                                        1.50%           98           44.08        4,320
EIX      Edison International                                           1.49%           85           50.39        4,283
GXP      Great Plains Energy Incorporated                               0.67%           84           22.90        1,924
TEG      Integrys Energy Group, Inc.                                    1.50%           75           57.39        4,304
NI       NiSource Inc.                                                  1.50%          150           28.77        4,315
NVE      NV Energy Inc.                                                 0.67%           96           20.02        1,922
PNW      Pinnacle West Capital Corporation                              1.49%           75           57.21        4,291
WR       Westar Energy, Inc.                                            0.66%           58           32.80        1,902
                                                                      _______                                  ________
              Total Investments                                       100.00%                                  $287,196
                                                                      =======                                  ========

______________________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

              Target Focus Five Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                       At the Opening of Business on the
                     Initial Date of Deposit-March 28, 2013



                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share   the Trust (2)
___________________________________                                      ______________   ______    _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (12.36%):
BGFV          Big 5 Sporting Goods Corp.                                   0.25%           44       $  15.55    $    684
BYD           Boyd Gaming Corporation *                                    0.27%           87           8.66         753
BC            Brunswick Corporation                                        0.51%           42          34.05       1,430
CSV           Carriage Services, Inc.                                      0.24%           32          21.12         676
CONN          Conn's, Inc. *                                               0.25%           20          35.05         701
CON GY        Continental AG #                                             0.90%           21         119.74       2,515
DHI           D.R. Horton, Inc.                                            1.29%          147          24.39       3,585
DAI GY        Daimler AG #                                                 0.90%           45          55.33       2,490
SSP           The E.W. Scripps Company *                                   0.27%           63          12.03         758
HVT           Haverty Furniture Companies, Inc.                            0.24%           33          20.60         680
KKD           Krispy Kreme Doughnuts Inc. *                                0.24%           47          14.42         678
MHK           Mohawk Industries, Inc. *                                    1.30%           32         112.50       3,600
NLS           The Nautilus Group, Inc. *                                   0.25%           91           7.51         683
PBY           The Pep Boys-Manny, Moe & Jack *                             0.27%           64          11.77         753
RNO FP        Renault S.A. #                                               0.91%           40          62.94       2,518
RCII          Rent-A-Center, Inc.                                          0.55%           41          36.98       1,516
SPF           Standard Pacific Corp. *                                     0.31%           98           8.79         861
TUP           Tupperware Brands Corporation                                0.73%           25          81.59       2,040
VOW3 GY       Volkswagen AG (Preference Shares) #                          0.93%           13         198.72       2,583
WHR           Whirlpool Corporation                                        1.51%           36         116.23       4,184
WGO           Winnebago Industries, Inc. *                                 0.24%           31          21.87         678
Consumer Staples (4.79%):
AOI           Alliance One International, Inc. *                           0.27%          195           3.89         759
FLO           Flowers Foods, Inc.                                          0.75%           64          32.66       2,090
HEIA NA       Heineken NV #                                                0.90%           33          75.61       2,495
POST          Post Holdings, Inc. *                                        0.55%           36          42.48       1,529
SENEA         Seneca Foods Corp. *                                         0.28%           23          33.26         765
SPTN          Spartan Stores, Inc.                                         0.27%           43          17.63         758
UVV           Universal Corporation                                        1.77%           87          56.46       4,912
Energy (15.00%):
BBG           Bill Barrett Corporation *                                   0.55%           75          20.28       1,521
BP            BP Plc (ADR) +                                               0.32%           21          42.26         887
CNQ           Canadian Natural Resources Ltd. +                            0.32%           28          32.14         900
SNP           China Petroleum and Chemical Corporation (Sinopec) (ADR) +   0.34%            8         117.19         937
COP           ConocoPhillips                                               1.22%           56          60.38       3,381
ENI IM        Eni SpA #                                                    0.91%          112          22.52       2,522
E             Eni SpA (ADR) +                                              0.33%           20          45.18         904
EXH           Exterran Holdings Inc. *                                     0.27%           28          27.26         763


                       Schedule of Investments (cont'd.)

              Target Focus Five Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                       At the Opening of Business on the
                     Initial Date of Deposit-March 28, 2013


                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share   the Trust (2)
___________________________________                                      ______________   ______    _________   _____________
Energy (cont'd.):
PTEN          Patterson-UTI Energy, Inc.                                   0.54%           63       $  24.03    $   1,514
PTR           PetroChina Company Limited (ADR) +                           0.33%            7         131.94          924
PBR           Petroleo Brasileiro S.A. (ADR) +                             0.33%           54          16.75          904
PES           Pioneer Energy Services Corp. *                              0.27%           91           8.32          757
RDSB LN       Royal Dutch Shell Plc #                                      0.91%           76          33.41        2,539
RDS/A         Royal Dutch Shell Plc (ADR) +                                0.33%           14          65.13          912
STL NO        StatoilHydro ASA #                                           0.92%          106          24.12        2,556
STO           StatoilHydro ASA (ADR) +                                     0.32%           37          24.40          903
SU            Suncor Energy, Inc. +                                        0.32%           30          29.89          897
SPN           Superior Energy Services, Inc. *                             0.54%           58          26.00        1,508
TDW           Tidewater Inc.                                               0.55%           30          50.76        1,523
FP FP         Total S.A. #                                                 0.91%           53          47.82        2,534
TOT           Total S.A. (ADR) +                                           0.33%           19          48.19          916
VLO           Valero Energy Corporation                                    4.14%          256          44.95       11,507
Financials (27.39%):
Y             Alleghany Corporation *                                      0.56%            4         386.40        1,546
ALL           The Allstate Corporation                                     1.23%           70          48.67        3,407
AFG           American Financial Group, Inc.                               0.54%           32          47.28        1,513
AHL           Aspen Insurance Holdings Ltd. +                              0.54%           39          38.41        1,498
ASBC          Associated Banc-Corp                                         0.55%          100          15.22        1,522
AV            Aviva Plc (ADR) +                                            0.33%          100           9.09          909
BKMU          Bank Mutual Corporation                                      0.27%          136           5.58          759
BANR          Banner Corporation                                           0.27%           24          31.65          760
BBT           BB&T Corporation                                             1.23%          109          31.28        3,409
CDR           Cedar Realty Trust Inc. (6)                                  0.27%          124           6.12          759
1 HK          Cheung Kong (Holdings) Limited #                             0.93%          176          14.64        2,577
CINF          Cincinnati Financial Corporation                             1.23%           73          46.89        3,423
DB            Deutsche Bank AG +                                           0.32%           23          39.07          899
RE            Everest Re Group, Ltd. +                                     0.55%           12         128.44        1,541
FNB           F.N.B. Corporation                                           1.23%          288          11.84        3,410
FAF           First American Financial Corporation                         0.55%           61          24.98        1,524
FBP           First BanCorp. +*                                            0.27%          120           6.30          756
FNFG          First Niagara Financial Group, Inc.                          1.23%          386           8.83        3,408
FMER          FirstMerit Corporation                                       1.23%          206          16.54        3,407
HCC           HCC Insurance Holdings, Inc.                                 0.55%           37          41.51        1,536
ING           ING Groep N.V. (ADR) +*                                      0.33%          126           7.23          911
MBFI          MB Financial, Inc.                                           0.28%           32          24.04          769
MTU           Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR) +          0.33%          153           5.96          912
MFG           Mizuho Financial Group, Inc. (ADR) +                         0.33%          209           4.35          909
NAVG          The Navigators Group, Inc. *                                 0.27%           13          58.43          760


                       Schedule of Investments (cont'd.)

              Target Focus Five Portfolio, 2nd Quarter 2013 Series
                                    FT 4070



                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                         Percentage       Number   Market       Cost of
Ticker Symbol and                                                        of Aggregate     of       Value        Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares   per Share    the Trust (2)
___________________________________                                      ______________   ______   _________    _____________
Financials (cont'd.):
NYCB          New York Community Bancorp, Inc.                             1.23%          238      $  14.32     $  3,408
PBCT          People's United Financial Inc.                               1.23%          254         13.41        3,406
PJC           Piper Jaffray Companies, Inc. *                              0.27%           22         34.28          754
PL            Protective Life Corporation                                  0.54%           42         35.78        1,503
SHG           Shinhan Financial Group Co., Ltd. (ADR) +                    0.33%           26         35.55          924
SFG           StanCorp Financial Group, Inc.                               0.54%           35         42.75        1,496
STC           Stewart Information Services Corporation                     0.28%           30         25.49          765
SMFG          Sumitomo Mitsui Financial Group, Inc. (ADR) +                0.33%          112          8.15          913
16 HK         Sun Hung Kai Properties Ltd #                                0.93%          190         13.60        2,584
1972 HK       Swire Properties Limited #                                   0.95%          751          3.52        2,646
SNV           Synovus Financial Corp.                                      0.55%          543          2.79        1,515
TRMK          Trustmark Corporation                                        1.22%          137         24.85        3,404
UBSI          United Bankshares, Inc.                                      1.23%          129         26.47        3,415
UFCS          United Fire Group, Inc.                                      0.27%           30         25.35          760
WRB           W.R. Berkley Corporation                                     0.54%           34         43.93        1,494
WBS           Webster Financial Corporation                                0.54%           62         24.25        1,503
4 HK          Wharf Holdings Ltd #                                         0.99%          310          8.88        2,753
Health Care (7.81%):
AFFX          Affymetrix, Inc. *                                           0.27%          160          4.72          755
AMED          Amedisys, Inc. *                                             0.27%           66         11.51          760
AHS           AMN Healthcare Services, Inc. *                              0.24%           43         15.76          678
CELG          Celgene Corporation *                                        5.95%          146        113.24       16,533
KND           Kindred Healthcare, Inc. *                                   0.27%           70         10.81          757
LPNT          LifePoint Hospitals, Inc. *                                  0.54%           31         48.50        1,503
MGLN          Magellan Health Services, Inc. *                             0.27%           16         47.64          762
Industrials (9.00%):
ABFS          Arkansas Best Corporation                                    0.27%           64         11.81          756
FLS           Flowserve Corporation                                        1.31%           22        165.22        3,635
HTZ           Hertz Global Holdings, Inc. *                                1.43%          180         22.11        3,980
8001 JP       Itochu Corporation #                                         0.91%          202         12.47        2,519
JBLU          JetBlue Airways Corporation *                                0.55%          220          6.90        1,518
MTW           The Manitowoc Company, Inc.                                  0.46%           62         20.66        1,281
8031 JP       MITSUI & CO., LTD. #                                         0.91%          176         14.41        2,536
NCI           Navigant Consulting, Inc. *                                  0.27%           58         13.15          763
RR/ LN        Rolls-Royce Holdings Plc #*                                  0.93%          154         16.77        2,583
SAF FP        Safran S.A. #                                                0.90%           56         44.65        2,500
SKYW          SkyWest, Inc.                                                0.27%           47         16.03          753
SCS           Steelcase Inc.                                               0.25%           46         14.98          689
URS           URS Corporation                                              0.54%           32         47.00        1,504


                       Schedule of Investments (cont'd.)

              Target Focus Five Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                       At the Opening of Business on the
                     Initial Date of Deposit-March 28, 2013



                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                      Offering Price   Shares    per Share   the Trust (2)
___________________________________                                      ______________   ______    _________   _____________
Information Technology (4.75%):
AOL           AOL, Inc. *                                                  0.55%           39       $  39.20    $  1,529
BBOX          Black Box Corporation                                        0.27%           34          22.48         764
BRKS          Brooks Automation Inc.                                       0.27%           75          10.15         761
CBR           CIBER, Inc. *                                                0.27%          164           4.62         758
CSC           Computer Sciences Corporation                                1.25%           71          48.94       3,475
EFII          Electronics for Imaging, Inc. *                              0.24%           26          25.96         675
IM            Ingram Micro Inc. *                                          0.54%           77          19.67       1,515
NSIT          Insight Enterprises, Inc. *                                  0.27%           37          20.56         761
KLIC          Kulicke & Soffa Industries, Inc. *                           0.27%           67          11.29         756
SNX           SYNNEX Corporation *                                         0.28%           19          40.88         777
VSH           Vishay Intertechnology, Inc. *                               0.54%          111          13.64       1,514
Materials (4.26%):
AXLL          Axiall Corporation                                           0.72%           33          60.53       1,997
CMC           Commercial Metals Company                                    1.77%          303          16.26       4,927
PKX           POSCO (ADR) +                                                0.32%           12          73.80         886
RS            Reliance Steel & Aluminum Co.                                0.54%           21          71.09       1,493
TCK           Teck Resources Limited (Class B) +                           0.33%           32          28.30         906
TG            Tredegar Corporation                                         0.25%           24          28.78         691
VALE          Vale S.A. (ADR) +                                            0.33%           52          17.40         905
Telecommunication Services (4.73%):
CTL           CenturyLink, Inc.                                            1.23%           97          35.12       3,407
CHU           China Unicom Ltd. (ADR) +                                    0.33%           66          13.69         904
FTE           France Telecom S.A. (ADR) +                                  0.33%           90          10.13         912
9433 JP       KDDI CORPORATION #                                           0.94%           64          40.79       2,610
NTT           Nippon Telegraph and Telephone Corporation (ADR) +           0.33%           42          21.81         916
9432 JP       Nippon Telegraph and Telephone Corporation (NTT) #           0.91%           58          43.81       2,541
DCM           NTT DoCoMo, Inc. (ADR) +                                     0.33%           60          15.28         917
VIP           VimpelCom Ltd. (ADR) +                                       0.33%           77          11.80         909
Utilities (9.91%):
GAS           AGL Resources Inc.                                           1.22%           82          41.42       3,396
BKH           Black Hills Corporation                                      1.22%           77          44.08       3,394
EIX           Edison International                                         1.23%           68          50.39       3,426
GAS SM        Gas Natural SDG, S.A. #                                      0.93%          144          17.88       2,575
GXP           Great Plains Energy Incorporated                             0.54%           66          22.90       1,511
TEG           Integrys Energy Group, Inc.                                  1.22%           59          57.39       3,386
NI            NiSource Inc.                                                1.22%          118          28.77       3,395
NVE           NV Energy Inc.                                               0.55%           76          20.02       1,521
PNW           Pinnacle West Capital Corporation                            1.24%           60          57.21       3,433
WR            Westar Energy, Inc.                                          0.54%           46          32.80       1,509
                                                                         _______                                ________
                   Total Investments                                     100.00%                                $277,967
                                                                         =======                                ========

___________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

       Target Global Dividend Leaders Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


    At the Opening of Business on the Initial Date of Deposit-March 28, 2013



                                                                     Percentage
                                                                     of Aggregate     Number     Market       Cost of
Ticker Symbol and                                                    Offering         of         Value per    Securities to
Name of Issuer of Securities (1)(4)                                  Price            Shares     Share        the Trust (2)
___________________________________                                  ____________     ______     _________    _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (12.01%):
CTCM        CTC Media, Inc. +                                           2.00%          240       $   11.82    $   2,837
DDAIF       Daimler AG +                                                1.99%           51           55.52        2,832
DIN         DineEquity, Inc.                                            2.00%           41           69.49        2,849
MDP         Meredith Corporation                                        2.01%           74           38.61        2,857
RGC         Regal Entertainment Group (Class A)                         2.00%          171           16.66        2,849
SIX         Six Flags Entertainment Corp.                               2.01%           40           71.56        2,862
Consumer Staples (4.00%):
MO          Altria Group, Inc.                                          2.01%           83           34.41        2,856
LO          Lorillard, Inc.                                             1.99%           70           40.44        2,831
Energy (16.00%):
COP         ConocoPhillips                                              2.00%           47           60.38        2,838
CVI         CVR Energy, Inc.                                            2.00%           55           51.67        2,842
DO          Diamond Offshore Drilling, Inc.                             2.01%           41           69.76        2,860
HFC         HollyFrontier Corporation                                   1.99%           55           51.55        2,835
LUKOY       LUKOIL (ADR) +                                              2.01%           45           63.54        2,859
SSL         Sasol (ADR) +                                               2.00%           64           44.42        2,843
SFL         Ship Finance International Ltd. +                           2.00%          163           17.46        2,846
STO         StatoilHydro ASA (ADR) +                                    1.99%          116           24.40        2,830
Financials (20.00%):
MTGE        American Capital Mortgage Investment Corporation (6)        1.01%           56           25.55        1,431
CWH         CommonWealth REIT (6)                                       1.00%           64           22.19        1,420
CXW         Corrections Corporation of America (6)                      1.00%           37           38.43        1,422
EPR         EPR Properties (6)                                          0.99%           27           51.91        1,402
FSP         Franklin Street Properties Corp. (6)                        1.00%           98           14.54        1,425
GEO         The Geo Group Inc. (6)                                      1.01%           39           36.65        1,429
HPT         Hospitality Properties Trust (6)                            1.00%           52           27.33        1,421
IVR         Invesco Mortgage Capital Inc. (6)                           1.00%           66           21.47        1,417
LXP         Lexington Realty Trust (6)                                  1.00%          121           11.74        1,421
LTC         LTC Properties, Inc. (6)                                    1.00%           35           40.46        1,416
MPW         Medical Properties Trust Inc. (6)                           1.00%           89           15.95        1,420
MFA         MFA Financial, Inc. (6)                                     1.00%          152            9.32        1,417
NHI         National Health Investors, Inc. (6)                         1.00%           22           64.84        1,426
NCT         Newcastle Investment Corp. (6)                              1.00%          128           11.12        1,423
OHI         OMEGA Healthcare Investors, Inc. (6)                        1.00%           47           30.23        1,421
PMT         PennyMac Mortgage Investment Trust (6)                      0.99%           55           25.63        1,410
RWT         Redwood Trust, Inc. (6)                                     1.00%           62           23.00        1,426
SIR         Select Income REIT (6)                                      1.00%           55           25.90        1,424
STWD        Starwood Property Trust Inc. (6)                            1.00%           51           27.82        1,419
TWO         Two Harbors Investment Corp. (6) (7)                        1.00%          102           13.88        1,416


                       Schedule of Investments (cont'd.)

       Target Global Dividend Leaders Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


    At the Opening of Business on the Initial Date of Deposit-March 28, 2013



                                                                     Percentage
                                                                     of Aggregate     Number     Market       Cost of
Ticker Symbol and                                                    Offering         of         Value per    Securities to
Name of Issuer of Securities (1)(4)                                  Price            Shares     Share        the Trust (2)
___________________________________                                  ____________     ______     _________    _____________
Health Care (4.01%):
AZN         AstraZeneca Plc (ADR) +                                     2.01%           58       $  49.22     $   2,855
PDLI        PDL BioPharma Inc.                                          2.00%          393           7.23         2,841
Industrials (9.98%):
LMT         Lockheed Martin Corporation                                 1.99%           30          94.47         2,834
PBI         Pitney Bowes Inc.                                           2.00%          190          14.93         2,837
SSW         Seaspan Corp. +                                             2.00%          141          20.11         2,835
TGH         Textainer Group Holdings Limited +                          2.00%           72          39.45         2,840
WERN        Werner Enterprises, Inc.                                    1.99%          118          24.01         2,833
Information Technology (8.00%):
GA          Giant Interactive Group, Inc. (ADR) +                       2.00%          439           6.48         2,845
LXK         Lexmark International, Inc.                                 2.00%          107          26.57         2,843
SFUN        SouFun Holdings Ltd. (ADR) +                                2.00%          105          27.02         2,837
STM         STMicroelectronics N.V. +                                   2.00%          367           7.74         2,841
Materials (4.01%):
LYB         LyondellBasell Industries NV +                              2.01%           45          63.37         2,852
TROX        Tronox Ltd. (Class A) +                                     2.00%          142          20.02         2,843
Telecommunication Services (9.99%):
T           AT&T Inc.                                                   2.01%           78          36.62         2,856
BCE         BCE Inc. +                                                  1.99%           61          46.31         2,825
SKM         SK Telecom Co., Ltd. (ADR) +                                2.00%          159          17.86         2,840
TEO         Telecom Argentina S.A. (ADR) +                              2.00%          194          14.66         2,844
VIV         Telefonica Brasil, S.A. (ADR) +                             1.99%          107          26.48         2,833
Utilities (12.00%):
CIG         Companhia Energetica de Minas Gerais-CEMIG (ADR) +          2.00%          245          11.61         2,844
ELP         Companhia Paranaense de Energia-Copel (ADR) +               2.00%          188          15.11         2,841
POM         Pepco Holdings, Inc.                                        2.01%          135          21.12         2,851
PPL         PPL Corporation                                             1.99%           92          30.77         2,831
PEG         Public Service Enterprise Group Incorporated                1.99%           84          33.69         2,830
UIL         UIL Holdings Corporation                                    2.01%           73          39.11         2,855
                                                                      _______                                  ________
                 Total Investments                                    100.00%                                  $142,118
                                                                      =======                                  ========

______________________

See "Notes to Schedules of Investments" on page 53.


                            Schedule of Investments

            Target Growth Portfolio, 2nd Quarter 2013 Series
                                 FT 4070


At the Opening of Business on the Initial Date of Deposit-March 28, 2013



                                                                       Percentage      Number      Market        Cost of
Ticker Symbol and                                                      of Aggregate    of          Value per     Securities to
Name of Issuer of Securities (1)(4)                                    Offering Price  Shares      Share         the Trust (2)
___________________________________                                    ______________  ______      _________     _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (16.68%):
DHI       D.R. Horton, Inc.                                              3.33%         243         $ 24.39       $  5,927
HOG       Harley-Davidson, Inc.                                          3.33%         112           52.82          5,916
MGA       Magna International Inc. (Class A) +                           3.34%         102           58.14          5,930
NWL       Newell Rubbermaid Inc.                                         3.33%         231           25.67          5,930
ORLY      O'Reilly Automotive, Inc. *                                    3.35%          58          102.75          5,960
Consumer Staples (3.33%):
GMCR      Green Mountain Coffee Roasters, Inc. *                         3.33%         106           55.88          5,923
Energy (20.02%):
CLR       Continental Resources, Inc. *                                  3.35%          68           87.56          5,954
CLB       Core Laboratories N.V. +                                       3.36%          43          138.75          5,966
HP        Helmerich & Payne, Inc.                                        3.33%          97           60.96          5,913
HFC       HollyFrontier Corporation                                      3.33%         115           51.55          5,928
MPC       Marathon Petroleum Corporation                                 3.33%          66           89.67          5,918
TSO       Tesoro Corporation                                             3.32%         102           57.96          5,912
Financials (6.66%):
CBG       CBRE Group Inc. *                                              3.33%         236           25.11          5,926
LUK       Leucadia National Corporation                                  3.33%         218           27.19          5,927
Health Care (16.68%):
AGN       Allergan, Inc.                                                 3.33%          53          111.63          5,916
CELG      Celgene Corporation *                                          3.31%          52          113.24          5,889
MCK       McKesson Corporation                                           3.33%          55          107.76          5,927
MTD       Mettler-Toledo International Inc. +*                           3.35%          28          212.54          5,951
REGN      Regeneron Pharmaceuticals, Inc. *                              3.36%          35          170.90          5,982
Industrials (13.31%):
CBI       Chicago Bridge & Iron Company N.V. +                           3.32%         100           59.01          5,901
HON       Honeywell International Inc.                                   3.34%          79           75.17          5,938
JBHT      J.B. Hunt Transport Services, Inc.                             3.32%          80           73.86          5,909
TXT       Textron, Inc.                                                  3.33%         201           29.50          5,930
Information Technology (19.99%):
MA        MasterCard, Inc.                                               3.33%          11          538.03          5,918
MSI       Motorola Solutions Inc.                                        3.32%          93           63.56          5,911
STX       Seagate Technology +                                           3.34%         162           36.68          5,942
SYMC      Symantec Corporation *                                         3.34%         242           24.53          5,936
WDC       Western Digital Corporation                                    3.33%         118           50.14          5,917
YHOO      Yahoo! Inc. *                                                  3.33%         251           23.59          5,921
Materials (3.33%):
SHW       The Sherwin-Williams Company                                   3.33%          35          169.28          5,925
                                                                       _______                                   ________
                  Total Investments                                    100.00%                                   $177,843
                                                                       =======                                   ========

___________

See "Notes to Schedules of Investments" on page 53.

                            Schedule of Investments

             Target Triad Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price           Shares      Share       the Trust (2)
___________________________________                                   ____________    ______      _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (13.02%):
CCL      Carnival Corporation +                                         0.75%           66        $ 33.63     $  2,220
DHI      D.R. Horton, Inc.                                              2.00%          243          24.39        5,927
GCI      Gannett Co., Inc.                                              0.75%          102          21.87        2,231
HOG      Harley-Davidson, Inc.                                          2.00%          112          52.82        5,916
MGA      Magna International Inc. (Class A) +                           2.00%          102          58.14        5,930
MDP      Meredith Corporation                                           0.76%           58          38.61        2,239
NWL      Newell Rubbermaid Inc.                                         2.00%          231          25.67        5,930
ORLY     O'Reilly Automotive, Inc. *                                    2.01%           58         102.75        5,959
SPLS     Staples, Inc.                                                  0.75%          166          13.36        2,218
Consumer Staples (4.99%):
ADM      Archer-Daniels-Midland Company                                 0.75%           67          32.97        2,209
GMCR     Green Mountain Coffee Roasters, Inc. *                         2.00%          106          55.88        5,923
TAP      Molson Coors Brewing Company                                   0.75%           46          48.49        2,231
SWY      Safeway Inc.                                                   0.75%           84          26.35        2,213
UVV      Universal Corporation                                          0.74%           39          56.46        2,202
Energy (19.01%):
BP       BP Plc (ADR) +                                                 0.40%           28          42.26        1,183
CNQ      Canadian Natural Resources Ltd. +                              0.40%           37          32.14        1,189
SNP      China Petroleum and Chemical Corporation (Sinopec) (ADR) +     0.40%           10         117.19        1,172
COP      ConocoPhillips                                                 0.75%           37          60.38        2,234
CLR      Continental Resources, Inc. *                                  2.01%           68          87.56        5,954
CLB      Core Laboratories N.V. +                                       2.01%           43         138.75        5,966
E        Eni SpA (ADR) +                                                0.40%           26          45.18        1,175
ESV      Ensco Plc +                                                    0.75%           37          60.01        2,220
HP       Helmerich & Payne, Inc.                                        2.00%           97          60.96        5,913
HFC      HollyFrontier Corporation                                      2.75%          158          51.55        8,145
MPC      Marathon Petroleum Corporation                                 2.00%           66          89.67        5,918
OXY      Occidental Petroleum Corporation                               0.74%           28          78.13        2,188
PTR      PetroChina Company Limited (ADR) +                             0.40%            9         131.94        1,187
PBR      Petroleo Brasileiro S.A. (ADR) +                               0.40%           71          16.75        1,189
RDS/A    Royal Dutch Shell Plc (ADR) +                                  0.40%           18          65.13        1,172
STO      StatoilHydro ASA (ADR) +                                       0.40%           49          24.40        1,196
SU       Suncor Energy, Inc. +                                          0.40%           40          29.89        1,196
TSO      Tesoro Corporation                                             1.99%          102          57.96        5,912
TOT      Total S.A. (ADR) +                                             0.41%           25          48.19        1,205
Financials (9.81%):
AV       Aviva Plc (ADR) +                                              0.40%          130           9.09        1,182
BLX      Banco Latinoamericano de Comercio Exterior S.A. +              0.75%           90          24.72        2,225
CBG      CBRE Group Inc. *                                              2.00%          236          25.11        5,926
DB       Deutsche Bank AG +                                             0.40%           30          39.07        1,172
HMN      Horace Mann Educators Corporation                              0.75%          107          20.80        2,226
ING      ING Groep N.V. (ADR) +*                                        0.40%          164           7.23        1,186
JPM      JPMorgan Chase & Co.                                           0.76%           47          47.77        2,245
LUK      Leucadia National Corporation                                  2.00%          218          27.19        5,927

                    Schedule of Investments (cont'd.)

             Target Triad Portfolio, 2nd Quarter 2013 Series
                                 FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price           Shares      Share       the Trust (2)
___________________________________                                   ____________    ______      _________   _____________
Financials (cont'd):
MTU      Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR) +            0.40%         199         $  5.96     $  1,186
MFG      Mizuho Financial Group, Inc. (ADR) +                           0.40%         272            4.35        1,183
SHG      Shinhan Financial Group Co., Ltd. (ADR) +                      0.40%          33           35.55        1,173
SMFG     Sumitomo Mitsui Financial Group, Inc. (ADR) +                  0.40%         145            8.15        1,182
WFC      Wells Fargo & Company                                          0.75%          60           36.98        2,219
Health Care (13.01%):
AGN      Allergan, Inc.                                                 2.00%          53          111.63        5,916
CAH      Cardinal Health, Inc.                                          0.75%          53           41.71        2,211
CELG     Celgene Corporation *                                          1.99%          52          113.24        5,888
MCK      McKesson Corporation                                           2.00%          55          107.76        5,927
MTD      Mettler-Toledo International Inc.+*                            2.01%          28          212.54        5,951
OMI      Owens & Minor, Inc.                                            0.75%          69           32.39        2,235
QSII     Quality Systems, Inc.                                          0.75%         124           17.97        2,228
DGX      Quest Diagnostics Incorporated                                 0.74%          39           56.40        2,200
REGN     Regeneron Pharmaceuticals, Inc. *                              2.02%          35          170.90        5,981
Industrials (10.99%):
AYR      Aircastle Ltd. +                                               0.75%         167           13.33        2,226
CBI      Chicago Bridge & Iron Company N.V. +                           1.99%         100           59.01        5,901
HON      Honeywell International Inc.                                   2.00%          79           75.17        5,938
JBHT     J.B. Hunt Transport Services, Inc.                             1.99%          80           73.86        5,909
LLL      L-3 Communications Holdings, Inc.                              0.76%          28           80.16        2,244
NOC      Northrop Grumman Corporation                                   0.75%          32           69.90        2,237
TGH      Textainer Group Holdings Limited +                             0.75%          56           39.45        2,209
TXT      Textron, Inc.                                                  2.00%         201           29.50        5,930
Information Technology (14.99%):
CA       CA Inc.                                                        0.75%          89           25.01        2,226
GLW      Corning Incorporated                                           0.75%         169           13.15        2,222
HRS      Harris Corporation                                             0.75%          49           45.29        2,219
INTC     Intel Corporation                                              0.75%         102           21.83        2,227
MA       MasterCard, Inc.                                               2.00%          11          538.03        5,918
MSI      Motorola Solutions Inc.                                        1.99%          93           63.56        5,911
STX      Seagate Technology +                                           2.00%         162           36.68        5,942
SYMC     Symantec Corporation *                                         2.00%         242           24.53        5,936
WDC      Western Digital Corporation                                    2.00%         118           50.14        5,917
YHOO     Yahoo! Inc. *                                                  2.00%         251           23.59        5,921
Materials (6.20%):
IAG      IAMGOLD Corporation +                                          0.75%         306            7.26        2,222
NEM      Newmont Mining Corporation                                     0.75%          53           41.74        2,212
PAAS     Pan American Silver Corporation +                              0.75%         134           16.57        2,220
PKX      POSCO (ADR) +                                                  0.40%          16           73.80        1,181
SCHN     Schnitzer Steel Industries, Inc.                               0.75%          83           26.83        2,227
SHW      The Sherwin-Williams Company                                   2.00%          35          169.28        5,925
TCK      Teck Resources Limited (Class B) +                             0.40%          42           28.30        1,189
VALE     Vale S.A. (ADR) +                                              0.40%          68           17.40        1,183

                    Schedule of Investments (cont'd.)

             Target Triad Portfolio, 2nd Quarter 2013 Series
                                 FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                      Percentage
                                                                      of Aggregate    Number       Market      Cost of
Ticker Symbol and                                                     Offering        of           Value per   Securities to
Name of Issuer of Securities (1)(4)                                   Price           Shares       Share       the Trust (2)
___________________________________                                   ____________    ______       _________   _____________
Telecommunication Services (4.99%):
T        AT&T Inc.                                                      0.75%           61         $ 36.62     $  2,234
BCE      BCE Inc. +                                                     0.75%           48           46.31        2,223
CHU      China Unicom Ltd. (ADR) +                                      0.40%           87           13.69        1,191
FTE      France Telecom S.A. (ADR) +                                    0.40%          117           10.13        1,185
NTT      Nippon Telegraph and Telephone Corporation (ADR) +             0.40%           54           21.81        1,178
DCM      NTT DoCoMo, Inc. (ADR) +                                       0.40%           78           15.28        1,192
TDS      Telephone and Data Systems, Inc.                               0.75%          106           21.00        2,226
VZ       Verizon Communications Inc.                                    0.74%           45           48.94        2,202
VIP      VimpelCom Ltd. (ADR) +                                         0.40%          101           11.80        1,192
Utilities (2.99%):
AVA      Avista Corporation                                             0.75%           82           27.15        2,226
ETR      Entergy Corporation                                            0.74%           35           62.94        2,203
NVE      NV Energy Inc.                                                 0.75%          111           20.02        2,222
PEG      Public Service Enterprise Group Incorporated                   0.75%           66           33.69        2,224
                                                                      _______                                  ________
         Total Investments                                            100.00%                                  $296,321
                                                                      =======                                  ========

______________________

See "Notes to Schedules of Investments" on page 53.

                            Schedule of Investments

                 Target VIP Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


At the Opening of Business on the Initial Date of Deposit-March 28, 2013



                                                                        Percentage       Number     Market      Cost of
Ticker Symbol and                                                       of Aggregate     of         Value       Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price   Shares     per Share   the Trust (2)
___________________________________                                     ______________   ______     _________   _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (18.70%):
AZO          AutoZone, Inc. *                                             0.96%             10      $ 393.94    $  3,939
BGFV         Big 5 Sporting Goods Corp.                                   0.17%             45         15.55         700
BWS          Brown Shoe Company, Inc.                                     0.29%             73         16.21       1,183
BC           Brunswick Corporation                                        0.35%             42         34.05       1,430
CSV          Carriage Services, Inc.                                      0.17%             33         21.12         697
CONN         Conn's, Inc. *                                               0.17%             20         35.05         701
DHI          D.R. Horton, Inc.                                            0.88%            148         24.39       3,610
DISCA        Discovery Communications Inc. *                              0.56%             29         78.59       2,279
DORM         Dorman Products, Inc. *                                      0.55%             60         37.38       2,243
HRB          H&R Block, Inc.                                              0.55%             77         29.16       2,245
HVT          Haverty Furniture Companies, Inc.                            0.17%             34         20.60         700
HD           The Home Depot, Inc.                                         3.35%            197         69.65      13,721
KKD          Krispy Kreme Doughnuts Inc. *                                0.17%             48         14.42         692
LBTYA        Liberty Global, Inc. *                                       0.49%             28         72.35       2,026
LAD          Lithia Motors, Inc.                                          0.44%             38         47.13       1,791
MHK          Mohawk Industries, Inc. *                                    0.88%             32        112.50       3,600
MOV          Movado Group, Inc.                                           0.26%             33         32.66       1,078
NLS          The Nautilus Group, Inc. *                                   0.17%             92          7.51         691
NWSA         News Corporation (Class A)                                   2.23%            302         30.23       9,129
PZZA         Papa John's International, Inc. *                            0.58%             39         61.01       2,379
SNI          Scripps Networks Interactive, Inc.                           0.51%             33         63.97       2,111
SIRI         Sirius XM Radio Inc. *                                       0.98%          1,298          3.08       3,998
SSI          Stage Stores, Inc.                                           0.34%             54         25.88       1,398
SMP          Standard Motor Products, Inc.                                0.26%             38         28.13       1,069
SPF          Standard Pacific Corp. *                                     0.21%             98          8.79         861
TUP          Tupperware Brands Corporation                                0.50%             25         81.59       2,040
VIAB         Viacom Inc. (Class B)                                        1.32%             88         61.36       5,400
WHR          Whirlpool Corporation                                        1.02%             36        116.23       4,184
WGO          Winnebago Industries, Inc. *                                 0.17%             32         21.87         700
Consumer Staples (3.17%):
CCE          Coca-Cola Enterprises Inc.                                   0.10%             11         37.09         408
CL           Colgate-Palmolive Company                                    0.54%             19        116.72       2,218
FLO          Flowers Foods, Inc.                                          0.51%             64         32.66       2,090
PM           Philip Morris International Inc.                             1.48%             66         92.00       6,072
PBH          Prestige Brands Holdings Inc. *                              0.54%             86         25.77       2,216
Energy (11.39%):
BP/ LN       BP Plc #                                                     0.82%            482          7.01       3,378
CVX          Chevron Corporation                                          1.67%             57        120.19       6,851
ENI IM       Eni SpA #                                                    0.81%            148         22.52       3,332
EPL          EPL Oil & Gas, Inc. *                                        0.45%             67         27.29       1,828
XOM          Exxon Mobil Corporation                                      3.36%            152         90.58      13,768
MPC          Marathon Petroleum Corporation                               0.22%             10         89.67         897
REXX         Rex Energy Corporation *                                     0.36%             90         16.35       1,472
TSO          Tesoro Corporation                                           0.06%              4         57.96         232
FP FP        Total S.A. #                                                 0.82%             70         47.82       3,347
VLO          Valero Energy Corporation                                    2.82%            257         44.95      11,552

                       Schedule of Investments (cont'd.)

                 Target VIP Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


At the Opening of Business on the Initial Date of Deposit-March 28, 2013



                                                                        Percentage       Number    Market      Cost of
Ticker Symbol and                                                       of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price   Shares    per Share   the Trust (2)
___________________________________                                     ______________   ______    _________   _____________
Financials (9.47%):
AON          Aon Plc +                                                    0.74%           49       $ 61.50     $  3,014
CS FP        AXA S.A. #                                                   0.81%          192         17.19        3,301
DFS          Discover Financial Services                                  0.85%           77         44.98        3,463
FOR          Forestar Group Inc. *                                        0.32%           59         22.24        1,312
BEN          Franklin Resources, Inc.                                     1.20%           33        149.57        4,936
NFP          National Financial Partners Corporation *                    0.37%           67         22.36        1,498
PHH          PHH Corporation *                                            0.51%           95         22.20        2,109
SWEDA SS     Swedbank AB #                                                0.81%          149         22.42        3,340
TRV          The Travelers Companies, Inc.                                3.36%          165         83.37       13,756
WAL          Western Alliance Bancorporation *                            0.50%          150         13.69        2,054
Health Care (20.03%):
ABAX         Abaxis, Inc. *                                               0.42%           37         47.06        1,741
ABBV         AbbVie Inc.                                                  1.12%          114         40.15        4,577
AHS          AMN Healthcare Services, Inc. *                              0.17%           44         15.76          693
AZN LN       AstraZeneca Plc #                                            0.83%           69         49.12        3,389
BDX          Becton, Dickinson and Company                                0.32%           14         95.16        1,332
BIIB         Biogen Idec Inc. *                                           0.71%           16        182.68        2,923
CELG         Celgene Corporation *                                        6.42%          232        113.24       26,272
CYNO         Cynosure Inc. *                                              0.17%           27         25.62          692
GILD         Gilead Sciences, Inc. *                                      3.37%          289         47.72       13,791
GSK LN       GlaxoSmithKline Plc #                                        0.83%          148         23.09        3,418
HGR          Hanger Inc. *                                                0.45%           58         31.79        1,844
LIFE         Life Technologies Corporation *                              0.53%           34         64.12        2,180
MYL          Mylan, Inc. *                                                0.55%           79         28.74        2,270
PFE          Pfizer Inc.                                                  3.35%          479         28.64       13,719
REGN         Regeneron Pharmaceuticals, Inc. *                            0.79%           19        170.90        3,247
Industrials (7.19%):
DXPE         DXP Enterprises, Inc. *                                      0.43%           24         74.30        1,783
FLS          Flowserve Corporation                                        1.25%           31        165.22        5,122
HTZ          Hertz Global Holdings, Inc. *                                0.98%          181         22.11        4,002
ITW          Illinois Tool Works Inc.                                     1.23%           83         60.62        5,031
TILE         Interface, Inc.                                              0.53%          112         19.29        2,160
MTW          The Manitowoc Company, Inc.                                  0.31%           62         20.66        1,281
ASGN         On Assignment, Inc. *                                        0.55%           90         25.04        2,254
PRLB         Proto Labs, Inc. *                                           0.49%           41         49.33        2,023
QUAD         Quad Graphics, Inc.                                          0.33%           56         24.00        1,344
RHI          Robert Half International Inc.                               0.23%           25         37.03          926
SKYW         SkyWest, Inc.                                                0.34%           86         16.03        1,379
SCS          Steelcase Inc.                                               0.17%           46         14.98          689
TREX         Trex Company, Inc. *                                         0.35%           29         49.32        1,430
Information Technology (10.99%):
AEIS         Advanced Energy Industries, Inc. *                           0.31%           67         19.17        1,284
BMI          Badger Meter, Inc.                                           0.31%           24         53.52        1,284
CSC          Computer Sciences Corporation                                0.86%           72         48.94        3,524
EFII         Electronics for Imaging, Inc. *                              0.66%          104         25.96        2,700
LLTC         Linear Technology Corporation                                0.43%           46         37.95        1,746
MX           Magnachip Semiconductor Corp. (Depositary Shares) +*         0.26%           61         17.15        1,046
MANH         Manhattan Associates, Inc. *                                 0.60%           33         74.03        2,443

                       Schedule of Investments (cont'd.)

                 Target VIP Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


At the Opening of Business on the Initial Date of Deposit-March 28, 2013



                                                                        Percentage       Number    Market      Cost of
Ticker Symbol and                                                       of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)                                     Offering Price   Shares    per Share   the Trust (2)
___________________________________                                     ______________   ______    _________   _____________
Information Technology (cont'd.):
MA           MasterCard, Inc.                                             1.97%           15       $ 538.03    $  8,070
EGOV         NIC Inc.                                                     0.50%          109          18.80       2,049
OPEN         OpenTable, Inc. *                                            0.59%           39          62.00       2,418
STX          Seagate Technology +                                         1.03%          115          36.68       4,218
SYMC         Symantec Corporation *                                       0.82%          137          24.53       3,361
WDC          Western Digital Corporation                                  0.56%           46          50.14       2,306
YHOO         Yahoo! Inc. *                                                2.09%          362          23.59       8,540
Materials (5.30%):
AVD          American Vanguard Corporation                                0.36%           49          30.51       1,495
AXLL         Axiall Corporation                                           0.49%           33          60.53       1,998
BCPC         Balchem Corporation                                          0.53%           50          43.40       2,170
CF           CF Industries Holdings, Inc.                                 0.09%            2         191.76         384
CLW          Clearwater Paper Corporation *                               0.50%           39          52.28       2,039
GLT          Glatfelter                                                   0.41%           72          23.24       1,673
IOSP         Innospec, Inc. *                                             0.42%           39          44.09       1,720
LYB          LyondellBasell Industries NV +                               0.82%           53          63.37       3,359
MON          Monsanto Company                                             0.41%           16         105.12       1,682
RTI          RTI International Metals, Inc. *                             0.40%           51          32.29       1,647
SHW          The Sherwin-Williams Company                                 0.12%            3         169.28         508
SCL          Stepan Company                                               0.58%           38          62.59       2,378
TG           Tredegar Corporation                                         0.17%           24          28.78         691
Telecommunication Services (7.62%):
EGHT         8x8, Inc. *                                                  0.20%          121           6.74         816
T            AT&T Inc.                                                    3.35%          375          36.62      13,733
DTE GY       Deutsche Telekom AG #                                        0.81%          315          10.49       3,304
FTE FP       France Telecom S.A. #                                        0.80%          323          10.10       3,261
TLSN SS      TeliaSonera AB #                                             0.82%          472           7.11       3,358
VIV FP       Vivendi S.A. #                                               0.82%          163          20.51       3,343
VOD LN       Vodafone Group Plc #                                         0.82%        1,189           2.81       3,345
Utilities (6.14%):
AWR          American States Water Company                                0.45%           32          57.15       1,829
EOAN GY      E.ON SE #                                                    0.81%          194          17.18       3,332
EDF FP       EDF SA (Electricite de France) #                             0.81%          172          19.25       3,310
ENEL IM      Enel SpA #                                                   0.81%        1,025           3.24       3,325
GSZ FP       GDF Suez #                                                   0.81%          174          19.16       3,333
NG/ LN       National Grid Plc #                                          0.82%          297          11.36       3,373
RWE GY       RWE AG #                                                     0.81%           91          36.68       3,338
SSE LN       SSE Plc #                                                    0.82%          150          22.40       3,360
                                                                        _______                                ________
                   Total Investments                                    100.00%                                $409,644
                                                                        =======                                ========

___________

See "Notes to Schedules of Investments" on page 53.

                            Schedule of Investments

           Value Line(R) Target 25 Portfolio, 2nd Quarter 2013 Series
                                    FT 4070


                    At the Opening of Business on the
                 Initial Date of Deposit-March 28, 2013



                                                                        Percentage
                                                                        of Aggregate    Number      Market        Cost of
Ticker Symbol and                                                       Offering        of          Value per     Securities to
Name of Issuer of Securities (1)                                        Price           Shares      Share         the Trust (2)
________________________________                                        ____________    ______      _________     _____________
COMMON STOCKS (100.00%):
Consumer Discretionary (30.01%):
BGFV        Big 5 Sporting Goods Corp.                                   1.00%           79         $  15.55      $  1,228
BC          Brunswick Corporation                                        2.08%           75            34.05         2,554
CSV         Carriage Services, Inc.                                      1.00%           58            21.12         1,225
CONN        Conn's, Inc. *                                               1.00%           35            35.05         1,227
DHI         D.R. Horton, Inc.                                            5.26%          264            24.39         6,439
HVT         Haverty Furniture Companies, Inc.                            1.01%           60            20.60         1,236
KKD         Krispy Kreme Doughnuts Inc. *                                1.00%           85            14.42         1,226
MHK         Mohawk Industries, Inc. *                                    5.33%           58           112.50         6,525
NLS         The Nautilus Group, Inc. *                                   1.01%          164             7.51         1,232
SPF         Standard Pacific Corp. *                                     1.25%          175             8.79         1,538
TUP         Tupperware Brands Corporation                                3.00%           45            81.59         3,672
WHR         Whirlpool Corporation                                        6.07%           64           116.23         7,439
WGO         Winnebago Industries, Inc. *                                 1.00%           56            21.87         1,225
Consumer Staples (3.04%):
FLO         Flowers Foods, Inc.                                          3.04%          114            32.66         3,723
Energy (16.85%):
VLO         Valero Energy Corporation                                   16.85%          459            44.95        20,632
Health Care (25.97%):
AHS         AMN Healthcare Services, Inc. *                              1.00%           78            15.76         1,229
CELG        Celgene Corporation *                                       24.97%          270           113.24        30,575
Industrials (14.07%):
FLS         Flowserve Corporation                                        5.40%           40           165.22         6,609
HTZ         Hertz Global Holdings, Inc. *                                5.81%          322            22.11         7,119
MTW         The Manitowoc Company, Inc.                                  1.86%          110            20.66         2,273
SCS         Steelcase Inc.                                               1.00%           82            14.98         1,228
Information Technology (6.13%):
CSC         Computer Sciences Corporation                                5.11%          128            48.94         6,264
EFII        Electronics for Imaging, Inc. *                              1.02%           48            25.96         1,246
Materials (3.93%):
AXLL        Axiall Corporation                                           2.92%           59            60.53         3,571
TG          Tredegar Corporation                                         1.01%           43            28.78         1,237
                                                                       _______                                    ________
                 Total Investments                                     100.00%                                    $122,472
                                                                       =======                                    ========

___________

See "Notes to Schedules of Investments" on page 53.

Page 52


                       NOTES TO SCHEDULES OF INVESTMENTS

(1) All Securities are represented by regular way contracts to purchase such Securities which are backed by an irrevocable letter of credit deposited with the Trustee. The Sponsor entered into purchase contracts for the Securities on March 27, 2013 and March 28, 2013. Such purchase contracts are expected to settle within three business days.

(2) The cost of the Securities to a Trust represents the aggregate underlying value with respect to the Securities acquired-generally determined by the closing sale prices of the Securities on the applicable exchange (where applicable, converted into U.S. dollars at the exchange rate at the Evaluation Time) at the Evaluation Time on the business day prior to the Initial Date of Deposit. The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after the close of the market on which a Security normally trades but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. The valuation of the Securities has been determined by the Evaluator, an affiliate of the Sponsor. In accordance with Accounting Standards Codification 820, "Fair Value Measurements and Disclosures," each Trust's investments are classified as Level 1, which refers to securities traded in an active market. The cost of the Securities to the Sponsor and the Sponsor's loss (which is the difference between the cost of the Securities to the Sponsor and the cost of the Securities to a Trust) are set forth below:

                                                                         Cost of Securities    Profit
                                                                         to Sponsor            (Loss)
                                                                         __________________    ________
The Dow(R) Target 5 Portfolio, 2nd Quarter 2013 Series                   $151,368              $(300)
The Dow(R) Target Dividend Portfolio, 2nd Quarter 2013 Series             161,654               (142)
Global Target 15 Portfolio, 2nd Quarter 2013 Series                       147,472               (552)
Nasdaq(R) Target 15 Portfolio, 2nd Quarter 2013 Series                    161,221               (256)
NYSE(R) International Target 25 Portfolio, 2nd Quarter 2013 Series        128,888                (86)
S&P Target 24 Portfolio, 2nd Quarter 2013 Series                          160,665               (357)
S&P Target SMid 60 Portfolio, 2nd Quarter 2013 Series                     173,622               (361)
Target Diversified Dividend Portfolio, 2nd Quarter 2013 Series            176,124               (300)
Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2013 Series         324,954               (831)
Target Double Play Portfolio, 2nd Quarter 2013 Series                     160,864               (343)
Target Focus Four Portfolio, 2nd Quarter 2013 Series                      287,762               (566)
Target Focus Five Portfolio, 2nd Quarter 2013 Series                      278,577               (610)
Target Global Dividend Leaders Portfolio, 2nd Quarter 2013 Series         142,350               (232)
Target Growth Portfolio, 2nd Quarter 2013 Series                          178,109               (266)
Target Triad Portfolio, 2nd Quarter 2013 Series                           296,758               (437)
Target VIP Portfolio, 2nd Quarter 2013 Series                             410,642               (998)
Value Line(R) Target 25 Portfolio, 2nd Quarter 2013 Series                122,887               (415)

(3) Current Dividend Yield for each Security was calculated by dividing the most recent annualized ordinary dividend declared or paid on a Security (such figure adjusted to reflect any change in dividend policy announced subsequent to the most recently declared dividend) by that Security's closing sale price at the Evaluation Time on the business day prior to the Initial Date of Deposit, without consideration of foreign withholding or changes in currency exchange rates, if applicable.

(4) Common stocks of companies headquartered or incorporated outside the United States comprise the percentage of the investments of the Trusts as indicated:

Global Target 15 Portfolio, 2nd Quarter 2013 Series, 67.30%
Nasdaq(R) Target 15 Portfolio, 2nd Quarter 2013 Series, 3.71%
NYSE(R) International Target 25 Portfolio, 2nd Quarter 2013 Series, 100.00% S&P Target 24 Portfolio, 2nd Quarter 2013 Series, 6.84%
S&P Target SMid 60 Portfolio, 2nd Quarter 2013 Series, 5.55%
Target Diversified Dividend Portfolio, 2nd Quarter 2013 Series, 19.99% Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2013 Series, 46.67% Target Focus Four Portfolio, 2nd Quarter 2013 Series, 11.70%
Target Focus Five Portfolio, 2nd Quarter 2013 Series, 27.98%
Target Global Dividend Leaders Portfolio, 2nd Quarter 2013 Series, 39.99% Target Growth Portfolio, 2nd Quarter 2013 Series, 16.71%
Target Triad Portfolio, 2nd Quarter 2013 Series, 26.02%
Target VIP Portfolio, 2nd Quarter 2013 Series, 18.34%

Page 53


(5) Securities of companies in the following sectors comprise the percentage of the investments of the Trusts as indicated:

Global Target 15 Portfolio, 2nd Quarter 2013 Series:
  Consumer Discretionary, 6.59%; Consumer Staples, 6.80%; Energy, 6.87%; Financials, 33.65%; Health Care, 6.55%; Industrials, 13.24%; Information Technology, 13.08%; Telecommunication Services, 13.22%
NYSE(R) International Target 25 Portfolio, 2nd Quarter 2013 Series:
  Energy, 40%; Financials, 28%; Materials, 12%; Telecommunication
  Services, 20%

(6) This Security represents the common stock of a Real Estate Investment Trust headquartered or incorporated in the United States ("REIT"). REITs comprise the percentage of the investments of the Trusts as indicated:

S&P Target SMid 60 Portfolio, 2nd Quarter 2013 Series, 1.11%
Target Focus Four Portfolio, 2nd Quarter 2013 Series, 0.33%
Target Focus Five Portfolio, 2nd Quarter 2013 Series, 0.27%
Target Global Dividend Leaders Portfolio, 2nd Quarter 2013 Series, 20.00%

(7) Effective March 28, 2013, Two Harbors Investment Corp. ("Two Harbors") will spin off its subsidiary, Silver Bay Realty Trust Corp. ("Silver Bay"), with the Target Global Dividend Leaders Portfolio, 2nd Quarter 2013 Series receiving approximately one share of Silver Bay for every 20 shares of Two Harbors. This will result in the Target Global Dividend Leaders Portfolio, 2nd Quarter 2013 Series owning shares of both companies. Accordingly, the price per share of Two Harbors listed in the above "Schedule of Investments" includes the anticipated market value of this subsidiary. On the Initial Date of Deposit, the Target Global Dividend Leaders Portfolio, 2nd Quarter 2013 Series will receive approximately four shares of Silver Bay.

+ This Security represents the common stock of a foreign company which trades directly, or through an American Depositary Receipt ("ADR"), on a U.S. national securities exchange.

# This Security represents the common stock of a foreign company which trades directly on a foreign securities exchange. Amounts may not compute due to rounding.

*  This Security represents a non-income producing security.

Page 54

                       The FT Series

The FT Series Defined.

We, First Trust Portfolios L.P. (the "Sponsor"), have created hundreds of similar yet separate series of a unit investment trust which we have named the FT Series. The series to which this prospectus relates, FT 4070, consists of 17 separate portfolios set forth below:

- Dow(R) Target 5 2Q '13 - Term 7/9/14
 (The Dow(R) Target 5 Portfolio, 2nd Quarter 2013 Series)
- Dow(R) Target Dvd. 2Q '13 - Term 7/9/14
 (The Dow(R) Target Dividend Portfolio, 2nd Quarter 2013
  Series)
- Global Target 15 2Q '13 - Term 7/9/14
 (Global Target 15 Portfolio, 2nd Quarter 2013 Series)
- Nasdaq(R)  Target 15 2Q '13 - Term 7/9/14
 (Nasdaq(R) Target 15 Portfolio, 2nd Quarter 2013 Series)
- NYSE(R) Intl. Target 25 2Q '13 - Term 7/9/14
 (NYSE(R) International Target 25 Portfolio, 2nd Quarter 2013
  Series)
- S&P Target 24 2Q '13 - Term 7/9/14
 (S&P Target 24 Portfolio, 2nd Quarter 2013 Series)
- S&P Target SMid 60 2Q '13 - Term 7/9/14
 (S&P Target SMid 60 Portfolio, 2nd Quarter 2013 Series)
- Target Divsd. Dvd. 2Q '13 - Term 7/9/14
 (Target Diversified Dividend Portfolio, 2nd Quarter 2013
  Series)
- Target Dvd. Multi-Strat. 2Q '13 - Term 7/9/14
 (Target Dividend Multi-Strategy Portfolio, 2nd Quarter
  2013 Series)
- Target Dbl. Play 2Q '13 - Term 7/9/14
 (Target Double Play Portfolio, 2nd Quarter 2013 Series)
- Target Focus 4 2Q '13 - Term 7/9/14
 (Target Focus Four Portfolio, 2nd Quarter 2013 Series)
- Target Focus 5 2Q '13 - Term 7/9/14
 (Target Focus Five Portfolio, 2nd Quarter 2013 Series)
- Target Global Dvd. Leaders 2Q '13 - Term 7/9/14
 (Target Global Dividend Leaders Portfolio, 2nd Quarter
  2013 Series)
- Target Growth 2Q '13 - Term 7/9/14
 (Target Growth Portfolio, 2nd Quarter 2013 Series)
- Target Triad 2Q '13 - Term 7/9/14
 (Target Triad Portfolio, 2nd Quarter 2013 Series)
- Target VIP 2Q '13 - Term 7/9/14
 (Target VIP Portfolio, 2nd Quarter 2013 Series)
- Value Line(R) Target 25 2Q '13 - Term 7/9/14
 (Value Line(R) Target 25 Portfolio, 2nd Quarter 2013 Series)

Each Trust was created under the laws of the State of New York by a Trust Agreement (the "Indenture") dated the Initial Date of Deposit. This agreement, entered into among First Trust Portfolios L.P., as Sponsor, The Bank of New York Mellon as Trustee, FTP Services LLC ("FTPS") as FTPS Unit Servicing Agent and First Trust Advisors L.P. as Portfolio Supervisor and Evaluator, governs the operation of the Trusts.

YOU MAY GET MORE SPECIFIC DETAILS CONCERNING THE NATURE, STRUCTURE AND RISKS OF THIS PRODUCT IN AN "INFORMATION SUPPLEMENT" BY CALLING THE SPONSOR AT 1-800-621-1675, EXT. 1.

How We Created the Trusts.

On the Initial Date of Deposit, we deposited portfolios of common stocks with the Trustee and in turn, the Trustee delivered documents to us representing our ownership of the Trusts in the form of units ("Units").

After the Initial Date of Deposit, we may deposit additional Securities in a Trust, or cash (including a letter of credit or the equivalent) with instructions to buy more Securities, to create new Units for sale. If we create additional Units, we will attempt, to the extent practicable, to maintain the percentage relationship established among the Securities on the Initial Date of Deposit (as set forth in "Schedule of Investments" for each Trust), adjusted to reflect the sale, redemption or liquidation of any of the Securities or any stock split or a merger or other similar event affecting the issuer of the Securities.

Since the prices of the Securities will fluctuate daily, the ratio of Securities in a Trust, on a market value basis, will also change daily. The portion of Securities represented by each Unit will not change as a result of the deposit of additional Securities or cash in a Trust. If we deposit cash, you and new investors may experience a dilution of your investment. This is because prices of Securities will fluctuate between the time of the cash deposit and the purchase of the Securities, and because the Trusts pay the associated brokerage fees. To reduce this dilution, the Trusts will try to buy the Securities as close to the Evaluation Time and as close to the evaluation price as possible. In addition, because the Trusts pay the brokerage fees associated with the creation of new Units and with the sale of Securities to meet redemption and exchange requests, frequent redemption and exchange activity will likely result in higher brokerage expenses.

An affiliate of the Trustee may receive these brokerage fees or the Trustee may retain and pay us (or our affiliate) to act as agent for a Trust to buy Securities. If we or an affiliate of ours act as agent to a Trust, we will be subject to the restrictions under the Investment Company Act of 1940, as amended (the "1940 Act").

We cannot guarantee that a Trust will keep its present size and composition for any length of time. Securities may be periodically sold under certain circumstances to satisfy Trust obligations, to meet redemption requests and, as described in "Removing Securities from a Trust," to maintain the sound investment character of a Trust, and the proceeds received by a Trust will be used to meet Trust obligations or distributed to Unit holders, but will not be reinvested. However,

Page 55

Securities will not be sold to take advantage of market fluctuations or changes in anticipated rates of appreciation or depreciation, or if they no longer meet the criteria by which they were selected. You will not be able to dispose of or vote any of the Securities in the Trusts. As the holder of the Securities, the Trustee will vote the Securities and will endeavor to vote the Securities such that the Securities are voted as closely as possible in the same manner and the same general proportion as are the Securities held by owners other than such Trust.

Neither we nor the Trustee will be liable for a failure in any of the Securities. However, if a contract for the purchase of any of the Securities initially deposited in a Trust fails, unless we can purchase substitute Securities ("Replacement Securities") we will refund to you that portion of the purchase price and transactional sales charge resulting from the failed contract on the next Distribution Date. Any Replacement Security a Trust acquires will be identical to those from the failed contract.

                        Portfolios

Objective.

When you invest in a Trust you are purchasing a quality portfolio of attractive common stocks in one convenient purchase. Each Trust seeks above-average total return. To achieve this objective, each Trust will invest in the common stocks of companies which are selected by applying a unique specialized strategy. While the Trusts seek above-average total return, each follows a different investment strategy. We cannot guarantee that a Trust will achieve its objective or that a Trust will make money once expenses are deducted.

               The Dow(R) Target 5 Portfolio

The Dow(R) Target 5 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, The
Dow(R) Target 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. Investing in stocks with high dividend yields may be effective in achieving the investment objective of the Trust, because regular dividends are common for established companies, and dividends have historically accounted for a large portion of the total return on stocks. The Dow(R) Target 5 Strategy seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in the Dow Jones Industrial Average(sm) ("DJIA(sm)").

The Dow(R) Target 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by their current indicated dividend yield as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 highest dividend-yielding stocks from this group.

Step 3: From the 10 stocks selected in Step 2, we select an equally-weighted portfolio of the five stocks with the lowest per share stock price for The Dow(R) Target 5 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, The Dow(R) Target 5 Portfolio is considered to be a Large-Cap Value Trust.


           The Dow(R) Target Dividend Portfolio

The Dow(R) Target Dividend Strategy selects a portfolio of the 20 stocks from the Dow Jones U.S. Select Dividend Index(sm) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book as a means to seek to achieve its investment objective.

The Dow(R) Target Dividend Strategy stocks are determined as follows:

Step 1: We rank all 100 stocks contained in the Dow Jones U.S. Select Dividend Index(sm) as of two business days prior to the date of this prospectus (best [1] to worst [100]) by the following equally-weighted factors:

      - Change in return on assets over the last 12 months. An increase in return on assets is generally used as an indication of improving business fundamentals and would receive a higher ranking than a stock with a negative change in return on assets.

      - Price-to-book. A lower, but positive, price-to-book ratio is generally used as an indication of value.

Step 2: We then select an equally-weighted portfolio of the 20 stocks with the best overall combined ranking on the two factors for The Dow(R) Target Dividend Strategy. In the event of a tie, the stock with the better price-to-book ratio is selected.

Companies which, as of the business day prior to the Initial Date of Deposit, Dow Jones has announced will be removed from the Dow Jones U.S. Select Dividend Index(sm), or that are likely to be removed, based on Dow Jones selection criteria, from the Dow Jones U.S. Select Dividend Index(sm) within thirty days from the selection date, have been removed from the universe of securities from which The Dow(R) Target Dividend Strategy stocks are selected.

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                Global Target 15 Portfolio

The Global Target 15 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Global Target 15 Strategy seeks to uncover stocks that may be out of favor or undervalued. The Trust seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in a particular index. The Global Target 15 Strategy stocks are determined as follows:


Step 1: We rank all stocks contained in the DJIA(sm), the Financial Times Industrial Ordinary Share Index ("FT Index") and the Hang Seng Index by dividend yield as of the business day prior to the date of this prospectus in the case of DJIA(sm) stocks or two business days prior to the date of this prospectus in the case of FT Index and Hang Seng Index stocks.


Step 2: We select the 10 highest dividend-yielding stocks in each respective index.

Step 3: We select an approximately equally-weighted portfolio of the five stocks with the lowest per share stock price of the 10 highest dividend-yielding stocks in each respective index as of their respective selection date for the Global Target 15 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, the Global Target 15 Portfolio is considered to be a Large-Cap Value Trust.


               Nasdaq(R) Target 15 Portfolio

The Nasdaq(R) Target 15 Strategy selects a portfolio of the 15 Nasdaq-100 Index(R) stocks with the best overall ranking on both 12- and 6-month price appreciation, return on assets and price to cash flow as a means to achieving its investment objective. The Nasdaq(R) Target 15 Strategy stocks are determined as follows:

Step 1: We select stocks which are components of the Nasdaq-100 Index(R) as of two business days prior to the date of this prospectus and numerically rank them by 12-month price appreciation (best [1] to worst [100]).

Step 2: We then numerically rank the stocks by 6-month price appreciation.

Step 3: The stocks are then numerically ranked by return on assets ratio.

Step 4: We then numerically rank the stocks by the ratio of cash flow per share to stock price.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 15 stocks with the lowest sums for Nasdaq(R) Target 15 Strategy. In the event of a tie, the stock with the higher 6-month price momentum is selected.

The stocks which comprise Nasdaq(R) Target 15 Strategy are weighted by market capitalization subject to the restriction that only whole shares are purchased and that no stock will comprise less than approximately 1% or 25% or more of Nasdaq(R) Target 15 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.


Based on the composition of the portfolio on the Initial Date of Deposit, the Nasdaq(R) Target 15 Portfolio is considered to be a Large-Cap Growth Trust.


        NYSE(R) International Target 25 Portfolio

Incorporating international investments into an overall portfolio can offer benefits such as diversification, reduced volatility and the potential for enhanced performance. The NYSE(R) International Target 25 Strategy provides investors with a way to strategically invest in foreign companies. The NYSE(R) International Target 25 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the NYSE International 100 Index(sm) as of two business days prior to the date of this prospectus. The index consists of the 100 largest non-U.S. stocks trading on the NYSE.

Step 2: We rank each stock on two equally-weighted factors:

      - Price-to-book; and

      - Price to cash flow.

Lower, but positive, price-to-book and price to cash flow ratios are generally used as an indication of value.

Step 3: We screen for liquidity by eliminating companies with average daily trading volume below $300,000 for the prior three months.

Step 4: We purchase an approximately equally-weighted portfolio of the 25 eligible stocks with the best overall ranking on the two factors, taking into consideration that only whole shares will be purchased. In the event of a tie, the stock with the better price-to-book ratio is selected.


Based on the composition of the portfolio on the Initial Date of Deposit, the NYSE(R) International Target 25 Portfolio is considered to be a Large-Cap Value Trust.


                  S&P Target 24 Portfolio

The S&P Target 24 Strategy selects a portfolio of 24 common stocks from the S&P 500 Index which are based on the following steps:

Step 1: All of the economic sectors in the S&P 500 Index are ranked by market capitalization as of two business days prior to the date of this prospectus and the eight largest sectors are selected.

Step 2: The stocks in each of those eight sectors are then ranked among their peers based on three distinct factors:

      - Trailing four quarters' return on assets, which is net income divided by average assets. Those stocks with high return on assets achieve better rankings;

      - Buyback yield, which measures the percentage decrease in common stock outstanding versus one year earlier. Those stocks with greater percentage decreases receive better rankings; and

      - Bullish interest indicator, which is measured over the trailing
        12 months by subtracting the number of shares traded in months in which the stock price declined from the number of shares traded in months in which the stock price rose and dividing the resulting number by the total number of shares traded over the 12-month period. Those stocks with a high bullish interest indicator achieve better rankings.

Step 3: The three stocks from each of the eight sectors with the highest combined ranking on these three factors are selected for S&P Target 24 Strategy. In the event of a tie within a sector, the stock with the higher market capitalization is selected.

Each stock receives a weighting equivalent to its relative market value among the three stocks from the individual sector. The combined weight of the three stocks for a sector is equal to the sector's equivalent weighting among the eight sectors from which stocks are selected.


Based on the composition of the portfolio on the Initial Date of Deposit, the S&P Target 24 Portfolio is considered to be a Large-Cap Growth Trust.


               S&P Target SMid 60 Portfolio

This small and mid-capitalization strategy is designed to identify stocks with improving fundamental performance and sentiment. The strategy focuses on small and mid-size companies because we believe they are more likely to be in an earlier stage of their economic life cycle than mature large-cap companies. In addition, in our opinion the ability to take advantage of share price discrepancies is likely to be greater with smaller stocks than with more widely followed large-cap stocks. The S&P Target SMid 60 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the Standard & Poor's MidCap 400 Index ("S&P MidCap 400") and the Standard & Poor's SmallCap 600 Index ("S&P SmallCap 600") as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks in each index by price-to-book value and select the best quartile from each index-100 stocks from the S&P MidCap 400 and 150 stocks from the S&P SmallCap 600 with the lowest, but positive, price-to-book ratio.

Step 3: We rank each stock on three equally-weighted factors:

      - Price to cash flow;

      - 12-month change in return on assets; and

      - 3-month price appreciation.

Step 4: We eliminate any registered investment companies, limited partnerships, business development companies and any stock with a market capitalization of less than $250 million and with average daily trading volume of less than $250,000.

Step 5: The 30 stocks from each index with the highest combined ranking on the three factors set forth in Step 3 are selected for the portfolio. In the event of a tie, the stock with the better price to cash flow ratio is selected.

Step 6: The stocks selected from the S&P MidCap 400 are given approximately twice the weight of the stocks selected from the S&P SmallCap 600, taking into consideration that only whole shares will be purchased.


Based on the composition of the portfolio on the Initial Date of Deposit, the S&P Target SMid 60 Portfolio is considered to be a Small-Cap Value Trust.


           Target Diversified Dividend Portfolio

The Target Diversified Dividend Strategy seeks above-average total return through a combination of capital appreciation and dividend income by adhering to a simple investment strategy; however, there is no assurance the objective will be met. The Target Diversified Dividend Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $250 million;

      - Minimum three-month average daily trading volume of $1.5 million; and

      - Minimum stock price of $5.

Step 2: We eliminate real estate investment trusts ("REITs"), ADRs, registered investment companies and limited partnerships.

Step 3: We select only those stocks with positive three-year dividend growth.

Step 4: We rank each remaining stock on three factors:

      - Indicated dividend yield - 50%;

      - Price-to-book - 25%; and

      - Payout ratio - 25%.

Step 5: We purchase an approximately equally-weighted portfolio consisting of four stocks from each of the ten major GICS market sectors with the highest combined ranking on the three factors. In the event of a tie, the stock with the better price-to-book ratio is selected.

         Target Dividend Multi-Strategy Portfolio

The composition of the Target Dividend Multi-Strategy Portfolio on the Initial Date of Deposit is as follows:

      - Approximately 25% of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy;

      - Approximately 25% of the portfolio is composed of common stocks which comprise the European Target 20 Strategy;

      - Approximately 25% of the portfolio is composed of common stocks which comprise the Global Target 15 Strategy; and

      - Approximately 25% of the portfolio is composed of common stocks which comprise the Target Diversified Dividend Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the Global Target 15 Strategy and the Target Diversified Dividend Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend Portfolio," "Global Target 15 Portfolio" and "Target Diversified Dividend Portfolio," respectively. The Securities which comprise the European Target 20 Strategy were selected as follows:

European Target 20 Strategy.

The European Target 20 Strategy invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the European Target 20 Strategy seeks to uncover stocks that may be out of favor or undervalued. The European Target 20 Strategy stocks are determined as follows:


Step 1: We rank the 120 largest companies based on market capitalization which are domiciled in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom by their current indicated dividend yield as of three business days prior to the date of this prospectus.


Step 2: We select an approximately equally-weighted portfolio of the 20 highest dividend-yielding stocks for the European Target 20 Strategy.

During the initial offering period, the Target VIP Portfolio will not invest more than 5% of its portfolio in shares of any one securities-related issuer contained in the European Target 20 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Dividend Multi-Strategy Portfolio is considered to be a Large-Cap Value Trust.


               Target Double Play Portfolio

The Target Double Play Portfolio invests in the common stocks of companies which are selected by applying two separate uniquely specialized strategies. While each of the strategies included in the Target Double Play Portfolio also seeks to provide an above-average total return, each follows a different investment strategy. The Target Double Play Portfolio seeks to outperform the S&P 500 Index. Finding the right mix of investments is a key factor to successful investing. Because different investments often react differently to economic and market changes, diversifying among low-correlated investments has the potential to enhance your returns and help reduce your overall investment risk. The Target Double Play Portfolio has been developed to seek to address this purpose.

The composition of the Target Double Play Portfolio on the Initial Date of Deposit is as follows:

      - Approximately 1/2 of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy; and

      - Approximately 1/2 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy portion of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend
Portfolio." The Securities which comprise the Value Line(R) Target 25 Strategy portion of the Trust were selected as follows:

Value Line(R) Target 25 Strategy.

The Value Line(R) Target 25 Strategy invests in 25 of the 100 stocks that Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks which represent approximately 95% of the trading volume on all U.S. stock exchanges. Of these 1,700 stocks, only 100 are given their #1 ranking for Timeliness(TM), which measures Value Line's view of their probable price performance during the next six to 12 months relative to the others. Value Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum, and earnings surprise. The Value Line(R) Target 25 Strategy stocks are determined as follows:

Step 1: We start with the 100 stocks which Value Line(R), as of two business days prior to the date of this prospectus, gives their #1 ranking for Timeliness(TM) and apply the following rankings as of two business days prior to the date of this prospectus.

Step 2: We rank these stocks for consistent growth based on 12-month and 6-month price appreciation (best [1] to worst [100]).

Step 3: We then rank the stocks for profitability by their return on assets.

Step 4: Finally, we rank the stocks for value based on their price to cash flow.

Step 5: We add up the numerical ranks achieved by each company in the above steps and select the 25 eligible stocks with the lowest sums for the Value Line Target 25 Strategy. Stocks of financial companies, as defined by S&P's Global Industry Classification Standard ("GICS"), and the stocks of companies whose shares are not listed on a U.S. securities exchange are not eligible for inclusion in the Value Line(R) Target 25 Strategy stocks. In the event of a tie, the stock with the greatest 6-month price appreciation is selected.

The stocks which comprise the Value Line(R) Target 25 Strategy are weighted by market capitalization subject to the restriction that no stock will comprise less than approximately 1% or 25% or more of the Value Line(R) Target 25 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

                Target Focus Four Portfolio

The Target Focus Four Portfolio invests in the common stocks of companies which are selected by applying four separate uniquely specialized strategies. While each of the strategies included in the Target Focus Four Portfolio also seeks above-average total return, each follows a different investment strategy. The Target Focus Four Portfolio seeks to outperform the S&P 500 Index. Finding the right mix of investments is a key factor to successful investing. Because different investments often react differently to economic and market changes, diversifying among low-correlated investments has the potential to enhance your returns and help reduce your overall investment risk. The Target Focus Four Portfolio has been developed to seek to address this purpose.

The composition of the Target Focus Four Portfolio on the Initial Date of Deposit is as follows:

      - Approximately 30% of the portfolio is composed of common stocks which comprise The Dow(R) Target Dividend Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the S&P Target SMid 60 Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy; and

      - Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the S&P Target SMid 60 Strategy, the Value Line(R) Target 25 Strategy and the NYSE(R) International Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend Portfolio," "S&P Target SMid 60 Portfolio" "Double Play Portfolio" and "NYSE(R) International Target 25 Portfolio," respectively.

                Target Focus Five Portfolio

The composition of the Target Focus Five Portfolio on the Initial Date of Deposit is as follows:

      - Approximately 24% of the portfolio is composed of common stocks which comprise The Dow(sm) Target Dividend Strategy;

      - Approximately 24% of the portfolio is composed of common stocks which comprise the S&P Target SMid 60 Strategy;

      - Approximately 24% of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy;

      - Approximately 20% of the portfolio is composed of common stocks which comprise the MSCI EAFE Target 20 Strategy; and

      - Approximately 8% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the S&P Target SMid 60 Strategy, the Value Line(R) Target 25 Strategy and the NYSE(R) International Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Dow(R) Target Dividend Portfolio," "S&P Target SMid 60 Portfolio," "Target Double Play Portfolio" and "NYSE(R) International Target 25 Portfolio," respectively. The Securities which comprise the MSCI EAFE Target 20 Strategy portion of the Trust were chosen by applying the selection criteria set forth below.

MSCI EAFE Target 20 Strategy.

The MSCI EAFE Target 20 Strategy selects 20 common stocks from the MSCI EAFE Index(R). The MSCI EAFE Target 20 Strategy stocks are determined as follows:


Step 1: We begin with the stocks that comprise the MSCI EAFE Index(R) as of three business days prior to the date of this prospectus.


Step 2: We then select the 200 largest by market capitalization that meet both of the following three-month average daily trading volume liquidity screens:

      - Minimum of $5 million traded.

      - Minimum of 100,000 shares traded.

Step 3: The remaining stocks are ranked on four equally-weighted factors:

      - Price to cash flow.

      - Price-to-book.

      - Return on assets.

      - Momentum (as measured by equally-weighted 6- and 12-month price appreciation).

Step 4: We purchase an approximately equally-weighted portfolio of the 20 stocks with the highest combined ranking on the four factors, subject to a maximum of four stocks from any one of the ten major market sectors and a maximum of four stocks from any single country.

         Target Global Dividend Leaders Portfolio

The Target Global Dividend Leaders Strategy stocks are determined based on these steps:

Step 1: We establish three distinct universes as of two business days prior to the Initial Date of Deposit which consist of the following:

      - Domestic equity - all U.S. stocks.

      - International equity - all foreign stocks that are listed on a U.S. securities exchange either directly or in the form of ADRs.

      - REITs - all U.S. REITs.

Step 2: Registered investment companies and limited partnerships are excluded from all universes. REITs are also excluded from the domestic and international equity universes.

Step 3: We select the stocks in each universe that meet the following criteria:

      - Market capitalization greater than $1 billion.

      - Three-month average daily trading volume greater than $1 million.

      - Current indicated dividend yield greater than twice that of the S&P 500 Index at the time of selection.

Step 4: We rank the selected stocks within each universe on three equally-weighted factors: price to cash flow; return on assets; and 3-, 6- and 12-month price appreciation.

Step 5: We select the 20 stocks within each universe with the best overall combined rankings, subject to a maximum of four stocks from any one of the ten major market sectors for both the domestic and international equity universes. If a universe has less than 20 eligible securities, all eligible securities are selected.

Step 6: The universes are approximately weighted as shown below. Stocks are approximately equally-weighted within their universe, taking into consideration that only whole shares will be purchased.

      - 40% domestic equity.

      - 40% international equity.

      - 20% REITs.

                  Target Growth Portfolio

The Target Growth Strategy invests in stocks with large market capitalizations which have recently exhibited certain positive financial attributes. The Target Growth Strategy stocks are determined as follows:

Step 1: We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

      - Minimum market capitalization of $6 billion;

      - Minimum three month average daily trading volume of $5 million;
        and

      - Minimum stock price of $5.

Step 2: We eliminate REITs, ADRs, registered investment companies and limited partnerships.

Step 3: We select only those stocks with positive one year sales growth.

Step 4: We rank the remaining stocks on three equally-weighted factors:

      - Sustainable growth rate (a measurement of a company's implied growth rate that can be funded with its internal capital; it is calculated by multiplying return on equity overthe trailing 12 months by (1- payout ratio), where payout ratio is the trailing 12 months dividends per share divided by trailing 12 months earnings per share);

      - Change in return on assets; and

      - Recent 6-month price appreciation.

Step 5: We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the ten major GICS market sectors. In the event of a tie, the stock with the higher sustainable growth rate is selected.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Dividend Multi-Strategy Portfolio is considered to be a Large-Cap Growth Trust.


                  Target Triad Portfolio

The Target Triad Portfolio invests in the common stocks of companies which are selected by applying three separate uniquely specialized strategies. Finding the right mix of investments is a key factor to successful investing. Because different investments often react differently to economic and market changes, diversifying among low-correlated investments primarily helps to reduce volatility and also has the potential to enhance your returns. The Target Triad Portfolio, whose objective is to seek above-average total return, has been developed to seek to address this purpose.

The composition of the Target Triad Portfolio on the Initial Date of Deposit is as follows:

      - Approximately 10% of the portfolio is composed of common stocks which comprise the NYSE(R) International Target 25 Strategy;

      - Approximately 30% of the portfolio is composed of common stocks which comprise the Target Diversified Dividend Strategy; and

      - Approximately 60% of the portfolio is composed of common stocks which comprise the Target Growth Strategy.

The Securities which comprise the NYSE(R) International Target 25
Strategy, the Target Diversified Dividend Strategy and the Target Growth Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "NYSE(R)
International Target 25 Portfolio," "Target Diversified Dividend
Portfolio" and "Target Growth Portfolio," respectively.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Triad Portfolio is considered to be a Large-Cap Value Trust.


                   Target VIP Portfolio

The Target VIP Portfolio invests in the common stocks of companies which are selected by applying six separate uniquely specialized strategies. While each of the strategies included in the Target VIP Portfolio also seeks above-average total return, each follows a different investment strategy. The Target VIP Portfolio seeks to outperform the S&P 500 Index. The Target VIP Portfolio provides investors with exposure to both growth and value stocks, as well as several different sectors of the worldwide economy. We believe this approach offers investors a better opportunity for investment success regardless of which investment styles prevail in the market.

The composition of the Target VIP Strategy on the Initial Date of Deposit is as follows:

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise The Dow(R) DART 5 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the European Target 20 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the Nasdaq(R) Target 15 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the S&P Target 24 Strategy;

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the Target Small-Cap Strategy; and

      - Approximately 1/6 of the portfolio is composed of common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise the European Target 20 Strategy, the Nasdaq(R) Target 15 Strategy, the S&P Target 24 Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target Dividend Multi-Strategy Portfolio," "Nasdaq(R) Target 15 Portfolio," "S&P Target 24 Portfolio" and "Target Double Play Portfolio," respectively. The Securities which comprise The Dow(R) DART 5 Strategy and the Target Small-Cap Strategy portions of the Trust were selected as follows:

The Dow(R) Dividend and Repurchase Target 5 Strategy.

The Dow(R) DART 5 Strategy selects a portfolio of DJIA(sm) stocks with high dividend yields and/or high buyback ratios and high return on assets, as a means to achieving the Strategy's investment objective. By analyzing dividend yields, The Dow(R) DART 5 Strategy seeks to uncover stocks that may be out of favor or undervalued. Companies which have reduced their shares through a share buyback program may provide a strong cash flow position and, in turn, high quality earnings. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus compared to a company's shares outstanding as of the business day prior to the date of this prospectus.

The Dow(R) DART 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by the sum of their current indicated dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 stocks with the highest combined dividend yields and buyback ratios.

Step 3: From the 10 stocks selected in Step 2, we select an approximately equally-weighted portfolio of the five stocks with the greatest change in return on assets in the most recent year as compared to the previous year for The Dow(R) DART 5 Strategy.

Target Small-Cap Strategy.

The Target Small-Cap Strategy invests in stocks with small market capitalizations which have recently exhibited certain positive financial attributes. The Target Small-Cap Strategy stocks are determined as follows:


Step 1: We select the stocks of all U.S. corporations which trade on the NYSE, NYSE MTK (formerly the NYSE Amex) or The NASDAQ Stock Market(R) ("Nasdaq") (excluding limited partnerships, ADRs and mineral and oil royalty trusts) as of two business days prior to the date of this prospectus.


Step 2: We then select companies which have a market capitalization of between $150 million and $1 billion and whose stock has an average daily dollar trading volume of at least $500,000.

Step 3: We next select stocks with positive three-year sales growth.

Step 4: From there we select those stocks whose most recent annual earnings (based on the trailing 12-month period) are positive.

Step 5: We eliminate any stock whose price has appreciated by more than 75% in the last 12 months.

Step 6: We select the 40 stocks with the greatest price appreciation in the last 12 months and weight them on a market capitalization basis (highest to lowest) for the Target Small-Cap Strategy.

For purposes of applying the Target Small-Cap Strategy, market capitalization and average trading volume are based on 1996 dollars which are periodically adjusted for inflation. All steps apply monthly and rolling quarterly data instead of annual figures where possible.

The stocks which comprise the Target Small-Cap Strategy are weighted by market capitalization.

             Value Line(R) Target 25 Portfolio

The Securities which comprise the Value Line(R) Target 25 Strategy were chosen by applying the same selection criteria set forth above under the caption "Target Double Play Portfolio."

Other Considerations.

Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy on the Initial Date of Deposit. This is true even if a later application of a strategy would have resulted in the selection of different securities. In addition, companies which, based on publicly available information as of the date the Securities were selected, are the subject of an announced business combination which we expect will happen within six months of the date of this prospectus have been excluded from the universe of securities from which each Trust's Securities are selected.

The Securities for each of the strategies were selected as of a strategy's selection date using closing market prices on such date or, if a particular market was not open for trading on such date, closing market prices on the day immediately prior to the strategy's selection date in which such market was open. In addition, companies which, based on publicly available information on or before their respective selection date, are subject to any of the limited circumstances which warrant removal of a Security from a Trust as described under "Removing Securities from a Trust" have been excluded from the universe of securities from which each Trust's Securities are selected.

From time to time in the prospectus or in marketing materials we may identify a portfolio's style and capitalization characteristics to describe a trust. These characteristics are designed to help you better understand how a Trust may fit into your overall investment plan. These characteristics are determined by the Sponsor as of the Initial Date of Deposit and, due to changes in the value of the Securities, may vary thereafter. In addition, from time to time, analysts and research professionals may apply different criteria to determine a Security's style and capitalization characteristics, which may result in designations which differ from those arrived at by the Sponsor. In general, growth stocks are those with high relative price-to-book ratios while value stocks are those with low relative price-to-book ratios. At least 65% of the stocks in a trust on the trust's initial date of deposit must fall into either the growth or value category for a trust itself to receive the designation. Trusts that do not meet this criteria are designated as blend trusts. In determining market capitalization characteristics, we analyze the market capitalizations of the 3,000 largest stocks in the United States (excluding foreign securities, ADRs, limited partnerships and regulated investment companies). Companies with market capitalization among the largest 10% are considered Large-Cap securities, the next 20% are considered Mid-Cap securities and the remaining securities are considered Small-Cap securities. Both the weighted average market capitalization of a trust and at least half of the Securities in a trust must be classified as either Large-Cap, Mid-Cap or Small-Cap in order for a trust to be designated as such. Trusts, however, may contain individual stocks that do not fall into their stated style or market capitalization designation.

Of course, as with any similar investments, there can be no assurance that the objective of a Trust will be achieved. See "Risk Factors" for a discussion of the risks of investing in a Trust.

"Dow Jones Industrial Average(sm) ," "Dow(R) ," "DJIA(sm)" and "Dow Jones U.S. Select Dividend Index(sm)" are products of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC ("CME"), and have been licensed for use. "Dow Jones Industrial Average(sm) ," "Dow(R) ," "DJIA(sm)" and "Dow Jones U.S. Select Dividend Index(sm)" are trademarks or service marks of Dow Jones Trademark Holdings, LLC ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P., an affiliate of ours. Dow Jones, CME or their respective affiliates do not endorse, sell or promote any of the Trusts, in particular The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend Portfolio, Global Target 15 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio and the Target VIP Portfolio. Dow Jones, CME or their respective affiliates make no representation regarding the advisability of investing in such products. Except as noted herein, Dow Jones, CME or their respective affiliates have not given us a license to use its indexes.

The Target Focus Five Portfolio is not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to the Trust, the Securities or the index on which such Trust or Securities are based. Except as noted herein, the publisher has not approved of any of the information in this prospectus.

"S&P(R)," "S&P 500(R)," "S&P MidCap 400(R)," "S&P SmallCap 600(R)," and
"Standard & Poor's(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio and Target VIP Portfolio are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in such Portfolios. Please see the Information Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of Standard & Poor's.

"Value Line(R)," "The Value Line Investment Survey" and "Value Line Timeliness(TM) Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. that have been licensed to First Trust Portfolios L.P. and/or First Trust Advisors L.P. The Target Double Play Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio, Target VIP Portfolio and Value Line(R) Target 25 Portfolio are not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in a Trust.

"NYSE(R)" is a registered trademark of, and "NYSE International 100 Index(sm)" is a service mark of, the New York Stock Exchange, Inc.
("NYSE") and have been licensed for use for certain purposes by First
Trust Portfolios L.P. The NYSE(R) International Target 25 Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio and Target Triad Portfolio, which are based on the NYSE International 100 Index(sm), are not sponsored, endorsed, sold or promoted by NYSE, and NYSE makes no representation regarding the advisability of investing in such products.

The publishers of the DJIA(sm), the Dow Jones U.S. Select Dividend Index(sm), FT Index, Hang Seng Index, The Nasdaq-100 Index(R), the Russell 3000(R) Index, S&P 500 Index, S&P 1000 Index, S&P MidCap 400 Index, S&P SmallCap 600 Index, MSCI EAFE Index(R) and the NYSE International 100 Index(sm) are not affiliated with us and have not participated in creating the Trusts or selecting the Securities for the Trusts. Except as noted herein, none of the index publishers have approved of any of the information in this prospectus.

                       Risk Factors

Price Volatility. The Trusts invest in common stocks. The value of a Trust's Units will fluctuate with changes in the value of these common stocks. Common stock prices fluctuate for several reasons including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, such as the current market volatility, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase.

Because the Trusts are not managed, the Trustee will not sell stocks in response to or in anticipation of market fluctuations, as is common in managed investments. As with any investment, we cannot guarantee that the performance of any Trust will be positive over any period of time, especially the relatively short 15-month life of the Trusts, or that you won't lose money. Units of the Trusts are not deposits of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.


Three of the Securities in the Nasdaq(R) Target 15 Portfolio and two of the Securities in the Value Line(R) Target 25 Portfolio represent approximately 46.97% and 41.82%, respectively, of the value of such Trust. If these stocks decline in value you may lose a substantial portion of your investment.


Current Economic Conditions. The National Bureau of Economic Research announced that the U.S. economy's recession which began in December 2007 technically ended in June 2009. Despite this announcement, economic activity remains below average levels, the United States continues to experience increased unemployment and stock markets remain below pre-recession levels. The recession began with problems in the housing and credit markets, many of which were caused by defaults on "subprime" mortgages and mortgage-backed securities, eventually leading to the failures of some large financial institutions and has negatively impacted all sectors of the economy. The current economic crisis has also affected the global economy with European and Asian markets suffering historic losses. Due to the current state of uncertainty in the economy, the value of the Securities held by a Trust may be subject to steep declines or increased volatility due to changes in performance or perception of the issuers. Extraordinary steps have been taken by the governments of several leading economic countries to combat the economic crisis; however, the impact of these measures is not yet known and cannot be predicted.

On August 5, 2011, Standard & Poor's Ratings Services lowered its long-term sovereign credit rating on the United States of America to "AA+" from "AAA." In reaching its decision, Standard & Poor's cited the prolonged controversy over raising the statutory debt ceiling and the related fiscal policy debate and their belief that further near-term progress containing the growth in public spending, especially on entitlements, or on reaching an agreement on revenues is less likely than they previously assumed. The impact of the downgrade of the U.S. long-term sovereign credit rating by Standard & Poor's is uncertain, but will likely lead to increased interest rates and volatility in the short-term.

Dividends. There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time.

Trusts which use dividend yield as a selection criterion employ a contrarian strategy in which the Securities selected share qualities that have caused them to have lower share prices or higher dividend yields than other common stocks in their peer group. There is no assurance that negative factors affecting the share price or dividend yield of these Securities will be overcome over the life of such Trusts or that these Securities will increase in value.

Concentration Risk. When at least 25% of a Trust's portfolio is invested in securities issued by companies within a single sector, the Trust is considered to be concentrated in that particular sector. A portfolio concentrated in a single sector may present more risks than a portfolio broadly diversified over several sectors.


The Dow(R) Target 5 Portfolio is concentrated in stocks of information technology companies. The Dow(R) Target Dividend Portfolio is concentrated in stocks of financial and utility companies. The Global Target 15 Portfolio, the S&P Target SMid 60 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Double Play Portfolio, the Target Focus Four Portfolio and the Target Focus Five Portfolio are concentrated in stocks of financial companies. The Nasdaq(R)
Target 15 Portfolio is concentrated in stocks of consumer product and health care companies. The NYSE(R) International Target 25 Portfolio is concentrated in stocks of energy and financial companies. The
Value Line(R) Target 25 Portfolio is concentrated in stocks of consumer product and health care companies.


Consumer Products. Collectively, consumer discretionary companies and consumer staples companies are categorized as consumer products companies. General risks of these companies include cyclicality of revenues and earnings, economic recession, currency fluctuations, changing consumer tastes, extensive competition, product liability litigation and increased governmental regulation. Generally, spending on consumer products is affected by the economic health of consumers. A weak economy and its effect on consumer spending would adversely affect consumer products companies.

Energy. General problems of the petroleum and gas products sector include volatile fluctuations in price and supply of energy fuels, international politics, terrorist attacks, reduced demand as a result of increases in energy efficiency and energy conservation, the success of exploration projects, clean-up and litigation costs relating to oil spills and environmental damage, and tax and other regulatory policies of various governments. Oil production and refining companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials. In addition, declines in U.S. and Russian crude oil production will likely lead to a greater world dependence on oil from OPEC nations which may result in more volatile oil prices.

Financials. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession, decreases in the availability of capital, volatile interest rates, portfolio concentrations in geographic markets and in commercial and residential real estate loans, and competition from new entrants in their fields of business. Although legislation repealed most of the barriers which separated the banking, insurance and securities industries, these industries are still extensively regulated at both the federal and state level and may be adversely affected by increased regulations.

Recent negative developments initially relating to the subprime mortgage market and subsequently spreading to other parts of the economy, have adversely affected credit and capital markets worldwide and reduced the willingness of lenders to extend credit, thus making borrowing more difficult. In addition, the liquidity of certain debt instruments has been reduced or eliminated due to the lack of available market makers. Negative economic events in the credit markets have also led some firms to declare bankruptcy, forced short-notice sales to competing firms, or required government intervention by the Federal Deposit Insurance Corporation ("FDIC") or through an infusion of Troubled Asset Relief Program funds. Furthermore, accounting rule changes, including the standards regarding the valuation of assets, consolidation in the banking industry and additional volatility in the stock market have the potential to significantly impact financial services companies as well.

In response to recent market and economic conditions, the U.S. Government has taken a variety of extraordinary measures designed to stimulate the economy and financial markets including capital injections and the acquisition of illiquid assets. Recent laws and regulations contain provisions limiting the way banks and their holding companies are able to pay dividends, purchase their own common stock and compensate officers. On July 21, 2010 the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Reform Act"). The Reform Act establishes a Financial Services Oversight Council to facilitate information sharing and identify systemic risks. Additionally, the Reform Act would allow the FDIC to "take over" a failing bank in situations when the overall stability of the financial system could be at risk. These regulatory changes could cause business disruptions or result in significant loss of revenue, and there can be no assurance as to the actual impact that these laws and their regulations will have on the financial markets.

Banks and thrifts face increased competition from nontraditional lending sources and financial services providers including brokerage firms, broker/dealers, investment banks, mutual fund companies and other companies that offer various financial products in addition to their brokerage and investment advice. However, proposed legislation would subject such non-bank financial firms to the requirements of the Bank Holding Company Act of 1956 which generally restricts bank holding companies from engaging in business activities other than the business of banking and certain closely related activities. Under the proposed legislation, these companies would be required to register as bank holding companies with the Federal Reserve Board and would be subject to capital and other regulatory requirements of traditional banks. This may result in a decrease in profits, missed business opportunities and cessation of financing activities for companies unable to meet the newly imposed regulatory requirements which could further reduce available credit for consumers.

Companies involved in the insurance industry are engaged in underwriting, selling, distributing or placing of property and casualty, life or health insurance. Insurance company profits are affected by many factors, including interest rate movements, the imposition of premium rate caps, competition and pressure to compete globally. Property and casualty insurance profits may also be affected by weather catastrophes, acts of terrorism and other disasters. Life and health insurance profits may be affected by mortality rates. Already extensively regulated, insurance companies' profits may also be adversely affected by increased government regulations or tax law changes. Proposed legislation may establish the Office of National Insurance within the U.S. Department of the Treasury. This proposed federal agency would gather information, develop expertise, negotiate international agreements, and coordinate policy in the insurance sector. This enhanced oversight into the insurance industry may pose unknown risks to the sector as a whole.


Health Care. General risks of health care companies involve extensive competition, generic drug sales, the loss of patent protection, product liability litigation and evolving government regulation on product development and pricing. For example, drug safety concerns prompted the Food and Drug Administration Amendments Act of 2007 which gives the FDA more resources to perform more comprehensive reviews of new drugs and medical devices and to enhance the ongoing oversight authority of the FDA. President Obama recently signed the Health Care and Education Affordability Reconciliation Act of 2010, which is expected to have significant implications on the health care sector. The goal of the legislation is to provide health insurance coverage for those who do not have it. The measure will require most Americans to purchase health insurance coverage; will add approximately 16 million people to the Medicaid rolls; and will subsidize private coverage for low- and middle-income people. It will also regulate private insurers more closely, banning practices such as denial of care for pre-existing conditions. The implementation of the Act's provisions will take place over the next several years and could cause a decrease in the profitability of companies in the health care sector through increased costs and possible downward pressure on prices charged. The long-term effects of the Act on the health care sector remain uncertain and cannot be predicted. Research and development costs of bringing new drugs to market are substantial, and there is no guarantee that a product will ever come to market. Health care facility operators may be affected by the demand for services, efforts by government or insurers to limit rates, restriction of government financial assistance and competition from other providers.


Information Technology. Technology companies are generally subject to the risks of rapidly changing technologies; short product life cycles; fierce competition; aggressive pricing; frequent introduction of new or enhanced products; the loss of patent, copyright and trademark protections; cyclical market patterns; evolving industry standards; and frequent new product introductions. Technology companies may be smaller and less experienced companies, with limited product lines, markets or financial resources. Technology company stocks have experienced extreme price and volume fluctuations that are often unrelated to their operating performance. Also, the stocks of many Internet companies have exceptionally high price-to-earnings ratios with little or no earnings histories.


Utilities. General problems of utility companies include risks of increases in fuel and other operating costs; restrictions on operations and increased costs and delays as a result of environmental, nuclear safety and other regulations; regulatory restrictions on the ability to pass increasing wholesale costs along to the retail and business customer; energy conservation; technological innovations which may render existing plants, equipment or products obsolete; the effects of local weather, maturing markets and difficulty in expanding to new markets due to regulatory and other factors; natural or man-made disasters; difficulty obtaining adequate returns on invested capital; the high cost of obtaining financing during periods of inflation; difficulties of the capital markets in absorbing utility debt and equity securities; and increased competition. In addition, taxes, government regulation, international politics, price and supply fluctuations, and volatile interest rates and energy conservation may cause difficulties for utilities. All of such issuers have been experiencing certain of these problems in varying degrees.

Utility companies are subject to extensive regulation at the federal and state levels in the United States. The value of utility company securities may decline as a result of changes to governmental regulation controlling the utilities sector. For example, the Energy Policy Act of 2005 was enacted on August 8, 2005. One of the effects of this Act is to give federal regulatory jurisdiction to the U.S. Federal Energy Regulatory Commission, rather than the Securities and Exchange Commission, and give states more regulatory control. The effects of these changes have not yet been fully realized. However, adverse regulatory changes could prevent or delay utilities from passing along cost increases to customers, which could hinder a utility's ability to meet its obligations to its suppliers.

Furthermore, regulatory authorities, which may be subject to political and other pressures, may not grant future rate increases, or may impose accounting or operational policies, any of which could affect a company's profitability and the value of its securities. In addition, federal, state and municipal governmental authorities may review existing, and impose additional, regulations governing the licensing, construction and operation of nuclear power plants.

REITs. Certain of the Securities in each of the S&P Target SMid 60 Portfolio, the Target Focus Four Portfolio, the Target Focus Five Portfolio and the Target Global Dividend Leaders Portfolio, are issued by REITs that are headquartered or incorporated in the United States. REITs are financial vehicles that pool investors' capital to purchase or finance real estate. REITs may concentrate their investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes and office buildings. The value of the REITs and the ability of the REITs to distribute income may be adversely affected by several factors, including rising interest rates, changes in the national, state and local economic climate and real estate conditions, perceptions of prospective tenants of the safety, convenience and attractiveness of the properties, the ability of the owner to provide adequate management, maintenance and insurance, the cost of complying with the Americans with Disabilities Act, increased competition from new properties, the impact of present or future environmental legislation and compliance with environmental laws, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, and other factors beyond the control of the issuers of the REITs.

Strategy. Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy on the Initial Date of Deposit. This is true even if a later application of a strategy would have resulted in the selection of different securities. There is no guarantee the investment objective of a Trust will be achieved. The actual performance of the Trusts will be different than the hypothetical returns of each Trust's strategy. No representation is made that the Trusts will or are likely to achieve the hypothetical performance shown. Because the Trusts are unmanaged and follow a strategy, the Trustee will not buy or sell Securities in the event a strategy is not achieving the desired results.


Hong Kong and China. Approximately 34.03% of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered or incorporated in Hong Kong Special Administrative Region ("Hong Kong") and/or China. Certain of the Securities in certain other Trusts are also issued by companies headquartered or incorporated in Hong Kong and/or China. Hong Kong issuers are subject to risks related to Hong Kong's political and economic environment, the volatility of the Hong Kong stock market, and the concentration of real estate companies in the Hang Seng Index. Hong Kong reverted to Chinese control on July 1, 1997 and any increase in uncertainty as to the future economic and political status of Hong Kong, or a deterioration of the relationship between China and the United States, could have negative implications on stocks listed on the Hong Kong stock market.


China is underdeveloped when compared to other countries. China is essentially an export-driven economy and is affected by developments in the economies of its principal trading partners. Certain provinces have limited natural resources, resulting in dependence on foreign sources for certain raw materials and economic vulnerability to global fluctuations of price and supply. The emerging market economy of China may also be subject to over-extension of credit, currency devaluations and restrictions, decreased exports, and economic recession. China has yet to develop comprehensive securities, corporate, or commercial laws, and its market is relatively new and undeveloped. Changes in government policy could significantly affect the markets in China. Given the still-developing nature of laws impacting China region securities markets and corporate entities, changes in regulatory policy could have a material adverse affect on the Securities. Securities prices on the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets.


United Kingdom. Approximately 33.27% of the Global Target 15 Portfolio consists of common stocks issued by companies headquartered or incorporated in the United Kingdom. Certain of the Securities in certain other Trusts are also issued by companies headquartered or incorporated in the United Kingdom. The United Kingdom is one of 25 members of the European Union ("EU") which was formed by the Maastricht Treaty on European Union. The Treaty has had the effect of eliminating most of the remaining trade barriers between the member nations and has made Europe one of the largest common markets in the world. However, the continued implementation of the Treaty provisions and recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and their effect on Securities issued by U.K. issuers impossible to predict.


Unlike a majority of EU members, the United Kingdom did not convert its currency to the common European currency, the euro, on January 1, 1999. All companies with significant markets or operations in Europe face strategic challenges as these entities continue to adapt to a single currency. The ongoing euro conversion process, with or without the inclusion of the United Kingdom, may materially impact revenues, expenses or income; increase competition; affect issuers' currency exchange rate risk and derivatives exposure; cause issuers to increase spending on information technology updates; and result in potentially adverse tax consequences. We cannot predict when or if the United Kingdom will convert to the euro or what impact, if any, the adoption of the euro by the United Kingdom will have on any of the Securities issued by United Kingdom companies in the Trusts.

Foreign Securities. All of the Securities in the NYSE(R) International Target 25 Portfolio and certain of the Securities in certain other Trusts are issued by foreign entities, which makes these Trusts subject to more risks than if they invested solely in domestic securities. These Securities are either directly listed on a U.S. securities exchange, are in the form of ADRs which are listed on a U.S. securities exchange or are directly listed on a foreign securities exchange. Risks of foreign securities include higher brokerage costs; different accounting standards; expropriation, nationalization or other adverse political or economic developments; currency devaluations, blockages or transfer restrictions; restrictions on foreign investments and exchange of securities; inadequate financial information; lack of liquidity of certain foreign markets; and less government supervision and regulation of exchanges, brokers, and issuers in foreign countries. Recent turmoil in the Middle East and natural disasters in Japan have increased the volatility of certain foreign markets. Investments in debt securities of foreign governments present special risks, including the fact that issuers may be unable or unwilling to repay principal and/or interest when due in accordance with the terms of such debt, or may be unable to make such repayments when due in the currency required under the terms of the debt. Political, economic and social events also may have a greater impact on the price of debt securities issued by foreign governments than on the price of U.S. securities.

The purchase and sale of the foreign Securities, other than foreign Securities listed on a U.S. securities exchange, will generally occur only in foreign securities markets. Because foreign securities exchanges may be open on different days than the days during which investors may purchase or redeem Units, the value of a Trust's Securities may change on days when investors are not able to purchase or redeem Units. Although we do not believe that the Trusts will have problems buying and selling these Securities, certain of the factors stated above may make it impossible to buy or sell them in a timely manner. Custody of certain of the Securities in the Global Target 15 Portfolio, Target Dividend Multi-Strategy Portfolio, Target Focus Five Portfolio and Target VIP Portfolio is maintained by: Hongkong and Shanghai Banking Corporation, Hong Kong for Hong Kong Securities; The Bank of Tokyo-Mitsubishi UFJ Ltd., Tokyo, Japan for Japanese Securities; the National Australia Bank, Melbourne, for Australian Securities; Crest Co. Ltd. for United Kingdom Securities; and Euroclear Bank, a global custody and clearing institution for all other foreign Securities; each of which has entered into a sub-custodian relationship with the Trustee. In the event the Trustee informs the Sponsor of any material change in the custody risks associated with maintaining assets with any of the entities listed above, the Sponsor will instruct the Trustee to take such action as the Sponsor deems appropriate to minimize such risk.

Emerging Markets. Certain of the Securities in certain of the Trusts are issued by companies headquartered or incorporated in countries considered to be emerging markets. Risks of investing in developing or emerging countries are even greater than the risks associated with foreign investments in general. These increased risks include, among other risks, the possibility of investment and trading limitations, greater liquidity concerns, higher price volatility, greater delays and disruptions in settlement transactions, greater political uncertainties and greater dependence on international trade or development assistance. In addition, emerging market countries may be subject to overburdened infrastructures, obsolete financial systems and environmental problems. For these reasons, investments in emerging markets are often considered speculative.

Exchange Rates. Because securities of foreign issuers not listed on a U.S. securities exchange generally pay dividends and trade in foreign currencies, the U.S. dollar value of these Securities (and therefore Units of the Trusts containing securities of foreign issuers) will vary with fluctuations in foreign exchange rates. As the value of Units of a Trust will vary with fluctuations in both the value of the underlying Securities as well as foreign exchange rates, an increase in the value of the Securities could be more than offset by a decrease in value of the foreign currencies in which they are denominated against the U.S. dollar, resulting in a decrease in value of the Units. Most foreign currencies have fluctuated widely in value against the U.S. dollar for various economic and political reasons.

To determine the value of foreign Securities not listed on a U.S. securities exchange or their dividends, the Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, depending on the activity of the large international commercial banks, various central banks, large multi-national corporations, speculators, hedge funds and other buyers and sellers of foreign currencies. Since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not reflect the amount the Trusts would receive, in U.S. dollars, had the Trustee sold any particular currency in the market. The value of the Securities in terms of U.S. dollars, and therefore the value of your Units, will decline if the U.S. dollar increases in value relative to the value of the currency in which the Securities trade. In addition, the value of dividends received in foreign currencies will decline in value in terms of U.S. dollars if the U.S. dollar increases in value relative to the value of the currency in which the dividend was paid prior to the time in which the dividend is converted to U.S. dollars.

Small Cap Companies. Certain of the Securities in certain Trusts are issued by companies which have been designated by the Sponsor as small-cap. Smaller companies present some unique investment risks. Small-caps may have limited product lines, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Stocks of smaller companies may be less liquid than those of larger companies and may experience greater price fluctuations than larger companies. In addition, small-cap stocks may not be widely followed by the investment community, which may result in low demand.


Legislation/Litigation. From time to time, various legislative initiatives are proposed in the United States and abroad which may have a negative impact on certain of the companies represented in the Trusts. In addition, litigation regarding any of the issuers of the Securities, such as that concerning Microsoft Corporation, Altria Group, Inc. or Lorillard, Inc., or any of the industries represented by these issuers, may negatively impact the value of these Securities. We cannot predict what impact any pending or threatened litigation will have on the value of the Securities.


           Hypothetical Performance Information

The following tables compare the hypothetical performance information for the strategies employed by each Trust and the actual performances of the DJIA(sm), the Dow Jones U.S. Select Dividend Index(sm), Nasdaq-100 Index(R), NYSE International 100 Index(sm), Russell 3000(R) Index, S&P 500 Index, S&P 1000 Index, FT Index, Hang Seng Index, MSCI All Country World Index and a combination of the DJIA(sm), FT Index and Hang Seng Index (the "Cumulative International Index Returns") in each of the full years listed below (and as of the most recent month).

These hypothetical returns should not be used to predict or guarantee future performance of the Trusts. Returns from a Trust will differ from its strategy for several reasons, including the following:

- Total Return figures shown do not reflect commissions paid by a Trust on the purchase of Securities or taxes incurred by you.

- Strategy returns are for calendar years (and through the most recent month), while the Trusts begin and end on various dates.

- Trusts have a maturity longer than one year.

- Trusts may not be fully invested at all times or equally-weighted in each of the strategies or the stocks comprising their respective strategy or strategies.

- Extraordinary market events that are not expected to be repeated and which may have affected performance.

- Securities are often purchased or sold at prices different from the closing prices used in buying and selling Units.

- Cash flows (receipt/investment of).

- For Trusts investing in foreign Securities, currency exchange rates may differ.

You should note that the Trusts are not designed to parallel movements in any index and it is not expected that they will do so. In fact, each Trust's strategy underperformed its comparative index, or combination thereof, in certain years and we cannot guarantee that a Trust will outperform its respective index over the life of a Trust or over consecutive rollover periods, if available. Each index differs widely in size and focus, as described below.

DJIA(sm). The DJIA(sm) consists of 30 U.S. stocks chosen by the editors of The Wall Street Journal as being representative of the broad market and of American industry. Changes in the component stocks of the DJIA(sm) are made entirely by the editors of The Wall Street Journal without consulting the companies, the stock exchange or any official agency. For the sake of continuity, changes are made rarely.

Dow Jones U.S. Select Dividend Index(sm). The Dow Jones U.S. Select Dividend Index(sm) consists of 100 dividend-paying stocks, weighted by their indicated annualized yield. Eligible stocks are selected from a universe of all dividend-paying companies in the Dow Jones U.S. Total Market Index(sm) that have a non-negative historical five-year dividend-per-share growth rate, a five-year average dividend to earnings-per-share ratio of less than or equal to 60% and a three-month average daily trading volume of 200,000 shares.

Nasdaq-100 Index(R). The Nasdaq-100 Index(R) consists of the 100 largest and most active non-financial domestic and international companies listed on the Nasdaq National Market System.

NYSE International 100 Index(sm). The NYSE International 100 Index(sm) is an unmanaged index of the 100 largest non-U.S. stocks trading on the New York Stock Exchange. The NYSE International 100 Index(sm) assumes that all dividends received during a year are reinvested on a daily basis.

Russell 3000(R) Index. The Russell 3000(R) Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S. market. The Russell 3000(R) Index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

S&P 500 Index. The S&P 500 Index consists of 500 stocks chosen by
Standard and Poor's to be representative of the leaders of various industries.

S&P 1000 Index. The S&P 1000 is a combination of the S&P MidCap 400 (the most widely used index for mid-size companies) and the S&P SmallCap 600 (an index of 600 U.S. small-cap companies), where the S&P MidCap 400 represents approximately 70% of the index and S&P SmallCap 600 represents approximately 30% of the index).

Financial Times Industrial Ordinary Share Index. The FT Index consists of 30 common stocks chosen by the editors of The Financial Times as being representative of British industry and commerce.

Hang Seng Index. The Hang Seng Index consists of a cross section of stocks currently listed on the Stock Exchange of Hong Kong Ltd. and is intended to represent four major market sectors: commerce and industry, finance, property and utilities.

MSCI All Country World Index. The MSCI All Country World Index is an unmanaged free float-adjusted market capitalization weighted index designed to measure the equity market performance of developed and emerging markets. The index cannot be purchased directly by investors.

The indexes are unmanaged, not subject to fees and not available for direct investment.

                                             COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)
           (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                             Hypothetical Strategy Total Returns(1)(4)

                      The Dow(R)                                NYSE(R)                                 Target          Target
         The Dow(R)     Target      Global      Nasdaq(R)    International      S&P      S&P Target   Diversified      Dividend
          Target 5     Dividend    Target 15    Target 15      Target 25     Target 24    SMid 60      Dividend     Multi-Strategy
Year      Strategy     Strategy    Strategy     Strategy        Strategy     Strategy     Strategy     Strategy        Strategy
----     ---------    ---------    ---------    ---------    -------------   ---------   ----------   -----------   --------------
1972       18.82%
1973       17.46%
1974       -7.61%
1975       62.73%
1976       38.71%
1977        3.07%
1978       -1.41%
1979        7.28%
1980       38.53%
1981        1.13%
1982       40.84%
1983       34.08%
1984        8.44%
1985       35.81%
1986       28.13%                                 19.33%                       18.14%
1987        8.36%                    14.81%       11.82%                        1.76%
1988       18.78%                    20.81%       -1.57%                        4.28%
1989        7.85%                    14.38%       34.34%                       22.31%
1990      -18.03%                     0.55%       -7.74%                        6.42%
1991       59.61%                    39.79%      105.78%                       40.31%
1992       20.52%       28.68%       24.11%       -3.03%                       -1.81%
1993       31.26%       18.18%       62.22%       25.59%                        8.02%
1994        5.30%       -8.55%      -10.13%        7.66%                        4.77%
1995       27.90%       46.86%       11.36%       50.35%                       38.92%       24.01%       26.90%        28.44%
1996       23.33%       16.12%       19.35%       56.69%         25.71%        31.22%       13.14%       14.99%        18.34%
1997       16.99%       40.57%       -8.87%       31.98%         23.07%        30.02%       42.00%       25.99%        20.62%
1998        9.78%        2.95%       11.00%      118.93%         12.40%        39.78%        4.79%       12.96%        14.63%
1999       -9.57%       -6.65%        6.05%       96.36%         64.06%        41.08%       23.80%       17.57%         7.60%
2000        8.12%       25.82%        2.14%      -16.44%         10.69%         3.85%       13.97%       19.84%        12.83%
2001       -5.12%       40.62%       -1.15%      -27.23%        -14.28%       -11.06%       31.93%       29.64%        14.19%
2002      -12.95%       -0.83%      -14.40%      -26.43%        -20.80%       -19.23%       -5.35%      -10.40%       -10.72%
2003       20.04%       32.08%       35.78%       34.65%         39.25%        23.09%       45.25%       47.10%        36.79%
2004        9.49%       18.86%       29.11%       -3.69%         23.48%        13.53%       23.42%       20.53%        23.85%
2005       -2.52%        2.24%       11.40%        1.15%         13.50%         3.60%        2.99%        1.98%         5.57%
2006       39.42%       17.58%       39.92%        1.52%         28.35%         1.41%       19.61%       15.42%        26.46%
2007        2.14%        1.06%       14.15%       18.79%         24.78%         3.15%       -9.73%       -3.85%         5.30%
2008      -50.16%      -39.55%      -43.35%      -52.91%        -49.89%       -29.42%      -37.72%      -37.06%       -45.04%
2009       17.11%       14.29%       49.17%       16.34%         42.59%        12.02%       59.86%       40.85%        36.73%
2010       10.02%       15.69%        9.21%       27.20%         -0.32%        18.07%       14.99%       20.21%         9.30%
2011       16.79%        5.56%       -8.29%        6.94%        -17.59%         6.88%       -8.89%        3.15%        -2.31%
2012        9.82%        4.91%       25.05%       11.97%          7.90%         7.94%       20.30%       10.76%        11.22%
2013       12.84%        4.88%        4.29%        5.56%         -3.63%         3.86%        8.50%        5.76%         2.40%
(thru 2/28)

                                             COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)
           (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                                             Hypothetical Strategy Total Returns(1)(4)

                                                         Target
                          Target                         Global
            Target         Focus          Target        Dividend        Target         Target        Target      Value Line(R)
         Double Play       Four         Focus Five      Leaders         Growth         Triad          VIP          Target 25
Year       Strategy      Strategy        Strategy       Strategy       Strategy       Strategy      Strategy        Strategy
----     -----------     ---------      ----------      --------       --------       --------      --------     -------------
1972
1973
1974
1975
1976
1977
1978
1979
1980
1981
1982
1983
1984
1985                                                                                                                 31.95%
1986                                                                                                                 20.19%
1987                                                                                                                 16.90%
1988                                                                                                                 -9.42%
1989                                                                                                                 48.15%
1990                                                                                                  -0.92%          3.12%
1991                                                                                                  57.02%         83.72%
1992        12.25%                                                                                     4.05%         -2.67%
1993        21.46%                                                                                    22.01%         25.01%
1994         1.74%                                                                                     2.00%         12.14%
1995        49.30%                                                      29.61%                        42.84%         52.14%
1996        35.14%         26.59%         26.28%                        24.96%         21.02%         38.61%         54.18%
1997        36.96%         37.29%         30.58%                        41.11%         34.87%         25.76%         33.87%
1998        47.06%         31.04%         30.67%          1.62%         37.13%         27.55%         51.18%         90.98%
1999        52.71%         45.16%         46.18%         12.46%         33.76%         31.97%         48.73%        111.19%
2000         7.05%          9.69%          6.71%          4.68%          8.36%         11.98%         -4.57%        -10.41%
2001        19.97%         20.24%         12.39%          6.98%         -4.20%          4.98%        -11.34%         -0.13%
2002       -12.57%        -11.05%         -9.88%         -7.55%        -10.80%        -11.55%        -21.37%        -23.92%
2003        35.48%         38.91%         38.00%         48.14%         34.00%         38.39%         34.69%         39.28%
2004        20.26%         21.64%         21.33%         24.55%         16.71%         18.59%         12.98%         21.75%
2005        10.89%          8.94%          7.83%         11.66%         17.09%         12.35%          6.69%         19.68%
2006         8.93%         14.26%         17.52%         29.54%         16.82%         17.62%         11.79%          1.25%
2007        12.23%          7.03%          9.89%         22.17%         19.93%         13.44%          9.19%         24.25%
2008       -45.62%        -43.35%        -43.50%        -30.13%        -52.52%        -47.50%        -45.95%        -51.15%
2009         8.39%         27.38%         24.49%         53.35%         18.19%         27.32%         11.96%          3.10%
2010        22.07%         17.92%         16.16%         20.18%         17.13%         16.43%         18.21%         28.57%
2011       -12.20%        -11.56%        -11.99%          0.35%        -12.53%         -8.31%         -2.11%        -29.29%
2012         9.42%         12.71%         12.14%         12.61%          5.77%          7.54%         12.17%         14.17%
2013         4.42%          5.03%          3.47%          3.75%          6.31%          5.27%          3.50%          4.22%
(thru 2/28)

                                             COMPARISON OF HYPOTHETICAL TOTAL RETURN(2)

                                                       Index Total Returns(4)

                   Dow
                  Jones                  NYSE                                                                   Cumulative
                   U.S.                Interna-                                                       MSCI All   Interna-
                  Select                tional                        Russell                 Hang     Country    tional
                 Dividend  Nasdaq-100    100      S&P 500   S&P 1000  3000(R)                 Seng      World     Index
Year   DJIA(sm) Index(sm)   Index(R)  Index(sm)    Index     Index     Index     FT Index    Index      Index   Returns(3)
----   -------- ---------  ---------- ---------   -------   --------  -------    --------    -----    --------  ----------
1972    18.48%                                     19.00%
1973   -13.28%                                    -14.69%
1974   -23.58%                                    -26.47%
1975    44.75%                                     37.23%
1976    22.82%                                     23.93%
1977   -12.84%                                     -7.16%
1978     2.79%                                      6.57%
1979    10.55%                                     18.61%
1980    22.17%                                     32.50%
1981    -3.57%                                     -4.92%
1982    27.11%                                     21.55%
1983    25.97%                                     22.56%
1984     1.31%                                      6.27%
1985    33.55%                                     31.72%
1986    27.10%                6.89%                18.67%
1987     5.48%               10.49%                 5.25%                         38.32%    -10.02%                11.26%
1988    16.14%               13.54%                16.56%                          7.03%     16.05%                13.07%
1989    32.19%               26.17%                31.62%                         24.53%      5.52%                20.75%
1990    -0.56%              -10.41%                -3.10%                         10.36%      6.74%                 5.51%
1991    24.19%               64.99%                30.40%                         14.88%     42.46%                27.17%
1992     7.41%    22.65%      8.86%                 7.61%                         -2.18%     28.89%                11.37%
1993    16.93%    14.59%     11.76%                10.04%                         20.25%    123.33%                53.50%
1994     5.01%    -0.19%      1.76%                 1.32%                          1.19%    -30.00%                -7.93%
1995    36.87%    42.80%     43.06%                37.54%    30.69%    35.81%     17.83%     27.30%                27.33%
1996    28.89%    25.08%     42.78%     18.50%     22.94%    19.85%    21.51%     20.55%     37.50%                28.98%
1997    24.94%    37.83%     20.77%     19.20%     33.35%    30.26%    31.70%     16.44%    -17.66%                 7.91%
1998    18.15%     4.33%     85.48%     22.64%     28.58%    13.20%    23.94%     12.20%     -2.72%     21.97%      9.21%
1999    27.21%    -4.08%    102.10%     41.93%     21.04%    14.11%    20.90%     17.44%     73.42%     26.82%     39.36%
2000    -4.71%    24.86%    -36.83%    -20.67%     -9.10%    15.86%    -7.47%    -18.58%     -9.36%    -13.94%    -10.88%
2001    -5.43%    13.09%    -32.62%    -21.13%    -11.88%     1.45%   -11.40%    -23.67%    -22.40%    -15.91%    -17.17%
2002   -15.01%    -3.94%    -37.52%    -19.14%    -22.09%   -14.54%   -21.53%    -29.52%    -15.61%    -18.98%    -20.05%
2003    28.26%    30.16%     49.48%     37.58%     28.67%    36.61%    31.04%     26.27%     41.82%     34.63%     32.12%
2004     5.30%    18.14%     10.74%     16.25%     10.87%    18.39%    11.94%     20.80%     16.95%     15.75%     14.35%
2005     1.72%     3.79%      1.90%     11.22%      4.91%    10.93%     6.15%     12.45%      8.68%     11.37%      7.61%
2006    19.03%    19.54%      7.28%     24.49%     15.78%    11.89%    15.80%     40.25%     38.58%     21.53%     32.62%
2007     8.87%    -5.16%     19.24%     16.43%      5.49%     5.18%     5.24%      0.10%     42.82%     12.18%     17.26%
2008   -31.92%   -30.97%    -41.56%    -43.26%    -36.99%   -34.67%   -37.30%    -54.74%    -46.03%    -41.85%    -44.23%
2009    22.70%    11.13%     54.72%     32.28%     26.47%    33.48%    28.36%     33.98%     56.42%     35.41%     37.70%
2010    14.10%    18.32%     20.16%      4.64%     15.08%    26.55%    16.95%     13.44%      8.29%     13.21%     11.94%
2011     8.34%    12.42%      3.67%    -11.81%      2.09%    -0.92%     1.00%    -13.70%    -17.27%     -6.86%     -7.55%
2012    10.23%    10.84%     18.33%     16.84%     15.99%    17.40%    16.40%     27.18%     27.66%     16.80%     21.69%
2013     7.77%     6.63%      3.17%      0.82%      6.60%     7.97%     6.88%      4.49%      1.55%      4.67%      4.60%
(thru 2/28)

------------
See "Notes to Comparison of Hypothetical Total Return" on page 75.

Page 74


______________________

See "Notes to Comparison of Hypothetical Total Return" on page 75.

            NOTES TO COMPARISON OF HYPOTHETICAL TOTAL RETURN

(1) The Strategy stocks for each Strategy for a given year consist of the common stocks selected by applying the respective Strategy as of the beginning of the period (and not the date the Trusts actually sell Units).

(2) With the exception of the Hang Seng Index for the periods 12/31/1986 through 12/31/1992, hypothetical Total Return represents the sum of the change in market value of each group of stocks between the first and last trading day of a period plus the total dividends paid on each group of stocks during such period divided by the opening market value of each group of stocks as of the first trading day of a period. Hypothetical Total Return figures assume that all dividends are reinvested in the same manner as the corresponding Trust (monthly or semi-annually) for the hypothetical Strategy returns and monthly in the case of Index returns (except for the NYSE International 100 Index(sm) and the S&P 1000 Index, which assume daily reinvestment of dividends) and all returns are stated in terms of U.S. dollars. For the periods 12/31/1986 through 12/31/1992, hypothetical Total Return on the Hang Seng Index does not include any dividends paid. Hypothetical Strategy figures reflect the deduction of sales charges and expenses as listed in the "Fee Table," but have not been reduced by estimated brokerage commissions paid by Trusts in acquiring Securities or any taxes incurred by investors. Based on the year-by-year hypothetical returns contained in the tables, over the full years as listed above, with the exception of The Dow(R) Target Dividend Strategy, each hypothetical Strategy would have hypothetically achieved a greater average annual total return than that of its corresponding index:

                                            Hypothetical
                                              Average
                                              Annual
Strategy                                   Total Return      Corresponding Index                              Index Returns
________                                    __________       __________________                               _____________
The Dow(R) Target 5 Strategy                12.34%           DJIA(sm) (from 12/31/71 through 12/31/12)        10.54%
The Dow(R) Target Dividend Strategy         11.31%           Dow Jones U.S. Select Dividend Index(sm)         11.37%
                                                             S&P 500 Index (from 12/31/91 through 12/31/12)    8.18%
Global Target 15 Strategy                   11.36%           Cumulative International Index                   10.20%
Nasdaq(R) Target 15 Strategy                14.03%           Nasdaq-100 Index(R)                              12.11%
NYSE(R) International Target 25 Strategy     8.87%           NYSE International 100 Index(sm)                  5.77%
S&P Target 24 Strategy                      10.40%           S&P 500 Index (from 12/31/85 through 12/31/12)    9.85%
S&P Target SMid 60 Strategy                 13.12%           S&P 1000 Index                                   11.57%
Target Diversified Dividend Strategy        12.48%           Russell 3000(R) Index                             8.58%
Target Dividend Multi-Strategy               9.97%           S&P 500 Index (from 12/31/94 through 12/31/12)    8.51%
Target Double Play Strategy                 13.68%           S&P 500 Index (from 12/31/91 through 12/31/12)    8.18%
Target Focus Four Strategy                  12.50%           S&P 500 Index (from 12/31/95 through 12/31/12)    7.00%
Target Focus Five Strategy                  11.54%           S&P 500 Index (from 12/31/95 through 12/31/12)    7.00%
Target Global Dividend Leaders Strategy     12.19%           MSCI All Country World Index                      5.01%
Target Growth Strategy                      10.52%           S&P 500 Index (from 12/31/94 through 12/31/12)    8.51%
Target Triad Strategy                       10.42%           S&P 500 Index (from 12/31/95 through 12/31/12)    7.00%
Target VIP Strategy                         11.28%           S&P 500 Index (from 12/31/89 through 12/31/12)    8.54%
Value Line(R) Target 25 Strategy            16.62%           S&P 500 Index (from 12/31/84 through 12/31/12)   10.56%

Simulated returns are hypothetical, meaning that they do not represent actual trading, and, thus, may not reflect material economic and market factors, such as liquidity constraints, that may have had an impact on actual decision making. The hypothetical performance is the retroactive application of the Strategy designed with the full benefit of hindsight.

(3) The combination of the DJIA(sm), the FT Index and the Hang Seng Index (the "Cumulative International Index") Returns represent the weighted average of the annual returns of the stocks contained in the FT Index, Hang Seng Index and DJIA(sm). The Cumulative International Index Returns are weighted in the same proportions as the index components appear in the Global Target 15 Portfolio. For instance, the Cumulative International Index is weighted as follows: DJIA(sm), 33-1/3%; FT Index, 33-1/3%; Hang Seng Index, 33-1/3%. Cumulative International Index Returns do not represent an actual index.

(4) Source of Index Total Returns: Bloomberg L.P.
Source of Hypothetical Strategy Total Returns: Bloomberg L.P., COMPUSTAT and FactSet.

           PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.


                      Public Offering

The Public Offering Price.

Units will be purchased at the Public Offering Price, the price per Unit of which is comprised of the following:

- The aggregate underlying value of the Securities;

- The amount of any cash in the Income and Capital Accounts;

- Dividends receivable on Securities; and

- The maximum sales charge (which combines an initial upfront sales charge, a deferred sales charge and the creation and development fee).

The price you pay for your Units will differ from the amount stated under "Summary of Essential Information" due to various factors, including fluctuations in the prices of the Securities, changes in the relevant currency exchange rates, changes in the applicable commissions, stamp taxes, custodial fees and other costs associated with foreign trading, and changes in the value of the Income and/or Capital Accounts.

Although you are not required to pay for your Units until three business days following your order (the "date of settlement"), you may pay before then. You will become the owner of Units ("Record Owner") on the date of settlement if payment has been received. If you pay for your Units before the date of settlement, we may use your payment during this time and it may be considered a benefit to us, subject to the limitations of the Securities Exchange Act of 1934, as amended.

Organization Costs. Securities purchased with the portion of the Public Offering Price intended to be used to reimburse the Sponsor for a Trust's organization costs (including costs of preparing the registration statement, the Indenture and other closing documents, registering Units with the Securities and Exchange Commission ("SEC") and states, the initial audit of each Trust's statement of net assets, legal fees and the initial fees and expenses of the Trustee) will be purchased in the same proportionate relationship as all the Securities contained in a Trust. Securities will be sold to reimburse the Sponsor for a Trust's organization costs at the end of the initial offering period (a significantly shorter time period than the life of the Trusts). During the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for Trust organization costs, the Trustee will sell additional Securities to allow a Trust to fully reimburse the Sponsor. In that event, the net asset value per Unit of a Trust will be reduced by the amount of additional Securities sold. Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the per Unit amount set forth for a Trust in "Notes to Statements of Net Assets," this will result in a greater effective cost per Unit to Unit holders for the reimbursement to the Sponsor. To the extent actual organization costs are less than the estimated amount, only the actual organization costs will ultimately be charged to a Trust. When Securities are sold to reimburse the Sponsor for organization costs, the Trustee will sell Securities, to the extent practicable, which will maintain the same proportionate relationship among the Securities contained in a Trust as existed prior to such sale.

Minimum Purchase.

The minimum amount per account you can purchase of a Trust is generally $1,000 worth of Units ($500 if you are purchasing Units for your Individual Retirement Account or any other qualified retirement plan), but such amounts may vary depending on your selling firm.

Maximum Sales Charge.

The maximum sales charge is comprised of a transactional sales charge and a creation and development fee. After the initial offering period the maximum sales charge will be reduced by 0.50%, to reflect the amount of the previously charged creation and development fee.

Transactional Sales Charge.

The transactional sales charge you will pay has both an initial and a deferred component.

Initial Sales Charge. The initial sales charge, which you will pay at the time of purchase, is equal to the difference between the maximum sales charge of 2.95% of the Public Offering Price and the sum of the maximum remaining deferred sales charge and creation and development fee (initially $.195 per Unit). On the Initial Date of Deposit, the initial sales charge is equal to approximately 1.00% of the Public Offering Price of a Unit. Thereafter, it will vary from 1.00% depending on the purchase price of your Units and as deferred sales charge and creation and development fee payments are made. When the Public Offering Price exceeds $10.00 per Unit, the initial sales charge will exceed 1.00% of the Public Offering Price.

Monthly Deferred Sales Charge. In addition, three monthly deferred sales charges of approximately $.0484 per Unit will be deducted from a Trust's assets on approximately the twentieth day of each month from July 19, 2013 through September 20, 2013. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the deferred sales charge will not change, but the deferred sales charge on a percentage basis will be more than 1.45% of the Public Offering Price.

Creation and Development Fee.

As Sponsor, we will also receive, and the Unit holders will pay, a creation and development fee. See "Expenses and Charges" for a description of the services provided for this fee. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the creation and development fee will not change, but the creation and development fee on a percentage basis will be more than 0.50% of the Public Offering Price.

Discounts for Certain Persons.

The maximum sales charge is 2.95% per Unit and the maximum dealer concession is 2.25% per Unit. However, if you invest at least $50,000 including any proceeds as described below (except if you are purchasing for "Fee Accounts" as described below), the maximum sales charge for the amount of the investment eligible to receive the reduced sales charge is reduced as follows:

                             Your maximum     Dealer
If you invest                sales charge     concession
(in thousands):*             will be:         will be:
________________             ___________      __________
$50 but less than $100       2.70%              2.00%
$100 but less than $250      2.45%              1.75%
$250 but less than $500      2.20%              1.50%
$500 but less than $1,000    1.95%              1.25%
$1,000 or more               1.40%              0.75%


*The breakpoints will be adjusted to take into consideration purchase orders stated in dollars which cannot be completely fulfilled due to the requirement that only whole Units be issued.

The reduced sales charge for quantity purchases will apply only to purchases not eligible for the Rollover, redemption or termination proceeds discount set forth below made by the same person on any one day from any one dealer. To help you reach the above levels, you can combine the Units you purchase of a Trust with any other same day purchases of other trusts for which we are Principal Underwriter and are currently in the initial offering period. In addition, we will also consider Units you purchase in the name of your spouse, or the equivalent if recognized under local law, or child (including step-children) under the age of 21 living in the same household to be purchases by you. The reduced sales charges will also apply to a trustee or other fiduciary purchasing Units for a single trust estate or single fiduciary account including pension, profit sharing or employee benefit plans, as well as multiple-employee benefit plans of a single employer or affiliated employers (provided they are not aggregated with personal accounts). You must inform your dealer of any combined purchases before the sale in order to be eligible for the reduced sales charge.

You are entitled to use your Rollover proceeds from a previous series of a Trust, or redemption or termination proceeds from any unit investment trust (regardless of who was sponsor) to purchase Units of a Trust during the initial offering period at the Public Offering Price less 1.00% (for purchases of $1,000,000 or more, the maximum sales charge will be limited to 1.40% of the Public Offering Price), but you will not be eligible to receive the reduced sales charges described in the above table with respect to such proceeds. Please note that if you purchase Units of a Trust in this manner using redemption proceeds from trusts which assess the amount of any remaining deferred sales charge at redemption, you should be aware that any deferred sales charge remaining on these units will be deducted from those redemption proceeds. In order to be eligible to receive the reduced sales charge described in this paragraph, the trade date of the Rollover, redemption or termination resulting in the receipt of such proceeds must have occurred within 30 calendar days prior to your Unit purchase. In addition, this program will only be available for investors that utilize the same broker/dealer (or a different broker/dealer with appropriate notification) for both the Unit purchase and the transaction resulting in the receipt of the Rollover, termination or redemption proceeds used for the Unit purchase and such transaction must be from the same account. You may be required to provide appropriate documentation or other information to your broker/dealer to evidence your eligibility for this reduced sales charge program.

Investors purchasing Units through registered broker/dealers who charge periodic fees in lieu of commissions or who charge for financial planning, investment advisory or asset management services or provide these or comparable services as part of an investment account where a comprehensive "wrap fee" or similar charge is imposed ("Fee Accounts") will not be assessed the transactional sales charge described in this section on the purchase of Units in the primary market. Certain Fee Accounts Unit holders may be assessed transaction or other account fees on the purchase and/or redemption of such Units by their broker/dealer or other processing organizations for providing certain transaction or account activities. Fee Accounts Units are not available for purchase in the secondary market. We reserve the right to limit or deny purchases of Units not subject to the transactional sales charge by investors whose frequent trading activity we determine to be detrimental to the Trusts.

Employees, officers and directors (and immediate family members) of the Sponsor, our related companies, and dealers and their affiliates will purchase Units at the Public Offering Price less the applicable dealer concession, subject to the policies of the related selling firm. Immediate family members include spouses, or the equivalent if recognized under local law, children or step-children under the age of 21 living in the same household, parents or step-parents and trustees, custodians or fiduciaries for the benefit of such persons. Only employees, officers and directors of companies that allow their employees to participate in this employee discount program are eligible for the discounts.

You will be charged the deferred sales charge per Unit regardless of any discounts. However, if you are eligible to receive a discount such that the maximum sales charge you must pay is less than the applicable maximum deferred sales charge, including Fee Accounts Units, you will be credited additional Units with a dollar value equal to the difference between your maximum sales charge and the maximum deferred sales charge at the time you buy your Units. If you elect to have distributions reinvested into additional Units of a Trust, in addition to the reinvestment Units you receive you will also be credited additional Units with a dollar value at the time of reinvestment sufficient to cover the amount of any remaining deferred sales charge and creation and development fee to be collected on such reinvestment Units. The dollar value of these additional credited Units (as with all Units) will fluctuate over time, and may be less on the dates deferred sales charges or the creation and development fee are collected than their value at the time they were issued.

The Value of the Securities.

The Evaluator will determine the aggregate underlying value of the Securities in a Trust as of the Evaluation Time on each business day and will adjust the Public Offering Price of the Units according to this valuation. This Public Offering Price will be effective for all orders received before the Evaluation Time on each such day. If we or the Trustee receive orders for purchases, sales or redemptions after that time, or on a day which is not a business day, they will be held until the next determination of price. The term "business day" as used in this prospectus shall mean any day on which the NYSE is open.

The aggregate underlying value of the Securities in a Trust will be determined as follows: if the Securities are listed on a securities exchange or The NASDAQ Stock Market(R), their value is generally based on the closing sale prices on that exchange or system (unless it is determined that these prices are not appropriate as a basis for valuation, as may be the case with certain foreign Securities listed on a foreign securities exchange). For purposes of valuing Securities traded on The NASDAQ Stock Market(R), closing sale price shall mean the NASDAQ(R) Official Closing Price as determined by The NASDAQ Stock Market LLC. However, if there is no closing sale price on that exchange or system, they are valued based on the closing ask prices. If the Securities are not so listed, or, if so listed and the principal market for them is other than on that exchange or system, their value will generally be based on the current ask prices on the over-the-counter market (unless it is determined that these prices are not appropriate as a basis for valuation). The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after the close of the market on which a Security normally trades but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. This may occur particularly with respect to foreign securities held by a Trust in which case the Trust may make adjustments to the last closing sales price to reflect more accurately the fair value of the Securities as of the Evaluation Time. If current ask prices are unavailable, or if available but determined by the Evaluator to not be appropriate, the valuation is generally determined:

a) On the basis of current ask prices for comparable securities;

b) By appraising the value of the Securities on the ask side of the market; or

c) By any combination of the above.

After the initial offering period is over, the aggregate underlying value of the Securities will be determined as set forth above, except that bid prices are used instead of ask prices when necessary. The aggregate underlying value of non-U.S. listed Securities is computed on the basis of the relevant currency exchange rate expressed in U.S. dollars as of the Evaluation Time.

                   Distribution of Units

We intend to qualify Units of the Trusts for sale in a number of states. All Units will be sold at the then current Public Offering Price.

The Sponsor compensates intermediaries, such as broker/dealers and banks, for their activities that are intended to result in sales of Units of the Trusts. This compensation includes dealer concessions described in the following section and may include additional concessions and other compensation and benefits to broker/dealers and other intermediaries.

Dealer Concessions.

Dealers and other selling agents can purchase Units at prices which reflect a concession or agency commission of 2.25% of the Public Offering Price per Unit, subject to the reduced concession applicable to volume purchases as set forth in "Public Offering-Discounts for Certain Persons." However, for Units subject to a transactional sales charge which are purchased using redemption or termination proceeds or on purchases by Rollover Unit holders, this amount will be reduced to 1.30% of the sales price of these Units (0.75% for purchases of $1,000,000 or more).

Eligible dealer firms and other selling agents who, during the previous consecutive 12-month period through the end of the most recent month, sold primary market units of unit investment trusts sponsored by us in the dollar amounts shown below will be entitled to the following additional sales concession on primary market sales of units during the current month of unit investment trusts sponsored by us:

Total sales                               Additional
(in millions)                             Concession
_____________________                     ___________
$25 but less than $100                    0.050%
$100 but less than $150                   0.075%
$150 but less than $250                   0.100%
$250 but less than $500                   0.115%
$500 but less than $750                   0.125%
$750 but less than $1,000                 0.130%
$1,000 but less than $1,500               0.135%
$1,500 but less than $2,000               0.140%
$2,000 but less than $3,000               0.150%
$3,000 but less than $4,000               0.160%
$4,000 but less than $5,000               0.170%
$5,000 or more                            0.175%

Dealers and other selling agents will not receive a concession on the sale of Units which are not subject to a transactional sales charge, but such Units will be included in determining whether the above volume sales levels are met. Eligible dealer firms and other selling agents include clearing firms that place orders with First Trust and provide First Trust with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker/dealer firms or firms who place orders through clearing firms that are eligible dealers. We reserve the right to change the amount of concessions or agency commissions from time to time. Certain commercial banks may be making Units of the Trusts available to their customers on an agency basis. A portion of the transactional sales charge paid by these customers is kept by or given to the banks in the amounts shown above.

Other Compensation and Benefits to Broker/Dealers.

The Sponsor, at its own expense and out of its own profits, currently provides additional compensation and benefits to broker/dealers who sell Units of these Trusts and other First Trust products. This compensation is intended to result in additional sales of First Trust products and/or compensate broker/dealers and financial advisors for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of First Trust products by the intermediary or its agents, the placing of First Trust products on a preferred or recommended product list, access to an intermediary's personnel, and other factors. The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker/dealer firms and similar activities designed to promote the sale of the Sponsor's products. The Sponsor makes such payments to a substantial majority of intermediaries that sell First Trust products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating Unit sales, such as the costs of developing or purchasing trading systems to process Unit trades. Payments of such additional compensation described in this and the preceding paragraph, some of which may be characterized as "revenue sharing," may create an incentive for financial intermediaries and their agents to sell or recommend a First Trust product, including these Trusts, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your Units.

Advertising and Investment Comparisons.

Advertising materials regarding a Trust may discuss several topics, including: developing a long-term financial plan; working with your financial professional; the nature and risks of various investment strategies and unit investment trusts that could help you reach your financial goals; the importance of discipline; how a Trust operates; how securities are selected; various unit investment trust features such as convenience and costs; and options available for certain types of unit investment trusts. These materials may include descriptions of the principal businesses of the companies represented in each Trust, research analysis of why they were selected and information relating to the qualifications of the persons or entities providing the research analysis. In addition, they may include research opinions on the economy and industry sectors included and a list of investment products generally appropriate for pursuing those recommendations.

From time to time we may compare the estimated returns of a Trust (which may show performance net of the expenses and charges a Trust would have incurred) and returns over specified periods of other similar trusts we sponsor in our advertising and sales materials, with (1) returns on other taxable investments such as the common stocks comprising various market indexes, corporate or U.S. Government bonds, bank CDs and money market accounts or funds, (2) performance data from Morningstar

Publications, Inc. or (3) information from publications such as Money, The New York Times, U.S. News and World Report, Bloomberg Businessweek, Forbes or Fortune. The investment characteristics of each Trust differ from other comparative investments. You should not assume that these performance comparisons will be representative of a Trust's future performance. We may also, from time to time, use advertising which classifies trusts or portfolio securities according to capitalization and/or investment style.

                   The Sponsor's Profits

We will receive a gross sales commission equal to the maximum transactional sales charge per Unit for each Trust less any reduction as stated in "Public Offering." We will also receive the amount of any collected creation and development fee. Also, any difference between our cost to purchase the Securities and the price at which we sell them to a Trust is considered a profit or loss (see Note 2 of "Notes to Schedules of Investments"). During the initial offering period, dealers and others may also realize profits or sustain losses as a result of fluctuations in the Public Offering Price they receive when they sell the Units.

In maintaining a market for the Units, any difference between the price at which we purchase Units and the price at which we sell or redeem them will be a profit or loss to us.

                   The Secondary Market

Although not obligated, we may maintain a market for the Units after the initial offering period and continuously offer to purchase Units at prices based on the Redemption Price per Unit.

We will pay all expenses to maintain a secondary market, except the Evaluator fees and Trustee costs to transfer and record the ownership of Units. We may discontinue purchases of Units at any time. IF YOU WISH TO DISPOSE OF YOUR UNITS, YOU SHOULD ASK US FOR THE CURRENT MARKET PRICES BEFORE MAKING A TENDER FOR REDEMPTION TO THE TRUSTEE (OR THE FTPS UNIT SERVICING AGENT IN THE CASE OF FTPS UNITS). If you sell or redeem your Units before you have paid the total deferred sales charge on your Units, you will have to pay the remainder at that time.

                   How We Purchase Units

The Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will notify us of any tender of Units for redemption. If our bid at that time is equal to or greater than the Redemption Price per Unit, we may purchase the Units. You will receive your proceeds from the sale no later than if they were redeemed by the Trustee. We may tender Units we hold to the Trustee for redemption as any other Units. If we elect not to purchase Units, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) may sell tendered Units in the over-the-counter market, if any. However, the amount you will receive is the same as you would have received on redemption of the Units.

                   Expenses and Charges

The estimated annual expenses of each Trust are listed under "Fee Table." If actual expenses of a Trust exceed the estimate, that Trust will bear the excess. The Trustee will pay operating expenses of the Trusts from the Income Account of such Trust if funds are available, and then from the Capital Account. The Income and Capital Accounts are non-interest-bearing to Unit holders, so the Trustee may earn interest on these funds, thus benefiting from their use.

First Trust Advisors L.P., an affiliate of ours, acts as both Portfolio Supervisor and Evaluator to the Trusts, and will be compensated for providing portfolio supervisory services and evaluation services as well as bookkeeping and other administrative services to the Trusts. In providing portfolio supervisory services, the Portfolio Supervisor may purchase research services from a number of sources, which may include underwriters or dealers of the Trusts. As Sponsor, we will receive brokerage fees when the Trusts use us (or an affiliate of ours) as agent in buying or selling Securities. As authorized by the Indenture, the Trustee may employ a subsidiary or affiliate of the Trustee to act as broker to execute certain transactions for a Trust. Each Trust will pay for such services at standard commission rates.

FTP Services LLC, an affiliate of ours, acts as FTPS Unit Servicing Agent to the Trusts with respect to the Trusts' FTPS Units. FTPS Units are Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. In all other respects, FTPS Units are identical to other Units. FTP Services LLC will be compensated for providing shareholder services to the FTPS Units.

The fees payable to First Trust Advisors L.P., FTP Services LLC and the Trustee are based on the largest aggregate number of Units of a Trust outstanding at any time during the calendar year, except during the initial offering period, in which case these fees are calculated based on the largest number of Units outstanding during the period for which compensation is paid. These fees may be adjusted for inflation without Unit holders' approval, but in no case will the annual fee paid to us or our affiliates for providing a given service to all unit investment trusts for which we provide such services be more than the actual cost of providing such services in such year.

As Sponsor, we will receive a fee from each Trust for creating and developing the Trusts, including determining each Trust's objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The "creation and development fee" is a charge of $.050 per Unit outstanding at the end of the initial offering period. The Trustee will deduct this amount from a Trust's assets as of the close of the initial offering period. We do not use this fee to pay distribution expenses or as compensation for sales efforts. This fee will not be deducted from your proceeds if you sell or redeem your Units before the end of the initial offering period.

In addition to a Trust's operating expenses and those fees described above, the Trusts may also incur the following charges:

- A license fee payable by certain of the Trusts for the use of certain service marks, trademarks and/or trade names of Dow Jones, MSCI Barra, Standard & Poor's, The NASDAQ Stock Market LLC, the NYSE and/or Value Line(R);

- All legal expenses of the Trustee according to its responsibilities under the Indenture;

- The expenses and costs incurred by the Trustee to protect a Trust and your rights and interests;

- Fees for any extraordinary services the Trustee performed under the Indenture;

- Payment for any loss, liability or expense the Trustee incurred without negligence, bad faith or willful misconduct on its part, in connection with its acceptance or administration of a Trust;

- Payment for any loss, liability or expenses we incurred without negligence, bad faith or willful misconduct in acting as Sponsor of a Trust;

- Foreign custodial and transaction fees (which may include compensation paid to the Trustee or its subsidiaries or affiliates), if any; and/or

- All taxes and other government charges imposed upon the Securities or any part of a Trust.

The above expenses and the Trustee's annual fee are secured by a lien on the Trusts. In addition, if there is not enough cash in the Income or Capital Accounts, the Trustee has the power to sell Securities to make cash available to pay these charges which may result in capital gains or losses to you. See "Tax Status."

                        Tax Status

Federal Tax Matters.

This section summarizes some of the main U.S. federal income tax consequences of owning Units of a Trust. This section is current as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, except as specifically provided below, these summaries generally do not describe your situation if you are a corporation, a non U.S. person, a broker/dealer, or other investor with special circumstances. In addition, this section may not describe your state, local or foreign tax consequences.

This federal income tax summary is based in part on the advice and opinion of counsel to the Sponsor. The Internal Revenue Service ("IRS") could disagree with any conclusions set forth in this section. In addition, our counsel was not asked to review, and has not reached a conclusion with respect to the federal income tax treatment of the assets to be deposited in the Trusts. This may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

Grantor Trusts.
---------------

The following discussion pertains to The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend Portfolio, Global Target 15 Portfolio, Nasdaq(R) Target 15 Portfolio, S&P Target 24 Portfolio and Value Line(R) Target 25 Portfolio, which are considered grantor trusts under federal tax laws.

Trust Status.

The Trusts are considered grantor trusts under federal tax laws. In grantor trusts, investors are deemed for federal tax purposes, to own the underlying assets of the trust directly. All taxability issues are taken into account at the Unit holder level. Income passes through to Unit holders as realized by the Trust.

Income is reported gross of expenses. Expenses are separately reported based on a percentage of distributions. Generally, the cash received by Unit holders is the net of income and expenses reported.

The grantor trust structure is a widely held fixed investment trust ("WHFIT"), and falls under what is commonly referred to as the WHFIT regulations.

If a Trust is at all times operated in accordance with the documents establishing the Trust and certain requirements of federal income tax law are met, the Trust will not be taxed as a corporation for federal income tax purposes. As a Unit owner, you will be treated as the owner of a pro rata portion of each of the Trust Assets, and as such you will be considered to have received a pro rata share of income (e.g., dividends and capital gains, if any) from each Trust Asset when such income would be considered to be received by you if you directly owned the Trust Assets. As a result, you may be required to recognize for federal income tax purposes income with respect to the Trust Assets in one year even if you do not receive the corresponding distribution from the Trust, or do not receive the corresponding distribution from the Trust until a later year. This is also true even if you elect to have your distributions reinvested into additional Units. In addition, the income from Trust Assets that you must take into account for federal income tax purposes is not reduced by amounts used to pay sales charges or Trust expenses.

Under the "Health Care and Education Reconciliation Act of 2010," income from a Trust may also be subject to a new 3.8% "Medicare tax" imposed for taxable years beginning after 2012. This tax will generally apply to your net investment income if your adjusted gross income exceeds certain threshold amounts, which are $250,000 in the case of married couples filing joint returns and $200,000 in the case of single individuals.

Assets of the Trusts.

Each Trust may hold one or more of the following: (i) shares of stock in corporations (the "Stocks") that are treated as equity for federal income tax purposes, and/or (ii) equity interests (the "REIT Shares") in REITs that constitute interests in entities treated as real estate investment trusts for federal income tax purposes.

It is possible that a Trust will also hold other assets, including assets that are treated differently for federal income tax purposes from those described above, in which case you will have federal income tax consequences different from or in addition to those described in this section. All of the assets held by a Trust constitute the "Trust Assets." Neither our counsel nor we have analyzed the proper federal income tax treatment of a Trust's Assets and thus neither our counsel nor we have reached a conclusion regarding the federal income tax treatment of a Trust's Assets.

Income from the Trusts.

Under the applicable federal income tax reporting rules relating to grantor trusts such as the Trusts, the Trustee reports the income of the Trust to brokers and dealers (or if the Units are held directly by the investor, the investor) using factors that enable the broker or dealers to determine taxability. A Form 1099 is then generally issued reflecting the income as determined using the factors.

Because the time income is recognized by the Trust may differ from the time a distribution is made to you, you may be required to recognize for federal income tax purposes income with respect to the Trust Assets in one year even if you do not receive the corresponding distribution from the Trust, or do not receive the corresponding distribution from the Trust until a later year.

Dividends from Stocks.

Ordinary income dividends received by an individual Unit holder from a grantor trust are generally taxed at the same rates that apply to net capital gain, as discussed below, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by a Trust itself. Dividends that do not meet these requirements will generally be taxed at ordinary income rates. Each Trust will provide notice to its Unit holders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Dividends from REIT Shares.


Some dividends on the REIT Shares may be designated as "capital gain dividends," generally taxable to you as long-term capital gains. Other dividends on the REIT Shares will generally be taxable to you as ordinary income. Certain ordinary income dividends from a REIT may qualify to be taxed at the same rates that apply to net capital gain, as discussed above, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by the REIT itself. Dividends that do not meet these requirements will generally be taxed at ordinary income rates. Each trust will provide notice to their shareholders of the amount of any distribution that may be taken into account as a dividend that is eligible for the capital gains tax rates. If you hold a Unit for six months or less or if your Trust holds a REIT Share for six months or less, any loss incurred by you related to the disposition of such REIT Share will be treated as a long-term capital loss to the extent of any long-term capital gain distributions received (or deemed to have been received) with respect to such REIT Share. Distributions of income or capital gains declared on the REIT Shares in October, November or December will be deemed to have been paid to you on December 31 of the year they are declared, even when paid by the REIT during the following January.


Dividends Received Deduction.

Generally, a domestic corporation owning Units in a Trust may be eligible for the dividends received deduction with respect to such Unit owner's pro rata portion of certain types of dividends received by such Trust. However, a corporation that owns Units generally will not be entitled to the dividends received deduction with respect to dividends from most foreign corporations or from REITs.

Your Tax Basis and Income or Loss upon Disposition.

If your Trust disposes of Trust Assets, you will generally recognize gain or loss. If you dispose of your Units or redeem your Units for cash, you will also generally recognize gain or loss. To determine the amount of this gain or loss, you must subtract your tax basis in the related Trust Assets from your share of the total amount received in the transaction. You can generally determine your initial tax basis in each Trust Asset by apportioning the cost of your Units, including sales charges, among the Trust Assets ratably according to their values on the date you acquire your Units. In certain circumstances, however, you may have to use information, or factors, provided by the Trustee to adjust your tax basis after you acquire your Units (for example, in the case of certain corporate events affecting an issuer, such as stock splits or mergers, or in the case of certain dividends that exceed a corporation's accumulated earnings and profits, or in the case of certain distributions with respect to REIT Shares that represent a return of capital). Trusts that are grantor trusts provide basis information in the form of factors provided under the WHFIT regulations. Cost basis reporting will treat each security included in the portfolio of a Trust as a separate item.


If you are an individual, the maximum marginal federal tax rate for net capital gain is generally 20% (0% for certain taxpayers in the 10% or 15% tax brackets). An additional 3.8% "Medicare tax" may also apply to gain from the sale or redemption of Units in a Trust, subject to the income thresholds as described above.


Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year. Capital gain or loss is long term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less. You must exclude the date you purchase your Units to determine your holding period. The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income. The Internal Revenue Code, however, treats certain capital gains as ordinary income in special situations. Capital gain received from assets held for more than one year that is considered "unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to the REIT Shares) is taxed at a maximum stated tax rate of 25%. In the case of capital gains dividends, the determination of which portion of the capital gains dividend, if any, is subject to the 25% tax rate will be made based on rules prescribed by the United States Treasury.

In-Kind Distributions.

Under certain circumstances as described in this prospectus, you may request an In-Kind Distribution of Trust Assets when you redeem your Units at any time prior to 30 business days before a Trust's Mandatory Termination Date. However, this ability to request an In-Kind Distribution will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by a Trust. By electing to receive an In-Kind Distribution, you will receive Trust Assets plus, possibly, cash. YOU WILL NOT RECOGNIZE GAIN OR LOSS IF YOU ONLY RECEIVE WHOLE TRUST ASSETS IN EXCHANGE FOR THE IDENTICAL AMOUNT OF YOUR PRO RATA PORTION OF THE SAME TRUST ASSETS HELD BY YOUR TRUST. However, if you also receive cash in exchange for a Trust Asset or a fractional portion of a Trust Asset, you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in such Trust Asset or fractional portion.

Rollovers.

If you elect to be a Rollover Unit holder and have your proceeds from your Trust rolled over into a future series of such Trust, it is considered a sale for federal income tax purposes and any gain on the sale will be treated as a capital gain, and any loss will be treated as a capital loss. However, any loss you incur in connection with the exchange of your Units of the Trusts for units of the next series will generally be disallowed with respect to this deemed sale and subsequent deemed repurchase, to the extent the two trusts have substantially identical Trust Assets under the wash sale provisions of the Internal Revenue Code.

Limitations on the Deductibility of Trust Expenses.

Generally, for federal income tax purposes, you must take into account your full pro rata share of your Trust's income, even if some of that income is used to pay Trust expenses. You may deduct your pro rata share of each expense paid by your Trust to the same extent as if you directly paid the expense. You may be required to treat some or all of the expenses of your Trust as miscellaneous itemized deductions. Individuals may only deduct certain miscellaneous itemized deductions to the extent they exceed 2% of adjusted gross income. Certain individuals may also be subject to a phase-out of the deductibility of itemized deductions based upon their income.

Foreign, State and Local Taxes.

Some distributions by your Trust may be subject to foreign withholding taxes. Any income withheld will still be treated as income to you. Under the grantor trust rules, you are considered to have paid directly your share of any foreign taxes that are paid. Therefore, for U.S. tax purposes, you may be entitled to a foreign tax credit or deduction for those foreign taxes.

Distributions after December 31, 2013 may be subject to a U.S. withholding tax of 30% in the case of distributions to or dispositions by (i) certain non-U.S. financial institutions that have not entered into an agreement with the U.S. Treasury to collect and disclose certain information and are not resident in a jurisdiction that has entered into such an agreement with the U.S. Treasury and (ii) certain other non-U.S. entities that do not provide certain certifications and information about the entity's U.S. owners. Dispositions of Units by such persons may be subject to such withholding after December 31, 2016. You should also consult your tax advisor with respect to other U.S. tax withholding and reporting requirements.

If any U.S. investor is treated as owning directly or indirectly 10% or more of the combined voting power of the stock of a foreign corporation, and all U.S. shareholders of that corporation collectively own more than 50% of the vote or value of the stock of that corporation, the foreign corporation may be treated as a controlled foreign corporation (a "CFC"). If you own 10% or more of a CFC (through a Trust and in combination with your other investments), or possibly if a Trust owns 10% or more of a CFC, you will be required to include certain types of the CFC's income in your taxable income for federal income tax purposes whether or not such income is distributed to your Trust or to you.

A foreign corporation will generally be treated as a passive foreign investment company (a "PFIC") if 75% or more of its income is passive income or if 50% or more of its assets are held to produce passive income. If the Trust purchases shares in a PFIC, you may be subject to U.S. federal income tax on a portion of certain distributions or on gains from the disposition of such shares at rates that were applicable in prior years and any gain may be recharacterized as ordinary income that is not eligible for the lower net capital gains tax rate.
Additional charges in the nature of interest may also be imposed on you. Certain elections may be available with respect to PFICs that would limit these consequences. However, these elections would require you to include certain income of the PFIC in your taxable income even if not distributed to the Trust or to you, or require you to annually recognize as ordinary income any increase in the value of the shares of the PFIC, thus requiring you to recognize income for federal income tax purposes in excess of your actual distributions from PFICs and proceeds from dispositions of PFIC stock during a particular year. Dividends paid by PFICs will not be eligible to be taxed at the net capital gains tax rate.

Based on the advice of Carter Ledyard & Milburn, LLP, special counsel to the Trusts for New York tax matters, under the existing income tax laws of the State and City of New York, assuming that the Trusts are not treated as corporations for federal income tax purposes, the Trusts will not be taxed as corporations for New York State and New York City tax purposes, and the income of the Trusts will be treated as the income of the Unit holders in the same manner as for federal income tax purposes. You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

Foreign Investors.

Distributions by your Trust that are treated as U.S. source income (e.g., dividends received on Stocks of domestic corporations) will generally be subject to U.S. income taxation and withholding in the case of Units held by nonresident alien individuals, foreign corporations or other non U.S. persons, subject to any applicable treaty. If you are a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust), you may not be subject to U.S. federal income taxes, including withholding taxes, on some or all of the income from your Trust or on any gain from the sale or redemption of your Units, provided that certain conditions are met. You should consult your tax advisor with respect to the conditions you must meet in order to be exempt for U.S. tax purposes. You should also consult your tax advisor with respect to other U.S. tax withholding and reporting requirements. After December 31, 2016, proceeds from the disposition of Units and the allocation of proceeds from the sale of Securities may also be subject to withholding unless certain conditions are met.

Regulated Investment Company Trusts.
------------------------------------

The following discussion pertains to the NYSE(R) International Target 25 Portfolio, S&P Target SMid 60 Portfolio, Target Double Play Portfolio, Target Diversified Dividend Portfolio, Target Dividend Multi-Strategy Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad Portfolio and Target VIP Portfolio, each of which intends to qualify as a "regulated investment company," commonly called a "RIC," under federal tax laws.

Trust Status.

Each Trust intends to qualify as a "RIC" under the federal tax laws. If a Trust qualifies as a RIC and distributes its income as required by the tax law, the Trust generally will not pay federal income taxes.

For federal income tax purposes, you are treated as the owner of Trust shares and not of the assets held by the Trust. Taxability issues are taken into account at the trust level. Your federal income tax treatment of income from the Trust is based on the distributions paid by the Trust.

Income From the Trusts.

Trust distributions are generally taxable. After the end of each year, you will receive a tax statement that separates a Trust's distributions into ordinary dividends, capital gains dividends, and returns of capital. Income reported is generally net of expenses (but see Deductibility of Trust Expenses, below). Ordinary income distributions are generally taxed at your ordinary tax rate, however, as further discussed below, certain ordinary income distributions received from a Trust may be taxed at the capital gains tax rates. Generally, you will treat all capital gains dividends as long-term capital gains regardless of how long you have owned your Units. To determine your actual tax liability for your capital gains dividends, you must calculate your total net capital gain or loss for the tax year after considering all of your other taxable transactions, as described below. In addition, a Trust may make distributions that represent a return of capital for tax purposes and thus will generally not be taxable to you. The tax status of your distributions from a Trust is not affected by whether you reinvest your distributions in additional Units or receive them in cash. The income from a Trust that you must take into account for federal income tax purposes is not reduced by amounts used to pay a deferred sales charge, if any. The tax laws may require you to treat distributions made to you in January as if you had received them on December 31 of the previous year.

Under the "Health Care and Education Reconciliation Act of 2010," income from your Trust may also be subject to a new 3.8% "Medicare tax" imposed for taxable years beginning after 2012. This tax will generally apply to your net investment income if your adjusted gross income exceeds certain threshold amounts, which are $250,000 in the case of married couples filing joint returns and $200,000 in the case of single individuals.

Distributions with Respect to Certain Stock
Dividends.

Ordinary income dividends received by an individual Unit holder from a regulated investment company are generally taxed at the same rates that apply to net capital gain, as discussed below, provided certain holding period requirements are satisfied and provided the dividends are attributable to qualifying dividends received by a Trust itself. Dividends that do not meet these requirements will generally be taxed at ordinary income rates. Each Trust will provide notice to its Unit holders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates.

Dividends Received Deduction.

A corporation that owns Units generally will not be entitled to the dividends received deduction with respect to many dividends received from a Trust because the dividends received deduction is generally not available for distributions from regulated investment companies. However, certain ordinary income dividends on shares that are attributable to qualifying dividends received by the Trust from certain corporations may be reported by the Trust as being eligible for the dividends received deduction.

Sale or Redemption of Units.

If you sell or redeem your Units, you will generally recognize a taxable gain or loss. To determine the amount of this gain or loss, you must subtract your tax basis in your Units from the amount you receive in the transaction. Your tax basis in your Units is generally equal to the cost of your Units, generally including sales charges. In some cases, however, you may have to adjust your tax basis after you purchase your Units.

For Units purchased on or after January 1, 2011 (or, 2012, if the Units are acquired in a reinvestment plan in 2011), the information statement you receive in regard to the sale or redemption of your Units may contain information about your basis in the Units and whether any gain or loss recognized by you should be considered long term or short term capital gain. The information reported to you is based upon rules that do not take into consideration all facts that may be known to you or your advisors. You should consult with your tax advisors about any adjustments that may need to be made to the information reported to you.

Capital Gains and Losses.


If you are an individual, the maximum marginal federal tax rate for net capital gain is generally 20% (0% for certain taxpayers in the 10% or 15% tax brackets). An additional 3.8% "Medicare tax" may also apply to gain from the sale or redemption of Units of a Trust, subject to the income thresholds as described above.


Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year. Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less. You must exclude the date you purchase your Units to determine your holding period. However, if you receive a capital gain dividend from the Trust and sell your Units at a loss after holding them for six months or less, the loss will be recharacterized as long term capital loss to the extent of the capital gain dividend received. The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income. The Internal Revenue Code treats certain capital gains as ordinary income in special situations.

The Trusts will provide notice to its Unit holders of the amount of any distribution which may be taken into account as a dividend which is eligible for the capital gains tax rates. Capital gain received from assets held for more than one year that is considered "unrecaptured section 1250 gain" (which may be the case, for example, with some capital gains attributable to the REITs included in a Trust) is taxed at a maximum stated tax rate of 25%. In the case of capital gains dividends, the determination of which portion of the capital gains dividend, if any, is subject to the 25% tax rate, will be made based on rules prescribed by the United States Treasury.

In-Kind Distributions.

Under certain circumstances as described in this prospectus, you may request an In-Kind Distribution of Trust Assets when you redeem your Units at any time prior to 10 business days before a Trust's Mandatory Termination Date. By electing to receive an In-Kind Distribution, you will receive Trust Assets plus, possibly, cash. THIS DISTRIBUTION IS SUBJECT TO TAXATION, AND YOU WILL GENERALLY RECOGNIZE GAIN OR LOSS, GENERALLY BASED ON THE VALUE AT THAT TIME OF THE UNITS AND THE AMOUNT OF CASH RECEIVED. The IRS could, however, assert that a loss could not be currently deducted.

Rollovers.

If you elect to have your proceeds from your Trust rolled over into a future series of the Trust, the exchange would generally be considered a sale for federal income tax purposes.

Deductibility of Trust Expenses.

Expenses incurred and deducted by a Trust will generally not be treated as income taxable to you. In some cases, however, you may be required to treat your portion of these Trust expenses as income. In these cases you may be able to take a deduction for these expenses. However, certain miscellaneous itemized deductions, such as investment expenses, may be deducted by individuals only to the extent that all of these deductions exceed 2% of the individual's adjusted gross income. Also, certain individuals may also be subject to a phase-out of the deductibility of itemized deductions based upon their income.

Investments in Certain Foreign Corporations.


If a Trust holds an equity interest in any PFICs, which are generally certain foreign corporations that receive at least 75% of their annual gross income from passive sources (such as interest, dividends, certain rents and royalties or capital gains) or that hold at least 50% of their assets in investments producing such passive income, such Trust could be subject to U.S. federal income tax and additional interest charges on gains and certain distributions with respect to those equity interests, even if all the income or gain is timely distributed to its Unit holders. Similarly, if a Trust invests in a fund (a "Portfolio Fund") that invests in PFICs, the Portfolio Fund may be subject to such taxes. The Trusts will not be able to pass through to its Unit holders any credit or deduction for such taxes whenever the taxes are imposed at the Trust level or on a Portfolio Fund. The Trusts (or the Portfolio Fund) may be able to make an election that could ameliorate these adverse tax consequences. In this case, the Trusts (or the Portfolio Fund) would recognize as ordinary income any increase in the value of such PFIC shares, and as ordinary loss any decrease in such value to the extent it did not exceed prior increases included in income. Under this election, the Trusts (or the Portfolio Fund) might be required to recognize in a year income in excess of its distributions from PFICs and its proceeds from dispositions of PFIC stock during that year, and such income would nevertheless be subject to the distribution requirement and would be taken into account for purposes of the 4% excise tax. Dividends paid by PFICs will not be treated as qualified dividend income.


Foreign Investors.

If you are a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust), you should be aware that, generally, subject to applicable tax treaties, distributions from the Trusts will be characterized as dividends for federal income tax purposes (other than dividends which a Trust properly reports as capital gain dividends) and will be subject to U.S. income taxes, including withholding taxes, subject to certain exceptions described below. However, except as described below, distributions received by a foreign investor from a Trust that are properly reported by such Trust as capital gain dividends may not be subject to U.S. federal income taxes, including withholding taxes, provided that a Trust makes certain elections and certain other conditions are met. In addition, for taxable years beginning before 2014, certain distributions attributable to short-term capital gain or portfolio interest may qualify for exemptions from withholding provided that a Trust makes certain elections.

Distributions after December 31, 2013 may be subject to a U.S. withholding tax of 30% in the case of distributions to or dispositions by (i) certain non-U.S. financial institutions that have not entered into an agreement with the U.S. Treasury to collect and disclose certain information and are not resident in a jurisdiction that has entered into such an agreement with the U.S. Treasury and (ii) certain other non-U.S. entities that do not provide certain certifications and information about the entity's U.S. owners. Dispositions of Units by such persons may be subject to such withholding after December 31, 2016.

Foreign Tax Credit.

If at least 50% of the value of the total assets of a Trust (at the close of the taxable year) is represented by foreign securities or at least 50% of the value of the total assets of a Trust (at the close of each quarter of the taxable year) is represented by interests in other RICs, the tax statement that you receive may include an item showing foreign taxes such Trust paid to other countries. In this case, dividends taxed to you will include your share of the taxes such Trust paid to other countries. You may be able to deduct or receive a tax credit for your share of these taxes.

You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

United Kingdom Taxation.

The following summary describes certain important U.K. tax consequences for certain U.S. resident Unit holders who hold Units in the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Portfolio as capital assets. This summary is intended to be a general guide only and is subject to any changes in law interpretation or practice occurring after the date of this prospectus. You should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. A U.K. resident individual who receives a dividend from a U.K. company is generally entitled to a tax credit which is offset against U.K. income tax liabilities.

As a U.S. resident Unit holder, you will not be able to claim any refund of the tax credit for dividends paid by U.K. companies.


Taxation of Capital Gains. U.S. investors who are neither resident nor ordinarily resident for U.K. tax purposes in the United Kingdom will not generally be liable for U.K. tax on gains arising on the disposal of Units in the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Portfolio. However, they may be liable if, in the case of corporate holders, such persons carry on a trade in the U.K. through a permanent establishment (or in certain other limited cases a branch or agency), or in the case of individual holders, such persons carry on a trade, profession or vocation in the U.K. through a branch or agency and the Units are used, held or acquired for the purposes of such a trade, profession or vocation or such branch or agency or permanent establishment as the case may be. Individual U.S. investors may also be liable if they have previously been resident or ordinarily resident in the United Kingdom and become resident or ordinarily resident in the United Kingdom in the future.


Inheritance Tax. Individual U.S. investors who, for the purposes of the Estate and Gift Tax Convention between the United States and the United Kingdom, are domiciled in the United States and who are not U.K. nationals will generally not be subject to U.K. inheritance tax on death or on gifts of the Units made during their lifetimes, provided any applicable U.S. federal gift or estate tax is paid. They may be subject to U.K. inheritance tax if the Units form part of the business property of a U.K. permanent establishment of an enterprise or pertain to a U.K. fixed base used for the performance of personal services in the United Kingdom.

Where the Units are held on trust, the Units will generally not be subject to U.K. inheritance tax if at the time of settlement, the settlor was domiciled in the United States and was not a national of the United Kingdom.

Where the Units are subject to both U.K. inheritance tax and U.S.
federal gift or estate tax, one of the taxes could generally be credited against the other.


Stamp Tax. A purchase of Securities issued by a U.K. incorporated company (such as some of the Securities listed in the FT Index) will generally result in either U.K. stamp duty or stamp duty reserve tax ("SDRT") needing to be paid by the purchaser. The Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio and the Target VIP Portfolio each paid this tax when they acquired Securities. When the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Portfolio sell Securities, it is anticipated that any U.K. stamp duty or SDRT will be paid by the purchaser.


Hong Kong Taxation.

The following summary describes certain important Hong Kong tax consequences to certain U.S. Unit holders who hold Units in the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Portfolio as capital assets. This summary assumes that you are not carrying on a trade, profession or business in Hong Kong and that you have no profits sourced in Hong Kong arising from the carrying on of such trade, profession or business. This summary is intended to be a general guide only and is subject to any changes in Hong Kong or U.S. law occurring after the date of this prospectus and you should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. Dividends you receive from the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target

Focus Five Portfolio or the Target VIP Portfolio relating to Hong Kong issuers are not taxable and therefore will not be subject to the deduction of any withholding tax.

Profits Tax. Unless you are carrying on a trade, profession or business in Hong Kong you will not be subject to profits tax imposed by Hong Kong on any gain or profits made on the realization or other disposal of your Units.

Estate Duty. Units of the Global Target 15 Portfolio, the Target
Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio or the Target VIP Portfolio do not give rise to Hong Kong estate duty liability.

                     Retirement Plans

You may purchase Units of the Trusts for:

- Individual Retirement Accounts;

- Keogh Plans;

- Pension funds; and

- Other tax-deferred retirement plans.

Generally, the federal income tax on capital gains and income received in each of the above plans is deferred until you receive distributions. These distributions are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Before participating in a plan like this, you should review the tax laws regarding these plans and consult your attorney or tax advisor. Brokerage firms and other financial institutions offer these plans with varying fees and charges.

                  Rights of Unit Holders

Unit Ownership.

Ownership of Units will not be evidenced by certificates. If you purchase or hold Units through a broker/dealer or bank, your ownership of Units will be recorded in book-entry form at the Depository Trust Company ("DTC") and credited on its records to your broker/dealer's or bank's DTC account. If you purchase or hold FTPS Units, your ownership of FTPS Units will be recorded in book-entry form on the register of Unit holdings maintained by the FTPS Unit Servicing Agent. If you purchase or hold Units through First Trust's online transaction system which enables certain financial representatives to process Unit trades through the First Trust Advisor Direct system ("Advisor Direct"), your ownership of Units ("Advisor Direct Units") will be recorded in book-entry form on the register of Unit holdings maintained by the Trustee. Transfer of Units will be accomplished by book entries made by DTC and its participants if the Units are registered to DTC or its nominee, Cede & Co., or otherwise will be accomplished by book entries made by the FTPS Unit Servicing Agent, with respect to FTPS Units, or by the Trustee, with respect to Advisor Direct Units. DTC will forward all notices and credit all payments received in respect of the Units held by the DTC participants. You will receive written confirmation of your purchases and sales of Units from the broker/dealer or bank through which you made the transaction or from the FTPS Unit Servicing Agent if you purchased and hold FTPS Units or from Advisor Direct or the Trustee with respect to Advisor Direct Units. You may transfer your Units by contacting the broker/dealer or bank through which you hold your Units, or the FTPS Unit Servicing Agent, if you hold FTPS Units, or Advisor Direct or the Trustee, if you hold Advisor Direct Units.

Unit Holder Reports.

The Trustee will prepare a statement detailing the per Unit amounts (if any) distributed from the Income Account and Capital Account in connection with each distribution. In addition, at the end of each calendar year, the Trustee will prepare a statement which contains the following information:

- A summary of transactions in the Trust for the year;

- A list of any Securities sold during the year and the Securities held at the end of that year by the Trust;

- The Redemption Price per Unit, computed on the 31st day of December of such year (or the last business day before); and

- Amounts of income and capital distributed during the year.

It is the responsibility of the entity through which you hold your Units to distribute these statements to you. In addition, you may also request from the Trustee copies of the evaluations of the Securities as prepared by the Evaluator to enable you to comply with applicable federal and state tax reporting requirements.

             Income and Capital Distributions

You will begin receiving distributions on your Units only after you become a Record Owner. The Trustee will credit dividends received on a Trust's Securities to the Income Account of such Trust. All other receipts, such as return of capital or capital gain dividends, are credited to the Capital Account of such Trust. Dividends received on foreign Securities, if any, are converted into U.S. dollars at the applicable exchange rate.

For Trusts that are structured as grantor trusts, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month. However, the Trustee will not distribute money if the aggregate amount in the Income and Capital Accounts, exclusive of sale proceeds, equals less than 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, exceeds 0.1% of the net asset value of a Trust. The Trustee will distribute sale proceeds in the Capital Account, net of amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses, on the twenty-fifth day of each month to Unit holders of record on the tenth day of such month provided the amount equals at least $1.00 per 100 Units.


For Trusts that intend to qualify as RICs and that make monthly distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of each month to Unit holders of record on the tenth day of each month. Distributions from Trusts that intend to qualify as RICs and that make monthly distributions will consist of the balance of the Income Account each month after deducting for expenses. Distributions from the Capital Account will only be made if the amount available for distribution equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year and as part of the final liquidation distribution.


For Trusts that intend to qualify as RICs and that make semi-annual distributions, the Trustee will distribute money from the Income and Capital Accounts on the twenty-fifth day of June and December to Unit holders of record on the tenth day of such months. Distributions from the Capital Account will be made after amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee, and pay expenses are deducted. In addition, the Trustee will only distribute money in the Capital Account if the amount available for distribution from that account equals at least $1.00 per 100 Units. In any case, the Trustee will distribute any funds in the Capital Account in December of each year and as part of the final liquidation distribution.

For all Trusts, upon termination of a Trust for remaining Unit holders, amounts in the Income and Capital Accounts will be distributed to Unit holders. See "Summary of Essential Information." No income distribution will be paid if accrued expenses of a Trust exceed amounts in the Income Account on the Distribution Dates. Distribution amounts will vary with changes in a Trust's fees and expenses, in dividends received and with the sale of Securities.

If the Trustee does not have your TIN, it is required to withhold a certain percentage of your distribution and deliver such amount to the IRS. You may recover this amount by giving your TIN to the Trustee, or when you file a tax return. However, you should check your statements to make sure the Trustee has your TIN to avoid this "back-up withholding."

We anticipate that there will be enough money in the Capital Account of a Trust to pay the deferred sales charge. If not, the Trustee may sell Securities to meet the shortfall.

Within a reasonable time after a Trust is terminated, unless you are a Rollover Unit holder, you will receive the pro rata share of the money from the sale of the Securities. All Unit holders will receive a pro rata share of any other assets remaining in their Trust, after deducting any unpaid expenses.

The Trustee may establish reserves (the "Reserve Account") within a Trust to cover anticipated state and local taxes or any governmental charges to be paid out of that Trust.

Distribution Reinvestment Option. You may elect to have each distribution of income and/or capital reinvested into additional Units of a Trust by notifying your broker/dealer or bank (or the FTPS Unit Servicing Agent with respect to FTPS Units or Advisor Direct with respect to Advisor Direct Units, as applicable) within the time period required by such entities so that they can notify the Trustee of your election at least 10 days before any Record Date. Each later distribution of income and/or capital on your Units will be reinvested by the Trustee into additional Units of such Trust. There is no sales charge on Units acquired through the Distribution Reinvestment Option, as discussed under "Public Offering." This option may not be available in all states. Each reinvestment plan is subject to availability or limitation by the Sponsor and each broker/dealer or selling firm. The Sponsor or broker/dealers may suspend or terminate the offering of a reinvestment plan at any time. Because a Trust may begin selling Securities nine business days prior to the Mandatory Termination Date, reinvestment is not available during this period. Please contact your financial professional for additional information. PLEASE NOTE THAT EVEN IF YOU REINVEST DISTRIBUTIONS, THEY ARE STILL CONSIDERED DISTRIBUTIONS FOR INCOME TAX PURPOSES.

                   Redeeming Your Units

You may redeem all or a portion of your Units at any time by sending a request for redemption to your broker/dealer or bank through which you hold your Units or to the FTPS Unit Servicing Agent, if you hold FTPS Units, or Advisor Direct, if you hold Advisor Direct Units. No redemption fee will be charged, but you are responsible for any governmental charges that apply. Certain broker/dealers may charge a transaction fee for processing redemption requests. Three business days after the day you tender your Units (the "Date of Tender") you will receive cash in an amount for each Unit equal to the Redemption Price per Unit calculated at the Evaluation Time on the Date of Tender.

The Date of Tender is considered to be the date on which your redemption request is received by the Trustee from the broker/dealer or bank through which you hold your Units, or, if you hold FTPS Units, the date the redemption request is received by the FTPS Unit Servicing Agent, or, if you hold Advisor Direct Units, the date the redemption request is received either by Advisor Direct or the Trustee, as applicable (if such day is a day the NYSE is open for trading). However, if the redemption request is received after 4:00 p.m. Eastern time (or after any earlier closing time on a day on which the NYSE is scheduled in advance to close at such earlier time), the Date of Tender is the next day the NYSE is open for trading.

Any amounts paid on redemption representing income will be withdrawn from the Income Account if funds are available for that purpose, or from the Capital Account. All other amounts paid on redemption will be taken from the Capital Account. The IRS will require the Trustee to withhold a portion of your redemption proceeds if the Trustee does not have your TIN as generally discussed under "Income and Capital Distributions."

If you tender for redemption at least 2,500 Units of The Dow(R) Target 5 Portfolio, The Dow(R) Target Dividend Portfolio, Nasdaq(R) Target 15 Portfolio, NYSE(R) International Target 25 Portfolio, S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Double Play Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio or Value Line(R) Target 25 Portfolio; or 5,000 Units of the Target Dividend Multi-Strategy Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio, Target Triad Portfolio or Target VIP Portfolio or such larger amount as required by your broker/dealer or bank, rather than receiving cash, you may elect to receive an In-Kind Distribution in an amount equal to the Redemption Price per Unit by making this request to your broker/dealer or bank at the time of tender. However, to be eligible to participate in the In-Kind Distribution option at redemption, Unit holders must hold their Units through the end of the initial offering period. The In-Kind Distribution option is generally not available to FTPS Unit holders or Unit holders who purchased through Advisor Direct. No In-Kind Distribution requests submitted during the 30 business days (10 business days in the case of the NYSE(R) International Target 25 Portfolio, S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad Portfolio or Target VIP Portfolio) prior to a Trust's Mandatory Termination Date will be honored. Where possible, the Trustee will make an In-Kind Distribution by distributing each of the Securities in book- entry form to your bank's or broker/dealer's account at DTC. This option is generally eligible only for stocks traded and held in the United States, thus excluding most foreign Securities. The Trustee will subtract any customary transfer and registration charges from your In- Kind Distribution. As a tendering Unit holder, you will receive your pro rata number of whole shares of the eligible Securities that make up the portfolio, and cash from the Capital Account equal to the non-eligible Securities and fractional shares to which you are entitled.

If you elect to receive an In-Kind Distribution of Securities from the NYSE(R) International Target 25 Portfolio, S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Dividend Multi-Strategy Portfolio, Target Double Play Portfolio, Target Focus Four Portfolio, Target Focus Five Portfolio, Target Global Dividend Leaders Portfolio, Target Growth Portfolio, Target Triad Portfolio or Target VIP Portfolio, you should be aware that it will be considered a taxable event at the time you receive the Securities. See "Tax Status" for additional information.

The Trustee may sell Securities to make funds available for redemption. If Securities are sold, the size and diversification of a Trust will be reduced. These sales may result in lower prices than if the Securities were sold at a different time.

Your right to redeem Units (and therefore, your right to receive payment) may be delayed:

- If the NYSE is closed (other than customary weekend and holiday closings);

- If the SEC determines that trading on the NYSE is restricted or that an emergency exists making sale or evaluation of the Securities not reasonably practical; or

- For any other period permitted by SEC order.

The Trustee is not liable to any person for any loss or damage which may result from such a suspension or postponement.

The Redemption Price.

The Redemption Price per Unit is determined by the Trustee by:

adding

1. cash in the Income and Capital Accounts of a Trust not designated to purchase Securities;

2. the aggregate underlying value of the Securities held in that Trust;
and

3. dividends receivable on the Securities trading ex-dividend as of the date of computation; and

deducting

1. any applicable taxes or governmental charges that need to be paid out of such Trust;

2. any amounts owed to the Trustee for its advances;

3. estimated accrued expenses of such Trust, if any;

4. cash held for distribution to Unit holders of record of such Trust as of the business day before the evaluation being made;

5. liquidation costs for foreign Securities, if any; and

6. other liabilities incurred by such Trust; and

dividing

1. the result by the number of outstanding Units of such Trust.

Any remaining deferred sales charge on the Units when you redeem them will be deducted from your redemption proceeds. In addition, until they are collected, the Redemption Price per Unit will include estimated organization costs as set forth under "Fee Table."

                 Investing in a New Trust

Each Trust's portfolio has been selected on the basis of total return potential for a limited time period. When each Trust is about to terminate, you may have the option to roll your proceeds into the next series of a Trust (the "New Trusts") if one is available. We intend to create the New Trusts in conjunction with the termination of the Trusts and plan to apply the same strategy we used to select the portfolio for the Trusts to the New Trusts.

If you wish to have the proceeds from your Units rolled into a New Trust you must notify the broker/dealer where your Units are held (or the FTPS Unit Servicing Agent in the case of FTPS Units) of your election prior to that firm's cut-off date. If you make this election you will be considered a "Rollover Unit holder."

Once all of the Securities are sold in connection with the termination of a Trust, as described in "Amending or Terminating the Indenture," your proceeds, less any brokerage fees, governmental charges or other expenses involved in the sales, will be used to buy units of a New Trust or trust with a similar investment strategy that you have selected, provided such trusts are registered and being offered. Accordingly, proceeds may be uninvested for up to several days. Units purchased with rollover proceeds will generally be purchased subject to the maximum remaining deferred sales charge and creation and development fee on such units (currently expected to be $.195 per Unit), but not the initial sales charge. Units purchased using proceeds from Fee Accounts Units will generally not be subject to any transactional sales charge.

We intend to create New Trust units as quickly as possible, depending on the availability of the securities contained in a New Trust's portfolio. Rollover Unit holders will be given first priority to purchase New Trust units. We cannot, however, assure the exact timing of the creation of New Trust units or the total number of New Trust units we will create. Any proceeds not invested on behalf of Rollover Unit holders in New Trust units will be distributed within a reasonable time after such occurrence. Although we believe that enough New Trust units can be created, monies in a New Trust may not be fully invested on the next business day.

Please note that there are certain tax consequences associated with becoming a Rollover Unit holder. See "Tax Status." We may modify, amend or terminate this rollover option upon 60 days notice.

             Removing Securities from a Trust

The portfolios of the Trusts are not managed. However, we may, but are not required to, direct the Trustee to dispose of a Security in certain limited circumstances, including situations in which:

- The issuer of the Security defaults in the payment of a declared dividend;

- Any action or proceeding prevents the payment of dividends;

- There is any legal question or impediment affecting the Security;

- The issuer of the Security has breached a covenant which would affect the payment of dividends, the issuer's credit standing, or otherwise damage the sound investment character of the Security;

- The issuer has defaulted on the payment of any other of its outstanding obligations;

- There has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in our opinion the sale or tender of the Security is in the best interest of Unit holders;

- The sale of Securities is necessary or advisable (i) in order to maintain the qualification of a Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such or
(ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in a Trust which is a "regulated investment company";

- The price of the Security has declined to such an extent, or such other credit factors exist, that in our opinion keeping the Security would be harmful to a Trust;

- As a result of the ownership of the Security, a Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company; or

- The sale of the Security is necessary for a Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time.

Except in the limited instance in which a Trust acquires Replacement Securities, as described in "The FT Series," a Trust structured as a grantor trust may not, and a Trust structured as a "regulated investment company" generally will not, acquire any securities or other property other than the Securities. With respect to Trusts structured as grantor trusts, the Trustee, on behalf of such Trusts, will reject any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. With respect to Trusts structured as "regulated investment companies," the Trustee, on behalf of the Trust and at the direction of the Sponsor, will vote for or against any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. If such exchanged securities or property are nevertheless acquired by a Trust, at our instruction, they will either be sold or held in such Trust. In making the determination as to whether to sell or hold the exchanged securities or property we may get advice from the Portfolio Supervisor. Any proceeds received from the sale of Securities, exchanged securities or property will be credited to the Capital Account for distribution to Unit holders or to meet redemption requests. The Trustee may retain and pay us or an affiliate of ours to act as agent for a Trust to facilitate selling Securities, exchanged securities or property from the Trusts. If we or our affiliate act in this capacity, we will be held subject to the restrictions under the 1940 Act. As authorized by the Indenture, the Trustee may also employ a subsidiary or affiliate of the Trustee to act as broker in selling such Securities or property. Each Trust will pay for these brokerage services at standard commission rates.

The Trustee may sell Securities designated by us, or, absent our direction, at its own discretion, in order to meet redemption requests or pay expenses. In designating Securities to be sold, we will try to maintain the proportionate relationship among the Securities. If this is not possible, the composition and diversification of a Trust may be changed.

           Amending or Terminating the Indenture

Amendments. The Indenture may be amended by us and the Trustee without your consent:

- To cure ambiguities;

- To correct or supplement any defective or inconsistent provision;

- To make any amendment required by any governmental agency; or

- To make other changes determined not to be adverse to your best interests (as determined by us and the Trustee).

Termination. As provided by the Indenture, each Trust will terminate on the Mandatory Termination Date as stated in the "Summary of Essential Information." The Trusts may be terminated earlier:

- Upon the consent of 100% of the Unit holders of a Trust;

- If the value of the Securities owned by such Trust as shown by any evaluation is less than the lower of $2,000,000 or 20% of the total value of Securities deposited in such Trust during the initial offering period ("Discretionary Liquidation Amount"); or

- In the event that Units of a Trust not yet sold aggregating more than 60% of the Units of such Trust are tendered for redemption by underwriters, including the Sponsor.

If a Trust is terminated due to this last reason, we will refund your entire sales charge; however, termination of a Trust before the Mandatory Termination Date for any other stated reason will result in all remaining unpaid deferred sales charges on your Units being deducted from your termination proceeds. For various reasons, a Trust may be reduced below the Discretionary Liquidation Amount and could therefore be terminated before the Mandatory Termination Date.

Unless terminated earlier, the Trustee will begin to sell Securities in connection with the termination of a Trust during the period beginning nine business days prior to, and no later than, the Mandatory Termination Date. We will determine the manner and timing of the sale of Securities. Because the Trustee must sell the Securities within a relatively short period of time, the sale of Securities as part of the termination process may result in a lower sales price than might otherwise be realized if such sale were not required at this time.

If you do not elect to participate in the Rollover Option, you will receive a cash distribution from the sale of the remaining Securities, along with your interest in the Income and Capital Accounts, within a reasonable time after your Trust is terminated. The Trustee will deduct from a Trust any accrued costs, expenses, advances or indemnities provided for by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to pay any taxes or other governmental charges.

           Information on the Sponsor, Trustee,
          FTPS Unit Servicing Agent and Evaluator

The Sponsor.

We, First Trust Portfolios L.P., specialize in the underwriting, trading and wholesale distribution of unit investment trusts under the "First Trust" brand name and other securities. An Illinois limited partnership formed in 1991, we took over the First Trust product line and act as Sponsor for successive series of:

- The First Trust Combined Series

- FT Series (formerly known as The First Trust Special Situations Trust)

- The First Trust Insured Corporate Trust

- The First Trust of Insured Municipal Bonds

- The First Trust GNMA


The First Trust product line commenced with the first insured unit investment trust in 1974. To date we have deposited more than $200 billion in First Trust unit investment trusts. Our employees include a team of professionals with many years of experience in the unit investment trust industry.

We are a member of FINRA and the Securities Investor Protection
Corporation. Our principal offices are at 120 East Liberty Drive,
Wheaton, Illinois 60187; telephone number (800) 621-1675. As of December 31, 2012, the total consolidated partners' capital of First Trust
Portfolios L.P. and subsidiaries was $52,437,807 (audited).


This information refers only to us and not to the Trusts or to any series of the Trusts or to any other dealer. We are including this information only to inform you of our financial responsibility and our ability to carry out our contractual obligations. We will provide more detailed financial information on request.

Code of Ethics. The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

The Trustee.

The Trustee is The Bank of New York Mellon, a trust company organized under the laws of New York. The Bank of New York Mellon has its unit investment trust division offices at 101 Barclay Street, New York, New York 10286, telephone (800) 813-3074. If you have questions regarding your account or your Trust, please contact the Trustee at its unit investment trust division offices or your financial adviser. The Sponsor does not have access to individual account information. The Bank of New York Mellon is subject to supervision and examination by the Superintendent of the New York State Department of Financial Services and the Board of Governors of the Federal Reserve System, and its deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law.

The Trustee has not participated in selecting the Securities; it only provides administrative services.

The FTPS Unit Servicing Agent.

The FTPS Unit Servicing Agent is FTP Services LLC, an Illinois limited liability company formed in 2005 and an affiliate of the Sponsor. FTP Services LLC acts as record keeper, shareholder servicing agent and distribution agent for Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. FTP Services LLC provides FTPS Units with administrative and distribution related services as described in this prospectus. The FTPS Unit Servicing Agent's address is 120 East Liberty Drive, Wheaton, Illinois 60187. If you have questions regarding the FTPS Units, you may call the FTPS Unit Servicing Agent at (866) 514-7768. The FTPS Unit Servicing Agent has not participated in selecting the Securities; it only provides administrative services to the FTPS Units. Fund/SERV(R) is a service of National Securities Clearing Corporation, a subsidiary of The Depository Trust & Clearing Corporation.

Limitations of Liabilities of Sponsor, FTPS Unit Servicing Agent and
Trustee.

Neither we, the FTPS Unit Servicing Agent nor the Trustee will be liable for taking any action or for not taking any action in good faith according to the Indenture. We will also not be accountable for errors in judgment. We will only be liable for our own willful misfeasance, bad faith, gross negligence (ordinary negligence in the FTPS Unit Servicing Agent and Trustee's case) or reckless disregard of our obligations and duties. The Trustee is not liable for any loss or depreciation when the Securities are sold. If we fail to act under the Indenture, the Trustee may do so, and the Trustee will not be liable for any action it takes in good faith under the Indenture.

The Trustee will not be liable for any taxes or other governmental charges or interest on the Securities which the Trustee may be required to pay under any present or future law of the United States or of any other taxing authority with jurisdiction. Also, the Indenture states other provisions regarding the liability of the Trustee.

If we do not perform any of our duties under the Indenture or are not able to act or become bankrupt, or if our affairs are taken over by public authorities, then the Trustee may:

- Appoint a successor sponsor, paying them a reasonable rate not more than that stated by the SEC;

- Terminate the Indenture and liquidate the Trusts; or

- Continue to act as Trustee without terminating the Indenture.

The Evaluator.

The Evaluator is First Trust Advisors L.P., an Illinois limited partnership formed in 1991 and an affiliate of the Sponsor. The
Evaluator's address is 120 East Liberty Drive, Wheaton, Illinois 60187.

The Trustee, Sponsor, FTPS Unit Servicing Agent and Unit holders may rely on the accuracy of any evaluation prepared by the Evaluator. The Evaluator will make determinations in good faith based upon the best available information, but will not be liable to the Trustee, Sponsor, FTPS Unit Servicing Agent or Unit holders for errors in judgment.

                     Other Information

Legal Opinions.

Our counsel is Chapman and Cutler LLP, 111 W. Monroe St., Chicago, Illinois 60603. They have passed upon the legality of the Units offered hereby and certain matters relating to federal tax law. Carter Ledyard & Milburn LLP acts as the Trustee's counsel, as well as special New York tax counsel for the Trusts identified as Grantor Trusts. Linklaters LLP acts as special United Kingdom tax counsel for the Global Target 15 Portfolio.

Experts.

The Trusts' statements of net assets, including the schedules of investments, as of the opening of business on the Initial Date of Deposit included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Supplemental Information.

If you write or call the Sponsor, you will receive free of charge supplemental information about this Series, which has been filed with the SEC and to which we have referred throughout. This information states more specific details concerning the nature, structure and risks of this product.

The NASDAQ Stock Market LLC.

Neither the Nasdaq(R) Target 15 Portfolio nor the Target VIP Portfolio is sponsored, endorsed, sold or promoted by The NASDAQ Stock Market LLC (including its affiliates) (Nasdaq, with its affiliates, is referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the Nasdaq(R) Target 15 Portfolio or the Target VIP Portfolio. The Corporations make no representation or warranty, express or implied, to the owners of Units of the Nasdaq(R) Target 15 Portfolio or the Target VIP Portfolio or any member of the public regarding the advisability of investing in securities generally or in the Nasdaq(R) Target 15 Portfolio or the Target VIP Portfolio particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee") is in the licensing of the Nasdaq 100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee, the Nasdaq(R) Target 15 Portfolio or the Target VIP Portfolio. Nasdaq has no obligation to take the needs of the Licensee, the owners of Units of the Nasdaq(R) Target 15 Portfolio or the Target VIP Portfolio into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the Nasdaq(R) Target 15 Portfolio or the Target VIP Portfolio to be issued or in the determination or calculation of the equation by which the Nasdaq(R) Target 15 Portfolio or the Target VIP Portfolio is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Nasdaq(R) Target 15 Portfolio or the Target VIP Portfolio.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TARGET VIP PORTFOLIO OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR

FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

MSCI EAFE Index(R).

THE TARGET FOCUS FIVE PORTFOLIO IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. ("MSCI"), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY FIRST TRUST PORTFOLIOS L.P. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THE TRUST OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN TRUSTS GENERALLY OR IN THE TRUST PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE TRUST OR THE ISSUER OR OWNERS OF THE TRUST OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THE TRUST OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE TRUST TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE UNITS OF THE TRUST ARE REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THE TRUST OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE TRUST.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE TRUST, OWNERS OF THE TRUST, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 First Trust(R)

                      Dow(R) Target 5 2Q '13 - Term 7/9/14
                    Dow(R) Target Dvd. 2Q '13 - Term 7/9/14
                     Global Target 15 2Q '13 - Term 7/9/14
                    Nasdaq(R) Target 15 2Q '13 - Term 7/9/14
                  NYSE(R) Intl. Target 25 2Q '13 - Term 7/9/14
                       S&P Target 24 2Q '13 - Term 7/9/14
                    S&P Target SMid 60 2Q '13 - Term 7/9/14
                    Target Divsd. Dvd. 2Q '13 - Term 7/9/14
                 Target Dvd. Multi-Strat. 2Q '13 - Term 7/9/14
                     Target Dbl. Play 2Q '13 - Term 7/9/14
                      Target Focus 4 2Q '13 - Term 7/9/14
                      Target Focus 5 2Q '13 - Term 7/9/14
                Target Global Dvd. Leaders 2Q '13 - Term 7/9/14
                       Target Growth 2Q '13 - Term 7/9/14
                       Target Triad 2Q '13 - Term 7/9/14
                        Target VIP 2Q '13 - Term 7/9/14
                  Value Line(R) Target 25 2Q '13 - Term 7/9/14
                                    FT 4070

                                    Sponsor:

                       First Trust Portfolios L.P.
                       Member SIPC o Member FINRA
                         120 East Liberty Drive
                         Wheaton, Illinois 60187
                             1-800-621-1675

   FTPS Unit Servicing Agent:               Trustee:

        FTP Services LLC           The Bank of New York Mellon

     120 East Liberty Drive            101 Barclay Street
     Wheaton, Illinois 60187        New York, New York 10286
         1-866-514-7768                  1-800-813-3074
                                      24-Hour Pricing Line:
                                         1-800-446-0132
                            Please refer to the "Summary of Essential
                           Information" for each Trust's Product Code.



                            ________________________

    When Units of the Trusts are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

    THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE
      MAY NOT SELL, OR ACCEPT OFFERS TO BUY, SECURITIES OF A FUTURE SERIES UNTIL THAT SERIES HAS BECOME EFFECTIVE WITH THE SECURITIES AND EXCHANGE COMMISSION. NO SECURITIES CAN BE SOLD IN ANY STATE WHERE A SALE WOULD BE
                                  BE ILLEGAL.
                            ________________________

      This prospectus contains information relating to the above-mentioned unit investment trusts, but does not contain all of the information about this investment company as filed with the SEC in Washington, D.C.
                                   under the:

               - Securities Act of 1933 (file no. 333-186429) and

             - Investment Company Act of 1940 (file no. 811-05903)

     Information about the Trusts, including their Codes of Ethics, can be reviewed and copied at the SEC's Public Reference Room in Washington D.C. Information regarding the operation of the SEC's Public Reference
                   Room may be obtained by calling the SEC at
                                1-202-942-8090.

     Information about the Trusts is available on the EDGAR Database on the
                             SEC's Internet site at
                              http://www.sec.gov.

                     To obtain copies at prescribed rates -

           Write: Public Reference Section of the SEC, 100 F Street,
                          N.E.; Washington, D.C. 20549
                       e-mail address: publicinfo@sec.gov


                                 March 28, 2013


               PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE

                                 First Trust(R)

                                 The FT Series

                             Information Supplement

This Information Supplement provides additional information concerning the structure, operations and risks of the unit investment trusts contained in FT 4070 not found in the prospectus for the Trusts. This Information Supplement is not a prospectus and does not include all of the information you should consider before investing in the Trusts. This Information Supplement should be read in conjunction with the prospectus for the Trust in which you are considering investing.


This Information Supplement is dated March 28, 2013. Capitalized terms have been defined in the prospectus.


                               Table of Contents

Dow Jones & Company, Inc.                                       1
Standard & Poor's                                               2
The NASDAQ Stock Market LLC                                     3
Value Line Publishing, Inc.                                     3
New York Stock Exchange                                         3
Risk Factors
   Securities                                                   4
   Dividends                                                    4
   REITs                                                        4
   Hong Kong and China                                          5
   United Kingdom                                               7
   Foreign Issuers                                              7
   Emerging Markets                                             8
   Exchange Rates                                               9
   Small-Cap Companies                                         12
Litigation
   Microsoft Corporation                                       12
   Tobacco Industry                                            12
Concentrations
   Consumer Products                                           14
   Energy                                                      14
   Financials                                                  15
   Health Care                                                 19
   Information Technology                                      20
   Utilities                                                   21
Securities
   The Dow(R) DART 5 Strategy Stocks                           22
   The Dow(R) Target 5 Strategy Stocks                         22
   The Dow(R) Target Dividend Strategy Stocks                  22
   European Target 20 Strategy Stocks                          24
   Global Target 15 Strategy Stocks                            25
   MSCI EAFE Target 20 Strategy Stocks                         26
   Nasdaq(R) Target 15 Strategy Stocks                         27
   NYSE(R) International Target 25 Strategy Stocks             28
   S&P Target 24 Strategy Stocks                               30
   S&P Target SMid 60 Strategy Stocks                          31
   Target Diversified Dividend Strategy Stocks                 34
   Target Global Dividend Leaders Strategy Stocks              37
   Target Growth Strategy Stocks                               40
   Target Small-Cap Strategy Stocks                            41
   Value Line(R) Target 25 Strategy Stocks                     43

Dow Jones & Company, Inc.

The "Dow Jones Industrial Average(sm)" and the "Dow Jones U.S. Select Dividend Index(sm)" are products of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC ("CME"), and have been licensed for use. "Dow Jones(R)", "Dow Jones Industrial Average(sm)", "Dow Jones U.S. Select Dividend Index(sm)" and "Dow Jones Indexes" are service marks of Dow Jones Trademark Holdings, LLC ("Dow Jones") and have been licensed to CME and have been licensed for use for certain purposes by the Sponsor. The Trusts are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc. ("Dow Jones"). Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly. Dow Jones', CME's and their respective affiliates' only relationship to the Sponsor is the licensing of certain trademarks, trade names and service marks of Dow Jones, the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm), which are determined, composed and calculated by CME without regard to the Sponsor or the Trusts. Dow Jones and CME have no obligation to take the needs of the Sponsor or the owners of the Trusts into consideration in determining, composing or calculating the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm). Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Trusts to be issued or in the determination or calculation of the equation by which the Trusts are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the Trusts. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Trusts currently being issued by the Sponsor, but which may be similar to and competitive with the Trusts. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm). It is possible that this trading activity will affect the value of the Dow Jones Industrial Average(sm) and the Dow Jones U.S. Select Dividend Index(sm) and the Trusts.

DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE SPONSOR, OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES U.S. SELECT DIVIDEND INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND THE SPONSOR, OTHER THAN THE LICENSORS OF CME.

Standard & Poor's

The Trusts are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly or the ability of either the S&P 500 Index, the S&P MidCap 400 Index or the S&P SmallCap 600 Index to track general stock market performance. S&P's only relationship to the licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, the S&P MidCap 400 Index and the S&P SmallCap 600 Index, which are determined, composed and calculated by S&P without regard to the licensee or the Trusts. S&P has no obligation to take the needs of the licensee or the owners of the Trusts into consideration in determining, composing or calculating the S&P 500 Index, the S&P MidCap 400 Index or the S&P SmallCap 600 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Trusts or the timing of the issuance or sale of the Trusts or in the determination or calculation of the equation by which the Trusts are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Trusts.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS

OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The NASDAQ Stock Market LLC.

The "Nasdaq 100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" are trade or service marks of The NASDAQ Stock Market LLC (which with its affiliates is the "Corporations") and are licensed for use by us. Neither the Nasdaq(R) Target 15 Portfolio nor the Target VIP Portfolio have been passed on by the Corporations as to its legality or suitability. Neither the Nasdaq(R) Target 15 Portfolio nor the Target VIP Portfolio are issued, endorsed, sold, or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to the Nasdaq(R) Target 15 Portfolio or the Target VIP Portfolio.

Value Line Publishing, Inc.

Value Line Publishing, Inc.'s ("VLPI") only relationship to First Trust Portfolios L.P. and/or First Trust Advisors L.P. is VLPI's licensing to First Trust Portfolios L.P. and/or First Trust Advisors L.P. of certain VLPI trademarks and trade names and the Value Line(R) Timeliness(TM) Ranking System (the "System"), which is composed by VLPI without regard to First Trust Portfolios L.P. or First Trust Advisors L.P., this Product or any investor. VLPI has no obligation to take the needs of First Trust Portfolios L.P. and/or First Trust Advisors L.P. or any investor in the Product into consideration in composing the System. The Product results may differ from the hypothetical or published results of the Value Line(R) Timeliness(TM) Ranking System. VLPI is not responsible for and has not participated in the determination of the prices and composition of the Product or the timing of the issuance for sale of the Product or in the calculation of the equations by which the Product is to be converted into cash.

VLPI MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, AND VLPI MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR MATERIALS GENERATED THEREFROM. VLPI DOES NOT WARRANT THAT THE SYSTEM WILL MEET ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLPI ALSO DOES NOT GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE SYSTEM. VLPI HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT; OR (II) FOR ANY LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER PERSON OR ENTITY IN CONNECTION WITH THIS PRODUCT, AND IN NO EVENT SHALL VLPI BE LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PRODUCT.

New York Stock Exchange

"NYSE(R)" is a registered trademark of, and "NYSE International 100 Index(SM)" is a service mark of, New York Stock Exchange, Inc. ("NYSE"). NYSE has no relationship to First Trust Portfolios L.P. other than the licensing of the "NYSE International 100 Index(SM)" and the trademark and service mark referenced above for use in connection with the NYSE(R) International Target 25 Strategy.

NYSE does not: sponsor, endorse, sell or promote the NYSE(R) International Target 25 Strategy; recommend that any person invest in the NYSE(R) International Target 25 Strategy or any other securities; have any responsibility or liability for or make any decision about the timing, amount or pricing of the NYSE(R) International Target 25 Strategy; have any responsibility or liability for the administration, management or marketing of the NYSE(R) International Target 25 Strategy; consider the needs of the NYSE(R) International Target 25 Strategy or the owners of the NYSE(R) International Target 25 Strategy in determining, composing or calculating the NYSE International 100 Index(SM) or have any obligation to do so.

NYSE will not have any liability in connection with the NYSE(R) International Target 25 Strategy. Specifically, NYSE does not make any warranty, express or implied, and NYSE disclaims any warranty about: the results to be obtained by the NYSE(R) International Target 25 Strategy, the owners of the NYSE(R) International Target 25 Strategy, or any other relevant person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; the merchantability or fitness for a particular purpose or use of the Index and its data. NYSE will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will NYSE be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if NYSE knows that they might occur. The licensing agreement between First Trust Portfolios L.P. and NYSE is solely for their benefit and not for the benefit of the owners of the NYSE(R) International Target 25 Strategy or any other third parties.

Risk Factors

Securities. An investment in Units should be made with an understanding of the risks which an investment in common stocks entails, including the risk that the financial condition of the issuers of the Securities or the general condition of the relevant stock market may worsen, and the value of the Securities and therefore the value of the Units may decline. Common stocks are especially susceptible to general stock market movements and to volatile increases and decreases of value, as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises. Both U.S. and foreign markets have experienced substantial volatility and significant declines recently as a result of certain or all of these factors.

Dividends. Shareholders of common stocks have rights to receive payments from the issuers of those common stocks that are generally subordinate to those of creditors of, or holders of debt obligations or preferred stocks of, such issuers. Shareholders of common stocks of the type held by the Trusts have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and have a right to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. Common stocks do not represent an obligation of the issuer and, therefore, do not offer any assurance of income or provide the same degree of protection of capital as do debt securities. The issuance of additional debt securities or preferred stock will create prior claims for payment of principal, interest and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Cumulative preferred stock dividends must be paid before common stock dividends, and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stockholders are also generally entitled to rights on liquidation which are senior to those of common stockholders.

REITs. An investment in Units of the S&P Target SMid 60 Portfolio, the Target Focus Four Portfolio, the Target Focus Five Portfolio and the Target Global Dividend Leaders Portfolio should be made with an understanding of risks inherent in an investment in U.S.-based REITs specifically and real estate generally (in addition to securities market risks). Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations (including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REITs are generally fully integrated operating companies that have interests in income-producing real estate. Equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests. REITs obtain capital funds for investment in underlying real estate assets by selling debt or equity securities in the public or institutional capital markets or by bank borrowing. Thus, the returns on common equities of the REITs in which the Trust invests will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REITs (i.e., those with large amounts of borrowings outstanding), by changes in the level of interest rates. The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and healthcare facilities.

REITs are a creation of the tax law. REITs essentially operate as a corporation or business trust with the advantage of exemption from corporate income taxes provided the REIT satisfies the requirements of Sections 856 through 860 of the Internal Revenue Code. The major tests for tax-qualified status are that the REIT (i) be managed by one or more trustees or directors, (ii) issue shares of transferable interest to its owners, (iii) have at least 100 shareholders, (iv) have no more than 50% of the shares held by five or fewer individuals, (v) invest substantially all of its capital in real estate related assets and derive substantially all of its gross income from real estate related assets and (vi) distributed at least 95% of its taxable income to its shareholders each year. If any REIT in the Trust's portfolio should fail to qualify for such tax status, the related shareholders (including the Trust) could be adversely affected by the resulting tax consequences.

The underlying value of the Securities and the Trust's ability to make distributions to Unit holders may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, increased competition from other properties, obsolescence of property, changes in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older properties, changes in real estate tax rates and other operating expenses, regulatory and economic impediments to raising rents, adverse changes in governmental rules and fiscal policies, dependency on management skill, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the issuers of the REITs in the Trust. The value of the REITs may at times be particularly sensitive to devaluation in the event of rising interest rates.

REITs may concentrate investments in specific geographic areas or in specific property types, i.e., hotels, shopping malls, residential complexes and office buildings. The impact of economic conditions on REITs can also be expected to vary with geographic location and property type. Investors should be aware the REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-liquidation, the market's perception of the REIT industry generally, and the possibility of failing to qualify for pass-through of income under the Internal Revenue Code, and to maintain exemption from the Investment Company Act of 1940. A default by a borrower or lessee may cause the REIT to experience delays in enforcing its right as mortgagee or lessor and to incur significant costs related to protecting its investments. In addition, because real estate generally is subject to real property taxes, the REITs in the Trust may be adversely affected by increases or decreases in property tax rates and assessments or reassessments of the properties underlying the REITs by taxing authorities. Furthermore, because real estate is relatively illiquid, the ability of REITs to vary their portfolios in response to changes in economic and other conditions may be limited and may adversely affect the value of the Units. There can be no assurance that any REIT will be able to dispose of its underlying real estate assets when advantageous or necessary.

The issuer of REITs generally maintains comprehensive insurance on presently owned and subsequently acquired real property assets, including liability, fire and extended coverage. However, certain types of losses may be uninsurable or not be economically insurable as to which the underlying properties are at risk in their particular locales. There can be no assurance that insurance coverage will be sufficient to pay the full current market value or current replacement cost of any lost investment. Various factors might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by a REIT might not be adequate to restore its economic position with respect to such property.

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. No assurance can be given that one or more of the REITs in the Trust may not be presently liable or potentially liable for any such costs in connection with real estate assets they presently own or subsequently acquire while such REITs are held in the Trust.

Hong Kong and China. Hong Kong, established as a British colony in the 1840's, reverted to Chinese sovereignty effective July 1, 1997. On such date, Hong Kong became a Special Administrative Region ("SAR") of China under the "one country, two systems" principle. Hong Kong's new constitution became the Basic Law (promulgated by China in 1990). Prior to July 1, 1997, the Hong Kong government followed a laissez-faire policy toward industry. There were no major import, export or foreign exchange restrictions. Regulation of business was generally minimal with certain exceptions, including regulated entry into certain sectors of the economy and a fixed exchange rate regime by which the Hong Kong dollar has been pegged to the U.S. dollar. Over the two decades leading up to and through 1996, the gross domestic product (GDP) tripled in real terms, equivalent to an average annual growth rate of 6%.

Hong Kong is now one of the world's most open and dynamic economies. In 2010 Hong Kong's real economic growth rate rose to 6.8%, recovering from the global financial turmoil. Inflation rose gradually to 2.4% in 2010 from 0.5% in 2009. The government introduced several rounds of measures to forestall the risk of a housing market bubble arising from the low interest rates and ample liquidity in the global financial system.

Hong Kong's economic strengths, including a sound banking system, virtually no public debt, a strong legal system, ample foreign exchange reserves, and an able and rigorously enforced anti-corruption regime, enable it to quickly respond to changing circumstances. The government promotes measures designed to improve its attractiveness as a commercial and trading center and is continually refining its financial architecture. The government is deepening its economic interaction with the Pearl River Delta in an effort to maintain Hong Kong's position as a gateway to China. These efforts include the conclusion of a free trade agreement with China, known as the "Closer Economic Partnership Arrangement" (CEPA), which applies zero tariffs to all Hong Kong-origin goods, gives preferential treatment in 44 service sectors, and increases the scope for using the Chinese yuan or renminbi (RMB) in Hong Kong as a trade settlement currency, in savings deposits, and to purchase RMB-denominated bonds. Hong Kong, along with the Macau SAR, is also participating in a new pan-Pearl River Delta trade bloc with nine Chinese provinces, which aims to lower trade barriers among members, standardize regulations, and improve infrastructure.

Hong Kong's exports of goods and services rebounded strongly in 2010, by 17.3% and 15.0% respectively in real terms, fueled by quicker than expected recovery of the global economy and a massive Chinese fiscal and monetary stimulus program. The unemployment rate in 2010 dropped to 4.3%, the lowest since the fourth quarter of 2008. The Hong Kong Government predicts GDP growth will reach 4% to 5% in 2011.

U.S. companies have a generally favorable view of Hong Kong's business environment, including its legal system and the free flow of information, low taxation, and infrastructure.

Since 1978, China has reformed and opened its economy. The Chinese leadership has adopted a more pragmatic perspective on many political and socioeconomic problems and has reduced the role of ideology in economic policy. China's ongoing economic transformation has had a profound impact not only on China but on the world. The market-oriented reforms China has implemented over the past two decades have unleashed individual initiative and entrepreneurship. The result has been the largest reduction of poverty and one of the fastest increases in income levels ever seen. In 2010, China overtook Japan to become the world's second-largest economy in terms of gross domestic product, behind the United States. It has sustained average economic growth of over 9.3% since 1989. In 2010 its $5.88 trillion economy was just over one-third the size of the U.S. economy.

China is firmly committed to economic reform and opening to the outside world. The Chinese leadership has identified reform of state industries, the establishment of a social safety net, reduction of the income gap, protection of the environment, and development of clean energy as government priorities. Government strategies for achieving these goals include large-scale privatization of unprofitable state-owned enterprises, development of a pension system for workers, establishment of an effective and affordable health care system, building environmental requirements into promotion criteria for government officials, and increasing rural incomes to allow domestic demand to play a greater role in driving economic growth. The leadership has also downsized the government bureaucracy.

In the 1980s, China tried to combine central planning with market-oriented reforms to increase productivity, living standards, and technological quality without exacerbating inflation, unemployment, and budget deficits. It pursued agricultural reforms, dismantling the commune system and introducing a household-based system that provided peasants greater decision-making in agricultural activities. The government also encouraged nonagricultural activities such as village enterprises in rural areas, promoted more self-management for state-owned enterprises, increased competition in the marketplace, and facilitated direct contact between Chinese and foreign trading enterprises. China also relied more upon foreign financing and imports.

During the 1980s, these reforms led to average annual growth rates of 10% in agricultural and industrial output. Rural per capita real income doubled. China became self-sufficient in grain production; rural industries accounted for 23% of agricultural output, helping absorb surplus labor in the countryside. The variety of light industrial and consumer goods increased. Reforms began in the fiscal, financial, banking, price-setting, and labor systems.

By the late 1980s, however, the economy had become overheated, with increasing rates of inflation. At the end of 1988, in reaction to a surge of inflation caused by accelerated price reforms, the leadership introduced an austerity program.

China's economy regained momentum in the early 1990s. During a visit to southern China in early 1992, China's paramount leader at the time, Deng Xiaoping, made a series of political pronouncements designed to reinvigorate the process of economic reform. The 14th Party Congress later in the year backed Deng's renewed push for market reforms, stating that China's key task in the 1990s was to create a "socialist market economy." The 10-year development plan for the 1990s stressed continuity in the political system with bolder reform of the economic system.

Following the Chinese Communist Party's October 2003 Third Plenum, Chinese legislators unveiled several proposed amendments to the state constitution. One of the most significant was a proposal to provide protection for private property rights. Legislators also indicated there would be a new emphasis on certain aspects of overall government economic policy, including efforts to reduce unemployment, which was officially 4.1% for urban areas in 2010 but is much higher when migrants are included. Other areas of emphasis include rebalancing income distribution between urban and rural regions and maintaining economic growth while protecting the environment and improving social equity. The National People's Congress approved the amendments when it met in March 2004. The Fifth Plenum in October 2005 approved the 11th Five-Year Plan aimed at building a "harmonious society" through more balanced wealth distribution and improved education, medical care, and social security. The 12th Five-Year Plan was debated in mid-October 2010 at the fifth plenary session of the 17th Central Committee of the CCP, and approved by the National People's Congress during its annual session in March 2011. The 12th Five-Year Plan seeks to transform China's development model from one reliant on exports and investment to a model based on domestic consumption. It also seeks to address rising inequality and create an environment for more sustainable growth by prioritizing more equitable wealth distribution, increased domestic consumption, and improved social infrastructure and social safety nets.

United Kingdom. The United Kingdom has the seventh-largest economy in the world, has the second-largest economy in the European Union, and is a major international trading power. A highly developed, diversified, market-based economy with extensive social welfare services provides most residents with a high standard of living.

The United Kingdom's economy continues to recover from turmoil in the financial markets. It entered a recession in the third quarter of 2008 and exited recession in the fourth quarter of 2009. Growth since then has been patchy, held back by weak credit growth, a contraction in real incomes, and the poor economic outlook in the U.K.'s major trading partners. The U.K. economy contracted on a quarterly basis in the final quarter of 2010 and the final quarter of 2011. In response to the financial crisis, the British Government implemented a wide-ranging stability and recovery plan that included a fiscal stimulus package, bank recapitalization, and credit stimulus schemes. Extraordinary monetary policy measures, including very low interest rates (0.5%) and a quantitative easing program (****Char Pound****325 billion), remain in place. Despite this, domestic demand remains weak and unemployment has yet to return to pre-recession levels, standing at 8.4% in November 2011. The Conservative-Liberal Democrat coalition government that took power in May 2010 initiated a planned 5-year austerity program, which aims to lower the U.K.'s budget deficit from over 11% of GDP in 2010 to near 1% by 2015. Poorer than expected growth has meant that the coalition's budget deficit plans will now only be met in 2016/17.

As a leading international financial center, London was severely impacted by the financial crisis in 2008. U.K. banks laid off thousands of workers and scaled back their international operations during the crisis, although many are now rehiring. Two U.K. banks, Northern Rock and Bradford & Bingley, were nationalized, and the British Government took significant shares in the Royal Bank of Scotland and Lloyds Banking Group. In November 2011, the U.K. government sold Northern Rock to Virgin Money. In spite of the damage caused by the financial crisis, London's financial exports contribute greatly to the United Kingdom's gross domestic product and will continue to do so. Over 1 million people in the U.K. work in financial services, nearly 4% of total U.K. employment. About one-third are employed in London. The U.K.'s financial services industry contributed ****Char Pound****124 billion ($200 billion) to U.K. GDP in 2009, accounting for 10% of total economic output. London is a global leader in emissions trading, a center for Islamic banking, and home to the Alternative Investment Market.

Foreign Issuers. The following section applies to individual Trusts which contain Securities issued by, or invest in securities issued by, foreign entities. Since certain of the Securities in the Trust consist of, or invest in, securities issued by foreign entities, an investment in the Trust involves certain investment risks that are different in some respects from an investment in a trust which invests solely in the securities of domestic entities. These investment risks include future political or governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities, the possibility that the financial condition of the issuers of the Securities may become impaired or that the general condition of the relevant stock market may worsen (both of which would contribute directly to a decrease in the value of the Securities and thus in the value of the Units), the limited liquidity and relatively small market capitalization of the relevant securities market, expropriation or confiscatory taxation, economic uncertainties and foreign currency devaluations and fluctuations. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. The securities of many foreign issuers are less liquid and their prices more volatile than securities of comparable domestic issuers. In addition, fixed brokerage commissions and other transaction costs on foreign securities exchanges are generally higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries than there is in the United States. However, due to the nature of the issuers of the Securities selected for the Trust, the Sponsor believes that adequate information will be available to allow the Supervisor to provide portfolio surveillance for the Trust.

Securities issued by non-U.S. issuers generally pay dividends in foreign currencies and are principally traded in foreign currencies. Therefore, there is a risk that the United States dollar value of these securities will vary with fluctuations in the U.S. dollar foreign exchange rates for the various Securities.

On the basis of the best information available to the Sponsor at the present time, none of the Securities in the Trust are subject to exchange control restrictions under existing law which would materially interfere with payment to the Trust of dividends due on, or proceeds from the sale of, the Securities. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payment to the Trust. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Trust and on the ability of the Trust to satisfy its obligation to redeem Units tendered to the Trustee for redemption. In addition, restrictions on the settlement of transactions on either the purchase or sale side, or both, could cause delays or increase the costs associated with the purchase and sale of the foreign Securities and correspondingly could affect the price of the Units.

Investors should be aware that it may not be possible to buy all Securities at the same time because of the unavailability of any Security, and restrictions applicable to the Trust relating to the purchase of a Security by reason of the federal securities laws or otherwise.

Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of such Act. Sales of non-exempt Securities by the Trust in the United States securities markets are subject to severe restrictions and may not be practicable. Accordingly, sales of these Securities by the Trust will generally be effected only in foreign securities markets. Although the Sponsor does not believe that the Trust will encounter obstacles in disposing of the Securities, investors should realize that the Securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. The value of the Securities will be adversely affected if trading markets for the Securities are limited or absent.

Emerging Markets. An investment in Units of certain of the Trusts should be made with an understanding of the risks inherent with investing in certain smaller and emerging markets. Compared to more mature markets, some emerging markets may have a low level of regulation, enforcement of regulations and monitoring of investors' activities. Those activities may include practices such as trading on material non-public information. The securities markets of developing countries are not as large as the more established securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility. There may be a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries as well as a high concentration of investors and financial intermediaries. These factors may adversely affect the timing and pricing of the acquisition or disposal of securities.

In certain emerging markets, registrars are not subject to effective government supervision nor are they always independent from issuers. The possibility of fraud, negligence, undue influence being exerted by the issuer or refusal to recognize ownership exists, which, along with other factors, could result in the registration of a shareholding being completely lost. Investors should therefore be aware that the Trust could suffer loss arising from these registration problems. In addition, the legal remedies in emerging markets are often more limited than the remedies available in the United States.

Practices pertaining to the settlement of securities transactions in emerging markets involve higher risks than those in developed markets, in large part because of the need to use brokers and counterparties who are less well capitalized, and custody and registration of assets in some countries may be unreliable. As a result, brokerage commissions and other fees are generally higher in emerging markets and the procedures and rules governing foreign transactions and custody may involve delays in payment, delivery or recovery of money or investments. Delays in settlement could result in investment opportunities being missed if the Trust is unable to acquire or dispose of a security. Certain foreign investments may also be less liquid and more volatile than U.S. investments, which may mean at times that such investments are unable to be sold at desirable prices.

Political and economic structures in emerging markets often change rapidly, which may cause instability. In adverse social and political circumstances, governments have been involved in policies of expropriation, confiscatory taxation, nationalization, intervention in the securities market and trade settlement, and imposition of foreign investment restrictions and exchange controls, and these could be repeated in the future. In addition to withholding taxes on investment income, some governments in emerging markets may impose different capital gains taxes on foreign investors. Foreign investments may also be subject to the risks of seizure by a foreign government and the imposition of restrictions on the exchange or export of foreign currency. Additionally, some governments exercise substantial influence over the private economic sector and the political and social uncertainties that exist for many developing countries are considerable.

Another risk common to most developing countries is that the economy is heavily export oriented and, accordingly, is dependent upon international trade. The existence of overburdened infrastructures and obsolete financial systems also presents risks in certain countries, as do environmental problems. Certain economies also depend to a large degree upon exports of primary commodities and, therefore, are vulnerable to changes in commodity prices which, in turn, may be affected by a variety of factors.

Exchange Rates. The Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Focus Five Portfolio and the Target VIP Portfolio contain Securities that are principally traded in foreign currencies and as such, involve investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. The United States dollar value of the portfolio (and hence of the Units) and of the distributions from the portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the rate of inflation in the respective economies compared to the United States, the impact of interest rate differentials between different currencies on the movement of foreign currency rates, the balance of imports and exports goods and services, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special Drawing Right administered by the International Monetary Fund. In Europe, the euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies). From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well-particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

The following tables set forth, for the periods indicated, the range of fluctuation concerning the equivalent U.S. dollar rates of exchange and end-of-month equivalent U.S. dollar rates of exchange for the United Kingdom pound sterling, the Hong Kong dollar, the euro, the Japanese Yen, the Singapore dollar and the Australian dollar:

                                                      Foreign Exchange Rates
                                          Range of Fluctuations in Foreign Currencies

           United Kingdom
Annual     Pound Sterling/           Hong Kong/     Euro/           Japanese Yen/      Singapore/     Australia/
Period      U.S. Dollar              U.S. Dollar    U.S. Dollar     U.S. Dollar        U.S. Dollar    U.S. Dollar
------     ------------              -----------    -----------     -------------      -----------    -----------
1983       0.616-0.707               6.480-8.700
1984       0.670-0.864               7.774-8.050
1985       0.672-0.951               7.729-7.990
1986       0.643-0.726               7.768-7.819
1987       0.530-0.680               7.751-7.822
1988       0.525-0.601               7.764-7.912
1989       0.548-0.661               7.775-7.817
1990       0.504-0.627               7.740-7.817
1991       0.499-0.624               7.716-7.803
1992       0.499-0.667               7.697-7.781
1993       0.630-0.705               7.722-7.766
1994       0.610-0.684               7.723-7.750
1995       0.610-0.653               7.726-7.763                     80.630-104.550    1.389-1.466    1.289-1.411
1996       0.583-0.670               7.732-7.742                    103.450-116.210    1.394-1.426    1.225-1.363
1997       0.584-0.633               7.708-7.751                    111.260-130.880    1.399-1.699    1.253-1.538
1998       0.584-0.620               7.735-7.749                    113.600-147.260    1.584-1.792    1.456-1.797
1999       0.597-0.646               7.746-7.775    0.845-0.999     101.640-124.320    1.654-1.736    1.488-1.639
2000       0.605-0.715               7.774-7.800    0.968-1.209     101.450-114.410    1.656-1.759    1.499-1.961
2001       0.678-0.707               7.798-7.800    1.045-1.194     113.570-131.790    1.727-1.856    1.749-2.087
2002       0.621-0.709               7.799-7.800    0.953-1.164     115.810-134.710    1.733-1.852    1.737-1.974
2003       0.560-0.636               7.742-7.800    0.794-0.929     106.970-121.690    1.700-1.784    1.330-1.779
2004       0.514-0.568               7.763-7.800    0.738-0.844     102.080-114.510    1.631-1.728    1.253-1.465
2005       0.518-0.583               7.752-7.800    0.743-0.857     102.050-121.040    1.619-1.706    1.252-1.381
2006       0.509-0.576               7.753-7.792    0.755-0.839     109.760-119.780    1.534-1.661    1.264-1.419
2007       0.481-0.509               7.750-7.826    0.683-0.767     107.410-123.900    1.440-1.545    1.071-1.298
2008       0.502-0.685               7.750-7.804    0.633-0.788      90.640-108.800    1.356-1.513    1.043-1.526
2009       0.598-0.698               7.750-7.755    0.666-0.789      86.410- 98.960    1.384-1.547    1.092-1.569
2010       0.624-0.688               7.751-7.789    0.717-0.817      80.400- 93.850    1.283-1.407    0.977-1.189
2011       0.599-0.643               7.766-7.797    0.675-0.772      76.660- 83.130    1.204-1.307    0.910-1.035
2012       0.675-0.649               7.750-7.766    0.749-0.813      76.270- 86.750    1.220-1.289    0.932-1.027

Source: Bloomberg L.P.

                                                 End of Month Exchange Rates
                                                   for Foreign Currencies

                   United Kingdom                                       Japanese
                   Pound Sterling/   Hong Kong/       Euro/             Yen/              Singapore/        Australia/
Monthly Period     U.S. Dollar       U.S. Dollar      U.S. Dollar       U.S. Dollar       U.S. Dollar       U.S. Dollar
--------------     --------------    -----------      -----------       -----------       -----------       -----------
2010:
 January             .626              7.765             .721            90.270             1.407             1.131
 February            .656              7.763             .734            88.970             1.406             1.117
 March               .659              7.764             .740            93.470             1.399             1.090
 April               .655              7.764             .752            93.850             1.371             1.082
 May                 .688              7.787             .813            91.260             1.400             1.182
 June                .669              7.789             .817            88.430             1.399             1.189
 July                .637              7.767             .766            86.470             1.360             1.123
 August              .652              7.778             .789            84.200             1.356             1.106
 September           .636              7.759             .733            83.530             1.316             1.034
 October             .624              7.751             .717            80.400             1.294             1.017
 November            .643              7.766             .770            83.690             1.320             1.043
 December            .641              7.770             .747            81.120             1.283             0.977
2011:
 January             .624              7.797             .730            82.040             1.280             1.003
 February            .615              7.788             .724            81.780             1.272             0.982
 March               .624              7.779             .706            83.130             1.260             0.968
 April               .599              7.766             .675            81.190             1.224             0.911
 May                 .608              7.777             .695            81.520             1.233             0.937
 June                .623              7.782             .690            80.560             1.229             0.933
 July                .609              7.794             .695            76.760             1.204             0.910
 August              .615              7.786             .696            76.660             1.204             0.934
 September           .642              7.786             .747            77.060             1.307             1.035
 October             .622              7.768             .722            78.170             1.255             0.950
 November            .637              7.768             .744            77.620             1.282             0.972
 December            .643              7.767             .772            76.910             1.297             0.980
2012:
 January             .635              7.755             .764            76.270             1.258             0.942
 February            .628              7.756             .750            81.150             1.252             0.932
 March               .625              7.766             .749            82.870             1.258             0.967
 April               .616              7.759             .755            79.820             1.237             0.959
 May                 .649              7.762             .809            78.320             1.289             1.027
 June                .637              7.757             .789            79.790             1.265             0.977
 July                .638              7.755             .813            78.120             1.245             0.952
 August              .630              7.756             .795            78.390             1.247             0.969
 September           .619              7.755             .778            77.960             1.227             0.964
 October             .620              7.750             .772            79.770             1.220             0.964
 November            .624              7.750             .770            82.480             1.220             0.959
 December            .615              7.750             .758            86.750             1.222             0.962
2013:
 January             .631              7.755             .736            92.560             1.238             0.959
 February            .660              7.755             .766            91.710             1.239             0.979

Source: Bloomberg L.P.

The Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not be indicative of the amount in United States dollars the Trusts would receive had the Trustee sold any particular currency in the market. The foreign exchange transactions of the Trusts will be conducted by the Trustee with foreign exchange dealers acting as principals on a spot (i.e., cash) buying basis. Although foreign exchange dealers trade on a net basis, they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price).

Small-Cap Companies. While historically small-cap company stocks have outperformed the stocks of large companies, the former have customarily involved more investment risk as well. Small-cap companies may have limited product lines, markets or financial resources; may lack management depth or experience; and may be more vulnerable to adverse general market or economic developments than large companies. Some of these companies may distribute, sell or produce products which have recently been brought to market and may be dependent on key personnel.

The prices of small company securities are often more volatile than prices associated with large company issues, and can display abrupt or erratic movements at times, due to limited trading volumes and less publicly available information. Also, because small cap companies normally have fewer shares outstanding and these shares trade less frequently than large companies, it may be more difficult for the Trusts which contain these Securities to buy and sell significant amounts of such shares without an unfavorable impact on prevailing market prices.

Litigation


Microsoft Corporation. Microsoft Corporation has been engaged in antitrust and unfair competition litigation with the U.S. Department of Justice, the District of Columbia, and several states. Microsoft reached a settlement in 2001 with the U.S. Department of Justice which was joined by nineteen states, while three other states reached separate settlements.

Microsoft is also involved in class action lawsuits alleging unfair competition and monopolization of markets for operating systems and certain software. The classes have consisted of both direct and indirect purchasers of Microsoft products. As of February 14, 2007, damages claims brought in class action cases by indirect purchasers have been dismissed under federal law and in 16 states. Additionally, two states have refused to certify these classes. However, classes have been certified in several states, and Microsoft has reached settlement agreements with many of these classes. The settlement agreements have received final approval in 17 states and the District of Columbia. Two other states have granted preliminary approval of settlements. The settlement agreements generally grant the class members vouchers entitling the holder to reimbursement.

Microsoft had also been involved in antitrust and unfair competition litigation in Europe. On March 24, 2004, the European Commission (the "Commission") found that Microsoft violated the European Union Treaty's competition rules by abusing its market power. The Commission found that Microsoft abused its power by deliberately limiting the interoperability between PCs and non-Microsoft servers and bundling Windows Media Player with its Windows operating system. As remedial measures, Microsoft was ordered to disclose certain interface documentation to allow non-Microsoft servers to interact with Windows PCs and servers, and it was ordered to develop a new version of its Windows operating system without Windows Media Player. Microsoft was also fined $605 million by the Commission, and it was fined $351 million in 2006 for failure to comply with the Commission's disclosure order of 2004. Microsoft was fined again in February 2008, in the amount of $1.35 billion, for failure to comply with the 2004 order. Two additional investigations were initiated in January 2008 involving the interoperability and bundling of Microsoft products. On December 16, 2009, the Commission agreed to settle its remaining antitrust issues with Microsoft in exchange for a legally binding commitment from Microsoft. Pursuant to the settlement agreement, Microsoft will provide a pop-up screen which will offer users an option to replace Microsoft's Internet Explorer with a competitor's Web browser. Microsoft will provide this pop-up screen for five years and report its progress every six months to the Commission. In addition, Microsoft agreed to a public undertaking which will further the interoperability of Microsoft products with non-Microsoft technologies.

The Korean Fair Trade Commission ("KFTC") made similar anti-competitive findings regarding the bundling of instant messaging software and Windows Media Player with Microsoft's Windows operating systems. The KFTC issued an order in December 2005 which imposed a fine of $35 million and required a modified version of Windows be made available. On August 23, 2006, versions of Microsoft Windows mandated by the KFTC were released.

Microsoft is involved in several other lawsuits arising from both intellectual property issues and the normal operations of business. It is impossible to predict what impact any future litigation or settlement will have on Microsoft or the value of its stock.


Tobacco Industry. Certain of the issuers of Securities in certain Trusts may be involved in the manufacture, distribution and sale of tobacco products. Pending litigation proceedings against such issuers in the United States and abroad cover a wide range of matters including product liability and consumer protection. Damages claimed in such litigation alleging personal injury (both individual and class actions), and in health cost recovery cases brought by governments, labor unions and similar entities seeking reimbursement for healthcare expenditures, aggregate many billions of dollars.

In November 1998, five of the largest tobacco companies in the United States entered into the Tobacco Master Settlement Agreement ("MSA") with 46 states to settle state lawsuits to recover costs associated with treating smoking-related illnesses. According to the MSA, the tobacco industry is projected to pay the settling states in excess of $200 billion over 25 years. Four states settled their tobacco cases separately from the MSA.

In March 2001, five states initiated court proceedings to stop R.J. Reynolds Tobacco Company ("R.J. Reynolds") from violating provisions of the MSA. The lawsuits, filed in state courts of Arizona, California, New York, Ohio and Washington, seek enforcement of restrictions on marketing, advertising and promotional activities that R.J. Reynolds agreed to under the terms of the MSA. In June 2002, a California court ruled that R.J. Reynolds unlawfully placed cigarette ads in magazines with a large percentage of readers aged 12-17, in violation of the MSA. As a result, R.J. Reynolds was ordered to pay $20 million in sanctions plus attorneys' fees and costs. An Arizona court also found R.J. Reynolds had violated the MSA. In July 2004, R.J. Reynolds and Brown & Williamson Tobacco Corporation ("B&W") combined R.J. Reynolds and the U.S. assets, liabilities and operations of B&W to form Reynolds American Inc.

On December 15, 2005, the Illinois Supreme Court reversed a $10.1 billion verdict against Altria Group's Philip Morris USA division ("Philip Morris") in what is known as the Price case, ordering a lower court to dismiss the case in which the company was accused of defrauding customers into thinking "light" cigarettes were safer than regular ones. The Court held that the Federal Trade Commission specifically authorized the use of "light" and "low tar" to describe the cigarettes, and, therefore, Philip Morris is not liable under the Illinois Consumer Fraud Act, even if the terms may be deemed false, deceptive or misleading. The case was decided on the basis of a state statute and not federal preemption. The initial $10.1 billion judgment in the Price case was handed down against Philip Morris by a trial court judge in March 2003. The Illinois Supreme Court took the unusual step of bypassing the appellate court in hearing the case on appeal directly from the trial court. The size of the original award put the company at risk for filing bankruptcy protection. In addition, because Philip Morris accounts for more than half of the annual tobacco-settlement payments to the states under the 1998 MSA, such payments could have been in jeopardy. On May 5, 2006 the Illinois Supreme Court denied the plaintiff's motion for a rehearing, and on November 27, 2006 the Supreme Court of the United States denied certiorari.

In a suit brought by the Department of Justice against Altria and other cigarette companies, a U.S. District Court ruled on August 17, 2006, that the defendants violated the Racketeer Influenced and Corrupt Organizations Act ("RICO"). However, the court refused to grant the $10 billion smoking cessation campaign and $4 billion youth counter-marketing campaign remedies requested by the government. The court did rule that Philip Morris must remove "light" and "ultra light" from its packaging. Altria is appealing this verdict.

On July 6, 2006, the Florida Supreme Court decertified a class and overturned a trial court's $145 billion punitive damages award against Philip Morris as excessive and improper as a matter of law.

On December 15, 2008 the Supreme Court of the United States ruled that consumers may sue Philip Morris under state unfair trade laws. The Court held that neither the Federal Trade Commission's actions nor the Labeling Act, which sets forth the required cigarette warning labels, preempted a lawsuit based on state law. The Court noted that the Labeling Act mandates labels aimed at providing adequate health warnings, and it bars states from requiring additional health warnings. But the Labeling Act does not prevent claims that cigarettes labeled as "light" or "low tar" are fraudulent, deceptive or misleading.

Additional pending and future litigation and/or legislation could adversely affect the value, operating revenues, financial position and sustainability of tobacco companies. The Sponsor is unable to predict the outcome of litigation pending against tobacco companies or how the current uncertainty concerning regulatory and legislative measures will ultimately be resolved. These and other possible developments may have a significant impact upon both the price of such Securities and the value of Units of Trusts containing such Securities.

Concentrations

When at least 25% of a Trust's portfolio is invested in securities issued by companies within a single sector, the Trust is considered to be concentrated in that particular sector. A portfolio concentrated in a single sector may present more risks than a portfolio broadly diversified over several sectors.


The Dow(R) Target 5 Portfolio is concentrated in stocks of information technology companies. The Dow(R) Target Dividend Portfolio is concentrated in stocks of financial and utility companies. The Global Target 15 Portfolio, the S&P Target SMid 60 Portfolio, the Target Dividend Multi-Strategy Portfolio, the Target Double Play Portfolio, the Target Focus Four Portfolio and the Target Focus Five Portfolio are concentrated in stocks of financial companies. The Nasdaq(R)

Target 15 Portfolio is concentrated in stocks of consumer product and health care companies. The NYSE(R) International Target 25 Portfolio is concentrated in stocks of energy and financial companies. The Value Line(R) Target 25 Portfolio is concentrated in stocks of consumer product and health care companies.


Consumer Products. The general problems and risks inherent in an investment in the consumer products sector include the cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, product liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign competition), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions. In general, expenditures on consumer products will be affected by the economic health of consumers. A weak economy with its consequent effect on consumer spending would have an adverse effect on consumer products companies. Other factors of particular relevance to the profitability of the sector are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and the effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

Energy. An investment in Units of the Trust should be made with an understanding of the problems and risks an investment in Securities of companies involved in the energy sector may entail. The business activities of companies held in the Trust may include: production, generation, transmission, marketing, control, or measurement of coal, gas and oil; the provision of component parts or services to companies engaged in the above activities; energy research or experimentation; and environmental activities related to the solution of energy problems, such as energy conservation and pollution control.

The securities of companies in the energy field are subject to changes in value and dividend yield which depend, to a large extent, on the price and supply of energy fuels. Swift price and supply fluctuations may be caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other regulatory policies of various governments. As a result of the foregoing, the Securities in the Trust may be subject to rapid price volatility. The Sponsor is unable to predict what impact the foregoing factors will have on the Securities during the life of the Trust.

According to the U.S. Department of Commerce, the factors which will most likely shape the energy sector include the price and availability of oil from the Middle East, changes in U.S. environmental policies and the continued decline in U.S. production of crude oil. Possible effects of these factors may be increased U.S. and world dependence on oil from the Organization of Petroleum Exporting Countries ("OPEC") and highly uncertain and potentially more volatile oil prices. Factors which the Sponsor believes may increase the profitability of oil and petroleum operations include increasing demand for oil and petroleum products as a result of the continued increases in annual miles driven and the improvement in refinery operating margins caused by increases in average domestic refinery utilization rates. The existence of surplus crude oil production capacity and the willingness to adjust production levels are the two principal requirements for stable crude oil markets. Without excess capacity, supply disruptions in some countries cannot be compensated for by others. Surplus capacity in Saudi Arabia and a few other countries and the utilization of that capacity prevented, during the Persian Gulf crisis, and continues to prevent, severe market disruption. Although unused capacity contributed to market stability in 1990 and 1991, it ordinarily creates pressure to overproduce and contributes to market uncertainty. The restoration of a large portion of Kuwait and Iraq's production and export capacity could lead to such a development in the absence of substantial growth in world oil demand. Formerly, OPEC members attempted to exercise control over production levels in each country through a system of mandatory production quotas. Because of the 1990-1991 crisis in the Middle East, the mandatory system has since been replaced with a voluntary system. Production under the new system has had to be curtailed on at least one occasion as a result of weak prices, even in the absence of supplies from Kuwait and Iraq. The pressure to deviate from mandatory quotas, if they are reimposed, is likely to be substantial and could lead to a weakening of prices. In the longer term, additional capacity and production will be required to accommodate the expected large increases in world oil demand and to compensate for expected sharp drops in U.S. crude oil production and exports from the Soviet Union. Only a few OPEC countries, particularly Saudi Arabia, have the petroleum reserves that will allow the required increase in production capacity to be attained. Given the large-scale financing that is required, the prospect that such expansion will occur soon enough to meet the increased demand is uncertain.

Declining U.S. crude oil production will likely lead to increased dependence on OPEC oil, putting refiners at risk of continued and unpredictable supply disruptions. Increasing sensitivity to environmental concerns will also pose serious challenges to the sector over the coming decade. Refiners are likely to be required to make heavy capital investments and make major production adjustments in order to comply with increasingly stringent environmental legislation, such as the 1990 amendments to the Clean Air Act. If the cost of these changes is substantial enough to cut deeply into profits, smaller refiners may be forced out of the sector entirely. Moreover, lower consumer demand due to increases in energy efficiency and conservation, gasoline reformulations that call for less crude oil, warmer winters or a general slowdown in economic growth in this country and abroad could negatively affect the price of oil and the profitability of oil companies. No assurance can be given that the demand for or prices of oil will increase or that any increases will not be marked by great volatility. Some oil companies may incur large cleanup and litigation costs relating to oil spills and other environmental damage. Oil production and refining operations are subject to extensive federal, state and local environmental laws and regulations governing air emissions and the disposal of hazardous materials. Increasingly stringent environmental laws and regulations are expected to require companies with oil production and refining operations to devote significant financial and managerial resources to pollution control. General problems of the oil and petroleum products sector include the ability of a few influential producers to significantly affect production, the concomitant volatility of crude oil prices, increasing public and governmental concern over air emissions, waste product disposal, fuel quality and the environmental effects of fossil-fuel use in general.

In addition, any future scientific advances concerning new sources of energy and fuels or legislative changes relating to the energy sector or the environment could have a negative impact on the energy products sector. While legislation has been enacted to deregulate certain aspects of the energy sector, no assurances can be given that new or additional regulations will not be adopted. Each of the problems referred to could adversely affect the financial stability of the issuers of any energy sector stocks in the Trust.

Financials. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession; volatile interest rates; portfolio concentrations in geographic markets, in commercial and residential real estate loans or any particular segment or industry; and competition from new entrants in their fields of business. Banks and thrifts are highly dependent on net interest margin. Banks and thrifts traditionally receive a significant portion of their revenues from consumer mortgage fee income as a result of activity in mortgage and refinance markets. As home purchasing and refinancing activity has subsided, this revenue has diminished. Economic conditions in the real estate markets have deteriorated, leading to asset write-offs and decreased liquidity in the credit markets, which can have a substantial negative effect upon banks and thrifts because they generally have a portion of their assets invested in loans secured by real estate. Difficulties in the mortgage and broader credit markets have resulted in decreases in the availability of funds. Financial performance of many banks and thrifts, especially in securities collateralized by mortgage loans has deteriorated.

In response to recent market and economic conditions, the United States Government, particularly the U.S. Department of the Treasury ("U.S. Treasury"), the Federal Reserve Board ("FRB"), and the Federal Deposit Insurance Corporation ("FDIC") have taken a variety of extraordinary measures including capital injections, guarantees of bank liabilities and the acquisition of illiquid assets from banks designed to provide fiscal stimulus, restore confidence in the financial markets and to strengthen financial institutions. The Emergency Economic Stabilization Act of 2008 ("EESA") gave the U.S. Treasury $700 billion to purchase bad mortgage-related securities that caused much of the difficulties experienced by financial institutions and the credit markets in general. Additionally, the American Recovery and Reinvestment Act of 2009 ("ARRA") was signed into law in February, 2009. The EESA and ARRA, along with the U.S. Treasury's Capital Purchase Program (which provides for direct purchases by the U.S. Treasury of equity from financial institutions), contain provisions limiting the way banks and their holding companies are able pay dividends, purchase their own common stock, and compensate officers. Furthermore, participants have been subject to forward looking stress tests to determine if they have sufficient capital to withstand certain economic scenarios, including situations more severe than the current recession. As a result of these stress tests, some financial institutions were required to increase their level of capital through a combination of asset sales, additional equity offerings and the conversion of preferred shares into common stock. The long-term effects of the EESA, ARRA, and the stress tests are not yet known and cannot be predicted. This uncertainty may cause increased costs and risks for the firms associated with the respective programs.

Banks, thrifts and their holding companies are subject to extensive federal regulation and, when such institutions are state-chartered, to state regulation as well. Such regulations impose strict capital requirements and limitations on the nature and extent of business activities that banks and thrifts may pursue. Furthermore, bank regulators have a wide range of discretion in connection with their supervisory and enforcement authority and may substantially restrict the permissible activities of a particular institution if deemed to pose significant risks to the soundness of such institution or the safety of the federal deposit insurance fund. Regulatory actions, such as increases in the minimum capital requirements applicable to banks and thrifts and increases in deposit insurance premiums required to be paid by banks and thrifts to the FDIC, can negatively impact earnings and the ability of a company to pay dividends. Neither federal insurance of deposits nor governmental regulations, however, insures the solvency or profitability of banks or their holding companies, or insures against any risk of investment in the securities issued by such institutions.

In light of the current credit market difficulties, the U.S. Government is considering changes to the laws and regulatory structure. New legislation and regulatory changes could cause business disruptions, result in significant loss of revenue, limit financial firms' ability to pursue business opportunities, impact the value of business assets and impose additional costs that may adversely affect business. There can be no assurance as to the actual impact these laws and their implementing regulations, or any other governmental program, will have on the financial markets. Currently the FRB, FDIC, Securities and Exchange Commission, Office of Comptroller of the Currency (a bureau of the U.S. Treasury which regulates national banks), and the U.S. Commodities Futures Trading Commission (which oversees commodity futures and option markets) all play a role in the supervision of the financial markets. On July 21, 2010 the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Reform Act"). The Reform Act calls for swift government intervention which includes the creation of new federal agencies that will have a direct impact on the financial, banking and insurance industries. Provisions of the Reform Act include the creation of a Financial Oversight Council to advise the FRB on the identification of firms who failure could pose a threat to financial stability due to their combination of size, leverage, and interconnectedness. Additionally, these financial firms would be subject to increased scrutiny concerning their capital, liquidity, and risk management standards. Provisions of the Reform Act would create a the National Bank Supervisor to conduct prudential supervision regulation of all federally chartered depository institutions, and all federal branches and agencies of foreign banks. This single regulator would oversee the entire banking industry, thereby leading to potential risks, costs and unknown impacts on the entire financial sector.

The statutory requirements applicable to and regulatory supervision of banks, thrifts and their holding companies have increased significantly and have undergone substantial change in the recent past. To a great extent, these changes are embodied in the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Federal Deposit Insurance Corporation Improvement Act of 1991, the Resolution Trust Corporation Refinancing, Restructuring, and Improvement Act of 1991, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the regulations promulgated under these laws. In 1999, the Gramm-Leach-Bliley Act repealed most of the barriers set up by the 1933 Glass-Steagall Act which separated the banking, insurance and securities industries. Banks and thrifts now face significant competition from other financial institutions such as mutual funds, credit unions, mortgage banking companies and insurance companies. Banks, insurance companies and securities firms can merge to form one-stop financial conglomerates marketing a wide range of financial service products to investors. This legislation has resulted in increased merger activity and heightened competition among existing and new participants in the field. Efforts to expand the ability of federal thrifts to branch on an interstate basis have been initially successful through promulgation of regulations and legislation to liberalize interstate banking has been signed into law. Under the legislation, banks are able to purchase or establish subsidiary banks in any state. Since mid-1997, banks have been allowed to turn existing banks into branches, thus leading to continued consolidation.

The Securities and Exchange Commission and the Financial Accounting Standards Board ("FASB") require the expanded use of market value accounting by banks and have imposed rules requiring mark-to-market accounting for investment securities held in trading accounts or available for sale. Adoption of additional such rules may result in increased volatility in the reported health of the industry, and mandated regulatory intervention to correct such problems. Accounting Standards Codification 820, "Fair Value Measurements and Disclosures" (formerly Statement of Financial Accounting Standards No. 157) changed the requirements of mark-to-market accounting and determining fair value when the volume and level of activity for the asset or liability has significantly decreased. These changes and other potential changes in financial accounting rules and valuation techniques may have a significant impact on the banking and financial services industries in terms of accurately pricing assets or liabilities.

Additional legislative and regulatory changes may be forthcoming. For example, the bank regulatory authorities have proposed substantial changes to the Community Reinvestment Act and fair lending laws, rules and regulations, and there can be no certainty as to the effect, if any, that such changes would have on the Securities in a Trust's portfolio. In addition, from time to time the deposit insurance system is reviewed by Congress and federal regulators, and proposed reforms of that system could, among other things, further restrict the ways in which deposited moneys can be used by banks or change the dollar amount or number of deposits insured for any depositor. On October 3, 2008, EESA increased the maximum amount of federal deposit insurance coverage payable as to any certificate of deposit from $100,000 to $250,000 per depositor until December 31, 2013. The impact of this reform is unknown and could reduce profitability as investment opportunities available to bank institutions become more limited and as consumers look for savings vehicles other than bank deposits. The Sponsor makes no prediction as to what, if any, manner of bank and thrift regulatory actions might ultimately be adopted or what ultimate effect such actions might have on a Trust's portfolio.

The Federal Bank Holding Company Act of 1956 ("BHC Act") generally prohibits a bank holding company from (1) acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of voting securities of a bank or bank holding company, (2) acquiring control of a bank or another bank holding company, (3) acquiring all or substantially all the assets of a bank, or (4) merging or consolidating with another bank holding company, without first obtaining FRB approval. In considering an application with respect to any such transaction, the FRB is required to consider a variety of factors, including the potential anti-competitive effects of the transaction, the financial condition and future prospects of the combining and resulting institutions, the managerial resources of the resulting institution, the convenience and needs of the communities the combined organization would serve, the record of performance of each combining organization under the Community Reinvestment Act and the Equal Credit Opportunity Act, and the prospective availability to the FRB of information appropriate to determine ongoing regulatory compliance with applicable banking laws. In addition, the federal Change In Bank Control Act and various state laws impose limitations on the ability of one or more individuals or other entities to acquire control of banks or bank holding companies.

The FRB has issued a policy statement on the payment of cash dividends by bank holding companies in which the FRB expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends which exceed its net income or which could only be funded in ways that would weaken its financial health, such as by borrowing. The FRB also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions. The Sponsor makes no prediction as to the effect, if any, such laws will have on the Securities or whether such approvals, if necessary, will be obtained.

Companies engaged in investment banking/brokerage and investment management include brokerage firms, broker/dealers, investment banks, finance companies and mutual fund companies. Earnings and share prices of companies in this industry are quite volatile, and often exceed the volatility levels of the market as a whole. Negative economic events in the credit markets have led some firms to declare bankruptcy, forced short-notice sales to competing firms, or required government intervention by the FDIC or through an infusion of Troubled Asset Relief Program funds. Consolidation in the industry and the volatility in the stock market have negatively impacted investors.

Additionally, government intervention has required many financial institutions to become bank holding companies under the BHC Act. Under the system of functional regulation established under the BHC Act, the FRB supervises bank holding companies as an umbrella regulator. The BHC Act and regulations generally restrict bank holding companies from engaging in business activities other than the business of banking and certain closely related activities. The FRB and FDIC have also issued substantial risk-based and leverage capital guidelines applicable to U.S. banking organizations. The guidelines define a three-tier framework, requiring depository institutions to maintain certain leverage ratios depending on the type of assets held. If any depository institution controlled by a financial or bank holding company ceases to meet capital or management standards, the FRB may impose corrective capital and/or managerial requirements on the company and place limitations on its ability to conduct broader financial activities. Furthermore, proposed legislation will allow the Treasury and the FDIC to create a resolution regime to "take over" bank and financial holding companies. The "taking over" would be based on whether the firm is in default or in danger of defaulting and whether such a default would have a serious adverse affect on the financial system or the economy. This mechanism would only be used by the government in exceptional circumstances to mitigate these effects. This type of intervention has unknown risks and costs associated with it, which may cause unforeseeable harm in the industry.

Companies involved in the insurance industry are engaged in underwriting, reinsuring, selling, distributing or placing of property and casualty, life or health insurance. Other growth areas within the insurance industry include brokerage, reciprocals, claims processors and multi-line insurance companies. Interest rate levels, general economic conditions and price and marketing competition affect insurance company profits. Property and casualty insurance profits may also be affected by weather catastrophes and other disasters. Life and health insurance profits may be affected by mortality and morbidity rates. Individual companies may be exposed to material risks including reserve inadequacy and the inability to collect from reinsurance carriers. Insurance companies are subject to extensive governmental regulation, including the imposition of maximum rate levels, which may not be adequate for some lines of business. Proposed or potential tax law changes may also adversely affect insurance companies' policy sales, tax obligations, and profitability. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

In addition to the normal risks of business, companies involved in the insurance industry are subject to significant risk factors, including those applicable to regulated insurance companies, such as: (i) the inherent uncertainty in the process of establishing property-liability loss reserves, particularly reserves for the cost of environmental, asbestos and mass tort claims, and the fact that ultimate losses could materially exceed established loss reserves which could have a material adverse effect on results of operations and financial condition; (ii) the fact that insurance companies have experienced, and can be expected in the future to experience, catastrophe losses which could have a material adverse impact on their financial condition, results of operations and cash flow; (iii) the inherent uncertainty in the process of establishing property-liability loss reserves due to changes in loss payment patterns caused by new claims settlement practices; (iv) the need for insurance companies and their subsidiaries to maintain appropriate levels of statutory capital and surplus, particularly in light of continuing scrutiny by rating organizations and state insurance regulatory authorities, and in order to maintain acceptable financial strength or claims-paying ability rating; (v) the extensive regulation and supervision to which insurance companies' subsidiaries are subject, various regulatory initiatives that may affect insurance companies, and regulatory and other legal actions; (vi) the adverse impact that increases in interest rates could have on the value of an insurance company's investment portfolio and on the attractiveness of certain of its products; (vii) the need to adjust the effective duration of the assets and liabilities of life insurance operations in order to meet the anticipated cash flow requirements of its policyholder obligations;
(viii) the uncertainty involved in estimating the availability of reinsurance and the collectibility of reinsurance recoverables; and (ix) proposed legislation that would establish the Office of National Insurance within the Treasury. This proposed federal agency would gather information, develop expertise, negotiate international agreements, and coordinate policy in the insurance sector. This enhanced oversight into the insurance industry may pose unknown risks to the sector as a whole.

The state insurance regulatory framework has, during recent years, come under increased federal scrutiny, and certain state legislatures have considered or enacted laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. Further, the National Association of Insurance Commissioners ("NAIC") and state insurance regulators are re-examining existing laws and regulations, specifically focusing on insurance companies, interpretations of existing laws and the development of new laws. In addition, Congress and certain federal agencies have investigated the condition of the insurance industry in the United States to determine whether to promulgate additional federal regulation. The Sponsor is unable to predict whether any state or federal legislation will be enacted to change the nature or scope of regulation of the insurance industry, or what effect, if any, such legislation would have on the industry.

All insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture.

Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean up. The insurance industry is involved in extensive litigation regarding coverage issues. The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration by "Potentially Responsible Parties" ("PRPs"). Superfund and the mini-Superfunds ("Environmental Clean-up Laws or "ECLs") establish a mechanism to pay for clean-up of waste sites if PRPs fail to do so, and to assign liability to PRPs. The extent of liability to be allocated to a PRP is dependent on a variety of factors. The extent of clean-up necessary and the assignment of liability has not been fully established. The insurance industry is disputing many such claims. Key coverage issues include whether Superfund response costs are considered damages under the policies, when and how coverage is triggered, applicability of pollution exclusions, the potential for joint and several liability and definition of an occurrence. Similar coverage issues exist for clean up and waste sites not covered under Superfund. To date, courts have been inconsistent in their rulings on these issues. An insurer's exposure to liability with regard to its insureds which have been, or may be, named as PRPs is uncertain. Superfund reform proposals have been introduced in Congress, but none have been enacted. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims.

While current federal income tax law permits the tax-deferred accumulation of earnings on the premiums paid by an annuity owner and holders of certain savings-oriented life insurance products, no assurance can be given that future tax law will continue to allow such tax deferrals. If such deferrals were not allowed, consumer demand for the affected products would be substantially reduced. In addition, proposals to lower the federal income tax rates through a form of flat tax or otherwise could have, if enacted, a negative impact on the demand for such products.

Major determinants of future earnings of companies in the financial services sector are the direction of the stock market, investor confidence, equity transaction volume, the level and direction of long-term and short-term interest rates, and the outlook for emerging markets. Negative trends in any of these earnings determinants could have a serious adverse effect on the financial stability, as well as the stock prices, of these companies. Furthermore, there can be no assurance that the issuers of the Securities included in the Trust will be able to respond in a timely manner to compete in the rapidly developing marketplace. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.


Health Care. The Trust is considered to be concentrated in common stocks of health care companies. These companies include those involved in health care/managed care, hospital management/health services, the creation and development of drugs and biotechnology, and the development of advanced medical devices, instruments and other supplies, all of which have unique potential risks. These companies are subject to governmental regulation of their products and services, a factor which could have a significant and unfavorable effect on the price and availability of such products or services. Furthermore, such companies face the risk of increasing competition from new products or services, generic drug sales, the termination of patent protection for drug or medical supply products and the risk that technological advances will render their products obsolete. The research and development costs of bringing a drug to market are substantial, and include lengthy governmental review processes with no guarantee that the product will ever come to market. Many of these companies may have operating losses and may not offer certain products for several years. Such companies may also have persistent losses during a new product's transition from development to production, and revenue patterns may be erratic. On a worldwide basis, such companies are involved in the development and distributions of drugs, vaccines, medical products and medical services.

As the number of older people in the United States increases, the health care system is increasingly burdened by the costs related to chronic illnesses, injuries, disabilities, nursing home care and home health care. These costs may be exaggerated for health care facility operators who may already by events and conditions including fluctuating demand for services, the ability of the facility to provide the services required, physicians' confidence in the facility, management capabilities, competition with other hospitals, efforts by insurers and governmental agencies to limit rates, legislation establishing state rate-setting agencies, expenses, government regulation, the cost and possible unavailability of malpractice insurance and the termination or restriction of governmental financial assistance, including that associated with Medicare, Medicaid and other similar third party programs. The challenges presented by an increase in the elderly population may require an increase in spending to improve and expand the health care infrastructure as well as overall reform to the entire health care system.

Legislative proposals concerning health care are proposed in Congress from time to time. These proposals span a wide range of topics, including cost and price controls (which may include a freeze on the prices of prescription drugs), national health insurance, incentives for competition in the provision of health care services, tax incentives and penalties related to health care insurance premiums and promotion of pre-paid health care plans. Recent regulatory changes include Medicare Prescription Drug Improvement and Modernization Act of 2003, the Deficit Reduction Act of 2005, the Food and Drug Administration Amendments Act of 2007, and the Health Care and Education Affordability Reconciliation Act of 2010.

The possibility of significant health care reform has increased in recent years. President Barack Obama's budget request for the 2010 fiscal year sets aside $634 billion over 10 years to finance reforms to the health care system including the expansion of health care insurance to cover all Americans. If adopted, this reserved funding would be financed in part by $316 billion in various cuts to Medicare and Medicaid, including cutting payments to insurers that contract with the government through Medicare. The effects on health care companies if the budget proposal is approved are uncertain.

President Obama recently signed the Health Care and Education Affordability Reconciliation Act of 2010, which is expected to have significant implications on the health care sector. The goal of the legislation is to provide health insurance coverage for those who do not have it. The measure will require most Americans to purchase health insurance coverage; will add approximately 16 million people to the Medicaid rolls; and will subsidize private coverage for low- and middle-income people. It will also regulate private insurers more closely, banning practices such as denial of care for pre-existing conditions. The implementation of the Act's provisions will take place over the next several years and could cause a decrease in the profitability of companies in the health care sector through increased costs and possible downward pressure on prices charged. The long-term effects of the Act on the health care sector remain uncertain and cannot be predicted.


Information Technology. Technology companies generally include companies involved in the development, design, manufacture and sale of computers and peripherals, software and services, data networking/communications equipment, internet access/information providers, semiconductors and semiconductor equipment and other related products, systems and services. The market for these products, especially those specifically related to the Internet, is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse effect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

Based on trading history of common stock, factors such as announcements of new products or development of new technologies and general conditions of the industry have caused and are likely to cause the market price of high-technology common stocks to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Securities and therefore the ability of a Unit holder to redeem Units at a price equal to or greater than the original price paid for such Units.

Some key components of certain products of technology issuers are currently available only from single sources. There can be no assurance that in the future suppliers will be able to meet the demand for components in a timely and cost effective manner. Accordingly, an issuer's operating results and customer relationships could be adversely affected by either an increase in price for, or an interruption or reduction in supply of, any key components. Additionally, many technology issuers are characterized by a highly concentrated customer base consisting of a limited number of large customers who may require product vendors to comply with rigorous industry standards. Any failure to comply with such standards may result in a significant loss or reduction of sales. Because many products and technologies of technology companies are incorporated into other related products, such companies are often highly dependent on the performance of the personal computer, electronics and telecommunications industries. There can be no assurance that these customers will place additional orders, or that an issuer of Securities will obtain orders of similar magnitude as past orders from other customers. Similarly, the success of certain technology companies is tied to a relatively small concentration of products or technologies. Accordingly, a decline in demand of such products, technologies or from such customers could have a material adverse impact on issuers of the Securities.

Many technology companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology. In addition, due to the increasing public use of the Internet, it is possible that other laws and regulations may be adopted to address issues such as privacy, pricing, characteristics, and quality of Internet products and services. The adoption of any such laws could have a material adverse impact on the Securities in the Trust.

Like many areas of technology, the semiconductor business environment is highly competitive, notoriously cyclical and subject to rapid and often unanticipated change. Recent industry downturns have resulted, in part, from weak pricing, persistent overcapacity, slowdown in Asian demand and a shift in retail personal computer sales toward the low end, or "sub- $1,000" segment. Industry growth is dependent upon several factors, including: the rate of global economic expansion; demand for products such as personal computers and networking and communications equipment; excess productive capacity and the resultant effect on pricing; and the rate of growth in the market for low-priced personal computers.

Utilities. An investment in Units of the Trust should be made with an understanding of the characteristics of the utility sector and the risks which such an investment may entail. General problems of the public utility sector include risks of increases in fuel and other operating costs; restrictions on operations and increased costs and delays as a result of environmental, nuclear safety and other regulations; regulatory restrictions on the ability to pass increasing wholesale costs along to the retail and business customer; energy conservation; technological innovations which may render existing plants, equipment or products obsolete; the effects of local weather, maturing markets and difficulty in expanding to new markets due to regulatory and other factors; natural or man-made disasters; difficulty obtaining adequate returns on invested capital; the high cost of obtaining financing during periods of inflation; difficulties of the capital markets in absorbing utility debt and equity securities; and increased competition. There is no assurance that such public service commissions will, in the future, grant rate increases or that any such increases will be adequate to cover operating and other expenses and debt service requirements. All of the public utilities which are issuers of the Securities in the portfolio have been experiencing many of these problems in varying degrees. Furthermore, utility stocks are particularly susceptible to interest rate risk, generally exhibiting an inverse relationship to interest rates. As a result, utility stock prices may be adversely affected as interest rates rise. The Sponsor makes no prediction as to whether interest rates will rise or fall or the effect, if any, interest rates may have on the Securities in the portfolio. In addition, federal, state and municipal governmental authorities may from time to time review existing, and impose additional, regulations governing the licensing, construction and operation of nuclear power plants, which may adversely affect the ability of the issuers of certain of the Securities in the Trust's portfolio to make dividend payments on their Securities.

Utilities are generally subject to extensive regulation by state utility commissions which, for example, establish the rates which may be charged and the appropriate rate of return on an approved asset base, which must be approved by the state commissions. The value of utility company securities may decline as a result of changes to governmental regulation controlling the utilities industry. The Energy Policy Act of 2005 was enacted on August 8, 2005. Its purpose is to develop a long-term energy policy, and it includes incentives for both traditional and more efficient energy sources. Additionally it eliminates the Public Utility Holding Company Act (PUHCA) of 1935 and replaces it with PUHCA of 2005. The effect of this change is to give federal regulatory jurisdiction to the U.S. Federal Energy Regulatory Commission, rather than the Securities and Exchange Commission, and give states more regulatory control. This is because the Energy Policy Act of 2005 recognized that strong regulations are necessary to ensure consumers are not exploited and to prevent unfair competition. The effects of these changes have not yet been fully realized. However, adverse regulatory changes could prevent or delay utilities from passing along cost increases to customers, which could hinder a utility's ability to meet its obligations to its suppliers.

Additionally, certain utilities have had difficulty from time to time in persuading regulators, who are subject to political pressures, to grant rate increases necessary to maintain an adequate return on investment and voters in many states have the ability to impose limits on rate adjustments (for example, by initiative or referendum). Any unexpected limitations could negatively affect the profitability of utilities whose budgets are planned far in advance. In addition, gas pipeline and distribution companies have had difficulties in adjusting to short and surplus energy supplies, enforcing or being required to comply with long-term contracts and avoiding litigation from their customers, on the one hand, or suppliers, on the other.

Mergers in the utility sector may require approval from several federal and state regulatory agencies. These regulatory authorities could, as a matter of policy, reverse the trend toward deregulation and make consolidation more difficult, or cause delay in the merger process, any of which could cause the prices of these securities to fall. Certain of the issuers of the Securities in the Trust may own or operate nuclear generating facilities. Governmental authorities may from time to time review existing, and impose additional, requirements governing the licensing, construction and operation of nuclear power plants. Nuclear generating projects in the electric utility industry have experienced substantial cost increases, construction delays and licensing difficulties. These have been caused by various factors, including inflation, high financing costs, required design changes and rework, allegedly faulty construction, objections by groups and governmental officials, limits on the ability to finance, reduced forecasts of energy requirements and economic conditions. This experience indicates that the risk of significant cost increases, delays and licensing difficulties remain present until completion and achievement of commercial operation of any nuclear project. Also, nuclear generating units in service have experienced unplanned outages or extensions of scheduled outages due to equipment problems or new regulatory requirements sometimes followed by a significant delay in obtaining regulatory approval to return to service. A major accident at a nuclear plant anywhere, such as the accident at a plant in Chernobyl, could cause the imposition of limits or prohibitions on the operation, construction or licensing of nuclear units in the United States.


Securities

The following information describes the common stocks selected through the application of each of the Strategies which comprise the various Trusts described in the prospectus.

                   The Dow(R) DART 5 Strategy Stocks


AT&T Inc., headquartered in Dallas, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products. The company also explores for and mines coal and other minerals properties; makes and sells petrochemicals; and owns interests in electrical power generation facilities.

The Home Depot, Inc., headquartered in Atlanta, Georgia, operates do-it-yourself warehouse stores in the United States, Canada and Mexico. These stores sell a wide assortment of building material, home improvement, and lawn and garden products.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

The Travelers Companies, Inc., headquartered in St. Paul, Minnesota, through its subsidiaries, provides commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals in the United States.


                  The Dow(R) Target 5 Strategy Stocks


AT&T Inc., headquartered in Dallas, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. The company owns a minority share of NBC Universal Media, LLC, which develops, produces and markets films, television, news, sports and special events programming to a global audience. In addition, a variety of financial services are offered through GE Commercial Finance.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. Principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Microsoft Corporation, headquartered in Redmond, Washington, develops, manufactures, licenses and supports a range of software products, including scalable operating systems, server applications, worker productivity applications and software development tools. The company also develops the MSN network of Internet products and services.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.


               The Dow(R) Target Dividend Strategy Stocks


AGL Resources Inc., headquartered in Atlanta, Georgia, sells and distributes natural gas to customers in Georgia and southeastern
Tennessee. Other energy-related activities include natural gas and electricity marketing, retail and wholesale propane gas sales, consumer products and gas supply services.

The Allstate Corporation, headquartered in Northbrook, Illinois, through subsidiaries, writes property-liability insurance, primarily private passenger automobile and homeowners policies. The company also offers life insurance, annuity and group pension products.

BB&T Corporation, headquartered in Winston-Salem, North Carolina, through subsidiaries, conducts a general banking business in four states and Washington, D.C.; offers lease financing to commercial businesses and municipal governments; and reinsures and underwrites certain credit life and credit accident and health insurance policies.

Black Hills Corporation, headquartered in Rapid City, South Dakota, is an electric utility serving customers in South Dakota, Wyoming and Montana.

CenturyLink, Inc., headquartered in Monroe, Louisiana, is a regional diversified communications company engaged primarily in providing local exchange telephone services and wireless telephone communications services.

Cincinnati Financial Corporation, headquartered in Fairfield, Ohio, through its subsidiaries, offers property and casualty and life insurance. The company markets a variety of insurance products, provides leasing and financing, and provides investment management services to institutions, corporations, and individuals.

Commercial Metals Company, headquartered in Irving, Texas, manufactures, recycles, markets and distributes steel and metal products and related materials and services through a network of locations located throughout the United States and internationally.

ConocoPhillips, headquartered in Bartlesville, Oklahoma, explores for and produces crude oil and natural gas worldwide, markets refined products and manufactures chemicals. The company's chemicals segment manufactures and markets petrochemicals and plastics on a worldwide basis.

Edison International, headquartered in Rosemead, California, through subsidiaries, supplies electricity in the central and southern portions of California. The company also develops, owns and operates independent power facilities; provides capital and financial services for energy and infrastructure projects; and manages and sells real estate projects.

F.N.B. Corporation, headquartered in Hermitage, Pennsylvania, is a financial services holding company. The company, through its subsidiaries in Pennsylvania, northern and central Tennessee, and eastern Ohio, provides a variety of financial services, primarily to consumers and small to medium-sized businesses.

First Niagara Financial Group, Inc., headquartered in Lockport, New York, is a bank holding company. The banks provide an array of deposit products and loans, as well as insurance, leasing, investment advisory services, insurance agency services and trust services.

FirstMerit Corporation, headquartered in Akron, Ohio, is a bank holding company whose principal business consists of owning and supervising its affiliates in northeastern and central Ohio.

Integrys Energy Group, Inc., headquartered in Chicago, Illinois, is a holding company for regulated utility and non-regulated business units that distribute electricity and natural gas to customers in the upper midwestern United States.

New York Community Bancorp, Inc., headquartered in Westbury, New York, is a holding company for New York Community Bank, a state-chartered stock savings bank.

NiSource Inc., headquartered in Merrillville, Indiana, is an energy and utility-based holding company that provides natural gas, electricity and water to the public for residential, commercial and industrial uses. The company's business is comprised primarily of regulated gas utilities that operate throughout northern Indiana and New England.

People's United Financial Inc., headquartered in Bridgeport,
Connecticut, is a stock savings bank, offering services to individual, corporate and municipal customers.

Pinnacle West Capital Corporation, headquartered in Phoenix, Arizona, owns Arizona Public Service Company, an electric utility that provides retail and wholesale electric service to substantially all of Arizona, with the major exceptions of the Tucson metropolitan area and approximately one-half of the Phoenix metropolitan area.

Trustmark Corporation, headquartered in Jackson, Mississippi, through its subsidiaries, provides banking and financial solutions to corporate, institutional and individual customers in the states of Florida, Mississippi, Tennessee and Texas.

United Bankshares, Inc., headquartered in Charleston, West Virginia, through wholly-owned United National Bank and United Bank, provides commercial banking and trust services in West Virginia, Maryland, Ohio, Virginia and Washington, D.C.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant with additional operations in agri-products and the distribution of lumber and building products. The company markets its products globally.

                   European Target 20 Strategy Stocks


AstraZeneca Plc, headquartered in London, England, is a holding company. Through its subsidiaries, the company researches, develops and makes ethical (prescription) pharmaceuticals and agricultural chemicals; and provides disease-specific healthcare services. Pharmaceutical products are focused on three areas: oncology, primary care and specialist/hospital care.

AXA S.A., headquartered in Paris, France, is an insurance company which also provides related financial services. The company offers life and non-life insurance, reinsurance, savings and pension products, and asset management services.

BP Plc, headquartered in London, England, produces and markets crude oil and petroleum products worldwide, is engaged in exploration and field development throughout the world, and is engaged in the manufacture and sale of various petroleum-based chemical products.

Deutsche Telekom AG, headquartered in Bonn, Germany, provides public fixed-network voice telephony, mobile communications, cable TV and radio programming in Germany. The company also provides leased lines, text and data services, corporate networks and on-line services.

E.ON SE, headquartered in Dusseldorf, Germany, is a multi-national company which generates, distributes and trades electricity to industrial, commercial and residential customers. Additionally, the company distributes gas and drinking water. The company also manufactures flexible ceramic membranes and polymers, buys and sells residential properties, and develops real estate.

EDF SA (Electricite de France), headquartered in Paris, France, produces, transmits, distributes, imports and exports electricity for energy consumers in France.

Enel SpA, headquartered in Rome, Italy, generates, transmits and distributes electricity throughout Italy. The company's subsidiaries also provide fixed-line and mobile telephone services, install public lighting systems, and operate real estate, telecommunications and Internet service provider businesses.

Eni SpA, headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company is currently expanding into power generation.

France Telecom S.A., headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

GDF Suez, headquartered in Paris, France, is the French national gas company, offering a full range of natural gas and associated energy services throughout the world.

GlaxoSmithKline Plc, headquartered in Middlesex, England, is a research-based pharmaceutical group that develops, manufactures and markets vaccines, prescription and over-the-counter medicines, as well as health-related consumer products. The company specializes in treatments for respiratory, central nervous system, gastro-intestinal and genetic disorders.

LyondellBasell Industries NV, headquartered in Rotterdam, the
Netherlands, together with its subsidiaries, primarily manufactures and sells chemicals and polymers worldwide.

National Grid Plc, headquartered in London, England, develops and operates electricity and gas networks located throughout the United Kingdom and the northeastern United States. In addition, the company owns liquefied natural gas storage facilities in England and provides infrastructure services to the mobile telecommunications industry.

RWE AG, headquartered in Essen, Germany, operates energy businesses and offers municipal services. The company generates electricity, mines coal, refines petroleum, produces natural gas, offers waste disposal and recycling services, supplies drinking water, manufactures printing presses, decommissions nuclear power plants, and disposes of nuclear waste.

SSE Plc, headquartered in Perth, Scotland, United Kingdom, is one of the largest energy companies in the United Kingdom. The company generates, distributes, transmits and provides electricity to commercial, industrial and domestic customers. The company also distributes natural gas and operates a telecommunications network.

Swedbank AB, headquartered in Stockholm, Sweden, provides retail banking, asset management, and other financial products and services.

TeliaSonera AB, headquartered in Stockholm, Sweden, offers telecommunication services. The company offers mobile communications services in Europe and the United States, as well as operating fixed networks in Northern Europe.

Total S.A., headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Vivendi S.A., headquartered in Paris, France, through its subsidiaries, conducts operations ranging from music, games and television to film and telecommunications.

Vodafone Group Plc, headquartered in Newbury, Berkshire, England, provides mobile telecommunications services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


                    Global Target 15 Strategy Stocks

Dow Jones Industrial Average(sm) Companies
__________________________________________


AT&T Inc., headquartered in Dallas, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

General Electric Company, headquartered in Fairfield, Connecticut, manufactures major appliances, industrial and power systems, aircraft engines, turbines and generators, and equipment used in medical imaging. The company owns a minority share of NBC Universal Media, LLC, which develops, produces and markets films, television, news, sports and special events programming to a global audience. In addition, a variety of financial services are offered through GE Commercial Finance.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. Principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Microsoft Corporation, headquartered in Redmond, Washington, develops, manufactures, licenses and supports a range of software products, including scalable operating systems, server applications, worker productivity applications and software development tools. The company also develops the MSN network of Internet products and services.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.


Financial Times Industrial Ordinary Share Index Companies
_________________________________________________________


Ladbrokes Plc, headquartered in Middlesex, England, is comprised of Ladbrokes, the biggest retail bookmaker in the United Kingdom and Ireland; Ladbrokes.com, a world-leading provider of interactive betting and gaming services; Vernons, the leading football pools operator; and Ladbrokes Casinos, which opened its first casino at the Hilton London Paddington.

Man Group Plc, headquartered in London, England, operates a financial services company, specializing in fund management and brokerage services. The company's brokerage division caters to exchange-traded futures and options in addition to providing agency brokerage and advisory services.

RSA Insurance Group Plc, headquartered in London, England, is the holding company for the multi-national insurance companies Sun Alliance Group Plc and Royal Insurance Holdings Plc. The companies provide major classes of general and life insurance to customers in the United Kingdom, Australia, Canada, Scandinavia, South Africa and the United States.

Tesco Plc, headquartered in Cheshunt, England, is a multinational grocery and general merchandise retailer. It is the third-largest retailer in the world measured by revenues.

Vodafone Group Plc, headquartered in Newbury, Berkshire, England, provides mobile telecommunications services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


Hang Seng Index Companies
_________________________


Bank of China Ltd., headquartered in Beijing, China, provides a complete range of banking and other financial services to individual and corporate customers worldwide.

China Construction Bank, headquartered in Beijing, China, provides a complete range of banking services and other financial services to individual and corporate customers. The bank's services include retail banking, international settlement, project finance, and credit card services.

China Petroleum and Chemical Corporation (Sinopec), headquartered in Beijing, China, explores for and produces crude oil and natural gas in China. The company also owns refineries that make petroleum and petrochemical products such as diesel, gasoline, jet fuel, kerosene, ethylene, synthetic rubber, synthetic fibers, synthetic resins, and chemical fertilizers. In addition, the company trades petrochemical products.

CITIC Pacific Limited, headquartered in Hong Kong, China, is a subsidiary of China's state-owned China International Trust & Investment (CITIC). The company invests in infrastructure (aviation, civil engineering projects, power generation, telecommunications), property (including a portion of Lantau Island, the site of Disney's Hong Kong theme park), and trading and distribution firms.

Industrial and Commercial Bank of China Ltd., headquartered in Beijing, China, provides a full range of personal and corporate commercial banking services throughout China.


                   MSCI EAFE Target 20 Strategy Stocks


France
______

Renault S.A., headquartered in Boulogne-Billancourt, France, designs, produces, and markets passenger cars and light commercial vehicles. The company also manufactures "Dacia" automobiles in Romania, and "Samsung" cars in South Korea and finances vehicles for dealers and customers.

Safran S.A., headquartered in Paris, France, is engaged in the manufacture of propulsion, defense, security, communications, and aerospace equipment. The company's product lines include aeronautic engines, mobile telephones, printing terminals, broadband networks, aircraft wiring, and fingerprint biometric equipment.

Total S.A., headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Germany
_______

Continental AG, headquartered in Hannover, Germany, is engaged in the manufacture of automotive parts, tires, and industrial products. The company markets its products under such brands as "Continental,"
"Uniroyal," "Viking," and "Barum."

Daimler AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells passenger cars and commercial trucks under the brand names "Mercedes-Benz" and "Daimler." The company also provides related financial services for its automotive and commercial operations.

Volkswagen AG (Preference Shares), headquartered in Wolfsburg, Germany, and its subsidiaries engage in the manufacture and sale of automobiles worldwide. The company operates in two divisions, Automotive and Financial Services.

Hong Kong
_________

Cheung Kong (Holdings) Limited, headquartered in Hong Kong, China, conducts business primarily in real estate development. The company owns developed and undeveloped property in Hong Kong and mainland China.

Sun Hung Kai Properties Ltd, headquartered in Hong Kong, China, is one of the largest property companies in Hong Kong. The developer's core activities involve investing in and developing residential projects, shopping centers, office and industrial properties, and parking lots, for sale or lease. Related businesses include financial services, hotel management, and insurance.

Swire Properties Limited, headquartered in Hong Kong, develops and manages retail, commercial and residential properties. The company's properties include office and retail premises, and serviced apartments.

Wharf Holdings Ltd, headquartered in Hong Kong, China, is a conglomerate built on real estate development, ownership, sales and property management. The company's holdings also include interests in several shipping terminals, cable TV providers and nightclubs. Other interests include ferries, trams, harbor tunnels and the Marco Polo Hotels.

Italy
_____

Eni SpA, headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company is currently expanding into power generation.

Japan
_____

Itochu Corporation, headquartered in Tokyo, Japan, is engaged in domestic trading, import/export, and overseas trading of various products such as textile, information and communications technology, machinery, energy, metals, minerals, chemicals, forest products, general merchandise, food, construction, realty, finance, insurance, and logistics services, as well as business investment in Japan and overseas.

KDDI CORPORATION, headquartered in Tokyo, Japan, provides mobile communication services and sells mobile devices. The company is also a broadband provider.

MITSUI & CO., LTD., headquartered in Tokyo, Japan, is a general trading company. The company has operating groups including Iron and Steel, Non-Ferrous Metals, Machinery, Chemicals, Foods, Energy, Textiles and
General Merchandise. The company also operates real estate and overseas development projects.

Nippon Telegraph and Telephone Corporation (NTT), headquartered in Tokyo, Japan, provides various telecommunication services, including data communication, telephone, telegraph, leased circuits, terminal equipment sales, and related services. The company supplies both local and long distance telephone services within Japan.

The Netherlands
_______________

Heineken NV, headquartered in Amsterdam, the Netherlands, is engaged in the production and distribution of beverages internationally. The company's products include beers, wines, spirits and soft drinks under various brand names.

Norway
______

StatoilHydro ASA, headquartered in Stavanger, Norway, is the largest integrated oil and gas company in Scandinavia, producing oil and gas from the Norwegian Continental Shelf and other regions.

Spain
_____

Gas Natural SDG, S.A., headquartered in Barcelona, Spain, operates a group of energy companies that supply natural gas, serving customers primarily in Spain and also in France, Italy and Latin America. The company also has electricity operations.

United Kingdom
______________

Rolls-Royce Holdings Plc, headquartered in London, England, constructs and installs power generation systems, transmission and distribution systems, and equipment for the marine propulsion, oil and gas pumping, and defense markets.

Royal Dutch Shell Plc, incorporated in the United Kingdom and headquartered in The Hague, the Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and provides integrated petroleum services in the United States.


                   Nasdaq(R) Target 15 Strategy Stocks


Celgene Corporation, headquartered in Warren, New Jersey, is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapies designed to treat cancer and immunological diseases through regulation of cellular, genomic and proteomic targets.

Discovery Communications Inc., headquartered in Englewood, Colorado, provides media management and network services to the media and entertainment industries.

Gilead Sciences, Inc., headquartered in Foster City, California, discovers, develops and commercializes treatments for important viral diseases, including a currently available therapy for cytomegalovirus retinitis, and products in development to treat diseases caused by human immunodeficiency virus, hepatitis B virus and influenza virus.

Liberty Global, Inc., headquartered in Englewood, Colorado, through its subsidiaries and affiliates, provides broadband distribution services and video programming services to subscribers principally in Europe, Asia and Latin America.

Life Technologies Corporation, headquartered in Carlsbad, California, develops, manufactures and sells research kits and provides research services to corporate, academic and government entities. The company's kits and products are used in gene cloning, expression and analysis techniques as well as other molecular biology activities.

Linear Technology Corporation, headquartered in Milpitas, California, designs, makes and markets a broad line of standard high performance linear integrated circuits using silicon gate complementary metal-oxide semiconductor ("CMOS"), BiCMOS and bipolar and complementary bipolar wafer process technologies.

Mylan, Inc., headquartered in Pittsburgh, Pennsylvania, is a leading manufacturer of generic pharmaceutical products in finished tablet, capsule and powder dosage forms, for resale by others, and encompassing approximately 33 different therapeutic classes.

News Corporation (Class A), headquartered in New York, New York, through its subsidiaries, operates as a diversified international media and entertainment company in the United States.

Regeneron Pharmaceuticals, Inc., headquartered in Tarrytown, New York, is a biopharmaceutical company that discovers, develops, and commercializes medicines for the treatment of serious medical conditions in the United States.

Seagate Technology, headquartered in Dublin, Ireland, is engaged in the design, manufacture and marketing of rigid disc drives, used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers.

Sirius XM Radio Inc., headquartered in New York, New York, offers satellite radio services in the United States. The company provides commercial-free music channels comprising pop, rock, country, hip hop, r&b/urban, dance/electronic, jazz/standards, classical, and latin and world; and channels of sports, news, talk, entertainment, traffic and weather programs.

Symantec Corporation, headquartered in Cupertino, California, develops utility software for business and personal computing. The company's products are organized into three business units: remote productivity solutions; security and assistance; and Internet tools, royalties and other.

Viacom Inc. (Class B), headquartered in New York, New York, operates satellite entertainment networks, television stations and theme parks; produces and distributes theatrical motion pictures and television programming; operates videocassette rental and sales stores; and publishes books and software products. The company's operations include Blockbuster video and music retailers, MTV Networks, Paramount Pictures, Paramount Television, Paramount Parks, Showtime Networks, and Simon & Schuster publishing company.

Western Digital Corporation, headquartered in Lake Forest, California, designs, develops, manufactures and markets a range of hard drives for the desktop PC market, the high-end hard drive market and for the emerging market for hard drives specifically designed for audio-visual applications.

Yahoo! Inc., headquartered in Sunnyvale, California, is a global
Internet media company that offers a family of branded on-line media properties, including "YAHOO!" The company's Web site enables users to locate and access information and services through hypertext links from a hierarchical, subject-based directory of Web sites.


             NYSE(R) International Target 25 Strategy Stocks


Brazil
______

Petroleo Brasileiro S.A. (ADR), headquartered in Rio de Janeiro, Brazil, explores for and produces oil and natural gas. The company refines, markets, and supplies oil products. The company operates oil tankers, distribution pipelines, marine, river and lake terminals, thermal power plants, fertilizer plants, and petrochemical units. The company operates in South America and elsewhere around the world.

Vale S.A. (ADR), headquartered in Rio de Janeiro, Brazil, is a large producer and exporter of iron ore and pellets, as well as a producer of manganese and ferro-alloys, which are very important raw materials for steelmaking. The company also produces copper, bauxite, kaolin, potash, alumina and aluminum.

Canada
______

Canadian Natural Resources Ltd., headquartered in Calgary, Alberta, Canada, is a senior independent oil and natural gas exploration, development and production company. The company's operations are focused in Western Canada, the North Sea and offshore West Africa.

Suncor Energy, Inc., headquartered in Calgary, Alberta, Canada, is a Canadian energy company producing natural gas in Western Canada. The company has a refining and marketing business in Ontario and operates a retail business under the brand name "Sunoco."

Teck Resources Limited (Class B), headquartered in Vancouver, British Columbia, Canada, through its subsidiaries, engages in the exploration, development, and production of natural resources.

China
______

China Petroleum and Chemical Corporation (Sinopec) (ADR), headquartered in Beijing, China, explores for and produces crude oil and natural gas in China. The company also owns refineries that make petroleum and petrochemical products such as diesel, gasoline, jet fuel, kerosene, ethylene, synthetic rubber, synthetic fibers, synthetic resins, and chemical fertilizers. In addition, the company trades petrochemical products.

PetroChina Company Limited (ADR), headquartered in Beijing, China, explores for, develops, and produces crude oil and natural gas. The company also refines, transports, and distributes crude oil and petroleum products; transmits, markets and sells natural gas; and produces and sells chemicals.

France
______

France Telecom S.A. (ADR), headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Total S.A. (ADR), headquartered in Courbevoie, France, is an international integrated oil and gas and specialty chemical company with operations in more than 130 countries. The company engages in all areas of the petroleum industry, from exploration and production to refining and shipping.

Germany
_______

Deutsche Bank AG, headquartered in Frankfurt, Germany, provides a broad range of banking, investment, fund management, securities, credit card, mortgage leasing and insurance services worldwide. The company provides its services to retailers and private clients, corporations and financial institutions, as well as multi-national conglomerates. The company also offers a variety of financial consulting and advisory services.

Hong Kong
_________

China Unicom Ltd. (ADR), headquartered in Hong Kong, China, an integrated telecommunications operator, offers a range of telecommunications services in China.

Italy
_____

Eni SpA (ADR), headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company is currently also expanding into power generation.

Japan
_____

Mitsubishi UFJ Financial Group, Inc. (MUFG) (ADR), headquartered in Tokyo, Japan, operates as the holding company for The Bank of Tokyo-Mitsubishi, Ltd. and The Mitsubishi Trust and Banking Corporation.

Mizuho Financial Group, Inc. (ADR), headquartered in Tokyo, Japan, through its subsidiary banks, provides various financial services, including banking, securities, and trust and asset management services in Japan and internationally.

Nippon Telegraph and Telephone Corporation (ADR), headquartered in Tokyo, Japan, provides various telecommunication services, including data communication, telephone, telegraph, leased circuits, terminal equipment sales, and related services. The company supplies both local and long distance telephone services within Japan.

NTT DoCoMo, Inc. (ADR), headquartered in Tokyo, Japan, provides various types of telecommunications services including cellular phone, personal handyphone system (PHS), paging, and other telephone, satellite, mobile communication and wireless Private Branch Exchange (PBX) system services. The company also sells cellular phones, PNS, car phones and pagers.

Sumitomo Mitsui Financial Group, Inc. (ADR), headquartered in Tokyo, Japan, provides various consumer, commercial, corporate banking and other financial services in Japan.

The Netherlands
_______________

ING Groep N.V. (ADR), headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-life insurance, commercial and investment banking, asset management and related products.

VimpelCom Ltd. (ADR), headquartered in Amsterdam, the Netherlands, provides voice and data services through a range of wireless, fixed, and broadband technologies.

Norway
______

StatoilHydro ASA (ADR), headquartered in Stavanger, Norway, is engaged primarily in the exploration, development and production of oil and natural gas from the Norwegian Continental Shelf.

South Korea
___________

POSCO (ADR), headquartered in Seoul, South Korea, manufactures and sells a line of steel products, including hot rolled and cold rolled products, plates, wire rods, silicon steel sheets and stainless steel products.

Shinhan Financial Group Co., Ltd. (ADR), headquartered in Seoul, South Korea, through its subsidiaries, offers various banking and financial services to retail and corporate customers in Korea.

United Kingdom
______________

Aviva Plc (ADR), headquartered in London, England, an insurance company, provides a portfolio of life and pensions, general insurance, health insurance, and asset management products and services primarily in the United Kingdom, Europe, North America and the Asia-Pacific Rim.

BP Plc (ADR), headquartered in London, England, produces and markets crude oil and petroleum products worldwide, is engaged in exploration and field development throughout the world, and is engaged in the manufacture and sale of various petroleum-based chemical products.

Royal Dutch Shell Plc (ADR), incorporated in the United Kingdom and headquartered in The Hague, the Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and provides integrated petroleum services in the United States.


                      S&P Target 24 Strategy Stocks


AbbVie Inc., headquartered in North Chicago, Illinois, is a research-based pharmaceuticals company. The company discovers, develops, and commercializes advanced therapies in immunology, oncology, women's health, neuroscience and other areas.

Aon Plc, headquartered in Chicago, Illinois, through its subsidiaries, provides insurance and risk management, consulting, and insurance underwriting solutions worldwide.

AutoZone, Inc., headquartered in Memphis, Tennessee, is a specialty retailer of automotive parts, chemicals and accessories, targeting the do-it-yourself customers. The company offers a variety of products, including new and remanufactured automotive hard parts, maintenance items and accessories.

Becton, Dickinson and Company, headquartered in Franklin Lakes, New Jersey, manufactures and sells medical supplies, medical devices and diagnostic systems. The company's products are used by both healthcare professionals and the general public and are marketed globally.

Biogen Idec Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged primarily in the research, development, manufacture and commercialization of targeted therapies for the treatment of cancer and autoimmune and inflammatory diseases.

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, engages in the manufacture and distribution of nitrogen and phosphate fertilizer products in North America. The company has developed a process to extract uranium from its production of phosphate fertilizer products for use in nuclear reactors.

Chevron Corporation, headquartered in San Francisco, California, is engaged in fully integrated petroleum operations, chemicals operations, and coal mining through subsidiaries and affiliates worldwide. The company markets its petroleum products under brand names such as "Chevron," "Texaco," "Caltex," "Havoline" and "Delo." The company is also developing businesses in the areas of e-commerce and technology.

Coca-Cola Enterprises Inc., headquartered in Atlanta, Georgia, markets, distributes and produces bottled and canned beverages products for The Coca-Cola Company.

Colgate-Palmolive Company, headquartered in New York, New York, is an international consumer products company. The company's products include toothpaste, toothbrushes, shampoos, deodorants, bar and liquid soaps, dishwashing liquid and laundry products, among others. The company's brand names include "Ajax," "Colgate," "Fab," "Mennen," "Palmolive," "Prescription Diet," "Protex," "Science Diet" and "Soupline/Suavitel."

Discover Financial Services, headquartered in Riverwoods, Illinois, together with its subsidiaries, operates as a credit card issuer and electronic payment services company primarily in the United States.

Flowserve Corporation, headquartered in Irving, Texas, designs, manufactures, distributes and services industrial flow management equipment. The company's products include pumps, valves and mechanical seals for the chemical processing, petroleum, power generation and water treatment industries worldwide.

Franklin Resources, Inc., headquartered in San Mateo, California, provides U.S. and international individual and institutional investors with a broad range of investment products and services designed to meet varying investment objectives.

H&R Block, Inc., headquartered in Kansas City, Missouri, is a holding company whose subsidiaries provide tax-related services, investment services through broker/dealers, mortgage services, personal productivity software, accounting, and consulting services to business clients.

Illinois Tool Works Inc., headquartered in Glenview, Illinois, makes plastic and metal components, fasteners, industrial fluids, adhesives and welding products. The company also makes systems for consumer and industrial packaging, identification systems, and industrial spray coating and quality assurance equipment.

Marathon Petroleum Corporation, headquartered in Findlay, Ohio, together with its subsidiaries, engages in refining, transporting, and marketing of petroleum products in the United States and internationally.

MasterCard, Inc., headquartered in Purchase, New York, with its subsidiaries, develops and markets payment solutions, processes payment transactions and provides consulting services to customers and merchants worldwide.

Monsanto Company, headquartered in St. Louis, Missouri, and its subsidiaries provide agricultural products and integrated solutions for farmers. The company produces seed brands and develops biotechnology traits that assist farmers in controlling insects and weeds.

Philip Morris International Inc., headquartered in New York, New York, produces, markets and distributes a variety of branded cigarette and tobacco products.

Robert Half International Inc., headquartered in Menlo Park, California, provides temporary and permanent personnel in the fields of accounting and finance. The company also provides administrative and office personnel, paralegal, legal administrative and other legal support positions, and temporary information technology professionals.

Scripps Networks Interactive, Inc., headquartered in Cincinnati, Ohio, operates as a lifestyle content and interactive services company in the United States and internationally.

Seagate Technology, headquartered in Dublin, Ireland, is engaged in the design, manufacture and marketing of rigid disc drives, used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers.

The Sherwin-Williams Company, headquartered in Cleveland, Ohio, is engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers primarily in North and South America.

Tesoro Corporation, headquartered in San Antonio, Texas, and its subsidiaries engage in refining and marketing petroleum products in the United States.

Yahoo! Inc., headquartered in Sunnyvale, California, is a global
Internet media company that offers a family of branded on-line media properties, including "YAHOO!" The company's Web site enables users to locate and access information and services through hypertext links from a hierarchical, subject-based directory of Web sites.


                   S&P Target SMid 60 Strategy Stocks


Affymetrix, Inc., headquartered in Santa Clara, California, develops and manufactures DNA chip technology which consists of DNA probe arrays containing gene sequences on a chip; a scanner to process probe arrays; and software to analyze the information. The company's "GeneChip" system acquires, analyzes and manages complex genetic information in order to improve the diagnosis, monitoring and treatment of disease.

Alleghany Corporation, headquartered in New York, New York, is engaged, through its subsidiaries, in the property, casualty, fidelity, and surety insurance businesses. The company also has an industrial minerals business and a steel and fastener importing and distribution business.

Alliance One International, Inc., headquartered in Morrisville, North Carolina, selects, processes, purchases, packs and ships leaf tobacco. An independent leaf tobacco merchant serving global cigarette manufacturers, the company also provides, in select developing markets, consulting services and financing for leaf tobacco growers.

Amedisys, Inc., headquartered in Baton Rouge, Louisiana, is a provider of alternate-site health care services in the southern and southeastern regions of the United States. Facilities and services include home health care nursing, home infusion therapy, and ambulatory surgery centers.

American Financial Group, Inc., headquartered in Cincinnati, Ohio, is a holding company which, through subsidiaries, is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, life and supplemental health insurance products.

AOL, Inc., headquartered in New York, New York, operates as a Web services company that offers a suite of brands and offerings for the worldwide audience.

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company engaged primarily in motor carrier transportation and intermodal transportation operations worldwide.

Aspen Insurance Holdings Ltd., headquartered in Hamilton, Bermuda, is a holding company that provides property/casualty insurance and reinsurance. The company offers property and liability insurance in the United States and United Kingdom as well as marine, energy and aviation insurance and reinsurance worldwide.

Associated Banc-Corp, headquartered in Green Bay, Wisconsin, is a bank holding company whose subsidiaries provide services through locations in Wisconsin, Illinois and Minnesota.

Bank Mutual Corporation, headquartered in Brown Deer, Wisconsin, is a mid-tier holding company that owns all the shares of Mutual Savings
Bank, which operates in the southern and northwestern parts of Wisconsin.

Banner Corporation, headquartered in Walla Walla, Washington, operates as the holding company for Banner Bank, which provides commercial banking services primarily in Idaho, Oregon and Washington.

Bill Barrett Corporation, headquartered in Denver, Colorado, is an independent gas and oil company engaged in natural gas exploration and development in the Rocky Mountain region of the United States.

Black Box Corporation, headquartered in Lawrence, Pennsylvania, is a direct marketer and technical service provider of computer communications and networking equipment and services to businesses of all sizes, operating in more than 130 countries.

Boyd Gaming Corporation, headquartered in Las Vegas, Nevada, operates as a multi-jurisdictional gaming company, owning and operating casino facilities in Nevada, Illinois, Indiana, Louisiana and Mississippi.

Brooks Automation Inc., headquartered in Chelmsford, Massachusetts, develops, makes and supplies vacuum central wafer handling systems and modules for the semiconductor process equipment industry; and central substrate handling systems and modules for the flat panel display manufacturing industry.

Cedar Realty Trust Inc., headquartered in Port Washington, New York, is a real estate investment trust that engages in the ownership, operation, development and redevelopment of supermarket-anchored community shopping centers and drug store-anchored convenience centers in the United States.

CIBER, Inc., headquartered in Greenwood Village, Colorado, and its subsidiaries provide information technology (IT) system integration consulting and other IT services to companies across most major industries and governmental agencies. The company also resells certain IT hardware and software products.

Commercial Metals Company, headquartered in Irving, Texas, manufactures, recycles, markets and distributes steel and metal products and related materials and services through a network of locations located throughout the United States and internationally.

The E.W. Scripps Company, headquartered in Cincinnati, Ohio, through its subsidiaries, operates as a media company with interests in national television networks, newspaper publishing, broadcast television, television retailing, online comparison shopping, interactive media, and licensing and syndication.

Everest Re Group, Ltd., headquartered in St. Michael, Barbados, through its wholly-owned subsidiary Everest Reinsurance Company, is engaged in the underwriting of property and casualty reinsurance on a treaty and facultative basis for insurance and reinsurance companies in the United States and selected international markets.

Exterran Holdings Inc., headquartered in Houston, Texas, provides natural gas compression technology, and sales, operations, maintenance, fabrication, service, and equipment for oil and gas production, processing, and transportation applications worldwide.

First American Financial Corporation, headquartered in Santa Ana,
California, provides various financial services in the United States and internationally, operating in two segments: Title Insurance and Services, and Specialty Insurance.

First BanCorp., headquartered in Santurce, Puerto Rico, is the holding company for FirstBank Puerto Rico, the second largest locally owned commercial bank in Puerto Rico. The bank specializes in consumer lending in the Puerto Rican market, offering an array of financial services to a growing number of consumer and commercial customers.

Great Plains Energy Incorporated, headquartered in Kansas City, Missouri, provides electricity in the midwestern United States. The company develops competitive generation for the wholesale market. The company is also an electric delivery company with regulated generation. In addition, the company invests in energy-related ventures nationwide.

HCC Insurance Holdings, Inc., headquartered in Houston, Texas, provides property and casualty, surety, group life, and accident and health insurance products and related agency and reinsurance brokerage services in the United States, the United Kingdom, Spain, Ireland, and Bermuda.

Ingram Micro Inc., headquartered in Santa Ana, California, is a wholesale distributor of information technology products and services. The company also markets computer hardware, networking equipment, and software products, and provides supply chain optimization services and demand generation services for its suppliers and reseller customers.

Insight Enterprises, Inc., headquartered in Tempe, Arizona, sells microcomputers, peripherals and software mainly to small and medium-sized enterprises, through a combination of targeted direct mail catalogs, advertising in computer magazines and publications, and a strong outbound telemarketing sales force.

JetBlue Airways Corporation, headquartered in Forest Hills, New York, is a low-fare, low-cost passenger airline that provides service primarily on point-to-point routes.

Kindred Healthcare, Inc., headquartered in Louisville, Kentucky, is a healthcare services company that primarily operates hospitals, nursing centers and institutional pharmacies.

Kulicke & Soffa Industries, Inc., headquartered in Fort Washington, Pennsylvania, designs, manufactures and sells capital equipment and expendable tools, as well as services, maintains, repairs, and upgrades equipment used to assemble semiconductor devices.

LifePoint Hospitals, Inc., headquartered in Brentwood, Tennessee, is engaged primarily in the operation and management of healthcare facilities, in particular, general, acute care hospitals in non-urban communities in the United States.

Magellan Health Services, Inc., headquartered in Avon, Connecticut, is engaged in the delivery of behavioral healthcare treatment services. Services are provided through a network of third-party treatment providers, which includes psychologists, psychiatric hospitals, psychiatrists and residential treatment centers.

MB Financial, Inc., headquartered in Chicago, Illinois, is a multi-bank financial holding company that, through its wholly-owned bank subsidiaries, offers a broad range of financial services primarily to small and middle-market businesses, leasing companies and their customers, as well as to individuals.

Navigant Consulting, Inc., headquartered in Chicago, Illinois, is an independent consulting firm specializing in litigation, financial, restructuring, operational and energy consulting services. The company focuses on government agencies, large companies facing risk or significant change, and legal counsel.

The Navigators Group, Inc., headquartered in New York, New York, is an international insurance holding company specializing in energy, marine and construction/engineering insurance worldwide. The company has offices in the United States, England, Australia and Singapore.

NV Energy Inc., headquartered in Reno, Nevada, operates as the holding company for Nevada Power Company and Sierra Pacific Power Company which engage in the distribution, transmission, generation and sale of electric energy.

Patterson-UTI Energy, Inc., headquartered in Snyder, Texas, is the largest provider of domestic land-based drilling services to major independent oil and natural gas companies in North America, and is also engaged in pressure pumping, exploration and drilling.

The Pep Boys-Manny, Moe & Jack, headquartered in Philadelphia,
Pennsylvania, retails automotive parts and accessories; automotive maintenance and service; and installation of parts. The company operates stores in the United States and Puerto Rico.

Pioneer Energy Services Corp., headquartered in San Antonio, Texas, provides contract land drilling services. The company provides services to independent and major oil and gas companies, with a focus in the United States and Latin America.

Piper Jaffray Companies, Inc., headquartered in Minneapolis, Minnesota, is a financial services firm. The company provides investment advice and services to businesses, institutions and individuals. The company's investment banking business focuses on the needs of emerging growth companies in the healthcare, technology, financial, consumer and industrial growth sectors.

Post Holdings, Inc., headquartered in St. Louis, Missouri, engages in the manufacture, marketing, and distribution of branded ready-to-eat cereals in the United States and Canada.

Protective Life Corporation, headquartered in Birmingham, Alabama, through its subsidiaries, engages in the production, distribution, and administration of insurance and investment products in the United States.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is a metals service center company which operates processing and distribution facilities in 27 states, Belgium, France and South Korea.

Rent-A-Center, Inc., headquartered in Plano, Texas, operates franchised and company-owned rent-to-own stores. The company's stores offer home electronics, appliances, furniture and accessories primarily to individuals under flexible rental purchase agreements that allow the customer to obtain ownership at the conclusion of an agreed upon rental period.

Seneca Foods Corp., headquartered in Seneca, New York, produces and distributes processed fruits and vegetables.

SkyWest, Inc., headquartered in St. George, Utah, through its wholly owned subsidiary, SkyWest Airlines Inc., operates regional airlines in the United States.

Spartan Stores, Inc., headquartered in Grand Rapids, Michigan, engages in distributing and retailing groceries in Michigan and Ohio.

StanCorp Financial Group, Inc., headquartered in Portland, Oregon, through its subsidiaries, provides group insurance products and services for life and disability insurance needs of employer groups and the disability insurance needs of individuals in the United States.

Stewart Information Services Corporation, headquartered in Houston, Texas, is principally engaged in the issuance of title insurance on homes and other real property through locations in all 50 states, Washington, D.C. and several foreign countries.

Superior Energy Services, Inc., headquartered in Harvey, Louisiana, through subsidiaries, provides specialized oilfield services and equipment, primarily to oil and gas companies operating offshore in the Gulf of Mexico and throughout the Gulf Coast region.

SYNNEX Corporation, headquartered in Fremont, California, operates as an information technology supply chain services company.

Synovus Financial Corp., headquartered in Columbus, Georgia, is a multi-financial bank holding company for banking affiliates and a bank card data processing company.

Tidewater Inc., headquartered in New Orleans, Louisiana, provides offshore supply vessels and marine support services to the offshore energy exploration, development and production industry. The company tows and anchor-handles mobile drilling rigs and equipment, transports supplies and personnel, and supports pipelaying and other offshore construction activities.

United Fire Group, Inc., headquartered in Cedar Rapids, Iowa, is engaged in the business of writing property and casualty insurance and life insurance in the United States through its subsidiaries.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant with additional operations in agri-products and the distribution of lumber and building products. The company markets its products globally.

URS Corporation, headquartered in San Francisco, California, is an engineering services firm that provides a broad range of planning, design and program and construction management services.

Vishay Intertechnology, Inc., headquartered in Malvern, Pennsylvania, makes and supplies passive electronic components, including resistors, capacitors and inductors, used in a broad range of products containing electronic circuitry. The company offers most of its product types in surface mount device form and in the traditional leaded device form.

W.R. Berkley Corporation, headquartered in Greenwich, Connecticut, is an insurance holding company, providing regional property casualty insurance, reinsurance, specialty lines of insurance, alternative markets services and international insurance.

Webster Financial Corporation, headquartered in Waterbury, Connecticut, delivers financial services to individuals, families and businesses located primarily in Connecticut and delivers equipment financing, mortgage origination and financial advisory services to individuals and companies located primarily in the Northeast and throughout the United States.

Westar Energy, Inc., headquartered in Topeka, Kansas, engages in the generation, transmission, and distribution of electricity in Kansas.


               Target Diversified Dividend Strategy Stocks


Consumer Discretionary
______________________

Carnival Corporation, incorporated in Panama and headquartered in Miami, Florida, owns and operates cruise lines. Cruise vacations are available to destinations in North America, Asia/Pacific, Europe and South
America. The company also owns and operates lodges and hotels through a subsidiary.

Gannett Co., Inc., headquartered in McLean, Virginia, is a diversified news and information company that publishes newspapers, operates broadcasting stations and is engaged in marketing, commercial printing, a newswire service, data services and news programming.

Meredith Corporation, headquartered in Des Moines, Iowa, a media and marketing company, engages in magazine and book publishing, television broadcasting, integrated marketing, and interactive media business in the United States.

Staples, Inc., headquartered in Framingham, Massachusetts, operates high-volume office superstores and smaller stores throughout the United States, Canada, Germany and the United Kingdom which provide office supplies, business machines, computers and related products, office furniture and other business-related products.

Consumer Staples
________________

Archer-Daniels-Midland Company, headquartered in Decatur, Illinois, is engaged in the business of procuring, transporting, storing, processing, and merchandising agricultural commodities and products, including oil seeds, corn, and wheat.

Molson Coors Brewing Company, headquartered in Denver, Colorado, produces beers that are designed to appeal to a range of consumer tastes, styles and price preferences.

Safeway Inc., headquartered in Pleasanton, California, operates a large chain of food and drug stores in the United States and Canada under the names of "Safeway," "Dominick's," "Vons" and "Carr-Gottstein." The company's stores offer a wide selection of food and general merchandise and feature specialty departments such as bakery, delicatessen, floral and pharmacy. The company also has a network of distribution, manufacturing and food-processing facilities and holds an interest in Casa Ley, S.A. de C.V., an operator of food and general merchandise stores in western Mexico.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant with additional operations in agri-products and the distribution of lumber and building products. The company markets its products globally.

Energy
______

ConocoPhillips, headquartered in Bartlesville, Oklahoma, explores for and produces crude oil and natural gas worldwide, markets refined products and manufactures chemicals. The company's chemicals segment manufactures and markets petrochemicals and plastics on a worldwide basis.

Ensco Plc, headquartered in London, England, together with its subsidiaries, provides offshore contract drilling services to the oil and gas industry.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner that produces high-value light products such as gasoline, diesel fuel and jet fuel.

Occidental Petroleum Corporation, headquartered in Los Angeles,
California, is a multinational organization whose principal business segments are oil and gas exploration, production and marketing and chemicals production and marketing.

Financials
__________

Banco Latinoamericano de Comercio Exterior S.A., headquartered in Panama City, Panama, together with its subsidiaries, provides trade financing to commercial banks, middle-market companies, and corporations primarily in Latin America.

Horace Mann Educators Corporation, headquartered in Springfield,
Illinois, an insurance holding company, markets and underwrites personal lines of property and casualty and life insurance and retirement annuities.

JPMorgan Chase & Co., headquartered in New York, New York, conducts business in two broad spheres of activity: global financial services under the "JPMorgan" name, and commercial retail banking under the "Chase" name.

Wells Fargo & Company, headquartered in San Francisco, California, operates a general banking business in a number of states and operates mortgage banking offices throughout the United States. The company also provides consumer finance services throughout the United States and in Canada, the Caribbean, Central America and Guam; and offers various other financial services.

Health Care
___________

Cardinal Health, Inc., headquartered in Dublin, Ohio, distributes a broad line of pharmaceuticals, surgical and hospital supplies, therapeutic plasma and other specialty pharmaceutical products, health and beauty care products and other items typically sold by hospitals, retail drug stores and other healthcare providers. The company also makes, leases and sells point-of-use pharmacy systems; provides pharmacy management services; and franchises apothecary-style pharmacies.

Owens & Minor, Inc., headquartered in Glen Allen, Virginia, is a distributor of national name brand medical/surgical supplies, serving hospitals, integrated healthcare systems and group purchasing organizations, with distribution centers located throughout the United States.

Quality Systems, Inc., headquartered in Irvine, California, develops and markets healthcare information systems that automate medical and dental practices, networks of practices such as physician hospital organizations and management service organizations, ambulatory care centers, community health centers and medical and dental schools.

Quest Diagnostics Incorporated, headquartered in Teterboro, New Jersey, provides diagnostic testing, information and services to physicians, hospitals, managed care organizations, employers and government agencies. The wide variety of tests performed on human tissue and fluids help doctors and hospitals diagnose, treat and monitor disease. The company also conducts research, specializes in esoteric testing using genetic screening and other advanced technologies, performs clinical studies testing, and manufactures and distributes diagnostic test kits and instruments.

Industrials
___________

Aircastle Ltd., headquartered in Stamford, Connecticut, buys, sells, and leases commercial jet aircraft to airlines all over the world.

L-3 Communications Holdings, Inc., headquartered in New York, New York, is a merchant supplier of secure communication systems and specialized communication products, including secure, high data rate systems, microwave components, avionics and ocean systems, and telemetry and space products.

Northrop Grumman Corporation, headquartered in Los Angeles, California, provides technologically advanced products, services and solutions in defense and commercial electronics, systems integration, information and non-nuclear shipbuilding and systems.

Textainer Group Holdings Limited, headquartered in Hamilton, Bermuda, and its subsidiaries engage in the purchase, management, leasing and resale of a fleet of marine cargo containers worldwide.

Information Technology
______________________

CA Inc., headquartered in Islandia, New York, designs, develops, markets, licenses and supports a wide range of integrated computer software products.

Corning Incorporated, headquartered in Corning, New York, with subsidiaries, manufactures and sells optical fiber, cable, hardware and components for the global telecommunications industry; ceramic emission control substrates used in pollution-control devices; and plastic and glass laboratory products. The company also produces high-performance displays and components for television and other communications-related industries.

Harris Corporation, headquartered in Melbourne, Florida, through its subsidiaries, provides communications products, systems, and services to government and commercial customers. The company operates in four segments: Government Communications Systems; RF Communications;
Microwave Communications; and Broadcast Communications.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. Principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Materials
__________

IAMGOLD Corporation, headquartered in Toronto, Ontario, Canada, is engaged primarily in the exploration for and the development and production of mineral resource properties. The company is also engaged in the creation and acquisition of royalty interests on mineral resource properties.

Newmont Mining Corporation, headquartered in Denver, Colorado, is a holding company and is principally engaged in gold mining with operations in North America, Australia, Indonesia, New Zealand, South America, Turkey and Uzbekistan.

Pan American Silver Corporation, headquartered in Vancouver, British Columbia, Canada, is principally engaged in the exploration for, and the acquisition, development and operation of, silver properties primarily in Peru, Mexico, Bolivia and Argentina, with a secondary focus on the United States and the Americas.

Schnitzer Steel Industries, Inc., headquartered in Portland, Oregon, operates in three industry segments: metal processing and recycling (Metals Recycling Business); mini-mill steel manufacturing (Steel Manufacturing Business); and self-service used auto parts (Auto Parts Business).

Telecommunication Services
__________________________

AT&T Inc., headquartered in Dallas, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

BCE Inc., headquartered in Montreal, Quebec, Canada, with subsidiaries and affiliates, provides telecommunications services in Canada, publishes telephone directories in Canada and internationally, and designs and builds telecommunications networks globally.

Telephone and Data Systems, Inc., headquartered in Chicago, Illinois, is a diversified telecommunications services company with cellular telephone and telephone operations.

Verizon Communications Inc., headquartered in New York, New York, provides wireline voice and data services, wireless services, Internet service and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment and pay phones. The company operates worldwide.

Utilities
_________

Avista Corporation, headquartered in Spokane, Washington, engages in the generation, transmission, and distribution of energy, as well as other energy-related businesses.

Entergy Corporation, headquartered in New Orleans, Louisiana, is a holding company which engages principally in the following businesses: domestic utility, power marketing and trading, global power development, and domestic nuclear operations.

NV Energy Inc., headquartered in Reno, Nevada, operates as the holding company for Nevada Power Company and Sierra Pacific Power Company which engage in the distribution, transmission, generation and sale of electric energy.

Public Service Enterprise Group Incorporated, headquartered in Newark, New Jersey, generates, transmits, distributes and sells electric energy, and produces, transmits, distributes and sells natural or manufactured gas in New Jersey.


             Target Global Dividend Leaders Strategy Stocks

                             Domestic Stocks


Altria Group, Inc., headquartered in Richmond, Virginia, is the parent company of Philip Morris USA and Philip Morris Capital Corporation. The company manufactures, markets and distributes a variety of branded cigarettes and tobacco products. The company also has an interest in a beer brewery company.

AT&T Inc., headquartered in Dallas, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice services, wireless services, and directory publishing and advertising services.

ConocoPhillips, headquartered in Bartlesville, Oklahoma, explores for and produces crude oil and natural gas worldwide, markets refined products and manufactures chemicals. The company's chemicals segment manufactures and markets petrochemicals and plastics on a worldwide basis.

CVR Energy, Inc., headquartered in Sugar Land, Texas, together with its subsidiaries, refines and markets transportation fuels in the United States.

Diamond Offshore Drilling, Inc., headquartered in Houston, Texas, together with its subsidiaries, operates as an offshore oil and gas drilling contractor worldwide.

DineEquity, Inc., headquartered in Glendale, California, is a family restaurant chain that serves a wide variety of breakfast, lunch and dinner selections. The company's restaurants are primarily franchised in the United States, Canada and Japan.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner that produces high-value light products such as gasoline, diesel fuel and jet fuel.

Lexmark International, Inc., headquartered in Lexington, Kentucky, develops, manufactures and supplies printing solutions and products, including laser and inkjet printers and associated supplies for the office and home markets.

Lockheed Martin Corporation, headquartered in Bethesda, Maryland, engages in the research, design, development, manufacture and integration of advanced technology products and services ranging from aircraft, spacecraft and launch vehicles to missiles, electronics, information systems and energy management.

Lorillard, Inc., headquartered in Greensboro, North Carolina, is engaged in the manufacture and marketing of cigarettes. The company sells to distributors and retailers in the United States.

Meredith Corporation, headquartered in Des Moines, Iowa, a media and marketing company, engages in magazine and book publishing, television broadcasting, integrated marketing, and interactive media business in the United States.

PDL BioPharma Inc., headquartered in Fremont, California, develops human and humanized antibodies and other products to treat or prevent a variety of viral, immune-mediated and inflammatory diseases as well as certain cancers and cardiovascular conditions.

Pepco Holdings, Inc., headquartered in Washington, D.C., is a public utility company managing several utility operations. The largest component of the company's business is power delivery, which is conducted through its subsidiaries, Pepco, Delmarva Power & Light Company and Atlantic City Electric Company.

Pitney Bowes Inc., headquartered in Stamford, Connecticut, is a provider of global, integrated mail and document management solutions for organizations of all sizes.

PPL Corporation, headquartered in Allentown, Pennsylvania, is an energy and utility holding company that, through its subsidiaries, generates electricity in power plants in the northeastern and western United States; markets wholesale or retail energy in 42 states and Canada;

delivers electricity to customers in the United States, United Kingdom and Latin America; and provides energy services for businesses in the mid-Atlantic and northeastern United States.

Public Service Enterprise Group Incorporated, headquartered in Newark, New Jersey, generates, transmits, distributes and sells electric energy, and produces, transmits, distributes and sells natural or manufactured gas in New Jersey.

Regal Entertainment Group (Class A), headquartered in Centennial,
Colorado, is a motion picture exhibitor operating a theatre circuit in the United States.

Six Flags Entertainment Corp., headquartered in Grand Prairie, Texas, owns and operates regional theme, water and zoological parks.

UIL Holdings Corporation, headquartered in New Haven, Connecticut, a holding company, is engaged in the production, purchase, transmission, and distribution of electricity for residential, commercial, and industrial customers in southwestern Connecticut.

Werner Enterprises, Inc., headquartered in Omaha, Nebraska, is a transportation company engaged in hauling truckload shipments of general commodities in both interstate and intrastate commerce.


                          International Stocks


AstraZeneca Plc (ADR), headquartered in London, England, is a holding company. Through its subsidiaries, the company researches, develops and makes ethical (prescription) pharmaceuticals and agricultural chemicals; and provides disease-specific healthcare services. Pharmaceutical products are focused on three areas: oncology, primary care and specialist/hospital care.

BCE Inc., headquartered in Montreal, Quebec, Canada, with subsidiaries and affiliates, provides telecommunications services in Canada, publishes telephone directories in Canada and internationally, and designs and builds telecommunications networks globally.

Companhia Energetica de Minas Gerais-CEMIG (ADR), headquartered in Belo Horizonte, Brazil, an integrated energy company, engages in the generation, transmission, and distribution of electricity in Minas Gerais, Brazil.

Companhia Paranaense de Energia-Copel (ADR), headquartered in Curitiba, Brazil, through its subsidiaries, engages in the generation, transmission, and distribution of electricity in the state of Parana, Brazil.

CTC Media, Inc., headquartered in Moscow, Russia, operates television networks that offer entertainment programming in Russia.

Daimler AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells passenger cars and commercial trucks under the brand names "Mercedes-Benz" and "Daimler." The company also provides related financial services for its automotive and commercial operations.

Giant Interactive Group, Inc. (ADR), headquartered in Shanghai, China, develops and operates online games in China.

LUKOIL (ADR), headquartered in Moscow, Russia, is Russia's premier integrated oil company, producing, refining and selling oil and oil products. The company accounts for approximately 19% of Russia's crude oil production.

LyondellBasell Industries NV, headquartered in Rotterdam, the
Netherlands, together with its subsidiaries, primarily manufactures and sells chemicals and polymers worldwide.

Sasol (ADR), headquartered in Johannesburg, South Africa, through its subsidiaries, operates as an integrated oil and gas company. The company engages in exploring for and producing crude oil offshore of Gabon; refining crude oil into liquid fuels in South Africa; and the retail of liquid fuels and lubricants through a network of retail service centers. The company also operates coal mines.

Seaspan Corp., headquartered in Hong Kong, China, owns and operates vessels that are engaged in deep-sea container transportation business in Hong Kong.

Ship Finance International Ltd., headquartered in Hamilton, Bermuda, engages primarily in the ownership and operation of oil tankers. The company is also involved in the charter, purchase, and sale of vessels.

SK Telecom Co., Ltd. (ADR), headquartered in Seoul, South Korea, provides wireless telecommunications services, including cellular and paging services, in Korea.

SouFun Holdings Ltd. (ADR), headquartered in Beijing, China, operates a real estate Internet portal in the People's Republic of China.

StatoilHydro ASA (ADR), headquartered in Stavanger, Norway, is engaged primarily in the exploration, development and production of oil and natural gas from the Norwegian Continental Shelf.

STMicroelectronics N.V., headquartered in Geneva, Switzerland, designs, develops, makes and markets a broad range of semiconductor integrated circuits and discrete devices used in a variety of microelectronic applications, including telecommunications and computer systems, consumer products, automotive products and industrial automation and control systems.

Telecom Argentina S.A. (ADR), headquartered in Buenos Aires, Argentina, through its subsidiaries, provides fixed-line public telecommunications services, international long-distance service, data transmission, Internet services and directory publishing services in Argentina.

Telefonica Brasil, S.A. (ADR), headquartered in Sao Paulo, Brazil, provides fixed-line telecommunications services in the state of Sao Paulo under a concession agreement granted by the federal government of Brazil.

Textainer Group Holdings Limited, headquartered in Hamilton, Bermuda, and its subsidiaries engage in the purchase, management, leasing and resale of a fleet of marine cargo containers worldwide.

Tronox Ltd. (Class A), headquartered in Stamford, Connecticut, is a global chemical company involved in the titanium products industry.


                                  REITs


American Capital Mortgage Investment Corporation, headquartered in Bethesda, Maryland, invests in a leveraged portfolio of agency mortgage investments, non-agency mortgage investments, and other mortgage-related investments.

CommonWealth REIT, headquartered in Newton, Massachusetts, is a real estate investment trust that owns and leases commercial office buildings and senior housing properties throughout the United States.

Corrections Corporation of America, headquartered in Nashville,
Tennessee, specializes in owning, operating and managing prisons and other correctional facilities, and providing inmate residential and prisoner transportation services for governmental agencies.

EPR Properties, headquartered in Kansas City, Missouri, is a self-managed real estate investment trust engaged in acquiring and developing entertainment properties including megaplex theatres and entertainment-themed retail centers.

Franklin Street Properties Corp., headquartered in Wakefield,
Massachusetts, is a real estate investment trust that provides real estate and investment banking/investment services in the United States.

The Geo Group Inc., headquartered in Boca Raton, Florida, provides private services in the management of correctional, detention, and mental health facilities located primarily in the United States, but also in Australia, Canada, New Zealand and South Africa. The company's facilities include maximum, medium, and minimum security prisons; immigration and minimum security detention centers; and mental health facilities.

Hospitality Properties Trust, headquartered in Newton, Massachusetts, is a self-managed real estate investment trust formed to buy, own and lease hotels to unaffiliated hotel operators.

Invesco Mortgage Capital Inc., headquartered in Atlanta, Georgia, operates as a mortgage real estate investment trust.

Lexington Realty Trust, headquartered in New York, New York, is a self-managed real estate investment trust that acquires, owns and manages a geographically diverse portfolio of net leased office, industrial and retail properties.

LTC Properties, Inc., headquartered in Malibu, California, is a self-managed real estate investment trust that primarily invests in long-term care and other healthcare-related properties through mortgage loans, property lease transactions and other investments.

Medical Properties Trust Inc., headquartered in Birmingham, Alabama, is a real estate investment trust that acquires and develops healthcare facilities and leases the facilities to healthcare operating companies.

MFA Financial, Inc., headquartered in New York, New York, is a self-managed real estate investment trust which is primarily engaged in the business of investing in high-grade adjustable-rate mortgage-backed securities.

National Health Investors, Inc., headquartered in Murfreesboro,
Tennessee, is a real estate investment trust that invests in income-producing healthcare properties primarily in the long-term care industry.

Newcastle Investment Corp., headquartered in New York, New York, operates as a real estate investment and finance company that invests in and manages a portfolio consisting primarily of real estate securities.

OMEGA Healthcare Investors, Inc., headquartered in Timonium, Maryland, operates as a real estate investment trust that invests in income-producing healthcare facilities, principally long-term care facilities.

PennyMac Mortgage Investment Trust, headquartered in Moorpark,
California, is a real estate investment trust that primarily invests in residential mortgage loans and mortgage-related assets.

Redwood Trust, Inc., headquartered in Mill Valley, California, is a self-managed real estate investment trust specializing in owning, financing and credit-enhancing high-quality jumbo residential mortgage loans nationwide.

Select Income REIT, headquartered in Newton, Massachusetts, is a real estate company which invests primarily in net leased, single tenant properties.

Starwood Property Trust Inc., headquartered in Greenwich, Connecticut, a real estate investment trust, primarily focuses on originating, investing in, financing, and managing commercial mortgage loans, commercial mortgage-backed securities, commercial real estate debt investments, and other commercial real estate-related debt investments.

Two Harbors Investment Corp., headquartered in Minnetonka, Minnesota, operates as a real estate investment trust that focuses on investing in, financing, and managing residential mortgage-backed securities and related investments.


                      Target Growth Strategy Stocks


Allergan, Inc., headquartered in Irvine, California, engages in the development and commercialization of pharmaceutical products for the ophthalmic, neurological, dermatological, and other markets. The company engages in pharmaceutical research, targeting products and technologies related to disease areas, such as glaucoma, retinal disease, dry eye, psoriasis, acne, and movement disorders.

CBRE Group Inc., headquartered in Los Angeles, California, offers commercial real estate services worldwide. The company provides various advisory services, such as strategic advice and execution to owners, investors, and occupiers of real estate; origination and servicing of commercial mortgage loans; and valuation services that include market value appraisals, litigation support, discounted cash flow analyses, and feasibility and fairness opinions.

Celgene Corporation, headquartered in Warren, New Jersey, is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapies designed to treat cancer and immunological diseases through regulation of cellular, genomic and proteomic targets.

Chicago Bridge & Iron Company N.V., headquartered in The Hague, the Netherlands, operates as an engineering, procurement, and construction company. The company's projects include hydrocarbon processing plants, liquefied natural gas terminals and peak shaving plants, offshore structures, pipelines, bulk liquid terminals, water storage and treatment facilities, and other steel structures and associated systems.

Continental Resources, Inc., headquartered in Enid, Oklahoma, operates as a crude-oil concentrated, independent oil and natural gas exploration and production company.

Core Laboratories N.V., headquartered in Amsterdam, the Netherlands, provides reservoir description, production enhancement and reservoir management services. The company's customers include major, national, and independent oil and gas producers. The company also manufactures and sells petroleum reservoir rock and fluid analysis instrumentation and other integrated systems.

D.R. Horton, Inc., headquartered in Arlington, Texas, is one of the most geographically diversified homebuilders in the United States, with operating divisions in 23 states. The company positions itself between large-volume and local custom homebuilders and sells its single-family homes to the entry-level and move-up market segments.

Green Mountain Coffee Roasters, Inc., headquartered in Waterbury,
Vermont, engages in the roasting, distribution, and sale of coffee products primarily in the Northeastern United States.

Harley-Davidson, Inc., headquartered in Milwaukee, Wisconsin, designs, manufactures and sells heavyweight touring and custom motorcycles and related products and accessories internationally. The company also provides financing and insurance services for its products.

Helmerich & Payne, Inc., headquartered in Tulsa, Oklahoma, provides contract drilling of oil and gas wells in the Gulf of Mexico and South America. The company operates land rigs and platform rigs.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner that produces high-value light products such as gasoline, diesel fuel and jet fuel.

Honeywell International Inc., headquartered in Morristown, New Jersey, makes products for the textiles, construction, plastics, electronics, automotive, chemicals, housing, telecommunications, utilities, packaging, military and commercial aviation industries, and for the space program.

J.B. Hunt Transport Services, Inc., headquartered in Lowell, Arkansas, provides a variety of motor transport and logistics services throughout the United States, Canada and Mexico. The company transports a variety of products, including automotive parts, department store merchandise, food and beverages, paper and wood products, plastics and chemicals.

Leucadia National Corporation, headquartered in New York, New York, through its subsidiaries, engages in telecommunications, healthcare services, manufacturing, banking and lending, real estate, and winery businesses.

Magna International Inc. (Class A), headquartered in Aurora, Ontario, Canada, is a global supplier of technologically advanced automotive components, systems and complete modules.

Marathon Petroleum Corporation, headquartered in Findlay, Ohio, together with its subsidiaries, engages in refining, transporting, and marketing of petroleum products in the United States and internationally.

MasterCard, Inc., headquartered in Purchase, New York, with its subsidiaries, develops and markets payment solutions, processes payment transactions and provides consulting services to customers and merchants worldwide.

McKesson Corporation, headquartered in San Francisco, California, is a healthcare services company providing supply management, software solutions and comprehensive services to the healthcare industry.

Mettler-Toledo International Inc., headquartered in Greifensee,
Switzerland, supplies precision instruments and services worldwide. The company offers various laboratory and industrial instruments, and retail weighing instruments for use in laboratory, industrial, and food retailing applications.

Motorola Solutions Inc., headquartered in Schaumburg, Illinois, designs, makes and sells, mainly under the "Motorola" brand name, two-way land mobile communication systems, paging and wireless data systems, personal communications equipment and systems, semiconductors, and electronic equipment for military and aerospace use.

Newell Rubbermaid Inc., headquartered in Atlanta, Georgia, is a global manufacturer and full-service marketer of name-brand consumer products serving volume purchasers, including discount stores and warehouse clubs, home centers and hardware stores, and office superstores and contract stationers.

O'Reilly Automotive, Inc., headquartered in Springfield, Missouri, is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, selling its products to both do-it-yourself customers and professional installers. The company's retail stores are located in Missouri, Arkansas, Illinois, Iowa, Kansas, Louisiana, Nebraska, Oklahoma and Texas.

Regeneron Pharmaceuticals, Inc., headquartered in Tarrytown, New York, is a biopharmaceutical company that discovers, develops, and commercializes medicines for the treatment of serious medical conditions in the United States.

Seagate Technology, headquartered in Dublin, Ireland, is engaged in the design, manufacture and marketing of rigid disc drives, used as the primary medium for storing electronic information in systems ranging from desktop computers and consumer electronics to data centers.

The Sherwin-Williams Company, headquartered in Cleveland, Ohio, is engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers primarily in North and South America.

Symantec Corporation, headquartered in Cupertino, California, develops utility software for business and personal computing. The company's products are organized into three business units: remote productivity solutions; security and assistance; and Internet tools, royalties and other.

Tesoro Corporation, headquartered in San Antonio, Texas, and its subsidiaries engage in refining and marketing petroleum products in the United States.

Textron, Inc., headquartered in Providence, Rhode Island, is engaged in the manufacture of helicopters and spare parts, light and mid-size business jets, turboprop and piston aircraft, automotive interior engine components and industrial tools.

Western Digital Corporation, headquartered in Lake Forest, California, designs, develops, manufactures and markets a range of hard drives for the desktop PC market, the high-end hard drive market and for the emerging market for hard drives specifically designed for audio-visual applications.

Yahoo! Inc., headquartered in Sunnyvale, California, is a global
Internet media company that offers a family of branded on-line media properties, including "YAHOO!" The company's Web site enables users to locate and access information and services through hypertext links from a hierarchical, subject-based directory of Web sites.


                    Target Small-Cap Strategy Stocks


8x8, Inc., headquartered in Sunnyvale, California, develops and markets telecommunications services for Internet protocol (IP), telephony, and video applications.

Abaxis, Inc., headquartered in Union City, California, develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.Their products are sold in the United States, Europe and Japan.

Advanced Energy Industries, Inc., headquartered in Fort Collins, Colorado, develops and manufactures components and subsystems for vacuum process systems. The company's systems are used by semiconductor and flat panel display manufacturers and other industrial manufacturing equipment that utilize gaseous plasmas to deposit or etch thin film layers on materials such as silicon and glass.

American States Water Company, headquartered in San Dimas, California, through its principal subsidiary, Southern California Water Company, engages in the purchase, production, distribution, and sale of water.

American Vanguard Corporation, headquartered in Newport Beach,
California, through its subsidiaries, engages in the manufacture, development, and marketing of specialty chemical products for agricultural and commercial uses in the United States and internationally.

Badger Meter, Inc., headquartered in Milwaukee, Wisconsin, engages in the manufacture and marketing of products using flow measurement and control technologies developed both internally and with other technology companies.

Balchem Corporation, headquartered in New Hampton, New York, provides specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical, and medical sterilization industries in the United States and internationally.

Brown Shoe Company, Inc., headquartered in St. Louis, Missouri, operates retail shoe stores in the United States and Canada. The company's stores sell footwear for men, women and children. The company's stores include "Famous Footwear," "Factory Brand Shoes," "Warehouse Shoes," "Supermarket of Shoes," "Naturalizer" and "F.X. LaSalle." The company's licensed brand names include "Dr. Scholls," "Disney" and "Star Wars."

Clearwater Paper Corporation, headquartered in Spokane, Washington, manufactures and sells pulp-based products in the United States.

Cynosure Inc., headquartered in Westford, Massachusetts, engages in the development, manufacture, and marketing of aesthetic treatment systems that are used by physicians and other practitioners to perform noninvasive procedures.

Dorman Products, Inc., headquartered in Colmar, Pennsylvania, supplies original equipment dealer automotive replacement parts, and fasteners and service line products primarily for the automotive aftermarket.

DXP Enterprises, Inc., headquartered in Houston, Texas, distributes maintenance, repair, and operating products, equipment and service to industrial customers in the United States.

Electronics for Imaging, Inc., headquartered in Foster City, California, designs and markets hardware and software products that support color and black-and-white printing on a various peripheral devices.

EPL Oil & Gas, Inc., headquartered in New Orleans, Louisiana, operates as an independent oil and natural gas exploration and production company in the United States. The company has interests in producing oil and natural gas assets in the U.S. Gulf of Mexico shelf focusing on state and federal waters of offshore Louisiana.

Forestar Group Inc., headquartered in Austin, Texas, is a real estate investment and development company operating diverse real estate projects and investments which range from master-planned communities to commercial developments.

Glatfelter, headquartered in York, Pennsylvania, and its subsidiaries manufacture specialty papers and engineered products. The company's products include papers for tea bags and coffee filters, trade book publishing, specialized envelopes, playing cards, pressure-sensitive postage stamps, metallized labels for beer bottles, and digital imaging applications.

Hanger Inc., headquartered in Bethesda, Maryland, owns and operates orthotic and prosthetic patient care centers in the United States.

Innospec, Inc., headquartered in Cheshire, England, engages in the manufacture, distribution, and marketing of fuel additives and specialty chemicals to oil refineries, and other chemical and industrial companies worldwide.

Interface, Inc., headquartered in Atlanta, Georgia, designs, manufactures, installs and services products for commercial and institutional interiors. Products include modular carpet and panel fabrics and upholstery, as well as carpet replacement/installation and maintenance services. The company markets its products worldwide.

Lithia Motors, Inc., headquartered in Medford, Oregon, is an operator of automotive franchises and a retailer of new and used vehicles and services.

Magnachip Semiconductor Corp. (Depositary Shares), headquartered in New York, New York, designs, develops, and manufactures mixed-signal and digital multimedia semiconductors.

Manhattan Associates, Inc., headquartered in Atlanta, Georgia, develops, sells, deploys, services, and maintains supply chain software solutions for the planning and execution of supply chain activities. It offers Manhattan SCOPE and Manhattan SCALE, which are platform-based supply chain software solutions.

Movado Group, Inc., headquartered in Paramus, New Jersey, designs, manufactures and distributes watches, with brands sold in almost every price category comprising the watch industry.

National Financial Partners Corporation, headquartered in Korea,
Republic of (South), is an independent distributor of financial services products to small to medium-sized companies and high-net worth individuals.

NIC Inc., headquartered in Olathe, Kansas, provides eGovernment services that enable governments to use the Internet to provide various services to businesses and citizens in the United States.

On Assignment, Inc., headquartered in Calabasas, California, provides temporary and permanent placement of scientific personnel to laboratories and other institutions; and provides temporary and permanent placement of credit, collection and medical billing professionals to the financial services and healthcare industries.

OpenTable, Inc., headquartered in San Francisco, California, together with its subsidiaries, provides restaurant reservation solutions in the United States, Canada, Mexico, Europe and Asia. It offers solutions that form an online network connecting reservation-taking restaurants and people who dine at those restaurants.

Papa John's International, Inc., headquartered in Louisville, Kentucky, engages in the operation and franchise of pizza delivery and carryout restaurants under the trademark "Papa John's" in the United States and internationally.

PHH Corporation, headquartered in Mount Laurel, New Jersey, provides fleet management and leasing services worldwide including maintenance and accident programs for company cars and truck fleet management programs.

Prestige Brands Holdings Inc., headquartered in Irvington, New York, together with its subsidiaries, engages in the marketing, sale, and distribution of over-the-counter healthcare, household cleaning, and personal care products primarily in the United States and Canada.

Proto Labs, Inc., headquartered in Maple Plain, Minnesota, is engaged in the manufacture of custom parts for prototyping and short-run production. The company uses computer numerical control, injection molding and machining to produce custom parts.

Quad Graphics, Inc., headquartered in Sussex, Wisconsin, is a commercial printing company with image centers and photography studios nationwide and plants across the country.

Rex Energy Corporation, headquartered in State College, Pennsylvania, operates as an independent oil and gas company in the Illinois Basin and the Appalachian Basin.

RTI International Metals, Inc., headquartered in Niles, Ohio, manufactures and distributes titanium and specialty metal products through subsidiaries. The company's products also include extruded shapes and engineered systems and are used for aerospace, industrial and consumer applications.

SkyWest, Inc., headquartered in St. George, Utah, through its wholly owned subsidiary, SkyWest Airlines Inc., operates regional airlines in the United States.

Stage Stores, Inc., headquartered in Houston, Texas, operates as a specialty department store retailer in the United States.

Standard Motor Products, Inc., headquartered in Long Island City, New York, manufactures replacement parts and automotive related items for the automotive industry. The company's products include ignition and electrical parts, emission and engine controls, sensors, battery cables, clutches, blower motors, condensers, and hoses, among others. The company sells its products primarily throughout the United States and Canada.

Stepan Company, headquartered in Northfield, Illinois, engages in the production and sale of specialty and intermediate chemicals.

Trex Company, Inc., headquartered in Winchester, Virginia, manufactures non-wood alternative products for decks under the "Trex" brand name. The company's products are manufactured from waste wood fibers and reclaimed polyethylene and used primarily in residential and commercial decking.

Western Alliance Bancorporation, headquartered in Phoenix, Arizona, a multi-bank holding company, provides banking and other financial services to businesses, professional firms, real estate developers and investors, non-profit organizations, high net worth individuals, and other consumers.


                 Value Line(R) Target 25 Strategy Stocks


AMN Healthcare Services, Inc., headquartered in San Diego, California, focuses on the travel segment of the temporary healthcare staffing industry and provides both nurse and allied health temporary healthcare professionals to hospital and healthcare facility clients.

Axiall Corporation, headquartered in Atlanta, Georgia, is a manufacturer and marketer of two highly integrated product lines, chlorovinyls and aromatic chemicals.

Big 5 Sporting Goods Corp., headquartered in El Segundo, California, together with its subsidiaries, engages in the retail of sporting goods in the western United States.

Brunswick Corporation, headquartered in Lake Forest, Illinois, makes and sells products for the bowling, fishing, biking and camping industries. The company also operates bowling recreation centers.

Carriage Services, Inc., headquartered in Houston, Texas, provides death care services and merchandise in the United States.

Celgene Corporation, headquartered in Warren, New Jersey, is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapies designed to treat cancer and immunological diseases through regulation of cellular, genomic and proteomic targets.

Computer Sciences Corporation, headquartered in El Segundo, California, is a major provider of information technology services to commercial and government markets. The company specializes in management consulting; information systems consulting and integration; and outsourcing.

Conn's, Inc., headquartered in Beaumont, Texas, operates as a specialty retailer of home appliances and consumer electronics in the United States.

D.R. Horton, Inc., headquartered in Arlington, Texas, is one of the most geographically diversified homebuilders in the United States, with operating divisions in 23 states. The company positions itself between large-volume and local custom homebuilders and sells its single-family homes to the entry-level and move-up market segments.

Electronics for Imaging, Inc., headquartered in Foster City, California, designs and markets hardware and software products that support color and black-and-white printing on a various peripheral devices.

Flowers Foods, Inc., headquartered in Thomasville, Georgia, is one of the largest producers and marketers of a full line of frozen and non-frozen bakery and dessert products in the United States.

Flowserve Corporation, headquartered in Irving, Texas, designs, manufactures, distributes and services industrial flow management equipment. The company's products include pumps, valves and mechanical seals for the chemical processing, petroleum, power generation and water treatment industries worldwide.

Haverty Furniture Companies, Inc., headquartered in Atlanta, Georgia, engages in the retailing of residential furniture and accessories in the middle to upper-middle price ranges in the United States.

Hertz Global Holdings, Inc., headquartered in Park Ridge, New Jersey, through its subsidiaries, engages in the car and equipment rental businesses worldwide.

Krispy Kreme Doughnuts Inc., headquartered in Winston-Salem, North Carolina, operates as a branded retailer and wholesaler of doughnuts and packaged sweets.

The Manitowoc Company, Inc., headquartered in Manitowoc, Wisconsin, designs and manufactures commercial ice machines and refrigeration products, cranes and related products, and provides ship-repair and construction services for the maritime industry.

Mohawk Industries, Inc., headquartered in Calhoun, Georgia, designs and manufactures woven and tufted broadloom carpet and rugs principally for residential applications.

The Nautilus Group, Inc., headquartered in Vancouver, Washington, is a marketer, developer and manufacturer of branded health and fitness products sold under such names as "Nautilus," "Bowflex," "Schwinn" and "StairMaster."

Standard Pacific Corp., headquartered in Irvine, California, is a geographically diversified builder of single-family homes throughout the metropolitan markets of California, Arizona and Texas.

Steelcase Inc., headquartered in Grand Rapids, Michigan, is the world's largest manufacturer and provider of office furniture, office furniture systems and related products and services.

Tredegar Corporation, headquartered in Richmond, Virginia, through its subsidiaries, engages in the manufacture and marketing of plastic films and aluminum extrusions in the United States and Canada.

Tupperware Brands Corporation, headquartered in Orlando, Florida, engages in the manufacture and sale of Tupperware products and BeautiControl cosmetics and personal care products.

Valero Energy Corporation, headquartered in San Antonio, Texas, is engaged in the production, transportation and marketing of environmentally clean fuels and products.

Whirlpool Corporation, headquartered in Benton Harbor, Michigan, manufactures and markets major home appliances and related products for commercial and home use worldwide under such brand names as "Whirlpool," "KitchenAid," "Speed Queen" and "Acros."

Winnebago Industries, Inc., headquartered in Forest City, Iowa, is a manufacturer of motor homes, self-contained recreation vehicles used in leisure travel and outdoor recreation activities.


We have obtained the foregoing company descriptions from third-party sources we deem reliable.

                       CONTENTS OF REGISTRATION STATEMENT

A.    Bonding Arrangements of Depositor:

      First Trust Portfolios L.P. is covered by a Brokers' Fidelity Bond, in the total amount of $2,000,000, the insurer being National Union Fire Insurance Company of Pittsburgh.

B. This Registration Statement on Form S-6 comprises the following papers and documents:

         The facing sheet

         The Prospectus

         The signatures

         Exhibits


                                      S-1


                                   SIGNATURES

    The Registrant, FT 4070, hereby identifies The First Trust Special Situations Trust, Series 4; The First Trust Special Situations Trust, Series 18; The First Trust Special Situations Trust, Series 69; The First Trust Special Situations Trust, Series 108; The First Trust Special Situations Trust, Series 119; The First Trust Special Situations Trust, Series 190; FT 286; The First Trust Combined Series 272; FT 412; and FT 438; FT 556; FT 754; FT 1102; FT 1179; FT 1180; FT 1221; FT 1222; FT 1318; FT 1392; FT 1393; FT 1422 and FT 1423; FT
1524; FT 1525; FT 1573; FT 1590; FT 1635; FT 1638; FT 1639; FT 1693; FT 1711; FT
1712; FT 1770; FT 1809; FT 1829; FT 1859; FT 1863; FT 1888; FT 1894; FT 1911; FT
1937; FT 1977; FT 1991; FT 1994; FT 2038; FT 2051; FT 2057; FT 2079; FT 2092; FT
2106; FT 2107; FT 2126; FT 2159; FT 2165; FT 2170; FT 2181; FT 2220; FT 2253; FT
2261; FT 2311; FT 2326; FT 2356; FT 2364; FT 2386; FT 2408; FT 2427; FT 2462; FT
2482; FT 2488; FT 2489; FT 2517; FT 2530; FT 2548; FT 2611; FT 2617, FT 2618; FT
2659; FT 2668; FT 2681; FT 2709; FT 2746; FT 2747; FT 2752; FT 2753; FT 2772; FT
2824; FT 2866; FT 2871; FT 2878, FT 2879; FT 2884; FT 2893; FT 2935; FT 2939; FT
3007; FT 3008; FT 3016; FT 3017; FT 3022; FT 3024; FT 3025; FT 3032; FT 3109; FT
3128; FT 3161; FT 3166; FT 3167; FT 3183; FT 3196; FT 3260; FT 3266; FT 3302; FT
3306; FT 3310; FT 3311; FT 3320; FT 3335; FT 3336; FT 3367; FT 3370; FT 3397; FT
3398; FT 3400; FT 3412; FT 3419; FT 3428; FT 3430; FT 3438; FT 3449; FT 3451; FT
3452; FT 3453; FT 3472; FT 3480; FT 3514; FT 3520; FT 3521; FT 3527; FT 3529; FT
3530; FT 3548; FT 3568; FT 3569; FT 3570; FT 3572; FT 3588; FT 3590; FT 3607; FT
3615; FT 3616; FT 3617; FT 3645; FT 3646; FT 3647; FT 3650; FT 3672; FT 3689; FT
3690; FT 3691; FT 3701; FT 3706; FT 3729; FT 3740; FT 3743; FT 3745; FT 3746; FT
3768; FT 3780; FT 3783; FT 3784; FT 3845; FT 3889; FT 3897; FT 3906; FT 3907; FT
3925; FT 3937; FT 3940; FT 3941; FT 3999; FT 4017; FT 4020; FT 4028; FT 4037; FT
4041; FT 4045; FT 4055; FT 4085; FT 4091; FT 4098; FT 4099 and FT 4103 for
purposes of the representations required by Rule 487 and represents the following:

    (1) that the portfolio securities deposited in the series as to the securities of which this Registration Statement is being filed do not differ materially in type or quality from those deposited in such previous series;

    (2) that, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential financial information for, the series with respect to the securities of which this Registration Statement is being filed, this Registration Statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

    (3) that it has complied with Rule 460 under the Securities Act of 1933.

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, FT 4070, has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheaton and State of Illinois on March 28, 2013.

                                    FT 4070

                                       By:      FIRST TRUST PORTFOLIOS L.P.
                                                Depositor

                                       By:      Elizabeth H. Bull
                                                Senior Vice President


                                      S-2


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following person in the capacity and on the date indicated:



     Name                        Title*                          Date

James A. Bowen     Director of The Charger Corporation, ) March 28, 2013
                   the General Partner of First Trust   )
                   Portfolios L.P.                      )
                                                        ) Elizabeth H. Bull
                                                        ) Attorney-in-Fact**


   * The title of the person named herein represents his capacity in and relationship to First Trust Portfolios L.P., Depositor.

   ** An executed copy of the related power of attorney was filed with the Securities and Exchange Commission in connection with Amendment No. 2 to Form S-6 of FT 2669 (File No. 333-169625) and the same is hereby incorporated herein by this reference.


                                      S-3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the use in this Amendment No. 2 to Registration Statement No. 333-186429 on Form S-6 of our report dated March 28, 2013, relating to the financial statements of FT 4070, comprising Dow(R) Target 5 2Q '13 - Term 7/9/14 (The Dow(R) Target 5 Portfolio, 2nd Quarter 2013 Series); Dow Target Dvd. 2Q '13
- Term 7/9/14 (The Dow(R) Target Dividend Portfolio, 2nd Quarter 2013 Series); Global Target 15 2Q '13 - Term 7/9/14 (Global Target 15 Portfolio, 2nd Quarter 2013 Series); Nasdaq(R) Target 15 2Q '13 - Term 7/9/14 (Nasdaq(R) Target 15 Portfolio, 2nd Quarter 2013 Series); NYSE(R) Intl. Target 25 2Q '13 - Term 7/9/14 (NYSE(R) International Target 25 Portfolio, 2nd Quarter 2013 Series); S&P Target 24 2Q '13 - Term 7/9/14 (S&P Target 24 Portfolio, 2nd Quarter 2013 Series); S&P Target SMid 60 2Q '13 - Term 7/9/14 (S&P Target SMid 60 Portfolio, 2nd Quarter 2013 Series); Target Divsd. Dvd. 2Q '13 - Term 7/9/14 (Target
Diversified Dividend Portfolio, 2nd Quarter 2013 Series); Target Dvd. Multi-Strat. 2Q '13 - Term 7/9/14 (Target Dividend Multi-Strategy Portfolio, 2nd Quarter 2013 Series); Target Dbl. Play 2Q '13 - Term 7/9/14 (Target Double Play Portfolio, 2nd Quarter 2013 Series); Target Focus 4 2Q '13 - Term 7/9/14 (Target Focus Four Portfolio, 2nd Quarter 2013 Series); Target Focus 5 2Q '13 - Term 7/9/14 (Target Focus Five Portfolio, 2nd Quarter 2013 Series); Target Global Dvd. Leaders 2Q '13 - Term 7/9/14 (Target Global Dividend Leaders, 2nd Quarter 2013 Series); Target Growth 2Q '13 - Term 7/9/14 (Target Growth Portfolio, 2nd Quarter 2013 Series); Target Triad 2Q '13 - Term 7/9/14 (Target Triad Portfolio, 2nd Quarter 2013 Series); Target VIP 2Q '13 - Term 7/9/14 (Target VIP Portfolio, 2nd Quarter 2013 Series); and Value Line(R) Target 25 2Q '13 - Term 7/9/14 (Value Line(R) Target 25 Portfolio, 2nd Quarter 2013 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP


Chicago, Illinois
March 28, 2013


                                      S-4


                              CONSENTS OF COUNSEL

    The consents of counsel to the use of their names in the Prospectus included in this Registration Statement will be contained in their respective opinions to be filed as Exhibits 3.1, 3.2, 3.3 and 3.4 of the Registration Statement.

                      CONSENT OF FIRST TRUST ADVISORS L.P.

    The consent of First Trust Advisors L.P. to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 4.1 to the Registration Statement.


                                      S-5


                               EXHIBIT INDEX

1.1 Form of Standard Terms and Conditions of Trust for FT 785 and certain subsequent Series, effective December 9, 2003 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-110799] filed on behalf of FT 785).

1.1.1 Form of Trust Agreement for FT 4070 and certain subsequent series, effective March 28, 2013 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and FTP Services LLC, as FTPS Unit Servicing Agent.

1.2 Copy of Certificate of Limited Partnership of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File
         No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.3 Copy of Amended and Restated Limited Partnership Agreement of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.4 Copy of Articles of Incorporation of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.5 Copy of By-Laws of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 2 to Form S-6 [File No. 333-169625] filed on behalf of FT 2669).

1.6 Underwriter Agreement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42755] filed on behalf of The First Trust Special Situations Trust, Series 19).

2.1 Copy of Certificate of Ownership (included in Exhibit 1.1 filed herewith on page 2 and incorporated herein by reference).

                                      S-6

2.2 Copy of Code of Ethics (incorporated by reference to Amendment No. 1 to form S-6 [File No. 333-156964] filed on behalf of FT 1987).

3.1     Opinion of counsel as to legality of securities being registered.

3.2 Opinion of counsel as to Federal income tax status of securities being registered.

3.3 Opinion of counsel as to New York income tax status of securities being registered.

3.4 Opinion of counsel as to United Kingdom tax status of securities being registered.

4.1     Consent of First Trust Advisors L.P.

6.1 List of Directors and Officers of Depositor and other related information (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

7.1 Power of Attorney executed by the Directors listed on page S-3 of this Registration Statement (incorporated by reference to Amendment No. 2 to Form S-6 [File No. 333-169625] filed on behalf of FT 2669).

                                      S-7